Form 10KSB, Exhibit 13
period 1998-06-30
GREAT PEE DEE BANCORP INC
filed 1998-09-28
CIK 1046587

                          GREAT PEE DEE BANCORP, INC

                              1998 ANNUAL REPORT

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
================================================================================

TABLE OF CONTENTS

                                                    Page No.
                                                    --------
Report to Shareholders............................         1

Selected Financial and Other Data.................         2

Management's Discussion and Analysis..............         3

Independent Auditors' Report......................        14

Consolidated Financial Statements

 Consolidated Statements of Financial Condition...        15

 Consolidated Statements of Operations............        16

 Consolidated Statements of Stockholders' Equity..        17

 Consolidated Statements of Cash Flows............        18

 Notes to Consolidated Financial Statements.......        20

Corporate Information.............................        41


This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of Great Pee Dee Bancorp, Inc. and its wholly-owned subsidiary that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in national, regional and local market conditions, legislative and regulatory conditions, and the interest rate environment.

                            REPORT TO SHAREHOLDERS


Dear Shareholders:

First Federal has come a long way since its beginning as a private institution to a federal charter in 1935, but nothing like the events of the past year. On December 31, 1997, First Federal converted from a federal mutual savings and Loan association to a federal stock savings association and became a wholly-owned subsidiary of Great Pee Dee Bancorp, Inc., a unitary thrift holding company formed in connection with the conversion to stock ownership. We are proud of the fact that our depositors oversubscribed for the 2,182,000 shares of stock issued in the conversion. The added capital received will enable us to better serve our market area as a community financial institution.

Assets of the company grew by $7.9 million during the year to $68.4 million on June 30, 1998, and capital increased by $20.4 million to $31.5 million. The increase in assets and capital was primarily due to the stock offering. Earnings for the year were up $319,000 to $905,000 compared to $586,000 the previous year.

Since the conversion, First Federal has been working to become a full service institution. New computer equipment is being installed that is designed to enable us to deliver full banking services for our customers and also to be fully prepared for the year 2000. Our office is being remodeled and several new employees have been hired to better serve our customers.

We look forward to the future and believe Great Pee Dee Bancorp, Inc. is in position to grow and increase earnings. We plan to build on our experience from the past to lead us into the future. The Board of Directors will continue to study ways to increase the value of your investment. It will consider such issues as regular cash dividends, special dividends, and repurchase of outstanding common stock. On May 22, 1998, the company paid its first quarterly cash dividend and is optimistic that this payment can continue.

On behalf of the Board of Directors, management, and staff, we would like to thank you for your loyalty and confidence by your investment in Great Pee Dee Bancorp, Inc.

Sincerely,



Herbert W. Watts
President and Chief Executive Officer

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL AND OTHER DATA
================================================================================

                                                            At or for the year ended June 30,
                                                              1998         1997         1996
                                                           -----------  -----------  ----------
                                                                  (Dollars in thousands)
Financial condition data:
 Total assets                                                 $68,400      $60,538     $59,694
 Investments (1)                                               10,449        5,770       5,470
 Loans receivable                                              56,768       53,974      53,335
 Deposits                                                      36,663       46,863      47,949
 Stockholders' equity                                          31,475       11,090      10,504
Operating data:
 Interest income                                                4,897        4,558       4,521
 Interest expense                                               2,329        2,595       2,668
                                                              -------      -------     -------
   Net interest income                                          2,568        1,963       1,853
 Provision for loan losses                                         63          143          18
                                                              -------      -------     -------
   Net interest income after provision for
    loan losses                                                 2,505        1,820       1,835
 Noninterest income                                                30           23          42
 Noninterest expense                                            1,047       915 (2)        654
                                                              -------      -------     -------
   Income before income taxes                                   1,488          928       1,223
 Income tax expense                                               583          342         429
                                                              -------      -------     -------
   Net income                                                 $   905      $   586     $   794
                                                              =======      =======     =======

Per Common Share Data:
 Net income, basic (3), (4)                                 $    0.32      $     -     $     -
 Net income, diluted (3), (4)                                    0.32            -           -
 Regular cash dividends (3)                                     0.075            -           -
 Dividend payment ratio                                         23.44%           -           -

Selected Other Data:
 Number of:
   Outstanding loans                                            1,996        1,773       1,776
   Deposit accounts                                             3,770        4,206       4,486
   Full-service offices open                                        1            1           1
   Return on average assets                                      1.41%        0.98%       1.33%
   Return on average equity                                      5.27%        5.47%       7.80%
   Average equity to average assets                             26.73%       17.89%      16.99%
   Interest rate spread                                          2.40%        2.37%       2.24%
   Net yield on average interest-earning assets                  4.08%        3.32%       3.13%
   Average interest-earning assets to average interest-
    bearing liabilities                                        145.45%      121.73%     119.79%
   Ratio of noninterest expense to average total assets          1.63%        1.53%       1.09%
   Nonperforming assets to total assets                          0.48%        0.18%       0.12%
   Loan loss reserves to nonperforming loans at
    period end                                                 110.28%      312.37%     367.39%

(1) Includes interest-bearing deposits, federal funds sold, FHLB stock and investment securities.

(2) Includes a special assessment of $312,000 for the year ended June 30, 1997 which was paid to recapitalize the Savings Association Insurance Fund

(3)  On December 31, 1997, First Federal Savings and Loan Association of
       Cheraw converted from a federally-chartered mutual savings and loan association to a federally-chartered stock savings association and became a wholly-owned subsidiary of Great Pee Dee Bancorp, Inc.

(4) Earnings per share is based on earnings from December 31, 1997 to June 30, 1998 divided by the weighted average number of shares outstanding during that period.

                  GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================

Management's discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of Great Pee Dee Bancorp, Inc. and Subsidiary. It should be read in conjunction with the audited consolidated financial statements and accompanying notes included in this report and the supplemental financial data appearing throughout this discussion and analysis.

                            DESCRIPTION OF BUSINESS

Great Pee Dee Bancorp, Inc. ("Great Pee Dee" or "Parent") was incorporated under the laws of the State of Delaware for the purpose of becoming the bank holding company of First Federal Savings and Loan Association of Cheraw (the "Bank" or "First Federal") in connection with First Federal's conversion from a federally-chartered mutual savings and loan association to a federally-chartered stock savings association (the "Conversion"), pursuant to its Plan of Conversion. Great Pee Dee was organized to acquire all of the common stock of First Federal upon its conversion to stock form. A subscription and community offering (the "Offering") of Great Pee Dee's common stock closed on December 31, 1997, at which time Great Pee Dee acquired all of the outstanding common stock of the Bank and commenced operations.

In accordance with the Plan of Conversion, Great Pee Dee issued common stock with a value of $21.8 million in the Offering and received proceeds of $21.1 million, net of Conversion costs. From the net proceeds, Great Pee Dee paid $10.6 million to First Federal in exchange for the common stock of First Federal issued in the conversion, and retained the balance of the net conversion proceeds. The transaction was recorded as an "as-if" pooling with assets and liabilities recorded at historical cost.

Great Pee Dee has no operations and conducts no business of its own other than owning First Federal, investing its portion of the net proceeds received in the Conversion, and lending funds to the Great Pee Dee Bancorp, Inc. Employee Stock Ownership Plan and Trust (the "ESOP") which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank's primary market area of Chesterfield and Marlboro counties, South Carolina. On June 30, 1998, approximately 99% of the Bank's total loans was composed of real estate loans.

Great Pee Dee's principal sources of income are earnings on capital retained by Great Pee Dee, interest earned from the loan to the ESOP, and dividends paid by the Bank to Great Pee Dee, if any. Revenues of First Federal are derived primarily from interest on loans. First Federal also receives interest income from its investment securities and interest-earning deposit balances and various types of non-interest income. The major expenses of First Federal are interest on deposits and general and administrative expenses such as personnel costs, occupancy, and federal deposit insurance premiums.

Great Pee Dee and its subsidiary are collectively referred to herein as the "Company".

                  GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS (COUNTINUED)
================================================================================

                                  MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk primarily stems from interest rate risk, the potential economic loss due to future changes in interest rates, which is inherent in lending and deposit gathering activities. The Company's objective is to manage the mix of interest-sensitive assets and liabilities to moderate interest rate risk and stabilize the net interest margin while enhancing profitability.

               ASSET/LIABILITY AND INTEREST RATE RISK MANAGEMENT

The Company's asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond the Company's control, such as market interest rates and competition, may also have an impact on the Company's interest income and interest expense.

In the absence of other factors, the yield or return associated with the Company's earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and, conversely, interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and, conversely, interest expense will decrease when interest rates decrease.

INTEREST RATE GAP ANALYSIS. As a part of its interest rate risk management policy, the Company calculates an interest rate "gap." Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "negative" gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a lower decrease in the yield of its assets relative to the cost of its liabilities and its income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "positive gap."

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 1998 was a negative 1.84%. At June 30, 1998, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 4.55% and a negative 4.61%, respectively.

                  GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS (COUNTINUED)
================================================================================

         ASSET/LIABILITY AND INTEREST RATE RISK MANAGEMENT (CONTINUED)

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1998 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts and money market deposit accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Company's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                              Terms to Repricing at June 30, 1998
                                                                   ---------------------------------------------------------
                                                                               More Than    More Than
                                                                     1 Year    1 Year to   3 Years to   More Than
                                                                    or Less     3 Years      5 Years     5 Years     Total
                                                                   ----------  ----------  -----------  ----------  --------
                                                                                    (Dollars in thousands)
INTEREST-EARNING ASSETS:
 Loans receivable:
  Real estate loans:
    Adjustable                                                     $20,663       $     -      $     -     $     -   $20,663
    Fixed                                                              519           472        1,650      33,492    36,133
 Other loans                                                           326             -            -           -       326
 Interest-earning balances in other banks                            5,013             -            -           -     5,013
 Federal funds sold                                                  1,400             -            -           -     1,400
 Investments                                                           200(1)      3,100          241           -     3,541
 FHLB common stock(2)                                                    -             -            -         495       495
                                                                   -------       -------      -------     -------   -------

        Total interest-earning assets                              $28,121       $ 3,572      $ 1,891     $33,987   $67,571
                                                                   =======       =======      =======     =======   =======

INTEREST-BEARING LIABILITIES:
 Savings deposits:
  Regular passbook                                                 $ 2,084       $     -      $     -     $     -   $ 2,084
  Money market passbook                                              5,736             -            -           -     5,736
  Certificate accounts                                              21,347         5,399        1,933         164    28,843
                                                                   -------       -------      -------     -------   -------

   Total interest-bearing liabilities                              $29,167       $ 5,399      $ 1,933     $   164   $36,663
                                                                   =======       =======      =======     =======   =======

INTEREST SENSITIVITY GAP PER PERIOD                                $(1,046)      $(1,827)     $   (42)    $33,823   $30,908

CUMULATIVE INTEREST SENSITIVITY GAP                                $(1,046)      $(2,873)     $(2,915)    $30,908   $30,908

CUMULATIVE GAP AS A PERCENTAGE OF TOTAL INTEREST-EARNING ASSETS     (1.55)%       (4.25)%      (4.31)%      45.74%    45.74%

CUMULATIVE INTEREST-EARNING
  ASSETS AS A PERCENTAGE OF
  INTEREST-BEARING LIABILITIES                                       96.41%        96.69%       92.01%     184.30%   184.30%

(1) Equity security with no stated maturities; readily available and assumed to mature in less than one year.

(2) Nonmarketable equity security; substantially all required to be maintained and assumed to mature in periods greater than 10 years.

                  GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
================================================================================

         ASSET/LIABILITY AND INTEREST RATE RISK MANAGEMENT (CONTINUED)

In addition to the traditional gap analysis, the Company also uses a computer based interest rate risk simulation model. This comprehensive model includes rate sensitivity gap analysis, rate shock net interest margin analysis, and asset/liability term and rate analysis. The Company uses this model to monitor interest rate risk on a quarterly basis and to detect trends that may affect overall interest income. As a result, this analysis more accurately predicts the risk to net interest income over the upcoming twelve month period. The Company has a policy establishing the maximum allowable risk to net interest income caused by changes in interest rates. The modeling results indicate that the Company is within the established parameters of the interest rate risk policy.

                              NET INTEREST INCOME

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended June 30, 1998 and 1997. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

                                                   Year Ended June 30, 1998      Year Ended June 30, 1997
                                                 ----------------------------  ----------------------------
                                                 Average             Average   Average             Average
                                                 Balance   Interest    Rate    Balance   Interest    Rate
                                                 --------  --------  --------  --------  --------  --------
                                                                   (Dollars in thousands)
Interest-earning assets:
 Interest-earning balances                       $ 5,409     $  405     7.49%  $ 2,537     $  146     5.75%
 Investments                                       2,362        181     7.66%    2,367        151     6.38%
 Loans                                            55,232      4,311     7.81%   54,199      4,261     7.86%
                                                 -------     ------            -------     ------
   Total interest-earning assets                  63,003      4,897     7.77%   59,103      4,558     7.71%
Other assets                                       1,257                           780
                                                 -------                       -------
   Total assets                                  $64,260                       $59,883
                                                 =======                       =======
Interest-bearing liabilities:
 Deposits                                        $41,888      2,248     5.37%  $46,568      2,481     5.33%
 Borrowings                                        1,427         81     5.68%    1,985        114     5.74%
                                                 -------     ------            -------     ------

   Total interest-bearing liabilities             43,315      2,329     5.38%   48,553      2,595     5.34%
                                                             ------                        ------

Other liabilities                                  3,766                           618
Stockholders' equity                              17,179                        10,712
                                                 -------                       -------
   Total liabilities and stockholders' equity    $64,260                       $59,883
                                                 =======                       =======
Net interest income and interest rate spread                 $2,568     2.40%              $1,963     2.37%
                                                             ======     ====               ======     ====
Net yield on average interest-earning assets                            4.08%                         3.32%
                                                                        ====                          ====
Ratio of average interest-earning assets to
 average interest-bearing liabilities             145.45%                       121.73%
                                                 =======                       =======

                  GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
================================================================================

                              RATE/VOLUME ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                      Year Ended June 30, 1998 vs. 1997
                                     ------------------------------------
                                          Increase (Decrease) Due To
                                     ------------------------------------
                                        Volume        Rate       Total
                                     ------------  ----------  ----------
                                            (Dollars in thousands)
     Interest income:
      Interest-earning balances            $ 205        $ 54       $ 259
      Investments                              -          30          30
      Loans                                   80         (30)         50
                                           -----        ----       -----
           Total interest income             285          54         339
                                           -----        ----       -----
     Interest expense:
      Deposits                              (251)         18        (233)
      Borrowings                             (32)         (1)        (33)
                                           -----        ----       -----
           Total interest expense           (283)         17        (266)
                                           -----        ----       -----
     Net interest income                   $ 568        $ 37       $ 605
                                           =====        ====       =====

          COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND 1997

Principally as a result of net proceeds of $21.1 million received on December 31, 1997 from the sale of the Company's common stock, consolidated total assets increased by $7.9 million from $60.5 million at June 30, 1997 to $68.4 million at June 30, 1998. Proceeds generated by the stock sale were used principally to fund an increase in interest-bearing deposits, federal funds sold and investment securities held to maturity totaling $4.6 million, and growth in loans receivable of $2.8 million. Customer deposit accounts decreased by $10.2 million from $46.9 million at June 30, 1997 to $36.7 million at June 30, 1998. This decrease resulted primarily from deposit withdrawals by customers who used the funds thus provided to purchase shares of the Company's common stock.

Total stockholders' equity was $31.5 million at June 30, 1998 as compared with $11.1 million at June 30, 1997. The Company and its bank subsidiary substantially exceeded all regulatory capital requirements at June 30, 1998.

                  GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
================================================================================

 COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

NET INCOME. The Company earned consolidated net income of $905,000 during the year ended June 30, 1998 as compared with net income of $586,000 during the prior year, an increase of $319,000. This increase resulted primarily from an increase in net interest income of $605,000, and the absence of the special SAIF deposit insurance assessment of $312,000 which, net of an income tax benefit of $115,000, decreased net income for the year ended June 30, 1997 by approximately $197,000. The increase in net interest income was partially offset by an increase in personnel costs of $171,000, and the Company's contribution of its common stock valued at $200,000 to the charitable foundation formed by the Company in connection with the Conversion (see Note J to the consolidated financial statements).

NET INTEREST INCOME. Net interest income increased to $2,568,000 during the year ended June 30, 1998 as compared with $1,963,000 during the previous year. This increase resulted in part from an increase in average interest-earning assets of $3.9 million, consisting of a $2.9 million increase in the average balance for interest-earning balances, and a $1.0 million increase in the average balance of loans receivable. The increase in average interest-earning assets was attributable to the investment of proceeds from sale of the Company's common stock. Also contributing to the increase in net interest income was a decrease in average customer deposits of $4.7 million due to customer withdrawals used to purchase shares of the Company's common stock.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $63,000 and $143,000 for the years ended June 30, 1998 and 1997, respectively. Management believes that the provision for loan losses and the resulting loan loss allowance at June 30, 1997 will be adequate to absorb losses on existing loans. There was $13,000 in net loan charge-offs during the year ended June 30, 1998 as compared with net charge-offs of $8,000 during the year ended June 30, 1997. Nonaccrual loans aggregated $321,000 at June 30, 1998.

OTHER INCOME. Other income consisting of late fees, mortgage insurance commissions and gains and losses on foreclosed real estate increased from $23,000 during the year ended June 30, 1997 to $30,000 during the current year.

OTHER EXPENSES. Exclusive of the special SAIF assessment and the Company's contribution to the charitable foundation, both of which are explained under the caption "Net Income" (also see Notes I and J to the consolidated financial statements), other expenses increased by $231,000 from $604,000 during the year ended June 30, 1997 to $835,000 during the year ended June 30, 1998. This increase was primarily due to an increase of $171,000 in personnel costs, $104,000 of which resulted from the expense incurred under the Company's new ESOP which was adopted simultaneously with the Conversion, and an increase of $83,000 in other expenses, resulting from costs associated with operating as a public company.

                           PROVISION FOR INCOME TAXES

The provision for income taxes, as a percentage of income before income taxes, was 39.2% and 36.9% for the years ended June 30, 1998 and 1997, respectively.

                  GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
================================================================================

                                 ASSET QUALITY

Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate and other real estate under contract for sale. Loans are placed on non-accrual when management has concerns relating to the ability to collect the loan principal and interest, and generally when such loans are 90 days or more past due. While non-performing assets represent potential losses to the Company, management does not anticipate any aggregate material losses since most loans are believed to be adequately secured. Management believes the allowance for loan losses is sufficient to absorb known risks in the portfolio. No assurance can be given that economic conditions will not adversely affect borrowers and result in increased losses. The following table summarizes non-performing assets by type at the dates indicated. Other than the amounts listed, there were no other loans that (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources or (ii) represent material credits about which management has information that causes them to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                       SCHEDULE OF NON-PERFORMING ASSETS

                                                     At June 30,
                                                     ------------
                                                     1998   1997
                                                     -----  -----
Non-accrual loans                                    $ 321  $  97
Loans past due 90 days or more and still accruing        -      -
Other real estate                                        9     10
Renegotiated troubled debt                               -      -
                                                     -----  -----

          Total non-performing assets                $ 330  $ 107
                                                     =====  =====

                        LIQUIDITY AND CAPITAL RESOURCES

On May 22, 1998, Great Pee Dee Bancorp, Inc. paid a cash dividend of $.075 per share. Although Great Pee Dee Bancorp, Inc. anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

                  GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
================================================================================

                  LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

Maintaining adequate liquidity while managing interest rate risk is the primary goal of Great Pee Dee Bancorp's asset and liability management strategy. Liquidity is the ability to fund the needs of the Bank's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposits and income from operations are the main sources of liquidity. The Bank's primary uses of liquidity are to fund loans and to make investments.

As of June 30, 1998, liquid assets (cash, interest-earning deposits, and marketable investment securities) were approximately $10.5 million, which represents 28.5% of deposits. First Federal is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of United States Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. At June 30, 1998, First Federal's liquidity, as measured for regulatory purposes, was 20.4% or $7.0 million in excess of the minimum OTS requirement.

At June 30, 1998, outstanding mortgage loan commitments were $848,000, and the undisbursed portion of construction loans was $2.2 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

Under federal capital regulations, Great Pee Dee Bancorp, Inc. and First Federal must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on First Federal's financial statements. At June 30, 1998 and 1997, Great Pee Dee Bancorp, Inc. and First Federal exceeded all such requirements.

The Bank is restricted in its ability to pay dividends and to make distributions. A significant source of Great Pee Dee's funds are dividends received from the Bank. In fiscal 1999, the amount of dividends that can be paid by the Bank without prior approval from regulators is approximately $5.6 million. These funds should be adequate to cover Great Pee Dee's needs.

                       ACCOUNTING AND REGULATORY MATTERS

Management is not aware of any known trends, events, uncertainties or current recommendations by regulatory authorities that will have, or that are reasonably likely to have, a material effect on the Company's liquidity, capital resources, or other operations.

                  GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
================================================================================

                    IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                       IMPACT OF NEW ACCOUNTING STANDARDS

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income, as has been historically determined, comprehensive income for the Company would include unrealized holding gains and losses on available-for-sale securities. This Statement will be effective for the Company's fiscal year ending June 30, 1999, and the Company does not intend to early adopt. Had the Company early-adopted this Statement, it would have reported comprehensive income in the same amounts as reported net income for the years ended June 30, 1998 and 1997, respectively.

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public business enterprises report information about operating segments and certain other information in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement will be effective for the Company's fiscal year ending June 30, 1999.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under this standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposure to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change. Management anticipates that this statement will have no effect on its consolidated financial statements.

                  GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
================================================================================

                              YEAR 2000 COMPLIANCE

The "Year 2000" issue confronting the Company and its suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the Year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Company and its operations may be significantly affected by the Year 2000 issue due to its dependence on computer generated financial information. Software, hardware, and equipment both within and outside the Company's direct control and with whom the Company electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated, and the Company could experience a temporary inability to process transactions, prepare statements or engage in similar normal business activities. In addition, under certain circumstances, failure to adequately address the Year 2000 issue could adversely affect the viability of the Company's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 matter could result in a significant adverse impact on products, services and the competitive condition of the Company.

Financial institution regulators have recently increased their focus upon Year 2000 compliance issues, issuing guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council ("FFIEC") has issued several interagency statements on Year 2000 Project Management Awareness. These statements require financial institutions to, among other things, examine the Year 2000 implications of reliance on vendors, data exchange and potential impact on customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan in order to solve the Year 2000 issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to assure resolution of any Year 2000 problems. The federal banking agencies have asserted that Year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory exams, and thus an institution's failure to address appropriately the Year 2000 issue could result in supervisory action, including such enforcement actions as the reduction of the institution's supervisory ratings, the denial of applications for approval of a merger or acquisition, or the imposition of civil money penalties.

In order to address the Year 2000 issue and to minimize its potential adverse impact, management has begun a process to identify areas that will be affected by the Year 2000, assess their potential impact on operations, monitor the progress of third party software vendors in addressing the matter, test changes provided by these vendors, and develop contingency plans for any critical systems which are not effectively reprogrammed. The plan is divided into the five phases: (1) awareness, (2) assessment, (3) renovations, (4) validation, and (5) implementation.

                  GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
================================================================================

                        YEAR 2000 COMPLIANCE (CONTINUED)

The Company has substantially completed the first two phases of the plan and is currently working internally and with external vendors on the final three phases. The Company outsources its item processing operations to a service provider. The Company's Year 2000 compliance is being closely coordinated with that of the service provider.

The Company does not currently expect that the cost of its Year 2000 compliance program will be material to its financial condition or results of operations, and expects that it will satisfy such compliance program without material disruption of its operations. In the event that the Company's significant suppliers do not successfully and timely achieve Year 2000 compliance, the Company's business, results of operations or financial condition could be adversely affected.

                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Great Pee Dee Bancorp, Inc.
Cheraw, South Carolina


We have audited the accompanying consolidated statements of financial condition of Great Pee Dee Bancorp, Inc. and Subsidiary as of June 30, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Pee Dee Bancorp, Inc. and Subsidiary at June 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Dixon, Odom PLLC

Southern Pines, North Carolina
July 17, 1998

GREAT PEE DEE BANCORP, INC. SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
JUNE 30, 1998 AND 1997
================================================================================

ASSETS                                                                                                         1998         1997
                                                                                                           -----------   -----------
Cash on hand and in banks                                                                                  $   510,412   $   222,334
Interest-earning balances in other banks                                                                     5,013,308     2,719,538
Federal funds sold                                                                                           1,400,000       800,000
Investment securities available for sale, at fair value
 (amortized cost of $200,000 at June 30, 1998) (Note B)                                                        200,000             -
Investment securities held to maturity, at amortized cost (fair value of $3,341,035 and $1,755,793 at
 June 30, 1998 and 1997, respectively) (Note B)                                                              3,340,675     1,765,939
Loans receivable, net (Note C)                                                                              56,768,325    53,973,837
Accrued interest receivable                                                                                    277,931       238,432
Premises and equipment, net (Note D)                                                                           211,766       183,440
Foreclosed real estate                                                                                           8,900        10,100
Stock in the Federal Home Loan Bank, at cost                                                                   495,200       484,600
Other assets                                                                                                   173,599       139,327
                                                                                                           -----------   -----------

                                                                                TOTAL ASSETS               $68,400,116   $60,537,547
                                                                                                           ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
 Deposit accounts (Note G)                                                                                 $36,663,436   $46,863,007
 Advances from Federal Home Loan Bank (Note F)                                                                       -     2,400,000
 Accrued interest payable                                                                                       68,614       105,706
 Advance payments by borrowers for property taxes and
  insurance                                                                                                     62,176        59,985
 Accrued expenses and other liabilities                                                                        130,855        19,183
                                                                                                           -----------   -----------

                                                                                TOTAL LIABILITIES           36,925,081    49,447,881
                                                                                                           -----------   -----------

Commitments and Contingencies (Notes C and M)

STOCKHOLDERS' EQUITY (Note L)
 Preferred stock, no par value, 400,000 shares
  authorized, no shares issued and outstanding                                                                       -             -
 Common stock, $.01 par value, 3,600,000 shares
  authorized; 2,202,125 shares issued and outstanding                                                           22,021             -
 Additional paid in capital                                                                                 21,292,979             -
 ESOP note receivable (Note H)                                                                              (1,682,319)            -
 Retained earnings, substantially restricted                                                                11,842,354    11,089,666
                                                                                                           -----------   -----------

                                                                       TOTAL STOCKHOLDERS' EQUITY           31,475,035    11,089,666
                                                                                                           -----------   -----------

                                                       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $68,400,116   $60,537,547
                                                                                                           ===========   ===========

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 1998 AND 1997
================================================================================

                                                                                                               1998          1997
                                                                                                           -----------   -----------
INTEREST INCOME
 Loans                                                                                                     $ 4,311,381   $ 4,260,688
 Investments                                                                                                   181,006       150,766
 Deposits in other banks and federal funds sold                                                                404,786       146,431
                                                                                                           -----------   -----------

                                                                                 TOTAL INTEREST INCOME       4,897,173     4,557,885
                                                                                                           -----------   -----------

INTEREST EXPENSE
 Savings deposits (Note G)                                                                                   2,247,995     2,480,441
 Borrowed funds                                                                                                 80,839       114,369
                                                                                                           -----------   -----------

                                                                               TOTAL INTEREST EXPENSE        2,328,834     2,594,810
                                                                                                           -----------   -----------

                                                                                 NET INTEREST INCOME         2,568,339     1,963,075

PROVISION FOR LOAN LOSSES (Note C)                                                                              63,000       143,000
                                                                                                           -----------   -----------

                                                                            NET INTEREST INCOME AFTER
                                                                            PROVISION FOR LOAN LOSSES        2,505,339     1,820,075
                                                                                                           -----------   -----------

OTHER INCOME                                                                                                    29,591        23,361
                                                                                                           -----------   -----------

OTHER EXPENSES
 Personnel costs                                                                                               538,038       366,672
 Occupancy                                                                                                      59,429        46,412
 Deposit insurance premiums                                                                                     27,931        63,868
 SAIF special assessment (Note I)                                                                                    -       311,693
 Contributions to charitable foundation (Note J)                                                               212,050             -
 Other                                                                                                         209,780       127,076
                                                                                                           -----------   -----------

                                                                                 TOTAL OTHER EXPENSES        1,047,228       915,721
                                                                                                           -----------   -----------

                                                                           INCOME BEFORE INCOME TAXES        1,487,702       927,715

INCOME TAXES (Note K)                                                                                          582,948       342,000
                                                                                                           -----------   -----------

                                                                                           NET INCOME      $   904,754   $   585,715
                                                                                                           ===========   ===========

NET INCOME PER COMMON SHARE (Note A)
 Basic and diluted                                                                                               $0.32   $         -
                                                                                                           ===========   ===========

 Weighted average shares outstanding                                                                         2,027,555             -
                                                                                                           ===========   ===========

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 1998 AND 1997
================================================================================

                                                                            Additional     ESOP                        Total
                                                        Common stock         paid-in        note        Retained    stockholders'
                                                     ---------------------
                                                        Shares     Amount     capital     receivable     earnings        equity
                                                     ------------  -------  -----------  ------------  ------------  --------------

Balance at June 30, 1996                                        -  $     -  $         -  $         -   $10,503,951     $10,503,951

 Net income                                                     -        -            -            -       585,715         585,715
                                                     ------------  -------  -----------  -----------   -----------     -----------

Balance at June 30, 1997                                        -        -            -            -    11,089,666      11,089,666

 Net income                                                     -        -            -            -       904,754         904,754

 Net proceeds from issuance of 2,182,125 shares of
  $.01 par value common stock                           2,182,125   21,821   21,052,560            -             -      21,074,381

 Purchase of 174,570 shares of common stock by ESOP             -        -            -   (1,745,700)            -      (1,745,700)

 Issuance of 20,000 shares of common stock to
  charitable foundation (Note J)                           20,000      200      199,800            -             -         200,000

 Repayment of ESOP note                                         -        -            -       63,381             -          63,381

 ESOP contribution (Note H)                                     -        -       40,619            -             -          40,619

 Cash dividends paid ($.075 per share)                          -        -            -            -      (152,066)       (152,066)
                                                     ------------  -------  -----------  -----------   -----------     -----------

Balance at June 30, 1998                                2,202,125  $22,021  $21,292,979  $(1,682,319)  $11,842,354     $31,475,035
                                                     ============  =======  ===========  ===========   ===========     ===========

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1998 AND 1997
================================================================================

                                                                                     1998          1997
                                                                                 ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                     $   904,754   $   585,715
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                                                      15,588        17,392
    Amortization, net                                                                    643       (25,792)
    Loss on sale of foreclosed real estate, net                                        1,892         9,454
    Provision for loan losses                                                         63,000       143,000
    Deferred income taxes                                                           (100,871)      (23,525)
    Contribution of common stock to charitable foundation                            200,000             -
    ESOP contribution expense credited to additional paid-in
     capital                                                                          40,619             -
    Change in assets and liabilities
     (Increase) decrease in accrued interest receivable                              (39,499)        4,311
     Decrease in other assets                                                         66,599        38,101
     Increase (decrease) in accrued interest payable                                 (37,092)       32,585
     Increase (decrease) in accrued expenses and other liabilities                   111,672        (9,541)
                                                                                 -----------   -----------

                                                       NET CASH PROVIDED BY
                                                       OPERATING ACTIVITIES         1,227,305       771,700
                                                                                  -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net increase in interest-earning balances in other banks                        (2,293,770)     (427,810)
  Net increase in feNOTE A - SIGNIFICANT ACCOUNTING POLICIESderal funds sold        (600,000)     (300,000)
  Purchase of available-for-sale securities                                         (200,000)            -
  Purchases of held Organization and Operationsto maturity investment securities  (3,700,000)   (1,300,000)
  Proceeds from maturities and calls of
    held to maturity investment securities                                         2,125,456     1,730,571
  Purchase of Federal Home Loan Bank stock                                           (10,600)       (2,600)
  Proceeds from sale of loans                                                              -       524,661
  Net increase in loans                                                           (2,911,023)   (1,292,446)
  Purchase of premises and equipment                                                 (43,914)       (4,506)
  Proceeds from sale of real estate acquired in settlement of loans                   64,150        21,907
  Capital expenditures for real estate acquired in settlement of loans               (12,142)       (3,495)
                                                                                 -----------   -----------

                                                           NET CASH USED BY
                                                       INVESTING ACTIVITIES       (7,581,843)   (1,053,718)
                                                                                  -----------   -----------

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30,1998 AND 1997
================================================================================

                                                                                    1998           1997
                                                                                 -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand accounts                                     $(1,164,385)  $   615,479
  Net decrease in certificates of deposit                                         (9,035,186)   (1,701,705)
  Increase (decrease) in advance payments by borrower
    for taxes and insurance                                                            2,191       (29,014)
  Stock conversion costs incurred                                                          -       (15,000)
  Net increase (decrease) in advances from Federal
    Home Loan Bank                                                                (2,400,000)    1,350,000
  Net proceeds from issuance of common stock                                      21,074,381             -
  Loan to ESOP for purchase of common stock                                       (1,745,700)            -
  Collection of ESOP note receivable principal                                        63,381             -
  Cash dividends paid                                                               (152,066)            -
                                                                                 -----------   -----------

                                                            NET CASH PROVIDED
                                                      BY FINANCING ACTIVITIES      6,642,616       219,760
                                                                                 -----------   -----------

                                                      NET INCREASE (DECREASE)
                                                 IN CASH ON HAND AND IN BANKS        288,078       (62,258)

CASH ON HAND AND IN BANKS, BEGINNING                                                 222,334       284,592
                                                                                 -----------   -----------

                                                                 CASH ON HAND
                                                         AND IN BANKS, ENDING    $   510,412   $   222,334
                                                                                 ===========   ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest                                                                     $ 2,365,926   $ 2,562,225
                                                                                 ===========   ===========
    Income taxes                                                                 $   499,603   $   352,500
                                                                                 ===========   ===========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES
  Loans receivable transferred to real estate acquired in settlement of loans    $    52,700   $    10,800
                                                                                 ===========   ===========


See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations
---------------------------

On December 31, 1997, pursuant to a Plan of Conversion which was approved by its members and regulators, First Federal Savings and Loan Association of Cheraw ("First Federal" or the "Bank") converted from a federally chartered mutual savings and loan association to a federally-chartered stock savings association (the "Conversion") and became a wholly-owned subsidiary of Great Pee Dee Bancorp, Inc. (the "Company" or "Parent"). The Company was formed to acquire all of the common stock of First Federal upon its conversion to stock form. The Company has no operations and conducts no business on its own other than owning First Federal, investing its portion of the net proceeds received in the Conversion and lending funds to the Employee Stock Ownership Plan and Trust (the "ESOP") which was formed in connection with the Conversion.

Nature of Business
------------------

First Federal maintains its sole office and conducts its primary business in Cheraw, Chesterfield County, South Carolina. The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in its primary market area. The Bank also makes home improvement loans, multi-family residential loans, construction loans and loans secured by deposit accounts. First Federal is a portfolio lender in that it does not originate its fixed or adjustable rate loans for sale in the secondary market. First Federal has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves.

Basis of Presentation
---------------------

The accompanying consolidated financial statements include the accounts of the parent and the Bank, together referred to as the "Company." All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly sensitive to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates (Continued)
---------------------------

A majority of the Bank's loan portfolio consists of single-family residential loans in its market area. The regional economy is currently stable and consists of various types of industry. Real estate prices in this market are also stable; however, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Investment Securities
---------------------

The Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading securities at June 30, 1998 or 1997. Securities held to maturity are those securities for which the Bank has the ability and intent to hold to maturity.

Available-for-sale securities consist of marketable equity securities and are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity.

A decline in the market value of any available-for-sale or held-to-maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses are included in earnings and the costs of securities sold are derived using the specific identification method.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans Receivable
----------------

Loans receivable are stated at unpaid balances, less the allowance for loan losses and net deferred loan fees.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The Bank accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, amended for SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized using the cash basis method of accounting during the time within that period in which the loans were impaired.

Allowance for Loan Losses
-------------------------

The Bank provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, and economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment
----------------------

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets.

Expenditures for maintenance and repairs are charged to expense as incurred, while those for improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts, and any resulting gains or losses are credited or charged to earnings.

Investment in Federal Home Loan Bank Stock
------------------------------------------

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

Real Estate Acquired In Settlement of Loans
-------------------------------------------

Real estate acquired in settlement of loans is carried at the lower of cost or fair value less estimated costs to dispose. Generally accepted accounting principles define fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent writedowns are provided by a charge to operations through the allowance for losses on other real estate in the period in which the need arises.

Income Taxes
------------

Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Bank's assets and liabilities result in deferred tax assets, applicable accounting standards require an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes (Continued)
------------

A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in Note K. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

Benefit Plans
-------------

The Bank has an ESOP which covers substantially all of its employees. Minimum contributions to the ESOP are based upon the amortization requirements of the ESOP's debt to the Parent. Contributions are determined by the Board of Directors based upon compensation limitations and are expensed in accordance with the AICPA's Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. The Bank also has a 401(k) retirement plan covering substantially all of its employees. The Bank's policy is to fund retirement plan contributions to these plans as accrued.

Net Income Per Common Share
---------------------------

Effective with the year ended June 30, 1998, the Company has implemented Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, Earnings Per Share, and makes them comparable to international earnings per share ("EPS") standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures. It also requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and it is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the period from December 31, 1997 to the end of the fiscal year, basic and diluted earnings per share are the same amounts because no potentially dilutive securities were outstanding during the period.

Net income per common share for the year ended June 30, 1998 is based on unaudited net income earned from the date of Conversion, December 31, 1997, to the end of the fiscal year, divided by the weighted average number of shares outstanding during that period. For purposes of this computation, the number of shares of common stock purchased by the Bank's ESOP which have not been allocated to participant accounts are not assumed to be outstanding.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements
--------------------------------

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income as has been historically determined, comprehensive income for the Company would include unrealized holding gains and losses on available-for-sale securities. This Statement will be effective for the Company's fiscal year ending June 30, 1999, and the Company does not intend to early adopt. Had the Company early-adopted this Statement, it would have reported comprehensive income in the same amounts as reported net income for the years ended June 30, 1998 and 1997, respectively.

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public business enterprises report information about operating segments and certain other information in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement will be effective for the Company's fiscal year ending June 30, 1999.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under this standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposure to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change. Management anticipates that this statement will have no effect on its consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:


                                                               June 30, 1998
                                             -------------------------------------------------
                                                             Gross        Gross
                                             Amortized    Unrealized    Unrealized     Fair
                                                Cost         Gains        Losses      Value
                                             ----------  -------------  ----------  ----------
Securities available for sale:
 Marketable equity securities                $  200,000         $    -     $     -  $  200,000
                                             ==========         ======     =======  ==========

Securities held to maturity:
 U. S. government securities and
 obligations of U. S. government agencies    $3,300,000         $5,408     $ 4,467  $3,300,941
 FHLMC mortgage-backed securities                40,675            491       1,072      40,094
                                             ----------         ------     -------  ----------

                                             $3,340,675         $5,899     $ 5,539  $3,341,035
                                             ==========         ======     =======  ==========

                                                         June 30, 1997
                                            --------------------------------------------------
                                                             Gross        Gross
                                             Amortized    Unrealized    Unrealized     Fair
                                                Cost         Gains        Losses      Value
                                            ----------   -------------  ----------  ----------
Securities held to maturity:
 U. S. government securities and
  obligations of U. S. government agencies   $1,699,558         $2,780     $ 5,092  $1,697,246
 FHLMC mortgage-backed securities                66,381            267       8,101      58,547
                                             ----------         ------     -------  ----------

                                             $1,765,939         $3,047     $13,193  $1,755,793
                                             ==========         ======     =======  ==========

The amortized cost and fair values of securities held to maturity at June 30, 1998 by contractual maturity are shown below. Available-for-sale securities are not included in this table because they consist solely of equity securities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                            Securities Held to Maturity
                                            ---------------------------
                                              Amortized        Fair
                                                Cost          Value
                                            -------------  ------------
  Due within one year                          $        -    $        -
  Due after one year through five years         3,100,000     3,100,753
  Due after five years through ten years          240,675       240,282
  Due after ten years                                   -             -
                                               ----------  ------------

                                               $3,340,675    $3,341,035
                                               ==========  ============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE B - INVESTMENT SECURITIES (CONTINUED)

Proceeds from maturities and calls of investment securities held to maturity during the years ended June 30, 1998 and 1997 were $2,125,456 and $1,730,571, respectively. No gains or losses were realized on those maturities and calls. There were no sales of available-for-sale securities during the years ended June 30, 1998 or 1997.

Securities with a carrying value of $1,111,582 and $1,042,281 and a fair value of $1,111,838 and $1,038,397 at June 30, 1998 and 1997, respectively, were pledged to secure public monies on deposit as required by law.

The following table sets forth certain information regarding the carrying values, weighted average yields and contractual maturities of the Company's investment portfolio and other interest-earning assets at June 30, 1998. Marketable equity securities which have no stated maturities and are readily available, are assumed to mature in less than one year, while FHLB common stock, a nonmarketable equity security, substantially all of which is required to be maintained, is assumed to mature in periods greater than ten years.

                                                                Carrying value
                                        ----------------------------------------------------------
                                                   After one      After five
                                        One year  year through  years through   After ten
                                        or less    five years     ten years        years    Total
                                        --------  ------------  --------------  ---------  -------
                                                          (Dollars in thousands)
Securities available for sale:
  Marketable equity securities            $  200        $    -            $  -       $  -  $   200

Securities held to maturity:
  U. S. government and agency
    securities                                 -         3,100             200          -    3,300
  Mortgage-backed securities                                                41                  41

Other:
  Interest-earning balances in other
    banks                                  5,013             -               -          -    5,013
  Federal funds sold                       1,400             -               -          -    1,400
  Federal Home Loan Bank Stock                 -             -               -        495      495
                                          ------  ------------  --------------  ---------  -------

Total                                     $6,613        $3,100            $241       $495  $10,449
                                          ======  ============  ==============  =========  =======

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE B - INVESTMENT SECURITIES (Continued)

                                                                        Average Yield
                                              ------------------------------------------------------------
                                                           After one      After five
                                              One year   year through   years through   After ten
                                               or less    five years      ten years       years     Total
                                              ---------  -------------  --------------  ----------  ------
Securities available for sale:
  Marketable equity securities                    7.51%             -               -           -    7.51%

Securities held to maturity:
  U. S. government and agency
    securities                                       -           6.23%           6.26%          -    6.23%
  Mortgage-backed securities                         -              -            8.80%          -    8.80%

Other:
  Interest-earning balances in other banks        6.23%             -               -           -    6.23%
  Federal funds sold                              5.81%             -               -           -    5.81%
  Federal Home Loan Bank Stock                       -              -               -        7.48%   7.48%

Weighted average                                  6.18%          6.23%           6.69%       7.48%   6.27%

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                   1998                      1997
                                         ------------------------  ---------------------------
                                                      Percentage                Percentage
                                           Amount      of total      Amount      of total
                                         -----------  ----------   -----------  --------------
   Type of loan
     Real estate loans:
       One-to-four family residential    $50,899,168       89.66%  $48,459,996       89.78%
       Commercial                          3,153,027        5.55%    2,502,108        4.64%
       Construction                        3,759,400        6.62%    3,043,900        5.64%
       Home improvement loans              1,325,487        2.34%    1,437,110        2.66%
                                         -----------      ------   -----------      ------

       Total real estate loans            59,137,082      104.17%   55,443,114      102.72%

     Other loans
       Loans secured by deposits             326,236        0.58%      319,183        0.59%
                                         -----------      ------   -----------      ------

     Total loans                          59,463,318      104.75%   55,762,297      103.31%

   Less:
     Construction loans in process         2,161,418        3.81%    1,305,981        2.42%
     Allowance for loan losses               353,643        0.62%      303,381        0.56%
     Deferred loan origination fees,
       net of costs                          179,932        0.32%      179,098        0.33%
                                         -----------      ------   -----------      ------

                                         $56,768,325      100.00%  $53,973,837      100.00%
                                         ===========      ======   ===========      ======

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE C - LOANS RECEIVABLE (CONTINUED)

The allowance for loan losses is summarized as follows:


                                                                  1998            1997
                                                                ---------       ---------
     Balance at beginning of year                                $303,381       $168,842
     Provision for loan losses                                     63,000        143,000
     Charge-offs                                                  (12,738)        (8,461)
     Recoveries                                                         -              -
                                                                 --------       --------

     Balance at end of year                                      $353,643       $303,381
                                                                 ========       ========

The allocation of the allowance for loan losses is summarized as follows:

                                                             1998                                      1997
                                             -------------------------------------       -----------------------------------
                                                          Percent of     Percent                       Percent      Percent
                                                          allowance      of loans                     allowance     of loans
                                             Amount of     to total      to gross        Amount of    to total      to gross
                                             allowance    allowance       loans          allowance    allowance      loans
                                             ---------    ----------     ---------       ---------    ---------     --------
Real estate loans:
  One-to-four family
   residential                                $230,000         65.04%       85.60%        $169,000        55.71%       86.90%
  Commercial                                    25,000          7.07%        5.30%          24,000         7.91%        4.49%
  Construction                                  25,000          7.07%        6.32%          33,000        10.88%        5.46%
  Home improvement
   loans                                        10,000          2.83%        2.23%          10,000         3.30%        2.58%
                                              --------        ------       ------         --------     --------     --------

  Total real estate
   loans                                       290,000         82.01%       99.45%         236,000        77.80%       99.43%
                                              --------        ------       ------         --------     --------     --------

Other loans:
  Loans secured by
   deposits                                      1,000          0.28%        0.55%           1,000         0.32%        0.57%
                                              --------        ------       ------         --------     --------     --------

  Total other loans                              1,000          0.28%        0.55%           1,000         0.32%        0.57%
                                              --------        ------       ------         --------     --------     --------

Unallocated                                     62,643         17.71%           -           66,381        21.88%           -
                                              --------        ------       ------         --------     --------     --------

Total allowance for
   loan losses                                $353,643        100.00%      100.00%        $303,381       100.00%      100.00%
                                              ========        ======       ======         ========     ========     ========

At June 30, 1998 and 1997, respectively, the Bank had loans totaling approximately $321,500 and $97,000 which were in a nonaccrual status.

Loans serviced for other investors amounted to $1,921,511 and $1,322,665 at June 30, 1998 and 1997, respectively. The Bank had no loans held for sale at June 30, 1998 or 1997.

At June 30, 1998, the Bank had mortgage loan commitments outstanding of $847,800, including loans of $615,800 to be originated at fixed interest rates ranging from 7.00% to 10.00%. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE C - LOANS RECEIVABLE (CONTINUED)

The Bank has had loan transactions with its directors and executive officers. Such loans were made in the ordinary course of business and also on substantially the same terms and collateral as those comparable transactions prevailing at the time and did not involve more than the normal risk of collectibility or present other unfavorable features. A summary of related party loan transactions is as follows:

                                                       1998        1997
                                                    ----------  ----------
     Balance at beginning of year                   $  50,087   $  79,893
     Additional borrowings                            445,630         587
     Loan repayments                                 (119,527)    (30,393)
                                                    ---------   ---------

     Balance at end of year                         $ 376,190   $  50,087
                                                    =========   =========

NOTE D - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                      1998         1997
                                                    ---------   ---------
     Land                                           $  59,250   $  59,250
     Building and improvements                        316,090     316,090
     Furniture and equipment                          186,016     142,102
                                                    ---------   ---------

                                                      561,356     517,442
     Accumulated depreciation                        (349,590)   (334,002)
                                                    ---------   ---------

                                                    $ 211,766   $ 183,440
                                                    =========   =========

NOTE E - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE F - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Atlanta, with weighted average interest rates, are as follows:

                                                                June 30,
                                                        ------------------------
                                                           1998          1997
                                                        ----------    ----------
     5.95% due on or before June 30, 1998               $        -    $  500,000
     5.83% due on or before June 30, 1998                        -       250,000
     5.83% due on or before June 30, 1998                        -       500,000
     5.92% due on or before June 30, 1998                        -       250,000
     5.89% due on or before June 30, 1998                        -       350,000
     5.83% due on or before June 30, 1998                        -       250,000
     5.83% due on or before June 30, 1998                        -       250,000
     3.00% due on or before June 30, 2003                        -        50,000
                                                        ----------    ----------

                                                        $        -    $2,400,000
                                                        ==========    ==========

At June 30, 1998, First Federal also had $5,800,000 available on a line of credit from the Federal Home Loan Bank.

All advances are secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans.


NOTE G - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 1998 and 1997 follows:

                                        1998                      1997
                             ------------------------   ------------------------
                                           Weighted                    Weighted
                               Balance     Avg. Rate       Balance    Avg. Rate
                             -----------  -----------   ------------ -----------
  Savings deposits:
   Regular passbook          $ 2,084,601      2.79%      $ 2,548,819      2.96%
   Money market passbook       5,735,798      4.16%        6,435,965      4.18%
                             -----------                 -----------

                               7,820,399                   8,984,784
  Certificates of deposit     28,843,037      5.70%       37,878,223      5.71%
                             -----------                 -----------

  Total deposit accounts     $36,663,436      5.29%      $46,863,007      5.35%
                             ===========                 ===========

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE G - DEPOSIT ACCOUNTS (CONTINUED)

A summary of certificate accounts by maturity as of June 30, 1998 follows (amounts in thousands):

                                                    Less than      $100,000
                                                     $100,000       or More       Total
                                                   ------------  ------------   ----------
     One year or less                                $ 17,101    $    4,246     $   21,347
     More than one year to three years                  4,658           741          5,399
     More than three years to five years                1,491           442          1,933
     More than five years                                 164             -            164
                                                     --------    ----------     ----------

     Total certificate accounts                      $ 23,414    $    5,429     $   28,843
                                                     ========    ==========     ==========

Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                         1998         1997
                                                      ----------   ----------
     Passbook savings accounts                        $   53,968   $   70,007
     Money market savings accounts                       214,614      241,970
     Certificates of deposit                           1,984,830    2,175,361
                                                      ----------   ----------

                                                       2,253,412    2,487,338
     Penalties for early withdrawal                       (5,417)      (6,897)
                                                      ----------   ----------

                                                      $2,247,995   $2,480,441
                                                      ==========   ==========

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Employee Stock Ownership Plan
-----------------------------

In the mutual to stock conversion, the First Federal Savings and Loan Association Employee Stock Ownership Plan (the "ESOP") purchased 174,570 shares of the common stock of Great Pee Dee Bancorp, Inc. sold in the public offering at a total cost of $1,745,700. The ESOP executed a note payable to Great Pee Dee Bancorp, Inc. for the full price of the shares purchased. The note is to be repaid over ten years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. Dividends, if any, paid on shares held by the ESOP may be used to reduce the loan. Dividends paid on unallocated shares held by the ESOP are not reported as dividends in the financial statements. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the note. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 1998, the outstanding balance of the note is $1,682,319, and is presented as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONTINUED)

Employee Stock Ownership Plan (Continued)
-----------------------------

Expense of $104,000 has been incurred in connection with the ESOP during the year ended June 30, 1998. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $40,619 which represents the difference between the fair market value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP for the year ended June 30, 1998. The Bank has credited this amount to additional paid-in capital.

At June 30, 1998, 2,119 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $2.8 million at June 30, 1998.

Deferred Compensation Plan
--------------------------

The Bank has a deferred compensation plan for certain officers whereby the executive officers can make elective deferrals in lieu of receiving a portion of the salary to which they otherwise would be entitled. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying financial statements. Expenses associated with this plan were $2,700 and $13,044 for the years ended June 30, 1998 and 1997, respectively.

401(k) Retirement Plan
----------------------

The Bank maintains for the benefit of its eligible employees a 401(k) plan. Under the plan, the Bank matches fifty-percent of participant's elective contributions up to an additional one and one-half percent of base compensation. The only eligibility requirement is completion of one year's full-time service. At June 30, 1998 and 1997, substantially all full-time employees are eligible and are covered by the plan. 401(k) contributions are funded when accrued. The total retirement plan expense was $11,763 and $14,659 for the years ended June 30, 1998 and 1997, respectively.

NOTE I - SPECIAL SAIF ASSESSMENT

On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to its statutory goal of 1.25% of insured deposits. The assessment required the Bank to pay an amount equal to 65.7 basis points of its SAIF-assessable deposit base as of March 31, 1995, which resulted in a charge to income during the year ended June 30, 1997 of $311,693.


NOTE J - CHARITABLE FOUNDATION

In connection with the mutual to stock conversion, the Holding Company formed a charitable foundation to which it contributed 20,000 shares of its common stock. Other expenses for the year ended June 30, 1998 include a charge of $200,000 for this contribution.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE K - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 1998 and 1997:


                                                         1998       1997
                                                      ----------  ---------
     Current tax expense                              $ 683,819   $365,525

     Deferred tax expense (benefit)
      Tax on temporary differences                     (100,871)   (23,525)
                                                      ---------   --------

                                                      $ 582,948   $342,000
                                                      =========   ========

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 1998 and 1997:

                                                          1998       1997
                                                        ---------  ---------
     Income tax at federal statutory rate               $505,819   $315,423
     State income tax, net of federal tax benefit         45,615     21,494
     ESOP expense differences                             13,810          -
     Other                                                17,704      5,083
                                                        --------   --------

     Provision for income taxes                         $582,948   $342,000
                                                        ========   ========

     Percentage of income before income taxes               39.2%      36.9%
                                                        ========   ========

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE K - INCOME TAXES (CONTINUED)

Deferred tax assets and liabilities arising from temporary differences at June 30, 1998 and 1997 are summarized as follows:

                                                        1998        1997
                                                      ----------  ----------
     Deferred tax assets relating to:
      Deferred compensation                           $  77,159   $  75,601
      Allowance for loan losses                         129,285     104,153
      Charitable contributions carryforward              66,370           -
                                                      ---------   ---------

      Gross deferred tax assets                         272,814     179,754
      Valuation allowance                                     -           -
                                                      ---------   ---------

      Total deferred tax assets                         272,814     179,754
                                                      ---------   ---------

     Deferred tax liabilities relating to:
      Premises and equipment                            (38,078)    (45,131)
      FHLB stock dividends                              (72,390)    (72,390)
      Loan fees and costs                                     -        (758)
                                                      ---------   ---------

      Total deferred tax liabilities                   (110,468)   (118,279)
                                                      ---------   ---------

      Net deferred tax asset                          $ 162,346   $  61,475
                                                      =========   =========

Retained earnings at June 30, 1998 includes approximately $1.7 million for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

During 1996, Congress enacted certain tax legislation that exempted thrift institutions from being taxed on these pre-1987 bad debt reserves. Further, the use of the reserve method is now required for all thrifts. The Association will be recapturing $20,000 of its bad debt reserve created in prior years by using the percentage of taxable income method, requiring payment of additional income taxes of approximately $8,000. Deferred income taxes have been previously established for the taxes arising from the reserve recapture, and thus the ultimate payment of the taxes will not result in a charge to earnings.

GREAT PEE DEE BANCORP, INC. SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE L - REGULATORY MATTERS

Capital Requirements
--------------------

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted assets (as defined) and of tangible capital to adjusted assets. Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category. A reconciliation of stockholders' equity to the Bank's regulatory capital at June 30, 1998 is as follows.

  Consolidated stockholders' equity                                        $      31,475,035
  Less separate equity of Great Pee Dee Bancorp, Inc.                             (8,918,598)
                                                                           -----------------
  Tier 1 and tangible capital                                                     22,556,437
  Add general loan loss allowance                                                    353,643
                                                                           -----------------

  Risk-based capital                                                       $      22,910,080
                                                                           =================

The Bank's regulatory capital amounts and ratios are presented below.

                                                                                       For capital
                                              Actual                                adequacy purposes
                                              ------                                -----------------
                                          Amount     Ratio              Amount                           Ratio
                                        ----------  -------           ---------                          -----
As of June 30, 1998
 Total Capital
   (to Risk Weighted Assets)            $22,910,080   76.1%           Greater than $2,405,424   Greater than 8.0%

 Tier 1 Capital
   (to Risk Weighted Assets)             22,556,437   75.1%           Greater than  1,202,712   Greater than 4.0%

 Tier 1 Capital
   (to Adjusted Assets)                  22,556,437   35.1%           Greater than  1,927,809   Greater than 3.0%

 Tangible Capital
   (to Adjusted Assets)                  22,556,437   35.1%           Greater than    963,904   Greater than 1.5%
                                              To be well
                                           capitalized under
                                           prompt corrective
                                          action provisions
                                          ------------------
                                  Amount                     Ratio
                                ----------                  -------
As of June 30, 1998
 Total Capital
   (to Risk Weighted Assets)   Greater than $3,006,780   Greater than 10.0%

 Tier 1 Capital
   (to Risk Weighted Assets)   Greater than  1,804,068   Greater than  6.0%

 Tier 1 Capital
   (to Adjusted Assets)        Greater than  3,213,014   Greater than  5.0%

 Tangible Capital
   (to Adjusted Assets)                            N/A                 N/A

GREAT PEE DEE BANCORP, INC. SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE M - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

The Bank generally originates single-family residential loans within its primary lending area of Chesterfield County and surrounding counties. The Bank's underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit on mortgage loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

A summary of the approximate contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 1998 is as follows:

 Financial instruments whose contract amounts represent credit risk:
         Commitments to extend credit, mortgage loans    $848,000
         Undisbursed construction loans in process      2,161,000


NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Bank has implemented Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments ("SFAS 107"), which requires disclosure of the estimated fair values of the Bank's financial instruments whether or not recognized in the balance sheet, where it is practical to estimate that value. Such instruments include cash, interest-earning balances, federal funds sold, investment securities, loans, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, advances from Federal Home Loan Bank, and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH ON HAND AND IN BANKS, INTEREST-EARNING BALANCES IN OTHER BANKS, AND FEDERAL FUNDS SOLD

      The carrying amounts for these approximate fair value because of the short maturities of those instruments.

GREAT PEE DEE BANCORP, INC. SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

     Investment Securities

      Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     LOANS

      For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     STOCK IN FEDERAL HOME LOAN BANK OF ATLANTA

      The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Bank is required to maintain a minimum balance based on the unpaid principal of home mortgage loans.

     DEPOSIT LIABILITIES

      The fair value of savings deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

     ADVANCES FROM FEDERAL HOME LOAN BANK

      The fair value of these advances is based upon the discounted value using current rates at which borrowings of similar maturity could be obtained.

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

      With regard to financial instruments with off-balance sheet risk discussed in Note M, it is not practicable to estimate the fair value of future financing commitments.

GREAT PEE DEE BANCORP, INC. SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

The carrying amounts and estimated fair values of the Bank's financial instruments, none of which are held for trading purposes, are as follows at June 30, 1998 and 1997:


                                                            1998                      1997
                                                  -----------------------    -----------------------
                                                   Carrying     Estimated    Carrying     Estimated
                                                    amount     fair value     amount     fair value
                                                  -----------  -----------  -----------  -----------
   Financial assets:
    Cash, interest-earning balances, federal
     funds sold                                   $ 6,923,720  $ 6,923,720  $ 3,741,872  $ 3,741,872
    Investment securities                           3,540,675    3,541,035    1,765,939    1,755,793
    Loans receivable                               56,768,325   57,350,000   53,973,837   54,450,000
    Stock in Federal Home Loan Bank of Atlanta        495,200      495,200      484,600      484,600
   Financial liabilities:
    Deposits                                       36,663,436   36,820,000   46,863,007   46,995,000
    Advances from Federal Home Loan Bank                    -            -    2,400,000    2,392,150

NOTE O - PLAN OF CONVERSION

On July 14, 1997, the Board of Directors of the Bank adopted a Plan of Holding Company Conversion whereby the Bank converted from a federally-charted mutual savings and loan association to a federally-chartered stock savings association (the "Bank") and became a wholly-owned subsidiary of Great Pee Dee Bancorp, Inc. (the "Company" or "Holding Company") a holding company formed in connection with the conversion. On December 31, 1997, First Federal completed its conversion from a federally-chartered mutual savings and loan association to a federally-chartered stock savings association. The conversion occurred through the sale of 2,182,125 shares of common stock ($.01 par value) of Great Pee Dee Bancorp, Inc. Total proceeds of $21,821,250 were reduced by conversion expenses of $746,869. Great Pee Dee Bancorp, Inc. paid $10,550,000 to First Federal in exchange for the common stock of First Federal issued in the conversion, and retained the balance of the net conversion proceeds. The transaction was recorded as an "as-if" pooling with assets and liabilities recorded at historical cost.

At the time of conversion, the Bank established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final conversion prospectus. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after conversion. Only in the event of a complete liquidation will each eligible deposit account holder be entitled to receive a subaccount balance for deposit accounts then held before any liquidation distribution may be made with respect to common stock. Dividends paid by the Bank subsequent to the conversion cannot be paid from this liquidation account

The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations.

GREAT PEE DEE BANCORP, INC. SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1998 AND 1997
================================================================================

NOTE P - SUBSEQUENT EVENTS

Subsequent to June 30, 1998, the Bank entered into a cancelable agreement to purchase real estate for $275,000 for the planned construction of a branch office during the year ending June 30, 1999.

NOTE Q - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of Great Pee Dee Bancorp, Inc. as of and for the period ended June 30, 1998:

                   CONDENSED STATEMENT OF FINANCIAL CONDITION
                                 June 30, 1998

                                                  Assets:
     Investment securities, available for sale    $   200,000
     Note receivable from First Federal             8,646,931
     Investment in First Federal                   22,556,437
     Accrued interest receivable                        1,115
     Other assets                                      70,552
                                                  -----------

                                                  $31,475,035
                                                  ===========
  Stockholders' equity:
     Common stock                                 $    22,021
     Additional paid-in capital                    21,292,979
     ESOP note receivable                          (1,682,319)
     Retained earnings                             11,842,354
                                                  -----------

                                                  $31,475,035
                                                  ===========

                       CONDENSED STATEMENT OF OPERATIONS
                 PERIOD FROM DECEMBER 31, 1997 TO JUNE 30, 1998

  Equity in earnings of subsidiary    $ 863,058
  Interest income                       303,147
  Operating expenses                   (236,003)
  Income taxes                          (25,448)
                                      ---------

  Net income                          $ 904,754
                                      =========

                          GREAT PEE DEE BANCORP, INC.
                             CORPORATE INFORMATION
================================================================================

                               EXECUTIVE OFFICERS

    Herbert W. Watts           John S. Long                 Johnnie L. Craft
   President and CEO          Vice President and COO       Secretary and CFO


                                   DIRECTORS

       Robert M. Bennett - Chairman                 William R. Butler
      President, Bennett Motor Company            Owner, P & H Pharmacy

           James C. Crawford, III                   Henry P. Duvall, IV
       COO, B.C. Moore & Sons, Inc.             Retired Corporate Executive

                              Cornelius B. Young
                          Retired Corporate Executive

   STOCK TRANSFER AGENT                                  ANNUAL MEETING

Registrar and Transfer Company
    10 Commerce Drive
Cranford, New Jersey  07016

   SPECIAL LEGAL COUNSEL                                  FORM 10-KSB

Luse Lehman Gorman Pomerenk & Schick         A COPY OF FORM 10-KSB AS FILED WITH
5335 Wisconsin Ave. N.W., Suite 400          THE SECURITIES AND EXCHANGE
Washington, DC  20015                        COMMISSION WILL BE FURNISHED
                                             WITHOUT CHARGE TO THE COMPANY'S
                                             STOCKHOLDERS FOR THE COMPANY'S MOST
                                             RECENT FISCAL YEAR UPON WRITTEN
                                             REQUEST TO HERBERT W. WATTS,
                                             PRESIDENT, GREAT PEE DEE BANCORP,
                                             INC.______________________________.

INDEPENDENT AUDITORS
                                                     CORPORATE OFFICE
Dixon Odom PLLC
6 Turnberry Wood
Southern Pines, NC  28387


                            COMMON STOCK INFORMATION


The Company's stock began trading on December 31, 1997. There are 2,202,125 shares of common stock outstanding which were held by approximately 441 stockholders of record (excluding shares held in street name) on June 30, 1998. The Company's common stock is quoted on the NASDAQ national market under the symbol "PEDE." The high and low sales prices for the common stock for the quarter ended March 31, 1998 were $16.25 and $14.75, respectively; and for the quarter ended June 30, 1998 were $17.38 and $14.75, respectively. On May 22, 1998, the company paid a dividend of $0.075 a share to stockholders of record on May 8, 1998.

                                   DISCLAIMER

This annual report has not been reviewed or confirmed for accuracy or relevance by the federal deposit insurance corporation.