Form 10KSB, Exhibit 13
period 2000-06-30
GREAT PEE DEE BANCORP INC
filed 2000-09-27
CIK 1046587

                                                                      Exhibit 13




                          GREAT PEE DEE BANCORP, INC.

                              2000 ANNUAL REPORT

Great Pee Dee Bancorp, Inc. and Subsidiaries
================================================================================


TABLE OF CONTENTS

                                                    Page No.
                                                    --------
Report to Shareholders............................      1

Selected Financial and Other Data.................      2

Management's Discussion and Analysis..............      3

Independent Auditors' Report......................     12

Consolidated Financial Statements

 Consolidated Statements of Financial Condition...     13

 Consolidated Statements of Operations............     14

 Consolidated Statements of Stockholders' Equity..     15

 Consolidated Statements of Cash Flows............     16

 Notes to Consolidated Financial Statements.......     18

General Corporate Information.....................     39


This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of Great Pee Dee Bancorp, Inc. and its wholly-owned subsidiaries that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in national, regional and local market conditions, legislative and regulatory conditions, the interest rate environment, computer system failures related to the year 2000 and other factors.

                            REPORT TO SHAREHOLDERS

Dear Shareholders:

June 30, 2000 concluded another very successful and challenging year marked with many changes.

Our bank subsidiary, First Federal, has expanded with the purchase of the Florence Branch office in March of this year. With this branch acquisition total assets increased by more than $31.2 million to $103.8 million, and lower costing demand deposits grew to $22.5 million. The Bank also achieved a record by originating $25.5 million of new loans. In addition, First Federal has added a telephone banking system to our list of services and our new subsidiary, First Federal Investment Services, Inc., offers a complete line of investment services.

Total stockholders' equity now stands at $26.3 million after the Company paid cash dividends of $.39 per share during 2000 and repurchased 316,000 shares of stock for a total of $4 million.

The Board of Directors continues to study various methods of increasing the value of your investment. In the future, the Board will consider such issues as further expansion, regular cash dividends, special dividends and further repurchases of common stock.

On behalf of the Board of Directors, management and staff, we would like to thank you for your loyalty and confidence as demonstrated by your investment in Great Pee Dee Bancorp, Inc.

Sincerely,



Herbert W. Watts
President and Chief Executive Officer

Great Pee Dee Bancorp, Inc. and Subsidiaries
Selected Financial and Other Data
================================================================================

                                                                  At or for the year ended June 30,
                                                               2000             1999             1998
                                                            ----------        ---------        ---------
                                                                        (Dollars in thousands)
Financial Condition Data:
 Total assets                                               $  103,842        $  72,601        $  68,400
 Investments (1)                                                14,332            5,321           10,449
 Loans receivable                                               84,758           64,411           56,768
 Deposits                                                       70,254           41,332           36,663
 Stockholders' equity                                           26,266           29,813           31,475
Operating Data:
 Interest income                                                 6,020            5,067            4,897
 Interest expense                                                2,835            1,960            2,329
                                                            ----------        ---------        ---------
  Net interest income                                            3,185            3,107            2,568
 Provision for loan losses                                         128               96               63
                                                            ----------        ---------        ---------
  Net interest income after provision for
   loan losses                                                   3,057            3,011            2,505
 Noninterest income                                                165               85               30
 Noninterest expense                                             1,958            1,718            1,047
                                                            ----------        ---------        ---------
  Income before income taxes                                     1,264            1,378            1,488
 Income tax expense                                                451              488              583
                                                            ----------        ---------        ---------
  Net income                                                $      813        $     890        $     905
                                                            ----------        ---------        ---------

Per Common Share Data:
 Net income, basic (2), (3)                                 $     0.48        $    0.45        $    0.32
 Net income, diluted (2), (3)                                     0.47             0.45             0.32
 Regular cash dividends (2)                                       0.39             0.36            0.075
 Dividend payment ratio                                          81.25%           80.00%           23.44%

Selected Other Data:
 Number of:
  Outstanding loans                                              2,598            2,084            1,996
  Deposit accounts                                               6,657            4,329            3,770
  Full-service offices open                                          2                1                1
 Return on average assets                                         0.97%            1.28%            1.41%
 Return on average equity                                         2.94%            2.88%            5.27%
 Average equity to average assets                                33.10%           44.30%           26.73%
 Interest rate spread                                             2.43%            2.39%            2.40%
 Net yield on average interest-earning assets                     3.98%            4.58%            4.08%
 Average interest-earning assets to average interest-
  bearing liabilities                                           143.63%          175.79%          145.45%
 Ratio of noninterest expense to average total assets             2.34%            2.46%            1.63%
 Nonperforming assets to total assets                             0.20%            0.41%            0.48%
 Loan loss reserves to nonperforming loans at
  period end                                                    298.38%          163.84%          110.28%

(1) Includes interest-bearing deposits, federal funds sold, Federal Home Loan Bank stock and investment securities.

(2) On December 31, 1997, First Federal Savings and Loan Association of Cheraw converted from a federally-chartered mutual savings and loan association to a federally-chartered stock savings association and became a wholly-owned subsidiary of Great Pee Dee Bancorp, Inc.

(3) Earnings per share for the year ended June 30, 1998 is based on earnings from December 31, 1997 to June 30, 1998 divided by the weighted average number of shares outstanding during that period.

                 Great Pee Dee Bancorp, Inc. and Subsidiaries
                     Management's Discussion and Analysis
================================================================================

Management's discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of Great Pee Dee Bancorp, Inc. and Subsidiaries. It should be read in conjunction with the audited consolidated financial statements and accompanying notes included in this report and the supplemental financial data appearing throughout this discussion and analysis.

                            Description of Business

Great Pee Dee Bancorp, Inc. ("Great Pee Dee" or "Parent") was incorporated under the laws of the State of Delaware for the purpose of becoming the savings and loan holding company of First Federal Savings and Loan Association of Cheraw (the "Bank" or "First Federal") in connection with First Federal's conversion from a federally-chartered mutual savings and loan association to a federally-chartered stock savings association (the "Conversion"). A subscription and community offering of Great Pee Dee's common stock closed on December 31, 1997, at which time Great Pee Dee used one half of the net proceeds received to acquire all of the outstanding common stock of the Bank and commenced operations. On March 9, 2000, Great Pee Dee formed a second wholly-owned subsidiary, First Federal Investment Services, Inc.

Great Pee Dee has no operations and conducts no business of its own other than owning its subsidiaries, investing its liquid assets, and lending funds to the Great Pee Dee Bancorp, Inc. Employee Stock Ownership Plan and Trust (the "ESOP") which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank's primary market area of Chesterfield, Marlboro and Florence Counties, South Carolina, as well as other types of loans. On June 30, 2000, approximately 93% of the Bank's total loans was composed of real estate loans.

Great Pee Dee's principal sources of income are earnings on its investments, interest earned from the loan to the ESOP, and dividends paid by the Bank to Great Pee Dee, if any. Revenues of First Federal are derived primarily from interest on loans. First Federal also receives interest income from its investment securities and interest-earning deposit balances and various types of non-interest income. The major expenses of First Federal are interest on deposits and general and administrative expenses such as personnel costs, occupancy, and federal deposit insurance premiums. First Federal Investment Services, Inc. engages in the brokerage of a variety of investment products. Great Pee Dee and its subsidiaries are collectively referred to herein as the "Company."

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

                 Great Pee Dee Bancorp, Inc. and Subsidiaries
                     Management's Discussion and Analysis
================================================================================


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

                                                         Terms to Repricing at June 30, 2000
                                             -----------------------------------------------------------
                                                          More Than     More Than
                                               1 Year     1 Year to     3 Years to   More Than
                                              or Less      3 Years      5 Years      5 Years      Total
                                             ----------  -----------   -----------  ----------  ---------
                                                               (Dollars in thousands)
INTEREST-EARNING ASSETS:
 Loans receivable:
  Real estate loans:
   Adjustable                                $  27,979   $     1,849   $     3,065  $       114 $  33,007
   Fixed                                         1,284         1,509         2,078       36,582    41,453
 Other loans                                     1,713         1,218         2,561        4,806    10,298
 Interest-earning balances in other banks        6,215             -             -            -     6,215
 Federal funds sold                              2,427             -             -            -     2,427
 Investments                                       405(1)      2,100         2,612            -     5,117
 FHLB common stock/(2)/                              -             -             -          573       573
                                             ---------     ---------      --------      -------   -------

   Total interest-earning assets             $  40,023     $   6,676      $ 10,316      $42,075   $99,090
                                             =========     =========      ========      =======   =======

INTEREST-BEARING LIABILITIES:
 Savings deposits:
  Regular passbook                           $   2,354     $       -      $      -      $     -   $ 2,354
  Money market passbook                          5,909             -             -            -     5,909
  Checking accounts                             14,220             -             -            -    14,220
  Certificate accounts                          37,593         9,208           860          110    47,771
 Advances from the Federal Home Loan
  Bank                                           7,000             -             -            -     7,000
                                             ---------     ---------      --------      -------   -------

   Total interest-bearing liabilities        $  67,076     $   9,208      $    860      $   110   $77,254
                                             =========     =========      ========      =======   =======

INTEREST SENSITIVITY GAP PER
 PERIOD                                      $ (27,053)    $  (2,532)     $  9,456      $41,965   $21,836

CUMULATIVE INTEREST SENSITIVITY
 GAP                                         $ (27,053)    $ (29,585)     $(20,129)     $21,836   $21,836

CUMULATIVE GAP AS A PERCENTAGE
 OF TOTAL INTEREST-EARNING
 ASSETS                                         (27.30%)      (29.86%)      (20.31%)      22.04%    22.04%

CUMULATIVE INTEREST-EARNING
 ASSETS AS A PERCENTAGE OF
 INTEREST-BEARING LIABILITIES                    59.67%        61.22%        73.91%      128.27%   128.27%

/(1)/ Equity security with no stated maturities; readily available and assumed to mature in less than one year.

/(2)/ Nonmarketable equity security; substantially all required to be maintained and assumed to mature in periods greater than 10 years.

                 Great Pee Dee Bancorp, Inc. and Subsidiaries
                     Management's Discussion and Analysis
================================================================================


The preceding table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2000 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts and money market deposit accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Company's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 2000 was a negative 27.30%. At June 30, 2000, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 29.86% and a negative 20.31%, respectively.

Net Portfolio Value Analysis. In addition to the interest rate gap analysis discussed above, management monitors the Bank's interest rate sensitivity through the use of a model which estimates the change in net portfolio value ("NPV") in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. The model estimates the effect on First Federal's NPV of instantaneous and permanent 100 to 300 basis point increases in market interest rates.

The following table presents information regarding possible changes in the Bank's NPV as of June 30, 2000, based on information provided by the Office of Thrift Supervision's Risk Management Division:

                                                   Net portfolio value
                                      --------  -------------------------
    Change in interest rates                     Change in    Percentage
    in basis points (rate shock)       Amount      amount      change
    ----------------------------      --------  -----------  ------------

    Up 300 basis points               $ 15,876  $    (5,332)          (25%)

    Up 200 basis points                 17,727       (3,481)          (16%)

    Up 100 basis points                 19,542       (1,666)           (8%)

        Static                          21,208            -             -

    Down 100 basis points               22,545        1,337             6%

    Down 200 basis points               23,439        2,231            11%

    Down 300 basis points               24,282        3,074            14%

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

The table set forth above indicates that in the event of a 200 basis point increase in interest rates, First Federal would be expected to experience a 16% decrease in NPV.

                 Great Pee Dee Bancorp, Inc. and Subsidiaries
                     Management's Discussion and Analysis
================================================================================


Certain shortcomings are inherent in the NPV method of analysis presented above. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, adjustable-rate mortgages have interest rate caps which restrict changes in interest rates on a short-term basis and over the life of the assets. The proportion of adjustable-rate loans may be reduced during sustained period of lower interest rates due to increased refinancing activity.

Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table above. Finally, the ability of many borrowers to service adjustable-rate debt may decrease in the event of a sustained interest rate increase.

                              Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended June 30, 2000 and 1999. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

                                                  Year Ended June 30, 2000         Year Ended June 30, 1999
                                                -------------------------------  ----------------------------------
                                                 Average                Average    Average                 Average
                                                 Balance    Interest     Rate      Balance     Interest      Rate
                                                ---------  ----------  --------  -----------  ----------  ---------
                                                                        (Dollars in thousands)
Interest-earning assets:
 Interest-earning balances                      $  2,887   $      188      6.51% $     2,614  $      172       6.58%
 Investments                                       5,182          332      6.41%       4,375         270       6.17%
 Loans                                            71,969        5,499      7.64%      60,853       4,625       7.60%
                                                --------   ----------  --------   ----------  ----------  ---------

  Total interest-earning assets                   80,038        6,019      7.52%      67,842       5,067       7.47%
                                                           ----------  --------               ----------  ---------
Other assets                                       3,537                               1,878
                                                --------                          ----------

  Total assets                                  $ 83,575                          $   69,720
                                                --------                          ----------

Interest-bearing liabilities:
 Deposits                                       $ 49,831        2,476      4.97%  $   38,501       1,953       5.07%
 Borrowings                                        5,893          359      6.09%          92           7       7.61%
                                                --------   ----------  --------   ----------  ----------  ---------

  Total interest-bearing liabilities              55,724        2,835      5.09%      38,593       1,960       5.08%
                                                           ----------  --------               ----------  ---------

Other liabilities                                    190                                 238

Stockholders' equity                              27,661                              30,889
                                                --------                          ----------

  Total liabilities and stockholders' equity    $ 83,575                          $   69,720
                                                --------                          ----------

Net interest income and interest rate spread               $    3,184      2.43%               $   3,107       2.39%
                                                                       --------                           ---------

Net yield on average interest-earning assets                               3.98%                               4.58%
                                                                       ========                           =========

Ratio of average interest-earning assets to
average interest-bearing liabilities              143.63%                             175.79%
                                                ========                          ==========

                 Great Pee Dee Bancorp, Inc. and Subsidiaries
                     Management's Discussions and Analysis
================================================================================

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

                                      Year Ended June 30, 2000 vs. 1999
                                     -----------------------------------
                                         Increase (Decrease) Due To
                                     -----------------------------------
                                        Volume        Rate       Total
                                     ------------  ----------  ---------
                                           (Dollars in thousands)
     Interest income:
       Interest-earning balances            $ 18        $ (2)       $ 16
       Investments                            51          11          62
       Loans                                 847          27         874
                                            ----        ----        ----
              Total interest income          916          36         952
                                            ----        ----        ----
     Interest expense:
       Deposits                              570         (46)        524
       Borrowings                            396         (45)        351
                                            ----        ----        ----
              Total interest expense         966         (91)        875
                                            ----        ----        ----
     Net interest income                    $(50)       $127        $ 77
                                            ----        ----        ----

          Comparison of Financial Condition at June 30, 2000 and 1999

The Company's total assets increased by $31.2 million during the year ended June 30, 2000, from $72.6 million at June 30, 1999 to $103.8 million at the period end. Approximately $25 million of this substantial increase resulted from the purchase on March 3, 2000 of a full service branch facility located in Florence, South Carolina. This branch acquisition was undertaken as a way to increase the leverage of the Company's capital and to expand its markets both for customer deposits and for loans. This new branch has negatively impacted net income since its consummation because of costs associated with the transaction and because of amortization of certain intangible assets acquired. Further, the branch acquisition is expected by management to continue to be income neutral in the near term. However, management believes that this expansion of the Company's base of operations will generate significant growth and enhancement of profitability over the long term.

The Company received liquid assets of $11.6 million in this branch acquisition. Largely as a result, liquid assets, which consist of cash, interest-earning balances in other banks, federal funds sold and investment securities, increased from $5.7 million at the beginning of the current fiscal year to $14.2 million at June 30, 2000. In addition to the liquid assets received in the branch acquisition, the Company acquired customer deposits of $24.9 million and loans receivable of $10.9 million. The Company also paid a deposit premium of $1.9 million and paid $250,000 for a three-year non-compete agreement from the seller of the branch. These intangible assets are being amortized using the straight-line method over ten years and three years, respectively.

Deposit accounts increased from $41.3 million at June 30, 1999 to $70.3 million at June 30, 2000, an overall increase of $29.0 million that includes the $24.9 million of deposits acquired in the Florence branch purchase and other deposit growth of $4.1. Net loans receivable increased by $20.4 million during the current fiscal year, from $64.4 million at June 30, 1999 to $84.8 million at year-end. In addition to loans of $10.9 million

                 Great Pee Dee Bancorp, Inc. and Subsidiaries
                     Management's Discussions and Analysis
================================================================================

received with the Florence branch purchase, this increase includes internally generated loan growth of $9.5 million. This loan growth was funded by the deposit growth described above and by an increase of $5.8 million in Federal Home Loan Bank advances.

During the year ended June 30, 2000, total stockholders' equity decreased by $3.5 million to $26.3 million, principally as a result of the purchase during the year of 315,842 treasury shares at a cost of $4.0 million. Dividends aggregated $686,000 or $.39 per share for the year, as compared with $726,000 or $.36 per share for the previous year. The Company's board of directors increased the regular quarterly dividend from $.09 per share to $.10 per share for the second quarter of the current fiscal year. At June 30, 2000, both the Company and the Bank continued to significantly exceed all applicable regulatory capital requirements.

Comparison of Results of Operations for the Years Ended June 30, 2000 and 1999

Net Income. Net income for the year ended June 30, 2000 was $813,000, or basic earnings per share of $.48, as compared with net income of $890,000, or $.45 per share, for the year ended June 30, 1999, a net income decrease of $77,000. Net income was most significantly impacted during the current year by the Company's acquisition of a full service branch in Florence, South Carolina, on March 3, 2000. The Company recognized $154,000 of non-recurring expenses incurred in connection with that branch acquisition, as well as higher day to day operating costs. In addition, during the current fiscal year, the Company recorded amortization of $89,000 on the deposit premium and non-compete payment made in connection with the Florence branch purchase. Despite personnel added as a result of the branch purchase, total personnel costs decreased by $195,000 during the current year because of a decrease of $296,000 in costs associated with the Company's Recognition and Retention Plan Net income per share increased because treasury share repurchases resulted in a reduction in the weighted average number of common shares outstanding.

Net Interest Income. Net interest income for the year ended June 30, 2000 was $3.2 million as compared with $3.1 million during the year ended June 30, 1999, an increase of $77,000. The Company's net interest margin increased from 2.39% during the year ended June 30, 1999 to 2.43% for the year ended June 30, 2000. The weighted average yield on interest-earning assets increased by 5 basis points while the weighted average cost of interest-bearing liabilities increased by only 1 basis point. The effects of the increased margin, however, were largely offset by a decrease of $4.9 million in the average balance of net interest earning assets during the current year as compared with the previous year. This decrease in net interest earning assets resulted principally from the purchase of treasury shares and from the Florence branch purchase which in March increased interest-bearing liabilities by an amount approximately $2.3 greater than the corresponding increase in net interest earning assets.

Provision for Loan Losses. There was a provision for loan losses of $128,000 made during the year ended June 30, 2000, as compared with a provision of $96,000 for the year ended June 30, 1999. There were net loan charge-offs of $17,000 during fiscal 2000 as compared with $6,000 for fiscal 1999. At June 30, 2000, nonaccrual loans aggregated $186,000 while the allowance for loan losses stood at $555,000.

Non-Interest Expenses. Non-interest expenses increased to $2.0 million for the year ended June 30, 2000 as compared with $1.7 million for the year ended June 30, 1999, an increase of $241,000. This increase occurred principally as a result of non-recurring costs of $154,000, amortization expenses of $89,000 and additional operating costs of approximately $190,000 incurred as a result of the purchase of the new full service branch in Florence, South Carolina. The only significant item of expense reduction during the current year is the decrease in Recognition and Retention Plan expenses described under the caption "Net Income" above.

                 Great Pee Dee Bancorp, Inc. and Subsidiaries
                     Management's Discussions and Analysis
================================================================================

Provision for Income Taxes. The provision for income taxes, as a percentage of income before income taxes, was 35.7% and 35.4% for the years ended June 30, 2000 and 1999, respectively.

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

                                                            At June 30,
                                                            -----------
                                                            2000   1999
                                                            ----   ----
    Non-performing assets:
      Non-accrual loans                                    $ 186  $ 271
      Loans past due 90 days or more and still accruing        -      -
      Other real estate                                       22     33
      Renegotiated troubled debt                               -      -
                                                           -----  -----

      Total non-performing assets                          $ 208  $ 304
                                                           =====  =====

                        Liquidity and Capital Resources

During the year ended June 30, 2000, Great Pee Dee Bancorp, Inc. paid cash dividends of $.39 per share, having increased the regular quarterly dividend from $.09 per share to $.10 per share effective for the second fiscal quarter. Although Great Pee Dee Bancorp, Inc. anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

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

As of June 30, 2000, liquid assets (cash, interest-earning deposits, federal funds sold and marketable investment securities) were approximately $14.2 million, which represents 20.2% of deposits. First Federal is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of United States Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties

                 Great Pee Dee Bancorp, Inc. and Subsidiaries
                     Management's Discussions and Analysis
================================================================================

may be imposed for failure to meet applicable liquidity requirements. At June 30, 2000, First Federal's liquidity, as measured for regulatory purposes, was 17.9% or $11.0 million in excess of the minimum OTS requirement.

At June 30, 2000, outstanding mortgage loan commitments were $1.2 million, and the undisbursed portion of construction loans was $2.9 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

Under federal capital regulations, First Federal must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on First Federal's financial statements. At June 30, 2000 and 1999, First Federal exceeded all such requirements.

The Bank is restricted in its ability to pay dividends and to make distributions. A significant source of Great Pee Dee's funds are dividends received from the Bank. In fiscal 2000, the amount of dividends that can be paid by the Bank without prior approval from regulators is approximately $5.0 million. These funds should be adequate to cover Great Pee Dee's cash requirements.

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

                       Impact of New Accounting Standards

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that the Bank recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The Bank will adopt SFAS No. 133 on July 1, 2000, as required. Management of the Bank believes that adoption of SFAS No. 133 will not have a material impact on the Bank's balance sheet or the related statements of operations and changes in stockholders' equity.

                 Great Pee Dee Bancorp, Inc. and Subsidiaries
                     Management's Discussions and Analysis
================================================================================

                                   Year 2000

The Year 2000 issue has posed business risk to most business organizations, including the Company. The Company's management is pleased, but not surprised, that business continued as normal without adverse impact to the Company during the critical date change. The Bank has continued monitoring external entities to assure that they have not experienced Year 2000 problems that could impact their relationship with the Company. The Company estimates that its total Year 2000 compliance costs aggregated approximately $175,000, including capital expenditures of approximately $141,000 and other expenses charged to operations of approximately $34,000. In addition to the estimated costs of its Year 2000 compliance, the Company routinely makes annual investments in technology in its efforts to improve customer service and to efficiently manage its product and service delivery systems

                           [LOGO OF DIXOM OXOM PLLC]

                                DIXON ODOM PLLC
                 Certified Public Accountants and Consultants



                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Great Pee Dee Bancorp, Inc.
Cheraw, South Carolina


We have audited the accompanying consolidated statements of financial condition of Great Pee Dee Bancorp, Inc. and Subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Pee Dee Bancorp, Inc. and Subsidiaries at June 30, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



Dixon Odom PLLC
Sanford, North Carolina
August 7, 2000

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 2000 and 1999
================================================================================


ASSETS                                                   2000           1999
                                                     ------------   -----------

Cash on hand and in banks                            $    488,661   $   857,267
Interest-earning balances in other banks                6,214,918       726,203
Federal funds sold                                      2,427,464             -
Investment securities available for sale,
  at fair value (Note B)                                  404,504       450,000
Investment securities held to maturity,
  at amortized cost (Note B)                            4,712,270     3,621,297
Loans receivable, net (Note C)                         84,757,561    64,411,377
Loans held for sale                                       155,000       525,000
Accrued interest receivable                               548,657       356,328
Premises and equipment, net (Note D)                    1,102,570       740,012
Foreclosed real estate                                     22,400        33,300
Stock in the Federal Home Loan Bank, at cost              573,100       524,000
Deposit premium and other intangible asset, net         2,010,550             -
Other assets                                              423,974       356,302
                                                     ------------   -----------

    TOTAL ASSETS                                     $103,841,629   $72,601,086
                                                     ============   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposit accounts (Note G)                          $ 70,253,670   $41,332,445
  Advances from Federal Home Loan Bank (Note H)         7,000,000     1,200,000
  Accrued interest payable                                172,188        50,441
  Advance payments by borrowers for property taxes
   and insurance                                           96,850        62,801
  Accrued expenses and other liabilities                   53,172       142,272
                                                     ------------   -----------

    TOTAL LIABILITIES                                  77,575,880    42,787,959
                                                     ------------   -----------

COMMITMENTS AND CONTINGENCIES (Notes C and M)

STOCKHOLDERS' EQUITY (Note L)
  Preferred stock, no par value, 400,000 shares
   authorized, no shares issued and outstanding                 -             -
  Common stock, $.01 par value, 3,600,000 shares
   authorized; 2,224,617 shares issued                     22,246        22,246
  Additional paid-in capital                           21,548,318    21,530,265
  Unearned compensation (Note I)                       (1,570,812)   (1,938,390)
  Retained earnings, substantially restricted          12,133,288    12,006,012
  Accumulated other comprehensive loss                    (59,796)            -
  Common stock in treasury, at cost (454,506 and
   138,664 shares, respectively)                       (5,807,495)   (1,807,006)
                                                     ------------   -----------

    TOTAL STOCKHOLDERS' EQUITY                         26,265,749    29,813,127
                                                     ------------   -----------

See accompanying notes.

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $103,841,629   $72,601,086
                                                     ------------   -----------

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 2000 and 1999

=========================================================================================

                                                               2000              1999
                                                            -----------      ------------
INTEREST INCOME
 Loans                                                      $ 5,499,219      $  4,625,506
 Investments                                                    332,318           269,571
 Deposits in other banks and federal funds sold                 187,771           172,112
                                                            -----------      ------------

                                   TOTAL INTEREST INCOME      6,019,308         5,067,189
                                                            -----------      ------------

INTEREST EXPENSE
 Deposits (Note G)                                            2,475,494         1,952,718
 Borrowed funds                                                 359,287             7,309
                                                            -----------      ------------

                                  TOTAL INTEREST EXPENSE      2,834,781         1,960,027
                                                            -----------      ------------

                                     NET INTEREST INCOME      3,184,527         3,107,162

PROVISION FOR LOAN LOSSES (Note C)                              128,000            96,000
                                                            -----------      ------------

                               NET INTEREST INCOME AFTER
                               PROVISION FOR LOAN LOSSES      3,056,527         3,011,162
                                                            -----------      ------------
NON-INTEREST INCOME                                             165,472            84,613
                                                            -----------      ------------

NON-INTEREST EXPENSES
     Personnel costs                                            983,618         1,178,260
     Occupancy                                                  161,632           110,824
     Deposit insurance premiums                                  16,100            22,200
     Other                                                      796,721           406,202
                                                            -----------      ------------

                             TOTAL NON-INTEREST EXPENSES      1,958,071         1,717,486
                                                            -----------      ------------

                              INCOME BEFORE INCOME TAXES      1,263,928         1,378,289

INCOME TAXES (Note K)                                           450,800           488,400
                                                            -----------      ------------

                                              NET INCOME    $   813,128      $    889,889
                                                            -----------      ------------
EARNINGS PER COMMON SHARE (Note A)
     Basic                                                  $      0.48      $       0.45
                                                            -----------      ------------
     Diluted                                                $      0.47      $       0.45
                                                            -----------      ------------

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Year Ended June 30, 2000 and 1999

===============================================================================================================================

                                                                                                                   Accumulated
                                                           Par value of  Additional                                   other
                                   Shares of common stock   of common     paid-in       Unearned      Retained    comprehensive
                                   ----------------------
                                     Issued   In treasury     stock       capital     compensation    earnings         loss
                                   --------- ------------  ------------ ------------  ------------  ------------  -------------
Balance at June 30, 1998           2,202,125            -  $     22,021 $ 21,292,979  $ (1,682,319) $ 11,842,354  $           -

Net income                                 -            -             -            -             -       889,889              -

Purchase of treasury stock                 -      192,364             -            -             -             -              -

Adoption of Recognition
  and Retention Plan ("RRP")          22,492      (53,700)          225      217,194      (914,304)            -              -

RRP shares earned                          -            -             -            -       537,198             -              -

Release of ESOP shares                     -            -             -       20,092       121,035             -              -

Cash dividends paid ($.36
  per share)                               -            -             -            -             -      (726,231)             -
                                   --------- ------------  ------------ ------------  ------------  ------------  -------------

Balance at June 30, 1999           2,224,617      138,664        22,246   21,530,265    (1,938,390)   12,006,012              -

Comprehensive income:
  Net income                               -            -             -            -             -       813,128              -
  Unrealized loss on securities
   available for sale, net of
   income taxes of $35,700                 -            -             -            -             -             -        (59,796)
     Total comprehensive income            -            -             -            -             -             -              -

Purchase of treasury stock                 -      315,842             -            -             -             -              -

RRP shares earned                          -            -             -            -       241,347             -              -

Release of ESOP shares                     -            -             -       18,053       126,231             -              -

Cash dividends paid ($.39 per
  share)                                   -            -             -            -             -      (685,852)             -
                                   --------- ------------  ------------ ------------  ------------  ------------  -------------

Balance at June 30, 2000           2,224,617      454,506  $     22,246 $ 21,548,318  $ (1,570,812) $ 12,133,288  $     (59,796)
                                   ========= ============  ============ ============  ============  ============  =============

===============================================================


                                                     Total
                                     Treasury     Stockholders'

                                      stock          equity
                                   -------------  -------------
Balance at June 30, 1998           $           -  $  31,475,035

Net income                                     -        889,889

Purchase of treasury stock            (2,503,891)    (2,503,891)

Adoption of Recognition
  and Retention Plan ("RRP")             696,885              -

RRP shares earned                              -        537,198

Release of ESOP shares                         -        141,127

Cash dividends paid ($.36
  per share)                                   -       (726,231)
                                   -------------  -------------

Balance at June 30, 1999              (1,807,006)    29,813,127

Comprehensive income:
  Net income                                   -        813,128
  Unrealized loss on securities
   available for sale, net of
   income taxes of $35,700                     -        (59,796)
                                                  -------------
     Total comprehensive income                         753,332
                                                  -------------
Purchase of treasury stock            (4,000,489)    (4,000,489)

RRP shares earned                              -        241,347

Release of ESOP shares                         -        144,284

Cash dividends paid ($.39 per
  share)                                       -       (685,852)
                                   -------------  -------------

Balance at June 30, 2000           $  (5,807,495) $  26,265,749
                                   =============  =============

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2000 and 1999

============================================================================================

                                                                     2000           1999
                                                                 -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                      $   813,128    $    889,889
 Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation                                                      89,218          65,387
    Amortization, net                                                128,634          23,745
    Provision for loan losses                                        128,000          96,000
    Provision for loss on foreclosed real estate                       9,700               -
    Deferred income taxes                                             35,177        (137,727)
    ESOP contribution expense                                        144,284         141,127
    Vesting of deferred recognition and retention plan               241,347         537,198
    Change in assets and liabilities:
     Increase in accrued interest receivable                        (172,178)        (78,397)
     (Increase) decrease in loans held for sale                      370,000        (525,000)
     Increase in other assets                                        (11,628)        (44,976)
     Increase (decrease) in accrued interest payable                     983         (18,173)
     Increase (decrease) in accrued expenses and other
       liabilities                                                   (86,334)         11,417
                                                                 -----------    ------------

                                         NET CASH PROVIDED BY
                                         OPERATING ACTIVITIES      1,690,331         960,490
                                                                 -----------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of available-for-sale securities                           (50,000)       (250,000)
 Purchases of held to maturity investment securities              (1,200,000)     (2,400,000)
 Proceeds from maturities and calls of
  held to maturity investment securities                             109,027       2,119,378
 Purchase of Federal Home Loan Bank stock                            (49,100)        (28,800)
 Net increase in loans                                            (9,615,936)     (7,788,397)
 Purchase of premises and equipment                                 (114,783)       (593,633)
 Net cash received in branch acquisition                          11,570,302               -
 Proceeds from sale of foreclosed real estate                          1,200           1,200
                                                                 -----------    ------------

                                     NET CASH PROVIDED (USED)
                                      BY INVESTING ACTIVITIES        650,710      (8,940,252)
                                                                 -----------    ------------

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2000 and 1999

================================================================================================

                                                                         2000           1999
                                                                      -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in demand accounts                                      $   975,970    $ 5,763,500
 Net increase (decrease) in certificates of deposit                     3,092,695     (1,094,491)
 Increase in advance payments by borrowers
   for taxes and insurance                                                 24,208            625
 Net increase in advances from Federal
  Home Loan Bank                                                        5,800,000      1,200,000
 Purchase of treasury stock                                            (4,000,489)    (2,503,891)
 Cash dividends paid                                                     (685,852)      (726,231)
                                                                      -----------    -----------

                                                 NET CASH PROVIDED
                                           BY FINANCING ACTIVITIES      5,206,532      2,639,512
                                                                      -----------    -----------

                                        NET INCREASE (DECREASE) IN
                                         CASH AND CASH EQUIVALENTS      7,547,573     (5,340,250)

CASH AND CASH EQUIVALENTS, BEGINNING                                    1,583,470      6,923,720
                                                                      -----------    -----------

                                                     CASH AND CASH
                                               EQUIVALENTS, ENDING    $ 9,131,043    $ 1,583,470
                                                                      -----------    -----------

SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION
  Cash paid during the year for:
   Interest                                                           $ 2,713,034    $ 1,978,200
                                                                      -----------    -----------

   Income taxes                                                       $   468,432    $   700,590
                                                                      -----------    -----------

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
  Loans receivable transferred to real estate acquired
    in settlement of loans                                            $         -    $    25,600
                                                                      -----------    -----------

  Net unrealized loss on investment securities
    available for sale, net of deferred income taxes                  $   (59,796)   $         -
                                                                      -----------    -----------

  Adoption of deferred recognition and retention plan                 $         -    $   914,304
                                                                      -----------    -----------

Noncash assets acquired and liabilities assumed in branch acquisition are presented in Note E.


See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTE TO CONSIOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations
---------------------------

On December 31, 1997, pursuant to a Plan of Conversion which was approved by its members and regulators, First Federal Savings and Loan Association of Cheraw ("First Federal" or the "Bank") converted from a federally chartered mutual savings and loan association to a federally-chartered stock savings association (the "Conversion") and became a wholly-owned subsidiary of Great Pee Dee Bancorp, Inc. ("Great Pee Dee" or "Parent"). Great Pee Dee was formed to acquire all of the common stock of First Federal upon its conversion to stock form. On March 9, 2000, Great Pee Dee formed a second wholly-owned subsidiary, First Federal Investment Services, Inc. Great Pee Dee has no operations and conducts no business on its own other than owning its subsidiaries, investing in liquid assets and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

Nature of Business
------------------

First Federal maintains offices in Cheraw and Florence, South Carolina. The Bank conducts its primary business in Chesterfield, Marlboro and Florence Counties, South Carolina. The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in its primary market area. The Bank also makes home improvement loans, multi-family residential loans, construction loans, commercial loans, automobile loans and loans secured by deposit accounts. First Federal has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. First Federal Investment Services, Inc. engages in the brokerage of a variety of investment products.

Basis of Presentation
---------------------

The accompanying consolidated financial statements include the accounts of the Parent and its subsidiaries, together referred to as the "Company." All significant intercompany transactions and balances are eliminated in consolidation.

Cash and Cash Equivalents
-------------------------

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand and in banks, interest-earning balances in other banks, and federal funds sold.

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTE TO CONSIOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates (Continued)
----------------

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

Investment Securities
---------------------

The Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading securities at June 30, 2000 or 1999. Securities held to maturity are those securities for which the Bank has the ability and intent to hold to maturity.

Available-for-sale securities consist of marketable equity securities and are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported in other comprehensive income until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity.

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

Loans Held for Sale
-------------------

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans Receivable
----------------

Loans receivable are stated at unpaid balances, less the allowance for loan losses and net deferred loan fees.

GREAT PEE DEE BANCORP, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable (Continued)
----------------

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment (Continued)
----------------------

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

Deposit Premium and Other Intangible Asset
------------------------------------------

The deposit premium and non-compete payments made in connection with the Bank's purchase of a branch in Florence, South Carolina, are being amortized on a straight-line basis over ten and three years, respectively.

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

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

Stock Compensation Plans
------------------------

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and, under Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

Earnings Per Common Share
-------------------------

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and unvested shares in the Recognition and Retention Plan and are determined using the treasury stock method.

Earnings per common share have been computed based on the following:


                                                             Years Ended June 30,
                                                            ---------------------
                                                                2000       1999
                                                            ----------  ---------
    Average number of common shares outstanding
      used to calculate basic earnings per common share      1,708,877  1,990,342

    Effect of dilutive options and RRP shares                    3,759      2,907
                                                             ---------  ---------

    Average number of common shares outstanding
      used to calculate diluted earnings per common share    1,712,636  1,993,249
                                                             =========  =========

GREAT PEE DEE BANCORP, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income
--------------------

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Pronouncements
--------------------------------

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that the Bank recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The Bank will adopt SFAS No. 133 on July 1, 2000, as required. Management of the Bank believes that adoption of SFAS No. 133 will not have a material impact on the Bank's balance sheet or the related statements of operations and changes in stockholders' equity.

Reclassifications
-----------------

Certain amounts in the 1999 consolidated financial statements have been reclassified to conform to the 2000 presentation. The reclassifications had no effect on net income or stockholders' equity as previously reported.


NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:


                                                     June 30, 2000
                                     ----------------------------------------------
                                                   Gross       Gross
                                     Amortized   unrealized  unrealized     Fair
                                        cost       gains       losses      value
                                     ----------  ----------  ----------  ----------
Securities available for sale:
 Marketable equity securities        $  500,000  $        -    $ 95,496  $  404,504
                                     ==========  ==========    ========  ==========

Securities held to maturity:
 U. S. government securities and
  obligations of U. S. government
  agencies                           $4,700,000  $      281    $115,009  $4,585,272
 FHLMC mortgage-backed securities        12,270           -         270      12,000
                                     ----------  ----------    --------  ----------

                                     $4,712,270  $      281    $115,279  $4,597,272
                                     ==========  ==========    ========  ==========

GREAT PEE DEE BANCORP, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE B - INVESTMENT SECURITIES (Continued)


                                                     June 30, 1999
                                     ----------------------------------------------
                                                   Gross       Gross
                                     Amortized   unrealized  unrealized     Fair
                                        cost       gains       losses      value
                                     ----------  ----------  ----------  ----------
Securities available for sale:
 Marketable equity securities        $  450,000  $        -  $        -  $  450,000
                                     ==========  ==========  ==========  ==========

Securities held to maturity:
 U. S. government securities and
  obligations of U. S. government
  agencies                           $3,600,000  $      281  $   61,526  $3,538,755
 FHLMC mortgage-backed securities        21,297           -         297      21,000
                                     ----------  ----------  ----------  ----------

                                     $3,621,297  $      281  $   61,823  $3,559,755
                                     ==========  ==========  ==========  ==========

The amortized cost and fair values of securities held to maturity at June 30, 2000 by contractual maturity are shown below. Available-for-sale securities are not included in this table because they consist solely of equity securities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                     Securities Held to Maturity
                                                     --------------------------------
                                                       Amortized              Fair
                                                         cost                value
                                                     --------------    --------------
    Due within one year                               $         -       $          -
    Due after one year through five years               4,712,270          4,597,272
    Due after five years through ten years                      -                  -
    Due after ten years                                         -                  -
                                                     --------------    --------------

                                                      $ 4,712,270        $ 4,597,272
                                                     ==============    ==============

Proceeds from maturities and calls of investment securities held to maturity during the years ended June 30, 2000 and 1999 were $109,027 and $2,119,378, respectively. No gains or losses were realized on those maturities and calls. There were no sales of available-for-sale securities during the years ended June 30, 2000 or 1999.

Securities with a carrying value of $1,505,763 and $1,407,905 and a fair value of $1,465,167 and $1,389,326 at June 30, 2000 and 1999, respectively, were pledged to secure public monies on deposit as required by law.

The following table sets forth certain information regarding the carrying values, weighted average yields and contractual maturities of the Company's investment portfolio and other interest-earning assets at June 30, 2000. Marketable equity securities which have no stated maturities, and are readily available, are assumed to mature in less than one year, while FHLB common stock, a nonmarketable equity security, substantially all of which is required to be maintained, is assumed to mature in periods greater than ten years.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE B - INVESTMENT SECURITIES (Continued)

                                                            Carrying value
                                  --------------------------------------------------------------
                                               After one      After five
                                  One year   year through   years through   After ten
                                   or less    five years      ten years       years      Total
                                  ---------  ------------   -------------   ---------   --------
                                                      (Dollars in thousands)
Securities available for sale:
 Marketable equity
  securities                      $     405   $         -     $         -   $       -   $    405

Securities held to maturity:
 U. S. government and
  agency securities                       -         4,700               -           -      4,700
 Mortgage-backed
  securities                              -            12               -           -         12

Other:
 Interest-earning balances
  in other banks                      6,215             -               -           -      6,215
 Federal Home Loan
  Bank Stock                              -             -               -         573        573
                                  ---------   -----------     -----------   ---------   --------

Total                             $   6,620   $     4,712     $         -   $     573   $ 11,905
                                  =========   ===========     ===========   =========   ========

                                                            Average yield
                                  -------------------------------------------------------------
                                              After one       After five
                                  One year   year through   years through   After ten
                                  or less     five years      ten years       years      Total
                                  --------   ------------   -------------   ---------   -------
Securities available for sale:
 Marketable equity
  securities                          7.46%             -               -           -      7.46%

Securities held to maturity:
 U. S. government and
  agency securities                      -           6.24%              -           -      6.24%
 Mortgage-backed
  securities                             -           8.12%              -           -      8.12%

Other:
 Interest-earning balances
  in other banks                      7.10%             -               -           -      7.10%
 Federal Home Loan Bank
  Stock                                  -              -               -        7.75%     7.75%

Weighted average                      7.13%          6.24%              -        7.75%     6.81%

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                     2000                       1999
                                                           -----------------------   ------------------------
                                                                        Percentage                 Percentage
                                                             Amount      of total      Amount       of total
                                                           -----------  ----------   -----------   ----------
    Type of loan:
      Real estate loans:
       One-to-four family
        residential                                        $64,346,222       75.92%  $55,385,112        85.99%
       Commercial                                            7,703,676        9.09%    5,159,052         8.01%
       Construction                                          6,221,594        7.34%    4,184,450         6.49%
       Home improvement loans                                4,129,789        4.87%    1,534,236         2.38%
                                                           -----------      ------   -----------     --------

       Total real estate loans                              82,401,281       97.22%   66,262,850       102.87%
                                                           -----------      ------   -----------     --------

      Other loans:
       Commercial                                            3,204,989        3.79%      272,316         0.43%
       Consumer                                              2,596,481        3.06%      278,452         0.43%
       Loans secured by deposits                               278,300        0.32%      262,956         0.41%
                                                           -----------      ------   -----------     --------

       Total other loans                                     6,079,770        7.17%      813,724         1.27%
                                                           -----------      ------   -----------     --------

       Total loans                                          88,481,051      104.39%   67,076,574       104.14%

    Less:
      Construction loans in process                          2,947,499        3.48%    2,017,568         3.13%
      Allowance for loan losses                                554,987        0.65%      443,951         0.69%
      Deferred loan origination fees,
       net of costs                                            221,004        0.26%      203,678         0.32%
                                                           -----------      ------   -----------     --------

                                                           $84,757,561      100.00%  $64,411,377       100.00%
                                                           ===========      ======   ===========     ========

The allowance for loan losses is summarized as follows:

                                                                                         2000          1999
                                                                                     -----------     --------
     Balance at beginning of year                                                    $   443,951     $353,643
     Provision for loan losses                                                           128,000       96,000
     Charge-offs                                                                         (16,964)      (5,692)
     Recoveries                                                                                -            -
                                                                                     -----------     --------

     Balance at end of year                                                          $   554,987     $443,951
                                                                                     ===========     ========

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE C - LOANS RECEIVABLE (Continued)

The allocation of the allowance for loan losses is summarized as follows:

                                             2000                            1999
                              --------------------------------   -------------------------------
                                         Percent of   Percent                Percent    Percent
                                         allowance    of loans              allowance   of loans
                              Amount of   to total    to gross   Amount of  to total    to gross
                              allowance  allowance     loans     allowance  allowance    loans
                              ---------  ----------   --------   ---------  ---------   --------
Real estate loans:
 One-to-four family
  residential                  $233,000       41.99%     72.72%   $257,000      57.89%     82.57%
 Commercial                      77,000       13.87%      8.71%     51,000      11.49%      7.69%
 Construction                    15,000        2.70%      7.03%     10,000       2.25%      6.24%
 Home improvement loans          25,000        4.50%      4.67%      9,000       2.03%      2.29%
                               --------      ------     ------    --------     ------     ------

 Total real estate loans        350,000       63.06%     93.13%    327,000      73.66%     98.79%
                               --------      ------     ------    --------     ------     ------

Other loans:
 Commercial                      39,000        7.03%      3.62%      1,000       0.23%      0.41%
 Consumer                        14,000        2.52%      2.93%      1,000       0.23%      0.41%
 Loans secured by deposits        1,000        0.18%      0.32%      1,000       0.23%      0.39%
                               --------      ------     ------    --------     ------     ------

 Total other loans               54,000        9.73%      6.87%      3,000       0.69%      1.21%
                               --------      ------     ------    --------     ------     ------

Unallocated                     150,987       27.21%         -     113,951      25.65%         -
                               --------      ------     ------    --------     ------     ------

Total allowance for loan
 losses                        $554,987      100.00%    100.00%   $443,951     100.00%    100.00%
                               ========      ======     ======    ========     ======     ======

At June 30, 2000 and 1999, respectively, the Bank had loans totaling $186,428 and $271,221 which were in a nonaccrual status.

At June 30, 2000, the Bank had mortgage loan commitments outstanding of $1,160,350, including loans of $333,000 to be originated at fixed interest rates ranging from 8.25% to 10.5%. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

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

                                                 2000      1999
                                              ---------  ---------

     Balance at beginning of year             $372,105   $376,190
     Additional borrowings                      46,400     34,932
     Loan repayments                           (20,117)   (39,017)
                                              --------   --------

     Balance at end of year                   $398,388   $372,105
                                              ========   ========

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE D - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                               2000        1999
                                           ----------   ----------

     Land                                  $  420,687   $  335,686
     Building and improvements                428,492      316,090
     Furniture and equipment                  698,939      503,213
                                           ----------   ----------

                                            1,548,118    1,154,989
     Accumulated depreciation                (445,548)    (414,977)
                                           ----------   ----------

                                           $1,102,570   $  740,012
                                           ==========   ==========


NOTE E - ACQUISITION OF BRANCH OFFICE

On March 3, 2000, the Bank completed, through the purchase of certain assets and the assumption of certain liabilities, the acquisition of a full-service branch office located in Florence, South Carolina. A summary of assets acquired and liabilities assumed, including amounts paid for a premium on the deposit liabilities assumed and for a three year non-compete agreement, are as follows:


    Assets:
      Cash and cash equivalents              $11,570,302
      Loans receivable, net                   10,897,431
      Premises and equipment                     336,994
      Deposit premium                          1,850,000
      Non-compete agreement                      250,000
      Other assets                                81,412
                                             -----------

                                             $24,986,139
                                             ===========

    Liabilities:
      Deposits accounts                      $24,852,560
      Other liabilities                          133,579
                                             -----------

                                             $24,986,139
                                             ===========


NOTE F - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE G - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 2000 and 1999 follows:

                                                                           2000                     1999
                                                                    ----------------------   ------------------------
                                                                                 Weighted                   Weighted
                                                                      Balance    avg. rate     Balance     avg. rate
                                                                    -----------  ---------   -----------   ----------
    Demand accounts:
      Regular passbook savings                                      $ 2,353,533       2.86%  $ 2,093,942         2.79%
      Money market passbook
       savings                                                        5,909,090       4.46%    5,434,617         4.33%
      Checking accounts                                              14,219,645       3.56%    6,055,340         4.82%
                                                                    -----------              -----------
                                                                     22,482,268       3.72%   13,583,899         4.31%
    Certificates of deposit                                          47,771,402       5.96%   27,748,546         5.23%
                                                                    -----------              -----------

      Total deposit accounts                                        $70,253,670       5.24%  $41,332,445         4.93%
                                                                    ===========              ===========

   A summary of certificate accounts by maturity as of June 30, 2000 follows
                            (amounts in thousands):

                                                                                Less than      $100,000
                                                                                 $100,000      or more       Total
                                                                                ----------   -----------   ----------
    One year or less                                                            $   26,097   $    11,496   $   37,593
    More than one year to three years                                                7,938         1,270        9,208
    More than three years to five years                                                560           300          860
    More than five years                                                               110             -          110
                                                                                ----------   -----------   ----------

    Total certificate accounts                                                  $   34,705   $    13,066   $   47,771
                                                                                ==========   ===========   ==========

    Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                                                                 2000         1999
                                                                                             -----------   ----------
     Checking accounts                                                                       $   441,215   $   67,871
     Passbook savings accounts                                                                    57,604       33,832
     Money market savings accounts                                                               227,514      139,225
     Certificates of deposit                                                                   1,756,873    1,713,942
                                                                                             -----------   ----------

                                                                                               2,483,206    1,954,870
     Penalties for early withdrawal                                                               (7,712)      (2,152)
                                                                                             -----------   ----------

                                                                                             $ 2,475,494   $1,952,718
                                                                                             ===========   ==========

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE H - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Atlanta, with weighted average interest rates, are as follows:

                                                         At June 30,
                                                   -----------------------
                                                      2000        1999
                                                   ----------  ----------

      5.09% repaid on February 17, 2000            $        -  $1,200,000
      6.76% due on July 19, 2000                    1,200,000           -
      6.85% due on May 23, 2001                     2,400,000           -
      6.89% due on May 30, 2001                     1,100,000           -
      6.83% due on June 27, 2001                    2,300,000           -
                                                   ----------  ----------

                                                   $7,000,000  $1,200,000
                                                   ==========  ==========

At June 30, 2000, the Bank also had $14,000,000 available on a line of credit from the Federal Home Loan Bank. All advances are secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans.


NOTE I - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Recognition and Retention Plan
------------------------------

At the Company's first annual meeting of stockholders held on January 7, 1999, the Company's stockholders approved the 1998 Recognition and Retention Plan (the "RRP). Under the RRP, 88,085 shares of common stock were reserved for issuance to key officers and directors. Upon approval of the RRP at the annual meeting, 76,192 shares of common stock were granted at a value of $12.00 per share at the date of grant. The Company funded the grants with 53,700 shares of previously purchased treasury stock and 22,492 shares of newly issued common stock. The Company will recognize compensation costs of $914,000 over the vesting period of the RRP shares granted, and is including such compensation costs in operations as rapidly as is permissible, resulting in the recognition of costs of $537,000 during the year ended June 30, 1999, and costs of $241,000, $106,000 and $30,000 during the years ending June 30, 2000, 2001 and 2002, respectively.

Stock Option Plan
-----------------

At the Company's annual meeting, held on January 7, 1999, the stockholders approved the Great Pee Dee Bancorp, Inc. Stock Option Plan (the "SOP"). The SOP provides for the issuance to directors, officers, and employees of the Bank options to purchase up to 220,212 shares of the Company's common stock. Upon approval of the SOP, the Company granted options to purchase 190,484 shares of the Company's common stock at an exercise price of $12.00 per share, including 66,064 options granted to the Company's directors and 124,420 options granted to the Company's executive officers and employees. Options granted to directors were fully vested on the date of grant. Options granted to executive officers and employees vested one-third on the date of grant and will vest one-third annually thereafter. All options will expire if not exercised within ten years from the date of grant. None of the options were exercised during the years ended June 30, 2000 and 1999. At such dates, options to purchase 149,011 and 107,537 shares, respectively, at $12.00

NOTE I - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

Stock Option Plan (Continued)
-----------------

per share were exercisable. As permitted by SFAS No. 123, the Company has applied APB Opinion No. 25 for measurement of stock-based compensation in the accompanying financial statements. If the Company had used the fair value based method of accounting for stock-based compensations, operating results for the year ended June 30, 2000 and 1999 would have been affected as set forth below:

                                                   As Reported  Pro Forma
                                                   -----------  ---------

   2000 net income                                    $813,128   $702,347
   2000 net income per share, basic                   $   0.48   $   0.41
   2000 net income per share, diluted                 $   0.47   $   0.41

   1999 net income                                    $889,889   $547,252
   1999 net income per share, basic and diluted       $   0.45   $   0.27

In determining the pro forma disclosures above, the fair value of options granted was estimated as of the grant date under the Black-Scholes Option Pricing Model using the following assumptions: a risk-free interest rate of 5.25%, a dividend yield of 3.00%, an expected life of 7 years, and a volatility ratio of 20%. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts.

Employee Stock Ownership Plan
-----------------------------

In the mutual to stock conversion, the First Federal Savings and Loan Association Employee Stock Ownership Plan (the "ESOP") purchased 174,570 shares of the common stock of Great Pee Dee Bancorp, Inc. sold in the public offering at a total cost of $1,745,700. The ESOP executed a note payable to Great Pee Dee Bancorp, Inc. for the full price of the shares purchased. The note is to be repaid over ten years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. Dividends, if any, paid on shares held by the ESOP may be used to reduce the loan. Dividends paid on unallocated shares held by the ESOP are not reported as dividends in the financial statements. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the note. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 2000, the outstanding balance of the note is $1,435,053 and is included in unearned compensation as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Expense of $136,997 and $138,515 has been incurred in connection with the ESOP during the years ended June 30, 2000 and 1999, respectively. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $18,053 and $20,092 which represents the difference between the fair market value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP for the year ended June 30, 2000 and 1999, respectively. The Bank has credited this amount to additional paid-in capital.

NOTE I - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employee Stock Ownership Plan (Continued)
-----------------------------

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

At June 30, 2000, 30,938 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.4 million at June 30, 2000.

Deferred Compensation Plan
--------------------------

The Bank has a deferred compensation plan for certain officers whereby the executive officers can make elective deferrals in lieu of receiving a portion of the salary to which they otherwise would be entitled. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying financial statements. No expenses were provided for this plan for the years ended June 30, 2000 and 1999, respectively.

401(k) Retirement Plan
----------------------

The Bank maintains for the benefit of its eligible employees a 401(k) plan. Under the plan, the Bank matches fifty-percent of participant's elective contributions up to an additional one and one-half percent of base compensation. The only eligibility requirement is completion of one year's full-time service. At June 30, 2000 and 1999, substantially all full-time employees are eligible and are covered by the plan. 401(k) contributions are funded when accrued. The total 401(k) retirement plan expense was $6,313 and $6,387 for the years ended June 30, 2000 and 1999, respectively.


NOTE J - STOCK REPURCHASES

The Company's Board of Directors has adopted stock repurchase plans under which the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. During the years ended June 30, 2000 and 1999, the Company repurchased a total of 508,206 shares of its common stock at an aggregate cost of $6.5 million of which 53,700 were reissued as grants under the RRP and 454,506 are held as treasury stock at June 30, 2000.


NOTE K - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 2000 and 1999:

                                                     2000       1999
                                                   --------  ---------

     Current tax expense                           $415,623  $ 626,127
     Deferred tax expense (benefit)                  35,177   (137,727)
                                                   --------  ---------

     Provision for income taxes                    $450,800  $ 488,400
                                                   ========  =========

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE K - INCOME TAXES (Continued)

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 2000 and 1999:


                                                       2000        1999
                                                     --------    --------

     Income tax at federal statutory rate            $429,736    $468,618
     State income tax, net of federal tax benefit      23,147      34,121
     ESOP expense differences                           6,860       7,635
     Other                                             (8,943)    (21,974)
                                                     --------    --------

     Provision for income taxes                      $450,800    $488,400
                                                     ========    ========

Deferred tax assets and liabilities arising from temporary differences at June 30, 2000 and 1999 are summarized as follows:


                                                       2000        1999
                                                    ---------   ---------

     Deferred tax assets relating to:
      Deferred compensation                         $ 175,332   $ 196,470
      Allowance for loan losses                       208,126     164,703
      Unrealized securities losses                     35,700           -
      Charitable contributions carryforward                 -      52,471
                                                    ---------   ---------

      Gross deferred tax assets                       419,158     413,644
      Valuation allowance                                   -           -
                                                    ---------   ---------

      Total deferred tax assets                       419,158     413,644
                                                    ---------   ---------

     Deferred tax liabilities relating to:
      Premises and equipment                          (46,249)    (41,258)
      FHLB stock dividends                            (72,314)    (72,314)
                                                    ---------   ---------

      Total deferred tax liabilities                 (118,563)   (113,572)
                                                    ---------   ---------

      Net deferred tax asset                        $ 300,595   $ 300,072
                                                    =========   =========


Retained earnings at June 30, 2000 includes approximately $1.7 million for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

GREAT PEE DEE BANCORP, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE L - REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted assets (as defined) and of tangible capital to adjusted assets. Management believes, as of June 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2000, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category. A reconciliation of stockholders' equity to the Bank's regulatory capital at June 30, 2000 is as follows.

       Consolidated stockholders' equity                                                $     26,265,749
       Less: Separate equity of Great Pee Dee Bancorp, Inc.                                   (2,866,794)
             Deposit premium and non-compete payment                                          (2,010,550)
                                                                                        ----------------

       Tier 1 and tangible capital                                                            21,388,405
       Add general loan loss allowance                                                           554,987
                                                                                        ----------------

       Risk-based capital                                                               $     21,943,392
                                                                                        ================

The Bank's regulatory capital amounts and ratios are presented below.

                                                                                                               To be well
                                                                               For capital              capitalized under prompt
                                                  Actual                    adequacy purposes         corrective action provisions
                                       -----------------------------   --------------------------   ----------------------------
                                           Amount           Ratio         Amount          Ratio        Amount         Ratio
                                       ---------------  ------------   -------------   ----------   -------------  -------------
As of June 30, 2000
 Total Capital
  (to Risk Weighted
  Assets)                               $21,943,392        38.8%  *      $4,524,411  *    8.0%  *     $5,655,513  *      10.0%
 Tier 1 Capital
  (to Risk Weighted
  Assets)                                21,388,405        37.8%  *       2,263,323  *    4.0%  *      3,394,985  *       6.0%
 Tier 1 Capital
  (to Adjusted Assets)                   21,388,405        21.2%  *       3,026,661  *    3.0%  *      5,044,435  *       5.0%
 Tangible Capital
  (to Adjusted Assets)                   21,388,405        21.2%  *       3,026,661  *    1.5%                NA           NA

* = Greater than

GREAT PEE DEE BANCORP, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE M - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

The Bank generally originates single-family residential loans within its primary lending area of Chesterfield County, Marlboro County, Florence County and surrounding counties. The Bank's underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

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

A summary of the approximate contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 2000 is as follows:

    Financial instruments whose contract amounts represent credit risk:
      Commitments to extend credit, mortgage loans      $ 1,160,350
      Undisbursed construction loans in process           2,947,499


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

GREAT PEE DEE BANCORP, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

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

     Loans Held for Sale

      Fair value for loans held for sale is determined by available market prices.

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The carrying amounts and estimated fair values of the Bank's financial instruments, none of which are held for trading purposes, are as follows at June 30, 2000 and 1999:


                                                2000                      1999
                                      ------------------------  -----------------------
                                       Carrying     Estimated    Carrying     Estimated
                                        amount     fair value     amount     fair value
                                      -----------  -----------  -----------  -----------
 Financial assets:
  Cash, interest-earning balances,
   federal funds sold                 $ 9,131,043  $ 9,131,043  $ 1,583,470  $ 1,583,470
  Investment securities                 5,116,774    5,001,776    4,071,297    4,009,755
  Loans receivable                     84,757,561   83,847,000   64,411,377   64,700,000
  Loans held for sale                     155,000      155,000      525,000      525,000
  Stock in Federal Home Loan Bank
   of Atlanta                             573,100      573,100      524,000      524,000
 Financial liabilities:
  Deposits                             70,253,670   70,051,000   41,332,445   41,400,000
  Advances from Federal Home
   Loan Bank                            7,000,000    7,018,000    1,200,000    1,195,000


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

GREAT PEE DEE BANCORP, INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE P - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of Great Pee Dee Bancorp, Inc. as of and for the years ended June 30, 2000 and 1999:

                  Condensed Statements of Financial Condition
                             June 30, 2000 and 1999

                                                            2000          1999
                                                        -----------   -----------
    Assets:
      Cash on hand and in banks                         $    91,268   $    73,459
      Interest bearing balances in other banks               57,098        19,330
      Investment securities, available for sale             404,504       450,000
      Note receivable from First Federal                  2,188,496     5,950,483
      Investment in First Federal                        23,398,955    23,213,498
      Accrued interest receivable                             7,839         8,665
      Other assets                                          117,589        97,692
                                                        -----------   -----------

                                                        $26,265,749   $29,813,127
                                                        ===========   ===========
    Stockholders' equity:
      Common stock                                      $    22,246   $    22,246
      Additional paid-in capital                         21,548,318    21,530,265
      ESOP loan receivable and unearned compensation     (1,570,812)   (1,938,390)
      Retained earnings                                  12,133,288    12,006,012
      Accumulated other comprehensive loss                  (59,796)            -
      Treasury stock                                     (5,807,495)   (1,807,006)
                                                        -----------   -----------

                                                        $26,265,749   $29,813,127
                                                        ===========   ===========

                      Condensed Statements of Operations
                      Years Ended June 30, 2000 and 1999

                                                            2000          1999
                                                        -----------   -----------
    Equity in earnings of subsidiaries                  $   683,357   $   648,980
    Interest and other income                               343,831       529,207
    Operating expenses                                     (144,760)     (141,898)
    Income taxes                                            (69,300)     (146,400)
                                                        -----------   -----------

    Net income                                          $   813,128   $   889,889
                                                        ===========   ===========

                         GREAT PEE DEE BANCORP, INC.
                         GENERAL CORPRATE INFORMATION
================================================================================

                                         Executive Officers
         Herbert W. Watts                   John S. Long                        Johnnie L. Craft
        President and CEO              Vice President and COO                   Secretary and CFO

                                              Directors
        William R. Butler         James C. Crawford, III - Chairman            Henry P. Duvall, IV
      Owner, P & H Pharmacy         COO, B.C. Moore & Sons, Inc.           Retired Corporate Executive

           John S. Long                   Herbert W. Watts                     Cornelius B. Young
      Vice President and COO              President and CEO                Retired Corporate Executive
   Great Pee Dee Bancorp, Inc.       Great Pee Dee Bancorp, Inc.

                          GREAT PEE DEE BANCORP, INC.
                         GENERAL CORPORATE INFORMATION
================================================================================

       Stock Transfer Agent                                          Market for Common Stock

   Registrar and Transfer Company               The Company's stock began trading on December 31, 1997. There
         10 Commerce Drive                      are 1,770,111 shares of common stock outstanding which were held
    Cranford, New Jersey  07016                 by approximately 410 stockholders of record (excluding shares held in street name) on June 30, 2000. The Company's common
       Special Legal Counsel                    stock is quoted on the NASDAQ National market under the symbol
                                                "PEDE". The following table reflects the stock trading and
Luse Lehman Gorman Pomerenk & Schick            dividend payment frequency of the Company for the years ended
5335 Wisconsin Ave. N.W., Suite 400             June 30, 2000 and 1999.
       Washington, DC  20015
                                                                                               Stock Price          Dividends
       Independent Auditors                                                               ----------------------
                                                                                            High         Low        per share
          Dixon Odom PLLC                                                                 ---------   ----------   -----------
         408 Summit Drive
        Sanford, NC  27330                      For the year ended
                                                  June 30, 2000:
         Office Locations                          First quarter.......................   $  13.13     $  12.25     $   0.09
                                                   Second quarter......................      13.13        11.63         0.10
           Main Office                             Third quarter.......................      12.38         9.19         0.10
        515 Market Street                          Fourth quarter......................      11.50         9.00         0.10
        Cheraw, SC  29520                       For the year ended
                                                  June 30, 1999:
          Branch Office                            First quarter.......................      16.63        10.88         0.09
        1385 Alice Drive                           Second quarter......................      14.00        10.75         0.09
       Florence, SC  29505                         Third quarter.......................      13.88        11.75         0.09
                                                   Fourth quarter......................      13.00        11.38         0.09


         Annual Meeting                                                    Form 10-KSB

The annual meeting of stockholders of Great     A copy of Form 10-KSB as filed with the Securities and Exchange
 Pee Dee Bancorp, Inc. will be held at 2:00     Commission will be furnished without charge to the Company's
 p.m. on October 17, 2000 at the Matheson       stockholders for the Company's most recent fiscal year upon
 Memorial Library, Huger Street, Cheraw, SC.    written request to Herbert W. Watts, President, Great Pee Dee
                                                Bancorp, Inc., 515 Market Street, Cheraw, SC  29520.

This annual report has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.