Form 10KSB40, Exhibit 13
period 2001-06-30
GREAT PEE DEE BANCORP INC
filed 2001-09-27
CIK 1046587

                                                                      EXHIBIT 13

                           GREAT PEE DEE BANCORP, INC.

                               2001 ANNUAL REPORT

Great Pee Dee Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------


TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
Report to Shareholders ..............................................      1

Selected Financial and Other Data ...................................      2

Management's Discussion and Analysis ................................      3

Independent Auditors' Report ........................................     12

Consolidated Financial Statements

   Consolidated Statements of Financial Condition ...................     13

   Consolidated Statements of Operations ............................     14

   Consolidated Statements of Stockholders' Equity ..................     15

   Consolidated Statements of Cash Flows ............................     16

   Notes to Consolidated Financial Statements .......................     18

General Corporate Information .......................................     40

                             REPORT TO SHAREHOLDERS

To Our Shareholders:

June 30, 2001 marked the end of another very positive year for Great Pee Dee Bancorp, highlighted by significant growth and enhanced customer services.

Our bank subsidiary, First Federal, has experienced significant growth. Total assets now stand at $115.9 million, fueled by a 15.4% increase in loans during the year just concluded. Deposits grew at a very healthy rate of 10.4%.

A secondary mortgage loan department began full operations in our Florence office this year, further diversifying the company's resources. This department sold over $11 million in loans on the secondary market and had over $3.6 million outstanding in the pipeline at year end. In addition, First Federal began participating in the Private Business Receivables program and had over $2.1 million of these loans outstanding on June 30.

High levels of customer service, operating efficiency and accessibility have contributed to the company's performance this year. Construction has begun on our new Florence office at 452 Second Loop Road. The new office, scheduled to open in March 2002 is much more visible and accessible than the leased facility we now occupy in Florence. A new, state-of-the-art data processing and check processing system will go on-line in August, enabling the bank to improve services to our customers. The company now has 24 employees serving its customers in two locations, and offers convenient customer access through ATMS as well as telephone banking. Our investment subsidiary, First Federal Investment Services, also performed very well this year.

Total stockholders' equity now stands at $25.1 million after the company paid cash dividends of $.43 per share during the year and repurchased 157,000 shares of stock for a total of $1.6 million.

The Board of Directors will continue to review means by which shareholder value can be enhanced, including expansion, payment of regular cash dividends, special dividends, and additional repurchases of common stock.

The Board of Directors, Management and staff wish to thank you for your confidence and loyalty as demonstrated by your investment in Great Pee Dee Bancorp, Inc.

Sincerely,

/s/ Herbert W. Watts

Herbert W. Watts
President and Chief Executive Officer

Great Pee Dee Bancorp, Inc. and Subsidiaries
Selected Financial and Other Data
--------------------------------------------------------------------------------

                                                                          At or for the year ended June 30,
                                                                      2001              2000              1999
                                                                 --------------    --------------    --------------
                                                                               (Dollars in thousands)
Financial Condition Data:
   Total assets                                                  $      115,997    $      103,842    $       72,601
   Investments/(1)/                                                      10,154            14,332             5,321
   Loans receivable                                                      97,804            84,758            64,411
   Loans held for sale                                                    3,431               155               525
   Deposits                                                              77,624            70,254            41,332
   Borrowings                                                            12,800             7,000             1,200
   Stockholders' equity                                                  25,130            26,266            29,813
Operating Data:
   Interest income                                               $        7,905    $        6,020    $        5,067
   Interest expense                                                       4,477             2,835             1,960
                                                                 --------------    --------------    --------------
     Net interest income                                                  3,428             3,185             3,107
   Provision for loan losses                                                 45               128                96
                                                                 --------------    --------------    --------------
     Net interest income after provision for
        loan losses                                                       3,383             3,057             3,011
   Noninterest income                                                       583               165                85
   Noninterest expense                                                    2,631             1,958             1,718
                                                                 --------------    --------------    --------------
     Income before income taxes                                           1,335             1,264             1,378
   Income tax expense                                                       488               451               488
                                                                 --------------    --------------    --------------
     Net income                                                  $          847    $          813    $          890
                                                                 ==============    ==============    ==============

Per Common Share Data:
   Net income, basic                                             $         0.56    $         0.48    $         0.45
   Net income, diluted                                                     0.56              0.47              0.45
   Regular cash dividends                                                  0.43              0.39              0.36
   Dividend payment ratio                                                 76.79%            81.25%            80.00%

Selected Other Data:
   Number of:
     Outstanding loans                                                    2,944             2,598             2,084
     Deposit accounts                                                     7,061             6,657             4,329
     Full-service offices open                                                2                 2                 1
   Return on average assets                                                0.78%             0.97%             1.28%
   Return on average equity                                                3.34%             2.94%             2.88%
   Average equity to average assets                                       23.48%            33.10%            44.30%
   Interest rate spread                                                    2.23%             2.43%             2.39%
   Net yield on average interest-earning assets                            3.33%             3.98%             4.58%
   Average interest-earning assets to average interest-
     bearing liabilities                                                 125.41%           143.63%           175.79%
   Ratio of noninterest expense to average total assets                    2.44%             2.34%             2.46%
   Nonperforming assets to total assets                                    0.52%             0.20%             0.41%
   Allowance for loan losses to nonperforming loans at
     period end                                                          100.35%           298.39%           163.84%

/(1)/ Includes interest-bearing deposits, federal funds sold, Federal Home Loan Bank stock and investment securities.

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

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

Great Pee Dee has no operations and conducts no business of its own other than owning its subsidiaries, investing its liquid assets, and lending funds to the Great Pee Dee Bancorp, Inc. Employee Stock Ownership Plan and Trust (the "ESOP") which was formed in connection with the Conversion. First Federal's two full service banking offices are located in Cheraw and Florence, South Carolina. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank's primary market area of Chesterfield, Marlboro and Florence Counties, South Carolina, as well as other types of loans. On June 30, 2001, approximately 91% of the Bank's total loans were composed of real estate loans.

Great Pee Dee's principal sources of income are earnings on its investments, interest earned from the loan to the ESOP, and dividends paid by the Bank to Great Pee Dee, if any. Revenues of First Federal are derived primarily from interest on loans. First Federal also receives interest income from its investment securities and interest-earning deposit balances and various types of non-interest income. The major expenses of First Federal are interest on deposits and general and administrative expenses such as personnel costs, occupancy, and federal deposit insurance premiums. First Federal's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. First Federal Investment Services, Inc., through an unaffiliated broker dealer, provides customers of First Federal and others with uninsured securities products and services and earns revenues through sharing of commissions. Great Pee Dee and its subsidiaries are collectively referred to herein as the "Company."

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

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

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

                                                               Terms to Repricing at June 30, 2001
                                             -------------------------------------------------------------------------
                                                              More Than      More Than
                                                1 Year        1 Year to     3 Years to       More Than
                                                or Less        3 Years        5 Years         5 Years         Total
                                             ------------   ------------   ------------   -------------   ------------
                                                                      (Dollars in thousands)
INTEREST-EARNING ASSETS:
   Loans receivable:
     Real estate loans:
       Adjustable rate                       $      19,725  $     17,570    $       908    $           -  $     38,203
       Fixed rate                                    5,282         2,644          6,710           36,652        51,288
     Other loans                                     3,793         2,344          2,060              686         8,883
   Loans held for sale                               3,431             -              -                -         3,431
   Interest-earning balances in other banks          2,045             -              -                -         2,045
   Federal funds sold                                  648             -              -                -           648
   Investment securities available for sale          1,779         1,300          2,657            1,000         6,736
   Stock in FHLB of Atlanta(1)                           -             -              -              725           725
                                             -------------  ------------    -----------    -------------  ------------

       Total interest-earning assets         $      36,703  $     23,858    $    12,335    $      39,063  $    111,959
                                             =============  ============    ===========    =============  ============

INTEREST-BEARING LIABILITIES:
   Deposit accounts:
     Demand                                  $      27,638  $          -    $         -    $           -  $     27,638
     Time                                           30,594         5,978            530              133        37,235
     Time over $100,000                             11,710           835            206                -        12,751
   Borrowings                                        7,800         5,000              -                -        12,800
                                             -------------  ------------    -----------    -------------  ------------

       Total interest-bearing liabilities    $      77,742  $     11,813    $       736    $         133  $     90,424
                                             =============  ============    ===========    =============  ============

INTEREST SENSITIVITY GAP PER
   PERIOD                                    $     (41,039) $    12,045     $    11,599    $      38,930  $     21,535

CUMULATIVE INTEREST SENSITIVITY
   GAP                                       $     (41,039) $   (28,994)    $   (17,395)   $      21,535  $     21,535

CUMULATIVE GAP AS A PERCENTAGE
   OF TOTAL INTEREST-EARNING
   ASSETS                                           (36.66%)     (25.90%)        (15.54%)          19.23%        19.23%

CUMULATIVE INTEREST-EARNING
   ASSETS AS A PERCENTAGE OF
   INTEREST-BEARING LIABILITIES                      47.21%       67.62%          80.73%          123.82%       123.82%

/(1)/ Nonmarketable equity security; substantially all required to be maintained and assumed to mature in periods greater than 10 years.

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

The preceding table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2001 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts and money market deposit accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Company's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 2001 was a negative 36.66%. At June 30, 2001, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 25.90% and a negative 15.54%, respectively.

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

The following table presents information regarding possible changes in the Bank's NPV as of June 30, 2001, based on information provided by the Office of Thrift Supervision's Risk Management Division:

                                                                 Net portfolio value
                                                 --------------------------------------------------
         Change in interest rates                                     Change in        Percentage
         in basis points (rate shock)                Amount            amount            change
         ---------------------------             --------------    --------------    --------------
         Up 300 basis points                     $       19,982    $       (5,480)        (22%)

         Up 200 basis points                             22,121            (3,341)        (13%)

         Up 100 basis points                             23,902            (1,560)         (6%)

               Static                                    25,462                 -           -

         Down 100 basis points                           26,718             1,256           5%

         Down 200 basis points                           28,000             2,538          10%

         Down 300 basis points                           29,370             3,907          15%

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates. The table set forth above indicates that in the event of a 200 basis point increase in interest rates, First Federal would be expected to experience a 13% decrease in NPV.

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

Certain shortcomings are inherent in the NPV method of analysis presented above. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, adjustable-rate mortgages have interest rate caps which restrict changes in interest rates on a short-term basis and over the life of the assets. The proportion of adjustable-rate loans may be reduced during sustained periods of lower interest rates due to increased refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table above. Finally, the ability of many borrowers to service adjustable-rate debt may decrease in the event of a sustained interest rate increase.

                               Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended June 30, 2001 and 2000. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

                                                             Year Ended June 30, 2001               Year Ended June 30, 2000
                                                       ------------------------------------    ----------------------------------
                                                        Average                     Average     Average                  Average
                                                        Balance       Interest        Rate      Balance     Interest      Rate
                                                       ---------     ----------     -------    ---------   ---------    ---------
                                                                                   (Dollars in thousands)
Interest-earning assets:
   Interest-earning balances                            $  4,627       $    281         6.07%  $   2,887   $     188        6.51%
   Investments                                             6,370            422         6.62%      5,182         332        6.41%
   Loans                                                  91,994          7,202         7.83%     71,969       5,499        7.64%
                                                        --------       --------     --------   ---------   ---------    --------

     Total interest-earning assets                       102,991          7,905         7.68%     80,038       6,019        7.52%
                                                                       --------     --------               ---------    --------

Other assets                                               4,973                                   3,537
                                                        --------                               ---------

     Total assets                                       $107,964                               $  83,575
                                                        ========                               =========

Interest-bearing liabilities:
   Deposits                                             $ 73,053          3,940         5.39%  $  49,831       2,476        4.97%
   Borrowings                                              9,069            537         5.92%      5,893         359        6.09%
                                                        --------       --------     --------   ---------   ---------    --------

     Total interest-bearing liabilities                   82,122          4,477         5.45%     55,724       2,835        5.09%
                                                                       --------     --------               ---------    --------

Other liabilities                                            494                                     190

Stockholders' equity                                      25,348                                  27,661
                                                        --------                               ---------

     Total liabilities and stockholders' equity         $107,964                               $  83,575
                                                        ========                               =========

Net interest income and interest rate spread                           $  3,428         2.23%              $   3,184        2.43%
                                                                       ========     ========               =========    ========

Net yield on average interest-earning assets                                            3.33%                               3.98%
                                                                                    ========                            ========

Ratio of average interest-earning assets to
average interest-bearing liabilities                      125.41%                                143.63%
                                                        ========                               ========

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

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

                                                               Year Ended June 30, 2001 vs. 2000
                                                     ----------------------------------------------------
                                                                  Increase (Decrease) Due To
                                                     ----------------------------------------------------
                                                         Volume              Rate               Total
                                                     --------------     --------------     --------------
                                                                    (Dollars in thousands)
         Interest income:
            Interest-earning balances                $          109     $          (16)    $           93
            Investments                                          77                 13                 90
            Loans                                             1,548                155              1,703
                                                     --------------     --------------     --------------
                    Total interest income                     1,734                152              1,886
                                                     --------------     --------------     --------------
         Interest expense:
            Deposits                                          1,205                259              1,464
            Borrowings                                          191                (13)               178
                                                     --------------     --------------     --------------
                    Total interest expense                    1,396                246              1,642
                                                     --------------     --------------     --------------

         Net interest income                         $          338     $          (94)    $          244
                                                     ==============     ==============     ==============

           Comparison of Financial Condition at June 30, 2001 and 2000

The Company had expanded to two branch offices in March of 2000 with the acquisition of its branch in Florence, South Carolina. Accordingly, both branches were fully operational throughout the fiscal year ended June 30, 3001. During the year, total assets increased by $12.2 million, from $103.8 million at June 30, 2000 to $116.0 million at end of the year. The Company has experienced strong loan demand, with the result that loan growth exceeded overall asset growth during the year. Net loans receivable increased by $13.0 million or 15.4%, from $84.8 million to $97.8 million. While one-to-four family residential mortgage loans continue to comprise the most significant component of the Company's loan portfolio, most of the growth during the year was in other types of lending. The Company has diversified the portfolio to include larger concentrations of loans that yield higher rates and have shorter maturities than do residential mortgage loans. One-to-four family residential mortgage loans grew by $2.4 million to $66.8 million, but represented only 68.3% of net loans receivable at June 30, 2001 as compared to 75.9% of net loans receivable at the beginning of the year. Three years ago, on June 30, 1998, one-to-four family residential mortgage loans comprised almost 90% of the Company's net loans.

The branch expansion undertaken during fiscal 2000 has enabled the Company to continue to focus its lending growth in other types of loans. Commercial real estate loans, net construction loans and home improvement loans increased by $3.9 million, $1.9 million and $2.0 million, respectively. Non-residential consumer and commercial loans increased by $1.1 million and $1.6 million respectively. Despite the reduced concentration of one-to-four family residential mortgage loans in the net loan portfolio, however, the Company has continued to be very competitive in making such loans. During the fiscal year ended June 30, 2001, the Company substantially increased the origination of one-to-four family residential mortgage loans for sale in the secondary market, with the result that loans held for sale totaled at $3.4 million at June 30, 2001 as compared to $155,000 at June 30, 2000.

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

The Company's secondary market activity contributed substantially to an increase in non-interest income during the year. On a combined basis, net loans receivable and loans held for sale increased by $16.3 million to $101.2 million at June 30, 2001.

Customer deposit accounts increased by $7.4 million during the year, including an increase of $5.2 million or 22.9% in demand accounts. In addition to deposit growth of $7.4 million, other sources of funding generated during the fiscal year ended June 30, 2001 included an increase of $5.8 million in advances from the Federal Home Loan Bank, a decrease of $4.2 million in interest-earning cash balances in other banks, and cash of $1.5 million generated by operations. The total funds generated of $18.9 million were used principally to fund the loan growth discussed above, to provide for the repurchase of approximately 157,000 shares of common stock at a total cost of $1.6 million, and to pay dividends aggregating $655,000 during the year.

During the year ended June 30, 2001, total stockholders' equity decreased by $1.1 million to $25.1 million, principally as a result of the purchase during the year of treasury shares at a cost of $1.6 million. Dividends aggregated $655,000 or $.43 per share for the year, as compared with $686,000 or $.39 per share for the previous year. The Company's board of directors increased the regular quarterly dividend from $.10 per share to $.11 per share beginning with the second quarter of the current fiscal year. At June 30, 2001, both the Company and the Bank continued to significantly exceed all applicable regulatory capital requirements.

 Comparison of Results of Operations for the Years Ended June 30, 2001 and 2000

Net Income. Net income for the year ended June 30, 2001 was $847,000, or basic earnings per share of $.56, as compared with net income of $813,000, or $.48 per share, for the year ended June 30, 2000, increases of $34,000 or 4.2% in net income and $.08 or 16.7% in net income per share. Net income per share increased by a higher percentage than did net income because treasury share repurchases resulted in a reduction in the weighted average number of common shares outstanding.

Net income was significantly impacted during both fiscal years by the Company's acquisition of a full service branch in Florence, South Carolina, on March 3, 2000. During the year ended June 30, 2000, the Company recognized $154,000 of non-recurring expenses incurred in connection with that branch acquisition, as well as higher day-to-day operating costs from the date of acquisition to the end of the fiscal year. In addition, during fiscal 2000, the Company recorded amortization of $89,000 on intangible assets acquired in connection with the Florence branch purchase. The Company's ownership and operation of the Florence branch throughout fiscal 2001 contributed to increases in substantially all elements of operations, including interest income and expense and non-interest income and expenses. Increased non-interest expenses associated with the full-year operation of two branches during the current fiscal year more than offset cost decreases relating to the non-recurring charges in fiscal 2000 and a decrease of $131,000 in costs associated with the Company's Recognition and Retention Plan.

Net Interest Income. Net interest income for the year ended June 30, 2001 was $3.4 million as compared with $3.2 million during the year ended June 30, 2000, an increase of $244,000. The Company's net interest margin decreased from 2.43% during the year ended June 30, 2000 to 2.23% for the year ended June 30, 2001, largely as a result of the payment of attractive interest rates on deposits to retain customers in the newly acquired Florence branch and to build market share. The weighted average yield on interest-earning assets increased by 16 basis points while the weighted average cost of interest-bearing liabilities increased by 36 basis points. Net interest income was further affected by a decrease of $3.4 million in the average balance of net interest earning assets during the current year as compared with the previous year. This decrease in net

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

interest earning assets resulted principally from the purchase of treasury shares and from the Florence branch purchase which in March of 2000 increased interest-bearing liabilities by an amount approximately $2.3 greater than the corresponding increase in net interest earning assets.

Provision for Loan Losses. The provision for loan losses was $45,000 for the year ended June 30, 2001, as compared with a provision of $128,000 for the year ended June 30, 2000. The larger provision in fiscal 2000 related principally to the significant increase in loans arising during that year from the purchase of the Florence branch. There were net loan charge-offs of $30,000 during fiscal 2001 as compared with $17,000 for fiscal 2000. At June 30, 2001, nonaccrual loans, all of which Management considers to be well collateralized, aggregated $568,000 while the allowance for loan losses stood at $570,000.

Non-Interest Income. Non-interest income increased by $418,000, from $165,000 in fiscal 2000 to $583,000 in fiscal 2001. Service fees and charges increased by $111,000 to $194,000 principally as a result of the significant increase in demand accounts generated by the Florence branch purchase in the second half of fiscal 2000 and by current year account growth. The increased level of origination and sale of one-to-four family residential mortgage loans generated an increase in income from mortgage operations of $160,000. In addition, the brokerage subsidiary that the Company formed in March of 2000 was fully operational throughout fiscal 2001, generating income of $152,000 during the current fiscal year as compared with income of only $12,000 during generated during the short portion of fiscal 2000 operations.

Non-Interest Expenses. Non-interest expenses increased to $2.6 million for the year ended June 30, 2001 as compared with $2.0 million for the year ended June 30, 2000, an increase of $674,000. Except for the elimination in fiscal 2001 of non-recurring costs of $154,000 incurred in fiscal 2000 in connection with the acquisition of the Florence branch, all components of non-interest expenses increased in fiscal 2001 because of that branch acquisition. This includes amortization of intangible assets arising from the Florence branch addition, which increased to $268,000 for fiscal 2001 as compared with $89,000 for fiscal 2000. In addition, costs associated with the Company's brokerage subsidiary increased from $13,000 in fiscal 2000 to $120,000 in fiscal 2001. The only significant item of expense reduction during the current year is the decrease in Recognition and Retention Plan expenses described under the caption "Net Income" above.

Provision for Income Taxes. The provision for income taxes, as a percentage of income before income taxes, was 36.5% and 35.7% for the years ended June 30, 2001 and 2000, respectively.

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

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

                                                                               At June 30,
                                                                         -------------------------
                                                                            2001           2000
                                                                         ----------     ----------
         Non-performing assets:
           Non-accrual loans                                             $      568     $      186
           Loans past due 90 days or more and still accruing                      -              -
           Other real estate                                                     37             22
           Renegotiated troubled debt                                             -              -
                                                                         ----------     ----------

           Total non-performing assets                                   $      605     $      208
                                                                         ==========     ==========

                         Liquidity and Capital Resources

During the year ended June 30, 2001, Great Pee Dee Bancorp, Inc. paid cash dividends of $.43 per share, having increased the regular quarterly dividend from $.10 per share to $.11 per share effective for the second fiscal quarter. Although Great Pee Dee Bancorp, Inc. anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

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

As of June 30, 2001, liquid assets (cash, interest-earning deposits, federal funds sold and marketable investment securities) were approximately $10.1 million, which represents 13.0% of deposits. At that date, outstanding loan commitments were $4.1 million, the undisbursed portion of construction loans was $5.8 million and undrawn lines of credit totaled $2.1 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

Under federal capital regulations, First Federal must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on First Federal's financial statements. At June 30, 2001 and 2000, First Federal exceeded all such requirements.

The Bank is restricted in its ability to pay dividends and to make distributions. A significant source of Great Pee Dee's funds are dividends received from the Bank. In fiscal 2002, the amount of dividends that can be paid by the Bank without prior approval from regulators is an amount that should be adequate to cover Great Pee Dee's cash requirements.

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

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

                           Forward-looking Statements

This annual report contains statements which constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology, such as "may," "will," "expect," "anticipate," "estimate," or "continue," or the negative other variations of those terms or other comparable terminology. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described in the statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment and tax laws, significant underperformance or loan losses in our portfolio of outstanding loans, and competition in our markets.

                                     [LOGO]
                                DIXON ODOM PLLC
                  Certified Public Accountants and Consultants


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Great Pee Dee Bancorp, Inc.
Cheraw, South Carolina

We have audited the accompanying consolidated statements of financial condition of Great Pee Dee Bancorp, Inc. and Subsidiaries as of June 30, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Pee Dee Bancorp, Inc. and Subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Odom PLLC

Sanford, North Carolina
July 24, 2001

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 2001 and 2000
--------------------------------------------------------------------------------

ASSETS                                                                              2001                2000
                                                                              ----------------    -----------------
Cash on hand and in banks                                                     $        660,777    $         488,661
Interest-earning balances in other banks                                             2,045,422            6,214,918
Federal funds sold                                                                     647,809            2,427,464
Investment securities available for sale,
  at fair value (Note B)                                                               471,800              404,504
Investment securities held to maturity,
  at amortized cost (Note B)                                                         6,264,399            4,712,270
Loans receivable, net (Note C)                                                      97,804,261           84,757,561
Loans held for sale                                                                  3,430,665              155,000
Accrued interest receivable                                                            736,391              548,657
Premises and equipment, net (Note D)                                                 1,061,612            1,102,570
Foreclosed real estate                                                                  36,750               22,400
Stock in the Federal Home Loan Bank, at cost                                           725,000              573,100
Other assets                                                                         2,112,275            2,434,524
                                                                              ----------------    -----------------

                                                             TOTAL ASSETS     $    115,997,161    $     103,841,629
                                                                              ================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposit accounts (Note G)                                                  $     77,624,333    $      70,253,670
   Advances from Federal Home Loan Bank (Note H)                                    12,800,000            7,000,000
   Accrued interest payable                                                             52,281              172,188
   Advance payments by borrowers for property taxes
      and insurance                                                                    127,528               96,850
   Accrued expenses and other liabilities                                              263,186               53,172
                                                                              ----------------    -----------------

                                                        TOTAL LIABILITIES           90,867,328           77,575,880
                                                                              ----------------    -----------------

COMMITMENTS AND CONTINGENCIES (Notes C and M)

STOCKHOLDERS' EQUITY (Note L)
   Preferred stock, no par value, 400,000 shares
     authorized, no shares issued and outstanding                                            -                    -
   Common stock, $.01 par value, 3,600,000 shares
     authorized; 2,224,617 shares issued                                                22,246               22,246
   Additional paid-in capital                                                       21,561,318           21,548,318
   Unearned compensation (Note I)                                                   (1,369,127)          (1,570,812)
   Retained earnings, substantially restricted                                      12,324,763           12,133,288
   Accumulated other comprehensive loss                                                (17,700)             (59,796)
   Common stock in treasury, at cost (606,372 and
     454,506 shares, respectively)                                                  (7,391,667)          (5,807,495)
                                                                              ----------------    -----------------

                                               TOTAL STOCKHOLDERS' EQUITY           25,129,833           26,265,749
                                                                              ----------------    -----------------

                               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $    115,997,161    $     103,841,629
                                                                              ================    =================

See accompansying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 2001 and 2000
--------------------------------------------------------------------------------

                                                                                    2001                 2000
                                                                              ----------------    -----------------
INTEREST INCOME
   Loans                                                                      $      7,201,973    $       5,499,219
   Investments                                                                         422,714              332,318
   Deposits in other banks and federal funds sold                                      280,729              187,771
                                                                              ----------------    -----------------

                                                    TOTAL INTEREST INCOME            7,905,416            6,019,308
                                                                              ----------------    -----------------

INTEREST EXPENSE
   Deposits (Note G)                                                                 3,939,761            2,475,494
   Borrowed funds                                                                      537,758              359,287
                                                                              ----------------    -----------------

                                                   TOTAL INTEREST EXPENSE            4,477,519            2,834,781
                                                                              ----------------    -----------------

                                                      NET INTEREST INCOME            3,427,897            3,184,527

PROVISION FOR LOAN LOSSES (Note C)                                                      45,000              128,000
                                                                              ----------------    -----------------

                                                NET INTEREST INCOME AFTER
                                                PROVISION FOR LOAN LOSSES            3,382,897            3,056,527
                                                                              ----------------    -----------------

NON-INTEREST INCOME
   Service fees and charges                                                            193,761               82,702
   Mortgage operations                                                                 200,667               40,957
   Brokerage operations                                                                151,702               12,339
   Other                                                                                37,306               29,474
                                                                              ----------------    -----------------
                                                                                       583,436              165,472
                                                                              ----------------    -----------------

NON-INTEREST EXPENSES
   Personnel costs                                                                   1,202,755              983,618
   Occupancy                                                                           302,361              161,632
   Data processing                                                                     221,978              156,436
   Amortization of intangibles                                                         268,380               89,450
   Other                                                                               636,151              566,935
                                                                              ----------------    -----------------

                                              TOTAL NON-INTEREST EXPENSES            2,631,625            1,958,071
                                                                              ----------------    -----------------

                                               INCOME BEFORE INCOME TAXES            1,334,708            1,263,928

INCOME TAXES (Note K)                                                                  487,800              450,800
                                                                              ----------------    -----------------

                                                               NET INCOME     $        846,908    $         813,128
                                                                              ================    =================

EARNINGS PER COMMON SHARE (Note A)
   Basic                                                                      $            .56    $            0.48
                                                                              ================    =================
   Diluted                                                                    $            .56    $            0.47
                                                                              ================    =================

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended June 30, 2001 and 2000
--------------------------------------------------------------------------------

                                                                 Par value of    Additional
                                     Shares of common stock        of common      paid-in        Unearned
                                     -------------------------
                                      Issued       In treasury      stock         capital      compensation
                                     ----------   ------------   ------------   ------------   ------------
Balance at June 30, 1999              2,224,617        138,664   $     22,246   $ 21,530,265   $ (1,938,390)

Comprehensive income:
   Net income                                 -              -              -              -              -
   Unrealized loss on securities
     available for sale, net of
     income taxes of $35,700                  -              -              -              -              -

        Total comprehensive income            -              -              -              -              -

Purchase of treasury stock                    -        315,842              -              -              -
Recognition and Retention
   Plan (RRP) shares earned                   -              -              -              -        241,347
Release of ESOP shares                        -              -              -         18,053        126,231
Cash dividends paid ($.39 per
   share)                                     -              -              -              -              -
                                     ----------   ------------   ------------   ------------   ------------

Balance at June 30, 2000              2,224,617        454,506         22,246     21,548,318     (1,570,812)

Comprehensive income:
   Net income                                 -              -              -              -              -
   Unrealized gain on securities
     available for sale, net of
     income taxes of $25,200                  -              -              -              -              -

        Total comprehensive income

Purchase of treasury stock                    -        157,101              -              -              -
Issuance of RRP shares                        -         (4,000)             -              -        (42,000)
Issuance of non-qualified
   compensation plan shares                   -         (1,235)             -              -              -
RRP shares earned                             -              -              -              -        110,840
Release of ESOP shares                        -              -              -         13,000        132,845
Cash dividends paid ($.43
   per share)                                 -              -              -              -              -
                                     ----------   ------------   ------------   ------------   ------------

Balance at June 30, 2001              2,224,617        606,372   $     22,246   $ 21,561,318   $ (1,369,127)
                                     ==========   ============   ============   ============   ============

                                                     Accumulated
                                                        other                        Total
                                       Retained     comprehensive     Treasury      stockholders'
                                       earnings          loss          stock         equity
                                     ------------   -------------   -------------   ------------
Balance at June 30, 1999             $ 12,006,012    $          -   $  (1,807,006)  $ 29,813,127

Comprehensive income:
   Net income                             813,128               -               -        813,128
   Unrealized loss on securities
     available for sale, net of
     income taxes of $35,700                    -         (59,796)              -        (59,796)
                                                                                    ------------
        Total comprehensive income              -               -               -        753,332

Purchase of treasury stock                      -               -      (4,000,489)    (4,000,489)
Recognition and Retention
   Plan (RRP) shares earned                     -               -               -        241,347
Release of ESOP shares                          -               -               -        144,284
Cash dividends paid ($.39 per
   share)                                (685,852)              -               -       (685,852)
                                     ------------    ------------   -------------   ------------

Balance at June 30, 2000               12,133,288         (59,796)     (5,807,495)    26,265,749

Comprehensive income:
   Net income                             846,908               -               -        846,908
   Unrealized gain on securities
     available for sale, net of
     income taxes of $25,200                    -          42,096               -         42,096
                                                                                    ------------
        Total comprehensive income                                                       889,004
                                                                                    ------------

Purchase of treasury stock                      -               -      (1,638,522)    (1,638,522)
Issuance of RRP shares                          -               -          42,000              -
Issuance of non-qualified
   compensation plan shares                     -               -          12,350         12,350
RRP shares earned                               -               -               -        110,840
Release of ESOP shares                          -               -               -        145,845
Cash dividends paid ($.43
   per share)                            (655,433)              -               -       (655,433)
                                     ------------    ------------   -------------   ------------

Balance at June 30, 2001             $ 12,324,763    $    (17,700)  $  (7,391,667)  $ 25,129,833
                                     ============    ============   =============   ============

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2001 and 2000
--------------------------------------------------------------------------------

                                                                                    2001                 2000
                                                                              ----------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                 $        846,908    $         813,128
   Adjustments to reconcile net income to net cash
      provided (used) by operating activities:
        Depreciation                                                                   147,209               89,218
        Amortization                                                                   268,380              128,634
        Provision for loan losses                                                       45,000              128,000
        Loss on sale of foreclosed real estate                                          10,900                9,700
        Deferred income taxes                                                          (33,800)              35,177
        Deferred compensation                                                           12,350                    -
        ESOP contribution expense                                                      145,845              144,284
        Vesting of deferred recognition and retention plan                             110,840              241,347
        Change in assets and liabilities:
           Increase in accrued interest receivable                                    (187,734)            (172,178)
           (Increase) decrease in loans held for sale                               (3,275,665)             370,000
           (increase) decrease in other assets                                          62,469              (11,628)
           increase (decrease) in accrued interest payable                            (119,907)                 983
           Increase (decrease) in accrued expenses and other
             liabilities                                                               210,014              (86,334)
                                                                              ----------------    -----------------

                                                 NET CASH PROVIDED (USED)
                                                  BY OPERATING ACTIVITIES           (1,757,191)           1,690,331
                                                                              ----------------    -----------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of available-for-sale securities                                                 -              (50,000)
   Purchases of held to maturity investment securities                              (5,227,244)          (1,200,000)
   Proceeds from maturities and calls of
      held to maturity investment securities                                         3,675,115              109,027
   Purchase of Federal Home Loan Bank stock                                           (151,900)             (49,100)
   Net increase in loans                                                           (13,123,150)          (9,615,936)
   Purchase of premises and equipment                                                 (106,251)            (114,783)
   Net cash received in branch acquisition                                                   -           11,570,302
   Proceeds from sale of foreclosed real estate                                          6,200                1,200
                                                                              ----------------    -----------------

                                                 NET CASH PROVIDED (USED)
                                                  BY INVESTING ACTIVITIES          (14,927,230)             650,710
                                                                              ----------------    -----------------

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2001 and 2000
--------------------------------------------------------------------------------

                                                                                    2001                 2000
                                                                              ----------------    -----------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand accounts                                            $      5,156,309    $         975,970
   Net increase in certificates of deposit                                           2,214,354            3,092,695
   Increase in advance payments by borrowers
      for taxes and insurance                                                           30,678               24,208
   Net increase in advances from Federal
      Home Loan Bank                                                                 5,800,000            5,800,000
   Purchase of treasury stock                                                       (1,638,522)          (4,000,489)
   Cash dividends paid                                                                (655,433)            (685,852)
                                                                              ----------------    -----------------

                                                        NET CASH PROVIDED
                                                  BY FINANCING ACTIVITIES           10,907,386            5,206,532
                                                                              ----------------    -----------------

                                               NET INCREASE (DECREASE) IN
                                                CASH AND CASH EQUIVALENTS           (5,777,035)           7,547,573

CASH AND CASH EQUIVALENTS, BEGINNING                                                 9,131,043            1,583,470
                                                                              ----------------    -----------------

                                                           CASH AND CASH
                                                      EQUIVALENTS, ENDING     $      3,354,008    $       9,131,043
                                                                              ================    =================

SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION
   Cash paid during the year for:
      Interest                                                                $      4,597,426    $       2,713,034
                                                                              ================    =================

      Income taxes                                                            $        413,000    $         468,432
                                                                              ================    =================

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
   Loans receivable transferred to real estate acquired
    in settlement of loans                                                    $         31,450    $               -
                                                                              ================    =================

   Net unrealized gain (loss) on investment securities
    available for sale, net of deferred income taxes                          $         42,096    $         (59,796)
                                                                              ================    =================

   Award of shares under the
    Recognition and Retention Plan                                            $         42,000    $               -
                                                                              ================    =================

   Noncash assets acquired and liabilities assumed in branch acquisition are presented in Note E.

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

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

Investment Securities
---------------------

Available-for-sale securities are reported at fair value and consist of bonds and notes not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable (Continued)
----------------

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share
-------------------------

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and are determined using the treasury stock method.

Earnings per common share have been computed based on the following:

                                                                                        Years Ended June 30,
                                                                                    -------------------------------
                                                                                          2001            2000
                                                                                    --------------   --------------
         Average number of common shares outstanding
           used to calculate basic earnings per common share                             1,505,980        1,708,877

         Effect of dilutive options                                                            165            3,759
                                                                                    --------------   --------------

         Average number of common shares outstanding
           used to calculate diluted earnings per common share                           1,506,145        1,712,636
                                                                                    ==============   ==============

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

Intangible Assets
-----------------

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations entered into after June 30, 2001 be accounted for under the purchase method. SFAS No. 142 requires that goodwill and all intangible assets of indefinite life be periodically (at least annually) evaluated for impairment, with any resulting impairment loss being charged against earnings. Also, under SFAS No. 142, goodwill resulting from any business combination accounted for in accordance with SFAS No. 141 will not be amortized, and the amortization of goodwill related to business combinations entered into prior to July 1, 2001 will be discontinued.

In connection with the March, 2000 acquisition of a branch office in Florence, South Carolina, the Company purchased for $250,000 a non-compete agreement and paid a premium of $1,850,000 for the deposits acquired (see Note E). The non-compete agreement is being amortized using the straight-line method over that agreement's three-year term. Through June 30, 2001, the deposit premium has been amortized using the straight-line method over ten years, resulting in a net carrying value of $1,603,000 at that date.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets (Continued)
-----------------

In preparing for adoption of SFAS No. 141, the Company re-evaluated its accounting for the Florence branch acquisition, and determined that the deposit premium paid represents a combination of the intangible value of core deposits acquired of $621,000 and goodwill of $1,229,000. Applying amortization using the straight-line method over ten years, at July 1, 2001 the carrying values of the core deposit intangible and goodwill are $538,000 and $1,065,000, respectively. The Company adopted SFAS No. 141 and No. 142 on July 1, 2001; accordingly, the $1,603,000 carrying value of the unamortized deposit premium has been reclassified as a core deposit intangible of $538,000 and goodwill of $1,065,000 on that date. Additionally, the Company has ceased to amortize goodwill effective July 1, 2001, and in the future will, at least annually, evaluate it for impairment. The Company will continue to amortize the core deposit intangible using the straight-line method over ten years. The adoption of SFAS No. 141 and No. 142 on July 1, 2001 has no effect on previously reported operating results.

All intangible assets arising from the Florence branch acquisition are included in other assets in the accompanying consolidated statements of financial condition.

Other Recent Accounting Pronouncements
--------------------------------------

In July 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards requiring balance sheet recognition of all derivative instruments at fair value. SFAS No. 133 was subsequently amended by SFAS No. 137 in June 1999 and by SFAS No. 138 in June 2000. The Company adopted this statement on July 1, 2000. The statement, as amended, specifies that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivative gains and losses to offset related results on hedged items in the income statement. The statement is effective for fiscal years beginning after June 15, 2000. The adoption of this statement on July 1, 2000 did not affect the Company's financial statements.

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 is a replacement of SFAS No. 125, although SFAS No. 140 carried forward most of the provisions of SFAS No. 125 without change. SFAS No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitizations, retained interests, and collateral received and pledged in reverse repurchase agreements for fiscal years ending after December 15, 2000. The new statement eliminates the prior requirement to record collateral received under certain securities financing transactions and requires reclassification in the balance sheet of assets pledged under certain conditions. The adoption of SFAS No. 140 did not have a significant impact on the Company's financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

                                                                            June 30, 2001
                                                -------------------------------------------------------------------
                                                                      Gross             Gross
                                                   Amortized       unrealized        unrealized           Fair
                                                     cost             gains            losses             value
                                                --------------   --------------    --------------    --------------
Securities available for sale:
   Marketable equity securities                 $     500,000    $             -    $     28,200     $      471,800
                                                =============    ===============    ============     ==============

Securities held to maturity:
   U. S. government securities and
     obligations of U. S. government
     agencies                                   $   6,244,000    $        28,595    $      8,416     $    6,264,179
   FHLMC mortgage-backed securities                    20,399                  -             166             20,233
                                                -------------    ---------------    ------------     --------------

                                                $   6,264,399    $        28,595    $      8,852     $    6,284,412
                                                =============    ===============    ============     ==============


                                                                            June 30, 2000
                                                -------------------------------------------------------------------
                                                                      Gross             Gross
                                                   Amortized       unrealized        unrealized           Fair
                                                     cost             gains            losses             value
                                                --------------   --------------    --------------    --------------

Securities available for sale:
   Marketable equity securities                 $     500,000    $             -    $     95,496     $      404,504
                                                =============    ===============    ============     ==============

Securities held to maturity:
   U. S. government securities and
     obligations of U. S. government
     agencies                                   $   4,700,000    $           281    $    115,009     $    4,585,272
   FHLMC mortgage-backed securities                    12,270                  -             270             12,000
                                                -------------    ---------------    ------------     --------------

                                                $   4,712,270    $           281    $    115,279     $    4,597,272
                                                =============    ===============    ============     ==============

The amortized cost and fair values of securities held to maturity at June 30, 2001 by contractual maturity are shown below. Available-for-sale securities are not included in this table because they consist solely of equity securities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                            Securities Held to Maturity
                                                         ---------------------------------
                                                             Amortized          Fair
                                                               cost             value
                                                         --------------     --------------
         Due within one year                             $    1,307,845     $    1,313,245
         Due after one year through five years                3,956,554          3,973,432
         Due after five years through ten years               1,000,000            997,735
         Due after ten years                                          -                  -
                                                         --------------     --------------

                                                         $    6,264,399     $    6,284,412
                                                         ==============     ==============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE B - INVESTMENT SECURITIES (Continued)

Proceeds from maturities and calls of investment securities held to maturity during the years ended June 30, 2001 and 2000 were $3,675,115 and $109,027, respectively. No gains or losses were realized on those maturities and calls. There were no sales of available-for-sale securities during the years ended June 30, 2001 or 2000.

Securities with a carrying value of $735,116 and $1,505,763 and a fair value of $709,283 and $1,465,167 at June 30, 2001 and 2000, respectively, were pledged to secure public monies on deposit as required by law.

The following table sets forth certain information regarding the carrying values, weighted average yields and contractual maturities of the Company's investment portfolio and other interest-earning assets at June 30, 2001. Marketable equity securities which have no stated maturities, and are readily available, are assumed to mature in less than one year, while FHLB common stock, a nonmarketable equity security, substantially all of which is required to be maintained, is assumed to mature in periods greater than ten years.

                                                       After one       After five
                                     One year        year through    years through       After ten
                                      or less         five years        ten years          years             Total
                                  --------------    ---------------  --------------     -------------    --------------
                                                                (Dollars in thousands)
Securities available for sale:
   Marketable equity
     securities                   $          471    $             -  $             -    $          -     $          471
                                            7.46%                 -                -               -               7.46%
Securities held to maturity:
   U. S. government and
     agency securities                     1,304              3,940            1,000               -              6,244
                                            4.79%              6.13%            5.85%               -              5.81%
   Mortgage-backed
     securities                                4                 17                -               -                 21
                                            7.93%              8.84%               -               -               8.67%
Other:
   Interest-earning balances
     in other banks                        2,045                  -                -               -              2,045
                                            3.67%                 -                -               -               3.67%
   Federal Home Loan
     Bank Stock                                -                  -                -             725                725
                                               -                  -                -            6.75%              6.75%
                                  --------------    ---------------  ---------------    ------------     --------------

Total                             $        3,824    $         3,957  $         1,000    $        725     $        9,506
                                            4.52%              6.14%            5.85%           6.75%              5.51%
                                  ==============    ===============  ===============    ============     ==============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                             2001                               2000
                                              ---------------------------------    --------------------------------
                                                                   Percentage                          Percentage
                                                    Amount          of total           Amount           of total
                                              ----------------   --------------    --------------    --------------
         Type of loan:
           Real estate loans:
             One-to-four family
                residential                   $     66,768,260         68.27%      $    64,346,222           75.92%
             Commercial                             11,643,624         11.90%            7,703,676            9.09%
             Construction                           10,959,325         11.21%            6,221,594            7.34%
             Home improvement loans                  6,135,026          6.27%            4,129,789            4.87%
                                              ----------------   ------------      ---------------   --------------

               Total real estate loans              95,506,235         97.65%           82,401,281           97.22%
                                              ----------------   ------------      ---------------   --------------

           Other loans:
             Commercial                              4,351,689          4.45%            3,204,989            3.79%
             Consumer                                4,236,032          4.33%            2,596,481            3.06%
             Loans secured by deposits                 295,491          0.30%              278,300            0.32%
                                              ----------------   ------------      ---------------   --------------

               Total other loans                     8,883,212          9.08%            6,079,770            7.17%
                                              ----------------   ------------      ---------------   --------------

                 Total loans                       104,389,447        106.73%           88,481,051          104.39%

         Less:
           Construction loans in process             5,775,975          5.91%           2,947,499             3.48%
           Allowance for loan losses                   570,312          0.58%             554,987             0.65%
           Deferred loan origination fees,
             net of costs                              238,899          0.24%             221,004             0.26%
                                              ----------------   ------------      --------------    --------------

                                              $     97,804,261        100.00%      $   84,757,561           100.00%
                                              ================   ============      ==============    ==============

The allowance for loan losses is summarized as follows:

                                                                                         2001              2000
                                                                                   --------------    --------------
         Balance at beginning of year                                              $      554,987    $      443,951
         Provision for loan losses                                                         45,000           128,000
         Charge-offs                                                                      (29,675)          (16,964)
         Recoveries                                                                             -                 -
                                                                                   --------------    --------------

         Balance at end of year                                                    $      570,312    $      554,987
                                                                                   ==============    ==============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE C - LOANS RECEIVABLE (Continued)

The allocation of the allowance for loan losses is summarized as follows:

                                                 2001                                       2000
                              -----------------------------------------  ------------------------------------------
                                              Percent of      Percent                      Percent        Percent
                                               allowance     of loans                     allowance      of loans
                                Amount of      to total      to gross       Amount of     to total       to gross
                                allowance      allowance       loans        allowance     allowance        loans
                              ------------  -------------  ------------  -------------  -------------  ------------
Real estate loans:
   One-to-four family
     residential              $    259,000          45.41%        63.96% $      233,000         41.99%        72.72%
   Commercial                      175,000          30.68%        11.15%         77,000         13.87%         8.71%
   Construction                     13,000           2.28%        10.50%         15,000          2.70%         7.03%
   Home improvement loans           31,000           5.44%         5.88%         25,000          4.50%         4.67%
                              ------------  -------------  ------------  -------------- -------------  ------------

   Total real estate loans         478,000          83.81%        91.49%        350,000         63.06%        93.13%
                              ------------  -------------  ------------  -------------- -------------  ------------

Other loans:
   Commercial                       45,000           7.89%         4.17%         39,000          7.03%         3.62%
   Consumer                         33,000           5.79%         4.06%         14,000          2.52%         2.93%
   Loans secured by deposits             -              -%           28%          1,000          0.18%         0.32%
                              ------------  -------------  ------------  -------------- -------------  ------------

   Total other loans                78,000          13.68%         8.51%         54,000          9.73%         6.87%
                              ------------  -------------  ------------  -------------- -------------  ------------

Unallocated                         14,312           2.51%            -         150,987         27.21%            -
                              ------------  -------------  ------------  -------------- -------------  ------------

Total allowance for loan
   losses                     $    570,312         100.00%       100.00% $      554,987        100.00%       100.00%
                              ============  =============  ============  ============== =============  ============

At June 30, 2001 and 2000, the Bank had loans totaling $568,387 and $186,428, respectively, which were in a nonaccrual status. Interest income that was foregone on nonaccrual loans for the years ended June 30, 2001, and 2000 amounted to approximately $21,454 and $5,070, respectively.

At June 30, 2001, the Bank had loan commitments outstanding of $4,103,785, including loans of $962,200 to be originated at fixed interest rates ranging from 7.75% to 14%. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

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

                                                                                            2001           2000
                                                                                        ------------   ------------
         Balance at beginning of year                                                   $    398,388   $    372,105
         Additional borrowings                                                               247,085         46,400
         Loan repayments                                                                     (22,319)       (20,117)
                                                                                        ------------   ------------

         Balance at end of year                                                         $    623,154   $    398,388
                                                                                        ============   ============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE D - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                                        2001               2000
                                                                                  --------------     --------------
         Land                                                                     $      420,687     $      420,687
         Building and improvements                                                       470,453            428,492
         Furniture and equipment                                                         756,112            698,939
                                                                                  --------------     --------------

                                                                                       1,647,252          1,548,118
         Accumulated depreciation                                                       (585,640)          (445,548)
                                                                                  --------------     --------------

                                                                                  $    1,061,612     $    1,102,570
                                                                                  ==============     ==============

NOTE E - ACQUISITION OF BRANCH OFFICE

On March 3, 2000, the Bank completed, through the purchase of certain assets and the assumption of certain liabilities, the acquisition of a full-service branch office located in Florence, South Carolina. A summary of assets acquired and liabilities assumed follows:

         Assets:
           Cash and cash equivalents                                              $   11,570,302
           Loans receivable, net                                                      10,897,431
           Premises and equipment                                                        336,994
           Deposit premium - See Note A                                                1,850,000
           Non-compete agreement                                                         250,000
           Other assets                                                                   81,412
                                                                                  --------------

                                                                                  $   24,986,139
                                                                                  ==============

         Liabilities:
           Deposits accounts                                                      $   24,852,560
           Other liabilities                                                             133,579
                                                                                  --------------

                                                                                  $   24,986,139
                                                                                  ==============

NOTE F - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE G - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 2001 and 2000 follows:

                                                             2001                               2000
                                                --------------------------------   --------------------------------
                                                                    Weighted                            Weighted
                                                    Balance         avg. rate          Balance          avg. rate
                                                --------------   --------------    --------------    --------------
         Demand accounts:
           Non-interest bearing                 $    2,392,549             -%      $    1,861,552                -%
           Savings                                   2,161,708          2.99%           2,353,533             2.86%
           Money market and NOW                     23,084,320          4.57%          18,267,183             4.21%
                                                --------------                     --------------
             Total demand accounts                  27,638,577          4.05%          22,482,268             3.72%

         Certificates of deposit                    49,985,756          6.05%          47,771,402             5.96%
                                                --------------                     --------------

             Total deposit accounts             $   77,624,333          5.34%      $   70,253,670             5.24%
                                                ==============                     ==============

A summary of certificate accounts by maturity as of June 30, 2001 follows:

                                                                    Less than         $100,000
                                                                    $100,000           or more            Total
                                                                 --------------    --------------    --------------
         One year or less                                        $   30,593,496    $   11,710,131    $   42,303,627
         More than one year to three years                            5,978,373           834,914         6,813,287
         More than three years to five years                            529,669           205,718           735,387
         More than five years                                           133,455                 -           133,455
                                                                 --------------    --------------    --------------

         Total certificate accounts                              $   37,234,993    $   12,750,763    $   49,985,756
                                                                 ==============    ==============    ==============

Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                                                        2001               2000
                                                                                  --------------     --------------
         Checking accounts                                                        $       41,579     $      441,215
         Passbook savings accounts                                                        62,902             57,604
         Money market savings accounts                                                   747,890            227,514
         Certificates of deposit                                                       3,093,634          1,756,873
                                                                                  --------------     --------------

                                                                                       3,946,005          2,483,206
         Penalties for early withdrawal                                                   (6,244)            (7,712)
                                                                                  --------------     --------------

                                                                                  $    3,939,761     $    2,475,494
                                                                                  ==============     ==============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE H - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Atlanta, with weighted average interest rates, are as follows:

                                                          At June 30,
                                               ---------------------------------
                                                     2001               2000
                                               ---------------    --------------
         4.86% due on July 19, 2001            $     1,200,000    $            -
         4.69% due on March 22, 2002                 2,500,000                 -
         4.20% due on May 30, 2002                   4,100,000                 -
         4.31% due on April 6, 2003                  5,000,000                 -
         Advances repaid in 2001                             -         7,000,000
                                               ---------------    --------------

                                               $    12,800,000    $    7,000,000
                                               ===============    ==============

At June 30, 2001, the Bank also had $14,000,000 available on a line of credit from the Federal Home Loan Bank. All advances are secured by a blanket-floating lien on the Bank's one-to-four family residential mortgage loans.

NOTE I - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Recognition and Retention Plan
------------------------------

At the Company's first annual meeting of stockholders held on January 7, 1999, the Company's stockholders approved the 1998 Recognition and Retention Plan (the "RRP"). Under the RRP, 88,085 shares of common stock were reserved for issuance to key officers and directors. Upon approval of the RRP at the annual meeting, 76,192 shares of common stock were granted at a value of $12.00 per share at the date of grant. The Company funded the grants with 53,700 shares of previously purchased treasury stock and 22,492 shares of newly issued common stock. An additional 4,000 shares were granted on January 22, 2001. This grant was funded with 4,000 shares of previously purchased treasury stock at a value of $10.50 per share on the date of grant. The Company will recognize compensation costs over the vesting period of the RRP shares granted and is including such compensation costs in operations as rapidly as is permissible, resulting in the recognition of costs of $241,000 and $111,000 during the years ended June 30, 2001 and 2000, respectively.

Stock Option Plan
-----------------

At the Company's annual meeting, held on January 7, 1999, the stockholders approved the Great Pee Dee Bancorp, Inc. Stock Option Plan (the "SOP"). The SOP provides for the issuance to directors, officers and employees of the Bank options to purchase up to 220,212 shares of the Company's common stock through June 30, 2001. Options granted to directors were fully vested on the date of grant, while options granted to executive officers and employees have vested one-third on the date of grant and one-third annually thereafter. All options will expire if not exercised within ten years from the date of grant.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE I - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Stock Option Plan (Continued)
-----------------

A summary of activity under the SOP is as follows:

                                                      Outstanding Options                Exercisable Options
                                                --------------------------------    ------------------------------
                                  Shares                             Weighted                          Weighted
                              available for                           Average                           Average
                                  Future            Number           Exercise          Number          Exercise
                                  Grants          Outstanding          Price        Outstanding          Price
                              --------------    -------------    ---------------    -----------      -------------
     At June 30, 1999                 29,728          190,484    $        12.00          107,537     $       12.00

     Options granted                       -                -                 -                -                 -
     Options vested                        -                -                 -            1,474             12.00
                              --------------    -------------    --------------     ------------     -------------

     At June 30, 2000                 29,728          190,484             12.00          149,011             12.00

     Options granted                 (10,000)          10,000             10.50                -                 -
     Options vested                        -                -                 -           44,806             11.89
     Options forfeited                13,212          (13,212)            12.00          (13,212)            12.00
                              --------------    -------------    --------------     ------------     -------------

     At June 30, 2001                 32,940          187,272    $        11.92          180,605     $       11.97
                              ==============    =============    ==============     ============     =============

As permitted by SFAS No. 123, the Company has applied APB Opinion No. 25 for measurement of stock-based compensation in the accompanying financial statements. If the Company had used the fair value based method of accounting for stock-based compensation, operating results for the year ended June 30, 2001 and 2000 would have been affected as set forth below:

                                                                                   As Reported         Pro Forma
                                                                                ----------------  -----------------
       2001 net income                                                          $        846,908  $         785,820
       2001 net income per share, basic and diluted                             $           0.56  $            0.52

       2000 net income                                                          $        813,128  $         702,347
       2000 net income per share, basic                                         $           0.48  $            0.41
       2000 net income per share, diluted                                       $           0.47  $            0.41

In determining the pro forma disclosures above, the fair value of options granted during the year ended June 30, 2001 was estimated as of the grant date under the Black-Scholes Option Pricing Model using the following assumptions: a risk-free interest rate of 5.0%, a dividend yield of 3.8%, an expected life of 8 years, and a volatility ratio of 25%. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE I - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employee Stock Ownership Plan
-----------------------------

In the mutual to stock conversion, the First Federal Savings and Loan Association Employee Stock Ownership Plan (the "ESOP") purchased 174,570 shares of the common stock of Great Pee Dee Bancorp, Inc. sold in the public offering at a total cost of $1,745,700. The ESOP executed a note payable to Great Pee Dee Bancorp, Inc. for the full price of the shares purchased. The note is to be repaid over ten years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. Dividends, if any, paid on shares held by the ESOP may be used to reduce the loan. Dividends paid on unallocated shares held by the ESOP are not reported as dividends in the financial statements. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the note. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 2001, the outstanding balance of the note is $1,302,207 and is included in unearned compensation as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Expense of $145,845 and $144,284 has been incurred in connection with the ESOP during the years ended June 30, 2001 and 2000, respectively. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $13,000 and $18,053 which represents the difference between the fair market value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP for the years ended June 30, 2001 and 2000, respectively. The Bank has credited this amount to additional paid-in capital.

At June 30, 2001, 44,124 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.4 million at June 30, 2001.

Deferred Compensation Plan
--------------------------

The Bank has a deferred compensation plan for certain officers whereby the executive officers can make elective deferrals in lieu of receiving a portion of the salary to which they otherwise would be entitled. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying financial statements. Expenses for this plan for the year ended June 30, 2001 were $19,850. There were no expenses to this plan for the year ended June 30, 2000.

401(k) Retirement Plan
----------------------

The Bank maintains for the benefit of its eligible employees a 401(k) plan. Under the plan, the Bank matches fifty-percent of participant's elective contributions up to one and one-half percent of base compensation. The only eligibility requirement is completion of one year's full-time service. At June 30, 2001 and 2000, substantially all full-time employees are eligible and are covered by the plan. 401(k) contributions are funded when accrued. The total 401(k) retirement plan expense was $6,579 and $6,313 for the years ended June 30, 2001 and 2000, respectively.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE J - STOCK REPURCHASES

The Company's Board of Directors has adopted stock repurchase plans under which the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. Under such plans, the Company repurchased a total of 665,307 shares of its common stock at an aggregate cost of $8.1 million of which 57,700 shares were reissued as grants under the RRP, 1,235 shares were issued under the deferred compensation plan, and 606,372 shares are held as treasury stock at June 30, 2001.

NOTE K - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 2001 and 2000:

                                                                                        2001               2000
                                                                                  --------------     --------------
         Current tax expense                                                      $      521,600     $      415,623
         Deferred tax expense (benefit)                                                  (33,800)            35,177
                                                                                  --------------     --------------

         Provision for income taxes                                               $      487,800     $      450,800
                                                                                  ==============     ==============

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 2001 and 2000:

                                                                                        2001               2000
                                                                                  --------------     --------------
         Income tax at federal statutory rate                                     $      453,801     $      429,736
         State income tax, net of federal tax benefit                                     28,303             23,147
         ESOP expense differences                                                          4,940              6,860
         Other                                                                               756             (8,943)
                                                                                  --------------     ---------------

         Provision for income taxes                                               $      487,800     $      450,800
                                                                                  ==============     ==============

Deferred tax assets and liabilities arising from temporary differences at June 30, 2001 and 2000 are summarized as follows:

                                                                                        2001               2000
                                                                                  --------------     --------------
         Deferred tax assets relating to:
            Deferred compensation                                                 $      143,395     $      175,332
            Allowance for loan losses                                                    215,217            208,126
            Unrealized securities losses                                                  10,500             35,700
            Amortization of intangibles                                                   64,973                  -
                                                                                  --------------     --------------

            Total deferred tax assets                                                    434,085            419,158
                                                                                  --------------     --------------

         Deferred tax liabilities relating to:
            Premises and equipment                                                       (52,576)           (46,249)
            FHLB stock dividends                                                         (72,314)           (72,314)
                                                                                  --------------     --------------

            Total deferred tax liabilities                                              (124,890)          (118,563)
                                                                                  --------------     --------------

            Net deferred tax asset                                                $      309,195     $      300,595
                                                                                  ==============     ==============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE K - INCOME TAXES (Continued)

Retained earnings at June 30, 2001 includes approximately $1.7 million for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted assets (as defined) and of tangible capital to adjusted assets. Management believes, as of June 30, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2001, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category. A reconciliation of stockholders' equity to the Bank's regulatory capital at June 30, 2001 is as follows.

         Consolidated stockholders' equity                                    $      25,129,833
         Less:   Separate equity of Great Pee Dee Bancorp, Inc.                      (1,507,355)
                 Intangible assets                                                   (1,742,170)
                                                                              -----------------
         Tier 1 and tangible capital                                                 21,880,308
         Add general loan loss allowance                                                570,312
                                                                              -----------------

         Risk-based capital                                                   $      22,450,620
                                                                              =================

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE L - REGULATORY MATTERS (Continued)

The Bank's regulatory capital amounts and ratios are presented below.

                                                                                            Minimum to be well
                                                              Minimum for capital        capitalized under prompt
                                      Actual                   adequacy purposes       corrective action provisions
                           ---------------------------   ---------------------------   ----------------------------
                              Amount          Ratio         Amount          Ratio          Amount          Ratio
                           ------------   ------------   ------------   ------------   -------------   ------------
As of June 30, 2001
   Total Capital
     (to Risk Weighted
     Assets)               $ 22,450,620       30.32%     $  5,923,338        8.0%       $  7,404,172         10.0%
   Tier 1 Capital
     (to Risk Weighted
     Assets)                 21,880,308       29.55%        2,961,669        4.0%          4,442,503          6.0%
   Tier 1 Capital
     (to Adjusted Assets)    21,880,308       20.27%        4,318,280        4.0%          5,397,850          5.0%


As of June 30, 2000
   Total Capital
     (to Risk Weighted
     Assets)               $ 21,943,392        38.8%     $  4,524,411        8.0%       $  5,655,513         10.0%
   Tier 1 Capital
     (to Risk Weighted
     Assets)                 21,388,405        37.8%        2,263,323        4.0%          3,394,985          6.0%
   Tier 1 Capital
     (to Adjusted Assets)    21,388,405        21.2%        3,026,661        3.0%          5,044,435          5.0%


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

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE M - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK (Continued)

A summary of the approximate contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 2001 is as follows:

         Financial instruments whose contract amounts represent credit risk:
           Commitments to extend credit                                         $    4,103,785
           Undisbursed construction loans in process                                 5,775,975
           Lines of credit                                                           2,075,339


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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

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

The carrying amounts and estimated fair values of the Bank's financial instruments, none of which are held for trading purposes, are as follows at June 30, 2001 and 2000:

                                                             2001                               2000
                                                --------------------------------    -------------------------------
                                                   Carrying         Estimated         Carrying          Estimated
                                                    amount         fair value          amount          fair value
                                                --------------   --------------     -------------    ------------
   Financial assets:
     Cash, interest-earning balances,
        federal funds sold                      $    3,354,008   $    3,354,008     $   9,131,043    $    9,131,043
     Investment securities                           6,736,199        6,756,212         5,116,774         5,001,776
     Loans receivable                               97,804,261       99,322,000        84,757,561        83,847,000
     Loans held for sale                             3,430,665        3,430,665           155,000           155,000
     Stock in Federal Home Loan Bank
        of Atlanta                                     725,000          725,000           573,100           573,100
   Financial liabilities:
     Deposits                                       77,624,333       78,200,000        70,253,670        70,051,000
     Advances from Federal Home
        Loan Bank                                   12,800,000       12,847,000         7,000,000         7,018,000

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE O - PLAN OF CONVERSION

On July 14, 1997, the Board of Directors of the Bank adopted a Plan of Holding Company Conversion whereby the Bank converted from a federally-charted mutual savings and loan association to a federally-chartered stock savings association (the "Bank") and became a wholly-owned subsidiary of Great Pee Dee Bancorp, Inc. (the "Company" or "Holding Company"), a holding company formed in connection with the conversion. On December 31, 1997, First Federal completed its conversion from a federally-chartered mutual savings and loan association to a federally-chartered stock savings association. The conversion occurred through the sale of 2,182,125 shares of common stock ($.01 par value) of Great Pee Dee Bancorp, Inc. Total proceeds of $21,821,250 were reduced by conversion expenses of $746,869. Great Pee Dee Bancorp, Inc. paid $10,550,000 to First Federal in exchange for the common stock of First Federal issued in the conversion, and retained the balance of the net conversion proceeds. The transaction was recorded as an "as-if" pooling with assets and liabilities recorded at historical cost.

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

NOTE P - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of Great Pee Dee Bancorp, Inc. as of and for the years ended June 30, 2001 and 2000:

                                         Condensed Statements of Financial Condition

                                                                                        2001               2000
                                                                                  --------------     --------------
         Assets:
           Cash on hand and in banks                                              $       17,267     $       91,268
           Interest bearing balances in other banks                                            -             57,098
           Investment securities, available for sale                                     471,800            404,504
           Note receivable from First Federal                                            931,741          2,188,496
           Investment in First Federal                                                23,622,478         23,398,955
           Accrued interest receivable                                                     9,060              7,839
           Other assets                                                                   77,487            117,589
                                                                                  --------------     --------------

                                                                                  $   25,129,833     $   26,265,749
                                                                                  ==============     ==============
         Stockholders' equity:
           Common stock                                                           $       22,246     $       22,246
           Additional paid-in capital                                                 21,561,318         21,548,318
           ESOP loan receivable and unearned compensation                             (1,369,127)        (1,570,812)
           Retained earnings                                                          12,324,763         12,133,288
           Accumulated other comprehensive loss                                          (17,700)           (59,796)
           Treasury stock                                                             (7,391,667)        (5,807,495)
                                                                                  --------------     --------------

                                                                                  $   25,129,833     $   26,265,749
                                                                                  ==============     ==============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2001 and 2000
--------------------------------------------------------------------------------

NOTE P - PARENT COMPANY FINANCIAL DATA (Continued)

                       Condensed Statements of Operations
                       Years Ended June 30, 2001 and 2000

                                                                                        2001               2000
                                                                                  --------------     --------------
         Equity in earnings of subsidiaries                                       $      776,334     $      683,357
         Interest and other income                                                       346,085            343,831
         Operating expenses                                                             (219,511)          (144,760)
         Income taxes                                                                    (56,000)           (69,300)
                                                                                  --------------     --------------

         Net income                                                               $      846,908     $      813,128
                                                                                  ==============     ==============

                        Condensed Statement of Cash Flows
                       Years Ended June 30, 2001 and 2000

                                                                                        2001               2000
                                                                                  --------------     --------------
Cash flows from operating activities:

    Net income                                                                    $      846,908     $      813,128
    Adjustments to reconcile net income to net cash
       provided by operating activities:
         Equity in income of subsidiary                                                 (776,334)          (683,357)
         Other                                                                            39,031             34,682
                                                                                  --------------     --------------

Net cash provided by operating activities                                                109,605            164,453
                                                                                  --------------     --------------

Cash flows from investing activities:

    Decrease in note receivable from subsidiary                                        1,256,755          3,761,987
    ESOP loan receipt                                                                    132,846            126,231
    Increase in investment in subsidiary                                                 (61,350)           (60,753)
    Cash dividends received from subsidiary                                              725,000            800,000
    Purchase of available-for-sale securities                                                  -            (50,000)
                                                                                  --------------     --------------

Net cash provided by investing activities                                              2,053,251          4,577,465
                                                                                  --------------     --------------

Cash flows from financing activities:

    Purchase of treasury stock                                                        (1,638,522)        (4,000,489)
    Cash dividends paid                                                                 (655,433)          (685,852)
                                                                                  --------------     --------------

Net cash used by financing activities                                                 (2,293,955)        (4,686,341)
                                                                                  --------------     --------------

Net increase (decrease) in cash and cash equivalents                                    (131,099)            55,577

Cash and cash equivalents, beginning                                                     148,366             92,789
                                                                                  --------------     --------------

Cash and cash equivalents, ending                                                 $       17,267     $      148,366
                                                                                  ==============     ==============

                          GREAT PEE DEE BANCORP, INC.
                         GENERAL CORPORATE INFORMATION
--------------------------------------------------------------------------------


                                                Executive Officers

                                                 Herbert W. Watts
                                                President and CEO

             John S. Long                                                               Johnnie L. Craft
         Vice President and COO                                                         Secretary and CFO
                                               Michael O. Blakeley
                                                  Vice President

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

                                                  H. Malloy Evans
                                                   President/CEO
                                                 Cheraw Yarn Mills

                              Stock Transfer Agent

                         Registrar and Transfer Company
                                10 Commerce Drive
                           Cranford, New Jersey 07016

                              Special Legal Counsel

                      Luse Lehman Gorman Pomerenk & Schick
                       5335 Wisconsin Ave. N.W., Suite 400
                              Washington, DC 20015

                              Independent Auditors

                                 Dixon Odom PLLC
                                408 Summit Drive
                                Sanford, NC 27330

                                Office Locations

                                   Main Office
                                515 Market Street
                                Cheraw, SC 29520

                                  Branch Office
                                1385 Alice Drive
                               Florence, SC 29505


                                 Annual Meeting

The annual meeting of stockholders of Great Pee Dee Bancorp, Inc. will be held at 2:00 p.m. on October 16, 2001 at the Matheson Memorial Library, Huger Street, Cheraw, SC.

                             Market for Common Stock

The Company's stock began trading on December 31, 1997. There are 1,618,245 shares of common stock outstanding which were held by approximately 378 stockholders of record (excluding shares held in street name) on June 30, 2001. The Company's common stock is quoted on the NASDAQ National market under the symbol "PEDE". The following table reflects the stock trading and dividend payment frequency of the Company for the years ended June 30, 2001 and 2000.

                                     Stock Price         Dividends
                                 ------------------
                                  High         Low       per share
                                 ------       -----      ---------

  For the year ended
    June 30, 2001:
     First quarter..........       11.00        9.75         0.10
     Second quarter.........       11.25       10.38         0.11
     Third quarter..........       11.38       10.25         0.11
     Fourth quarter.........       11.55       10.57         0.11

  For the year ended
    June 30, 2000:
     First quarter..........    $  13.13    $  12.25     $   0.09
     Second quarter.........       13.13       11.63         0.10
     Third quarter..........       12.38        9.19         0.10
     Fourth quarter.........       11.50        9.00         0.10

                                   Form 10-KSB

A copy of Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to the Company's stockholders for the Company's most recent fiscal year upon written request to Herbert W. Watts, President, Great Pee Dee Bancorp, Inc., 515 Market Street, Cheraw, SC 29520.

This annual report has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.