Form 10KSB, Exhibit 13
period 2002-06-30
GREAT PEE DEE BANCORP INC
filed 2002-09-27
CIK 1046587

                           GREAT PEE DEE BANCORP, INC.

                               2002 ANNUAL REPORT

Great Pee Dee Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------

TABLE OF CONTENTS
                                                                        Page No.
                                                                        --------

Report to Shareholders ................................................    1

Selected Financial and Other Data .....................................    2

Management's Discussion and Analysis ..................................    3

Independent Auditors' Report ..........................................   14

Consolidated Financial Statements

   Consolidated Statements of Financial Condition .....................   15

   Consolidated Statements of Operations ..............................   16

   Consolidated Statements of Stockholders' Equity ....................   17

   Consolidated Statements of Cash Flows ..............................   18

   Notes to Consolidated Financial Statements .........................   20

General Corporate Information .........................................   42

                             REPORT TO SHAREHOLDERS

To Our Shareholders:

On June 30, 2002, Great Pee Dee Bancorp completed a fiscal year marked by strong growth in all operational areas and continuing development of comprehensive customer services.

The Corporation has continued to emphasize accessibility, service and efficiency in all of its operations this year. The 26 employees of the Corporation's bank subsidiary, First Federal, serve customers through two offices, with a third one planned next year. The new Florence facility at 452 Second Loop Road became fully operational in March 2002. During its first quarter of operation, deposits through the Florence office increased from $29.5 million to $34.5 million, a gain of 17 percent.

First Federal continues to grow. Total assets now stand at $131.0 million, and deposits were up $10.5 million, reflecting a 13.5 percent rate of growth. Net income from all operations increased 42 percent, to $1.2 million, as compared to $847,000 during the 2000-2001 fiscal year. Loan activity has been extremely strong, as evidenced by total loans of $109.6 million, reflecting a 12.1 percent increase from the previous year's level of $97.8 million.

First Federal's secondary loan market operation closed $19.8 million in 2002, up from $11.0 million the year before. Much of this secondary market growth is attributable to strong performance by the Florence office. First Federal has also broadened its loan mix over the past several years, moving from nearly 100 percent real estate loans four years ago to a profile which includes 13 percent commercial and consumer loans.

First Federal's Cheraw operations are poised for growth, with construction of a new main office on Highway 9 set to begin this year. The new Cheraw office will be a key access point in a rapidly growing area of town, with the present Market Street office serving as a convenient branch location. Completion of the Cheraw facility is scheduled for Fall 2003. On-line banking will be available to First Federal customers beginning in late 2002, providing a new dimension of customer accessibility and convenience.

The Corporation distributed a 10 percent stock dividend in the fall of 2001 and increased cash dividends for the year to .464 cents per share as adjusted for the stock dividend. Total stockholders' equity now stands at $25.6 million. The Board of Directors is actively reviewing means through which shareholder value can continue to grow, including the strong expansion activity described above, as well as payment of regular and special dividends and additional repurchases of common stock.

The Board of Directors, Management and staff of Great Pee Dee Bancorp wish to thank you for your confidence and loyalty as evidenced by your investment in the Corporation.

Sincerely,

/s/ Herbert W. Watts

Herbert W. Watts
President and Chief Executive Officer

Great Pee Dee Bancorp, Inc. and Subsidiaries
Selected Financial and Other Data
--------------------------------------------------------------------------------

                                                                          At or for the year ended June 30,
                                                                 --------------------------------------------------
                                                                      2002              2001              2000
                                                                 --------------    --------------    --------------
                                                                               (Dollars in thousands)
Financial Condition Data:

   Total assets                                                  $      131,034    $      115,997    $      103,842
   Investments /(1)/                                                     12,146            10,154            14,332
   Loans receivable                                                     109,611            97,804            84,758
   Loans held for sale                                                    3,072             3,431               155
   Deposits                                                              88,090            77,624            70,254
   Borrowings                                                            17,000            12,800             7,000
   Stockholders' equity                                                  25,569            25,130            26,266

Operating Data:

   Interest income                                               $        8,637    $        7,905    $        6,020
   Interest expense                                                       3,724             4,477             2,835
                                                                 --------------    --------------    --------------
     Net interest income                                                  4,913             3,428             3,185
   Provision for loan losses                                                500                45               128
                                                                 --------------    --------------    --------------
     Net interest income after provision for
        loan losses                                                       4,413             3,383             3,057
   Non-interest income                                                      826               723               165
   Non-interest expense                                                   3,334             2,771             1,958
                                                                 --------------    --------------    --------------
     Income before income taxes                                           1,905             1,335             1,264
   Income tax expense                                                       703               488               451
                                                                 --------------    --------------    --------------
     Net income                                                  $        1,202    $          847    $          813
                                                                 ==============    ==============    ==============

Per Common Share Data:/(2)/

   Net income, basic                                             $         0.74    $         0.51    $         0.43
   Net income, diluted                                                     0.73              0.51              0.43
   Regular cash dividends                                                 0.464             0.391             0.355
   Dividend payment ratio                                                 62.70%            76.67%            82.56%

Selected Other Data:

   Number of:
     Outstanding loans                                                    3,455             2,944             2,598
     Deposit accounts                                                     6,262             7,061             6,657
     Full-service offices                                                     2                 2                 2
   Return on average assets                                                0.98%             0.78%             0.97%
   Return on average equity                                                4.74%             3.34%             2.94%
   Average equity to average assets                                       20.58%            23.48%            33.10%
   Interest rate spread                                                    3.52%             2.23%             2.43%
   Net yield on average interest-earning assets                            4.18%             3.33%             3.98%
   Average interest-earning assets to average interest-
     bearing liabilities                                                 120.78%           125.41%           143.63%
   Ratio of non-interest expense to average total assets                   2.71%             2.57%             2.34%
   Nonperforming assets to total assets                                    0.86%             0.52%             0.20%
   Allowance for loan losses to nonperforming loans at
     period end                                                           98.79%           100.35%           298.39%

/(1)/ Includes interest-earning deposits, federal funds sold, Federal Home Loan
      Bank stock and investment securities.

/(2)/ Retroactively reflects the effects of a 10% stock dividend in October
      2001.

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

                             Description of Business

Great Pee Dee Bancorp, Inc. ("Great Pee Dee") was incorporated under the laws of the State of Delaware for the purpose of becoming the savings and loan holding company of First Federal Savings and Loan Association of Cheraw (the "Bank" or "First Federal") in connection with First Federal's conversion from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association (the "Conversion"). A subscription and community offering of Great Pee Dee's common stock closed on December 31, 1997, at which time Great Pee Dee commenced operations and used one half of the net proceeds received to acquire all of the outstanding common stock of the Bank.

Great Pee Dee has no operations and conducts no business of its own other than owning its subsidiaries, investing its liquid assets, and lending funds to the Great Pee Dee Bancorp, Inc. Employee Stock Ownership Plan and Trust (the "ESOP") which was formed in connection with the Conversion. First Federal's two full service banking offices are located in Cheraw and Florence, South Carolina. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank's primary market area of Chesterfield, Marlboro and Florence Counties, South Carolina, as well as other types of loans. On June 30, 2002, approximately 87% of the Bank's total loans were composed of real estate loans.

On March 9, 2000, Great Pee Dee formed a second wholly-owned subsidiary, First Federal Investment Services, Inc. which, through an unaffiliated broker-dealer, provides customers of the Bank with securities products and services. Through this arrangement, First Federal Investment Services, Inc. earns revenues through commission-sharing with the unaffiliated broker-dealer. First Federal Investment Services, Inc. employs one licensed securities representative and for the year ended June 30, 2002 generated net fee income of $124,000 or 1.3% of total consolidated revenue.

Great Pee Dee's principal sources of revenue are earnings on its investments, interest earned from the loan to the ESOP, and dividends paid by the Bank to Great Pee Dee, if any. Revenues of First Federal are derived primarily from interest on loans. First Federal also receives interest income from its investment securities and interest-earning deposit balances and various types of non-interest income. The major expenses of First Federal are interest on deposits and general and administrative expenses such as personnel costs, occupancy, and federal deposit insurance premiums. First Federal's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Great Pee Dee and its subsidiaries are collectively referred to herein as the "Company."

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

                                                                  Terms to Repricing at June 30, 2002
                                             -------------------------------------------------------------------------
                                                              More Than      More Than
                                                1 Year        1 Year to     3 Years to       More Than
                                                or Less        3 Years        5 Years         5 Years         Total
                                             -------------  ------------   ------------   --------------  ------------
                                                                      (Dollars in thousands)
INTEREST-EARNING ASSETS:
   Loans receivable:
     Real estate loans:
       Adjustable rate                       $      41,468  $      1,912    $     2,109    $           -  $     45,489
       Fixed rate                                    6,152         1,535          4,966           37,955        50,608
     Other loans                                     3,659         3,235          3,300            3,320        13,514
   Loans held for sale                               3,072             -              -                -         3,072
   Interest-earning balances in other banks          2,487             -              -                -         2,487
   Federal funds sold                                3,330             -              -                -         3,330
   Investment securities available for sale            452             -              -                -           452
   Investment securities held to maturity            1,376           701          2,300              500         4,877
   Stock in FHLB of Atlanta/(1)/                         -             -              -            1,000         1,000
                                             -------------  ------------    -----------    -------------  ------------

       Total interest-earning assets         $      61,996  $      7,383    $    12,675    $      42,775  $    124,829
                                             =============  ============    ===========    =============  ============

INTEREST-BEARING LIABILITIES:
   Deposit accounts:
     Demand                                  $      33,609  $          -    $         -    $           -  $     33,609
     Time over $100,000                             13,581         3,570            700                -        17,851
     Other time                                     26,500         8,729            875              526        36,630
   Borrowings                                        9,000             -              -            8,000        17,000
                                             -------------  ------------    -----------    -------------  ------------

       Total interest-bearing liabilities    $      82,690  $     12,299    $     1,575    $       8,526  $    105,090
                                             =============  ============    ===========    =============  ============

INTEREST SENSITIVITY GAP PER PERIOD          $     (20,694) $     (4,916)   $    11,100    $      34,249  $     19,739

CUMULATIVE INTEREST SENSITIVITY GAP          $     (20,694) $    (25,610)   $   (14,510)   $      19,739  $     19,739

CUMULATIVE GAP AS A PERCENTAGE
   OF TOTAL INTEREST-EARNING ASSETS                 (16.58%)      (20.52%)       (11,62%)          15.81%        15.81%

CUMULATIVE RATIO OF INTEREST-EARNING
   ASSETS TO INTEREST-BEARING LIABILITIES            74.97%        73.04%         84.97%           18.78%       118.78%

/(1)/Nonmarketable equity security; substantially all required to be maintained and assumed to mature in periods greater than 10 years.

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

The preceding table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2002, which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts and money market deposit accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments that will be received throughout the lives of the loans. The interest rate sensitivity of the Company's assets and liabilities illustrated in the preceding table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 2002 was a negative 16.58%. At June 30, 2002, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 20.52% and a negative 11.62%, respectively.

Net Portfolio Value Analysis. In addition to the interest rate gap analysis discussed above, management monitors the Bank's interest rate sensitivity through the use of a model which estimates the change in net portfolio value ("NPV") in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. The model estimates the effect on First Federal's NPV of instantaneous and permanent 100 to 300 basis point changes in market interest rates.

The following table presents information regarding possible changes in the Bank's NPV as of June 30, 2002, based on information provided by the Office of Thrift Supervision's Risk Management Division:

                                                                                 Net portfolio value
                                                                 --------------------------------------------------
         Change in interest rates                                                     Change in        Percentage
         in basis points (rate shock)                                Amount            amount            change
         ---------------------------                             --------------    --------------    --------------
                                                                               (Dollars in thousands)
         Up 300 basis points                                     $       22,059    $       (5,414)        (20%)

         Up 200 basis points                                             24,036            (3,437)        (13%)

         Up 100 basis points                                             25,895            (1,578)         (6%)

               Static                                                    27,473                 -            -

         Down 100 basis points                                           28,551             1,078           4%

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates. The table set forth above indicates that in the event of a 200 basis point increase in interest rates, First Federal would be expected to experience a 13% decrease in NPV. Because of the overall low levels of interest rates, the analysis provided at June 30, 2002 did not include the effects of downward adjustments exceeding 100 basis points.

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

                               Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended June 30, 2002 and 2001. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

                                                          Year Ended June 30, 2002             Year Ended June 30, 2001
                                                     ----------------------------------  ----------------------------------
                                                      Average                  Average    Average                  Average
                                                      Balance     Interest      Rate      Balance     Interest      Rate
                                                     ---------   ----------   ---------  ---------   ----------   ---------
                                                                             (Dollars in thousands)
Interest-earning assets:
  Interest-earning balances                          $   3,051   $       78        2.56% $   4,627   $      281        6.07%
  Investments                                            7,253          409        5.64%     6,370          422        6.62%
  Loans                                                107,382        8,151        7.59%    91,994        7,202        7.83%
                                                     ---------   ----------   ---------  ---------   ----------   ---------

    Total interest-earning assets                      117,686        8,638        7.34%   102,991        7,905        7.68%
                                                                 ----------   ---------              ----------   ---------

Other assets                                             5,502                               4,973
                                                     ---------                           ---------

    Total assets                                     $ 123,188                           $ 107,964
                                                     =========                           =========

Interest-bearing liabilities:
  Deposits                                           $  80,681        3,100        3.84% $  73,053        3,940        5.39%
  Borrowings                                            16,754          624        3.72%     9,069          537        5.92%
                                                     ---------   ----------   ---------  ---------   ----------   ---------

    Total interest-bearing liabilities                  97,435        3,724        3.82%    82,122        4,477        5.45%
                                                                 ----------   ---------              ----------   ---------

Other liabilities                                          404                                 494

Stockholders' equity                                    25,349                              25,348
                                                     ---------                           ---------

    Total liabilities and stockholders' equity       $ 123,188                           $ 107,964
                                                     =========                           =========

Net interest income and interest rate spread                     $    4,914        3.52%             $    3,428        2.23%
                                                                 ==========   =========              ==========   =========

Net yield on average interest-earning assets                                       4.18%                               3.33%
                                                                              =========                           =========

Ratio of average interest-earning assets to
average interest-bearing liabilities                    120.78%                             125.41%
                                                     =========                           =========

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

                                                                       Year Ended June 30, 2002 vs. 2001
                                                             ----------------------------------------------------
                                                                          Increase (Decrease) Due To
                                                             ----------------------------------------------------
                                                                 Volume              Rate               Total
                                                             --------------     --------------     --------------
                                                                            (Dollars in thousands)
         Interest income:
            Interest-earning balances                        $          (68)    $         (135)    $         (203)
            Investments                                                  54                (67)               (13)
            Loans                                                     1,187               (238)               949
                                                             --------------     --------------     --------------

                    Total interest income                             1,173               (440)               733
                                                             --------------     --------------     --------------

         Interest expense:
            Deposits                                                    352             (1,192)              (840)
            Borrowings                                                  371               (284)                87
                                                             --------------     --------------     --------------

                    Total interest expense                              723             (1,476)              (753)
                                                             --------------     --------------     --------------

         Net interest income                                 $          450     $        1,036     $        1,486
                                                             ==============     ==============     ==============


           Comparison of Financial Condition at June 30, 2002 and 2001

The Company's total assets increased by $15.0 million during the year ended June 30, 2002, from $116.0 million at June 30, 2001 to $131.0 million at the year end. A principal factor driving this increase in total assets was growth in the net loan portfolio of $11.8 million. Net loans receivable increased by 12.1%, from $97.8 million to $109.6 million. While real estate loans continue to comprise the most significant component of the Company's loan portfolio, most of the growth during the year was in other types of lending. The Company has continued to diversify the portfolio to include larger concentrations of loans that yield higher rates and have shorter maturities than do residential mortgage loans. Real estate loans grew by $3.9 million to $99.4 million, and represented 87.0% of gross loans receivable at June 30, 2002 as compared to 91.5% of gross loans receivable at the beginning of the year. Three years ago, on June 30, 1999, real estate loans comprised almost 98.8% of the Company's gross loans. Conversely, other loans, principally commercial and consumer loans, grew by $6.0 million to $14.9 million, and represented 13.0% of gross loans receivable at June 30, 2002 as compared to 8.5% of gross loans receivable at the beginning of the year. Three years ago, on June 30, 1999, other loans comprised only 1.2% of total loans.

Liquid assets have been maintained at a level that provides for the Company's liquidity needs while enabling a high concentration of interest-earning assets in loans that yield higher rates of interest than do acceptable debt securities and overnight investments. Liquid assets, consisting of cash on hand and in other banks, federal funds sold and investment securities, increased by $2.2

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

million from $10.1 million or 8.7% of total assets at the beginning of the year to $12.3 million or 9.4% of total assets at June 30, 2002.

On March 25, 2002 the Company moved the existing branch office in Florence, South Carolina to a more visible and assessable location within that city. This branch relocation resulted in an increase to premises and equipment of $829,000 while significantly contributing to the Company's growth in both loans and deposits in that market area.

Much of the growth in total assets was funded by the corresponding increase in customer deposit accounts. Deposits increased by $10.5 million during the year, comprised of increases in demand accounts of $6.0 million or 21.6% and in certificate of deposit accounts of $4.5 million or 9.0%. In addition to deposit growth, other sources of funding generated during the fiscal year ended June 30, 2002 included an increase of $4.2 million in advances from the Federal Home Loan Bank. The total funds generated by deposits and borrowings of $14.7 million were used to fund the asset growth discussed above.

During the year ended June 30, 2002, total stockholders' equity increased by $439,000 to $25.6 million, principally as a result of retention of a portion of the net income of $1.2 million for the year. Dividends aggregated $764,000 or $.464 per share for the year, as compared with $655,000 or $.391 per share for the previous year, as adjusted for the 10% stock dividend distributed in October 2001. The Company's board of directors increased the regular quarterly dividend to $.125 per share beginning with the second quarter of the current fiscal year. At June 30, 2002, the Bank continued to significantly exceed all applicable regulatory capital requirements.

 Comparison of Results of Operations for the Years Ended June 30, 2002 and 2001

Net Income. Net income for the year ended June 30, 2002 was $1.2 million, or basic net income per share of $.74, as compared with net income of $847,000, or $.51 per share, for the year ended June 30, 2001, as adjusted for the 10% stock dividend distributed in October 2001. These results represent increases of $356,000 or 42.0% in net income and $.23 or 45.1% in net income per share.

Net income continued to be significantly impacted during both fiscal years by the Company's entry into the Florence, South Carolina market via an acquisition of a full service branch on March 3, 2000. This market presence was further enhanced on March 25, 2002 with the relocation of that branch to a more prominent location within the city of Florence. The Company's ownership and operation of the Florence branch throughout fiscal 2001 and 2002 contributed to increases in substantially all elements of operations, including interest income, non-interest income and non-interest expenses.

Net Interest Income. Net interest income for the year ended June 30, 2002 was $4.9 million as compared with $3.4 million during the year ended June 30, 2001, an increase of $1.5 million. The Company's net interest margin increased from 2.23% during the year ended June 30, 2001 to 3.52% for the year ended June 30, 2002, largely as a result of continued loan portfolio diversification into higher yielding loans while the cost of funds continued to drop due to market conditions in the general economy. The weighted average yield on interest-earning assets decreased by 34 basis points while the weighted average cost of interest-bearing liabilities decreased by 163 basis points. Net interest income was further affected by a decrease of $618,000 in the average balance of net interest-earning assets during the current year as compared with the previous year. This decrease in net interest-earning assets resulted principally from the purchase of treasury shares and from the investment necessary to facilitate the Florence branch relocation.

Provision for Loan Losses. Principally as a result of increased delinquencies and the general downturn in the economy, both nationally and in the Company's market area, management has significantly increased the

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

allowance for loan losses during the current fiscal year. The provision for loan losses was $500,000 for the year ended June 30, 2002, as compared with a provision of $45,000 for the year ended June 30, 2001. The larger provision in fiscal 2002 was related principally to the diversification of the loan portfolio from real estate to consumer and commercial loan categories. There were net loan charge-offs of $4,000 during fiscal 2002 as compared with $30,000 for fiscal 2001. At June 30, 2002, nonaccrual loans, substantially all of which management considers to be well collateralized, aggregated $1.1 million while the allowance for loan losses stood at $1.1 million. While management believes that the fair values of the real properties underlying these loans are adequate to protect the Company's investment, general economic conditions increase the likelihood that losses will occur, both on loans in nonaccrual status and on some of the loans that are currently performing in accordance with the loan terms. As a result, the Company has significantly increased the unallocated portion of its allowance for loan losses during the current fiscal year.

Non-Interest Income. Non-interest income increased by $103,000, from $723,000 in fiscal 2001 to $826,000 in fiscal 2002. Service fees and charges increased by $80,000 to $410,000 principally as a result of the significant continued growth from the Florence, South Carolina market expansion as well as increased non-sufficient funds fees due to economic circumstances in the local market. The increased level of origination and sale of one-to-four family residential mortgage loans generated an increase in income from mortgage operations of $30,000. In contrast, the brokerage subsidiary income decreased by $27,000 from $152,000 to $125,000 for the years ended June 30, 2001 and 2002, respectively. The decrease in brokerage income was driven principally by the unfavorable economic conditions in equity markets in the fiscal year ended June 30, 2002.

Non-Interest Expenses. Non-interest expenses increased to $3.3 million for the year ended June 30, 2002 as compared with $2.8 million for the year ended June 30, 2001, an increase of $562,000. All components of non-interest expenses, with the exception of amortization of intangibles, increased in fiscal 2002 because of the Florence South, Carolina market expansion and relocation and infrastructure changes necessitated by the Company's overall growth encountered by the Company. In addition, during the current fiscal year the Company incurred computer conversion costs of $134,000 resulting from the implementation of a new data processing system, and non-recurring costs of $80,000 resulting from relocation of the Florence branch.

Provision for Income Taxes. The provision for income taxes, as a percentage of income before income taxes, was 36.9% and 36.5% for the years ended June 30, 2002 and 2001, respectively.

                                  Asset Quality

The Company considers asset quality to be of primary importance, and employs a formal internal loan review process to ensure adherence to the Lending Policy as approved by the Board of Directors. An ongoing systematic evaluation process fundamentally drives the function of determining the allowance for loan losses. This ongoing evaluation process serves as the basis for determining, on a monthly basis, the allowance for loan losses and any resulting provision to be charged against earnings. Consideration is given to historical loan loss experience, the value and adequacy of collateral, economic conditions in the Company's market area and other factors. For loans determined to be impaired, the allowance is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses represents Management's estimate of the appropriate level of reserve to provide for probable losses inherent in the loan portfolio.

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

The Company's policy regarding past due loans normally requires a prompt charge-off to the allowance for loan losses following timely collection efforts and a thorough review. Further efforts are then pursued through various means available. Loans carried in a non-accrual status are generally collateralized and the possibility of future losses is considered in the determination of the allowance for loan losses.

Nonperforming Assets

The following table sets forth, at the dates indicated, information with respect to the Company's nonaccrual loans, restructured loans, total nonperforming loans (nonaccrual loans plus restructured loans), and total nonperforming assets.

                                                                            June 30, 2002       June 30, 2001
                                                                         -----------------      -------------
                                                                                 (Dollars in thousands)
Nonaccrual loans                                                         $           1,079      $             568
Restructured loans                                                                       -                      -
                                                                         -----------------      -----------------
         Total nonperforming loans                                                   1,079                    568

Real estate owned                                                                       50                     37
                                                                         -----------------      -----------------
         Total nonperforming assets                                      $           1,129      $             605
                                                                         =================      =================

Accruing loans past due 90 days or more                                  $               -      $               -
Allowance for loan losses                                                            1,066                    570
Nonperforming loans to period end loans                                                .94%                   .60%
Allowance for loan losses to period end loans                                          .93%                   .60%
Allowance for loan losses to nonperforming loans                                     98.79%                100.35%
Nonperforming assets to total assets                                                   .86%                   .52%

The Company's financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on loans, except for loans accounted for on a nonaccrual basis. Loans are placed on a nonaccrual basis when there are serious doubts about the collectibility of principal or interest. Generally, the Company's policy is to place a loan on nonaccrual status when the loan becomes past due 90 days. Loans are also placed on nonaccrual status in cases where it is uncertain as to whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on nonaccrual loans generally are applied first to principal and then to interest only after all past due principal has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition. Interest is accrued on restructured loans at the restructured rates when it is anticipated that no loss of original principal will occur. Real estate owned consists of foreclosed, repossessed and idled properties.

Analysis of Allowance for Loan Losses

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance for loan losses is increased by provisions charged to operations and by recoveries of amounts previously charged off, and reduced by loans charged off. The Company evaluates the adequacy of the allowance monthly. In addition, on a monthly basis the board of directors reviews the loan portfolio, conducts an evaluation of credit quality and reviews the computation of the loan loss provision, recommending changes as may be required. In evaluating the adequacy of the allowance, the Company considers the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

situations that may affect a borrower's ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Company to make additions for estimated losses based upon judgments different from those of Management.

The Company follows a loan review program designed to evaluate the credit risk in the loan portfolio. Through this loan review process, the Company maintains an internally classified watch list that helps Management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, Management considers, among other factors, the estimated value of the underlying collateral, the borrower's ability to repay, the borrower's payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss and reserves are allocated based on Management's judgment and historical experience.

Loans classified as "substandard" are those loans with clear and defined weaknesses such as unfavorable financial ratios, uncertain repayment sources or poor financial condition that may jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some losses if the deficiencies are not corrected. A reserve of 15% is generally allocated to these loans. Loans classified as "doubtful" are those loans that have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable. A reserve of 50% is generally allocated to loans classified as doubtful. Loans classified as "loss" are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be achieved in the future. As a practical matter, when loans are identified as loss they are charged off against the allowance for loan losses. In addition to the above classification categories, we also categorize loans based upon loan type, assigning an allowance allocation based upon each category.

The allowance for loan losses represents Management's estimate of the appropriate level of reserve to provide for probable losses inherent in the loan portfolio in the normal course of business. The Company makes specific allowances that are allocated to certain individual loans and pools of loans based on risk characteristics, as discussed above. In addition to the allocated portion of the allowance for loan losses, the Company maintains an unallocated portion that is not assigned to any specific category of loans. This unallocated portion is intended to reserve for the inherent risk in the portfolio and the intrinsic inaccuracies associated with the estimation of the allowance for loan losses and its allocation to specific loan categories. While Management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Management believe the Company has established the allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing the portfolio, will not require an increase in the allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect the Company's financial condition and results of operations.

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

                         Liquidity and Capital Resources

During the year ended June 30, 2002, Great Pee Dee paid cash dividends of $.464 per share, having increased the regular quarterly dividend to $.125 per share effective for the second fiscal quarter. Although Great Pee Dee anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

Maintaining adequate liquidity while managing interest rate risk is the primary goal of Great Pee Dee `s asset and liability management strategy. Liquidity is the ability to fund the needs of the Bank's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposits and income from operations are the main sources of liquidity. The Bank's primary uses of liquidity are to fund loans and to make investments.

As of June 30, 2002, liquid assets (cash, interest-earning deposits, federal funds sold and marketable investment securities) were approximately $12.3 million, which represents 14.0% of deposits. At that date, outstanding loan commitments were $7.4 million, the undisbursed portion of construction loans was $3.4 million and undrawn lines of credit totaled $4.7 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations. Supplementing these liquidity sources, the Company has available lines of credit from various correspondent banks to purchase federal funds on a short-term basis of approximately $5.0 million. The Company also has the ability to borrow up to $26.0 million, as of June 30, 2002, from the Federal Home Loan Bank of Atlanta, with $17.0 million outstanding as of that date.

Under federal capital regulations, First Federal must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on First Federal's financial statements. At June 30, 2002 and 2001, First Federal exceeded all such requirements.

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

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

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

                                     [LOGO]
                                DIXON ODOM PLLC
                  Certified Public Accountants and Consultants

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Great Pee Dee Bancorp, Inc.
Cheraw, South Carolina

We have audited the accompanying consolidated statements of financial condition of Great Pee Dee Bancorp, Inc. and Subsidiaries as of June 30, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Pee Dee Bancorp, Inc. and Subsidiaries as of June 30, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Odom PLLC
Sanford, North Carolina
July 19, 2002

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 2002 and 2001
--------------------------------------------------------------------------------

ASSETS                                                                          2002           2001
                                                                            ------------   ------------
Cash on hand and in banks                                                   $  1,154,959   $    660,777
Interest-earning balances in other banks                                       2,487,021      2,045,422
Federal funds sold                                                             3,329,708        647,809
Investment securities available for sale,
   at fair value (Note B)                                                        452,200        471,800
Investment securities held to maturity,
   at amortized cost (Note B)                                                  4,877,256      6,264,399
Loans receivable, net (Note C)                                               109,610,613     97,804,261
Loans held for sale                                                            3,071,542      3,430,665
Accrued interest receivable                                                      882,518        736,391
Premises and equipment, net (Note D)                                           2,026,829      1,061,612
Real estate acquired in settlement of loans                                       49,676         36,750
Stock in the Federal Home Loan Bank, at cost                                   1,000,000        725,000
Other assets                                                                   2,091,507      2,112,275
                                                                            ------------   ------------

                                                             TOTAL ASSETS   $131,033,829   $115,997,161
                                                                            ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposit accounts (Note F)                                                $ 88,089,651   $ 77,624,333
   Advances from Federal Home Loan Bank (Note G)                              17,000,000     12,800,000
   Accrued interest payable                                                       91,169         52,281
   Advance payments by borrowers for property taxes
      and insurance                                                               90,521        121,636
   Accrued expenses and other liabilities                                        193,954        269,078
                                                                            ------------   ------------

                                                        TOTAL LIABILITIES    105,465,295     90,867,328
                                                                            ------------   ------------

COMMITMENTS AND CONTINGENCIES (Notes C and L)

STOCKHOLDERS' EQUITY (Notes H, I and K)
   Preferred stock, no par value, 400,000 shares
      authorized, no shares issued and outstanding                                     -              -
   Common stock, $.01 par value, 3,600,000 shares
      authorized; 2,224,617 shares issued                                         22,246         22,246
   Additional paid-in capital                                                 21,965,524     21,561,318
   Unearned compensation (Note H)                                             (1,211,761)    (1,369,127)
   Retained earnings, substantially restricted                                10,417,256     12,324,763
   Accumulated other comprehensive loss                                          (30,100)       (17,700)
   Common stock in treasury, at cost (459,005 and
      606,372 shares, respectively)                                           (5,594,631)    (7,391,667)
                                                                            ------------   ------------

                                               TOTAL STOCKHOLDERS' EQUITY     25,568,534     25,129,833
                                                                            ------------   ------------

                               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $131,033,829   $115,997,161
                                                                            ============   ============

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 2002 and 2001
--------------------------------------------------------------------------------

                                                                               2002         2001
                                                                            ----------   ----------
INTEREST INCOME
   Loans                                                                    $8,149,884   $7,201,973
   Investments                                                                 409,714      422,714
   Deposits in other banks and federal funds sold                               77,764      280,729
                                                                            ----------   ----------

                                                    TOTAL INTEREST INCOME    8,637,362    7,905,416
                                                                            ----------   ----------

INTEREST EXPENSE
   Deposits (Note F)                                                         3,100,317    3,939,761
   Borrowed funds                                                              623,537      537,758
                                                                            ----------   ----------

                                                   TOTAL INTEREST EXPENSE    3,723,854    4,477,519
                                                                            ----------   ----------

                                                      NET INTEREST INCOME    4,913,508    3,427,897

PROVISION FOR LOAN LOSSES (Note C)                                             500,000       45,000
                                                                            ----------   ----------

                                                NET INTEREST INCOME AFTER
                                                PROVISION FOR LOAN LOSSES    4,413,508    3,382,897
                                                                            ----------   ----------

NON-INTEREST INCOME
   Service fees and charges                                                    410,252      330,002
   Mortgage operations                                                         233,767      204,307
   Brokerage operations                                                        124,491      151,702
   Other                                                                        57,111       37,306
                                                                            ----------   ----------

                                                TOTAL NON-INTEREST INCOME      825,621      723,317
                                                                            ----------   ----------

NON-INTEREST EXPENSES
   Personnel costs                                                           1,409,737    1,342,636
   Occupancy                                                                   437,648      302,361
   Data processing                                                             203,368      166,709
   Amortization of intangibles                                                 268,380      268,380
   Other                                                                     1,014,873      691,420
                                                                            ----------   ----------

                                              TOTAL NON-INTEREST EXPENSES    3,334,006    2,771,506
                                                                            ----------   ----------

                                               INCOME BEFORE INCOME TAXES    1,905,123    1,334,708

INCOME TAXES (Note J)                                                          702,535      487,800
                                                                            ----------   ----------

                                                               NET INCOME   $1,202,588   $  846,908
                                                                            ==========   ==========

EARNINGS PER COMMON SHARE (Note A)
   Basic                                                                    $     0.74   $     0.51
                                                                            ==========   ==========
   Diluted                                                                  $     0.73   $     0.51
                                                                            ==========   ==========

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended June 30, 2002 and 2001
--------------------------------------------------------------------------------

                                                                 Par value of   Additional
                                     Shares of common stock        of common    paid-in          Unearned       Retained
                                   -----------------------------
                                      Issued       In treasury       stock        capital      compensation     earnings
                                   ------------   -------------- ------------   ------------  -------------   ------------
Balance at June 30, 2000              2,224,617        454,506   $     22,246   $ 21,548,318  $  (1,570,812)  $ 12,133,288

Comprehensive income:
   Net income                                 -              -              -              -              -        846,908
   Unrealized gain on securities
     available for sale, net of
     income taxes of $25,200                  -              -              -              -              -              -

       Total comprehensive income

Purchase of treasury stock                    -        157,101              -              -              -              -
Issuance of RRP shares                        -         (4,000)             -              -        (42,000)             -
Issuance of non-qualified
   compensation plan shares                   -         (1,235)             -              -              -              -
RRP shares earned                             -              -              -              -        110,840              -
Release of ESOP shares                        -              -              -         13,000        132,845              -
Cash dividends paid ($.391
   per share)                                 -              -              -              -              -       (655,433)
                                   ------------   ------------   ------------   ------------  -------------   ------------

Balance at June 30, 2001              2,224,617        606,372         22,246     21,561,318     (1,369,127)    12,324,763

Comprehensive income:
   Net income                                 -              -              -              -              -      1,202,588
   Unrealized loss on securities
     available for sale, net of
     income taxes of ($7,200)                 -              -              -              -              -              -

       Total comprehensive income

Purchase of treasury stock                    -         15,377              -              -              -              -
Issuance of non-qualified
   compensation plan shares                   -         (1,274)             -              -              -              -
RRP shares earned                             -              -              -              -         40,670              -
Release of ESOP shares                        -              -              -         26,000        116,696              -
Cash dividends paid ($.464
   per share)                                 -              -              -              -              -       (764,212)
10% stock dividend                            -       (161,470)             -        378,206              -     (2,345,883)
                                   ------------   ------------   ------------   ------------  -------------   ------------
Balance at June 30, 2002              2,224,617        459,005   $     22,246   $ 21,965,524  $  (1,211,761)  $ 10,417,256
                                   ============   ============   ============   ============  =============   ============

                                     Accumulated
                                       other                         Total
                                    comprehensive    Treasury    stockholders'

                                        loss          stock          equity
                                   --------------  ------------  -------------
Balance at June 30, 2000           $      (59,796) $ (5,807,495)   $26,265,749

Comprehensive income:
   Net income                                   -             -        846,908
   Unrealized gain on securities
     available for sale, net of
     income taxes of $25,200               42,096             -         42,096
                                                                 -------------
       Total comprehensive income                                      889,004
                                                                  ------------
Purchase of treasury stock                      -    (1,638,522)    (1,638,522)
Issuance of RRP shares                          -        42,000              -
Issuance of non-qualified
   compensation plan shares                     -        12,350         12,350
RRP shares earned                               -             -        110,840
Release of ESOP shares                          -             -        145,845
Cash dividends paid ($.391
   per share)                                   -             -       (655,433)
                                   --------------  ------------  -------------

Balance at June 30, 2001                  (17,700)   (7,391,667)    25,129,833

Comprehensive income:
   Net income                                   -             -      1,202,588
   Unrealized loss on securities
     available for sale, net of
     income taxes of ($7,200)             (12,400)            -        (12,400)
                                                                 -------------
       Total comprehensive income                                    1,190,188
                                                                 -------------
Purchase of treasury stock                      -      (183,381)      (183,381)
Issuance of non-qualified
   compensation plan shares                     -        12,740         12,740
RRP shares earned                               -             -         40,670
Release of ESOP shares                          -             -        142,696
Cash dividends paid ($.464
   per share)                                   -             -       (764,212)
10% stock dividend                              -     1,967,677              -
                                   --------------  ------------  -------------
Balance at June 30, 2002           $      (30,100) $ (5,594,631) $  25,568,534
                                   ==============  ============  =============

See accompanying notes
                                      -17-

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2002 and 2001
--------------------------------------------------------------------------------

                                                                   2002                 2001
                                                             ----------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                $      1,202,588    $         846,908
   Adjustments to reconcile net income to net cash
      provided (used) by operating activities:
        Depreciation                                                  252,164              147,209
        Amortization                                                  360,457              314,524
        Provision for loan losses                                     500,000               45,000
        (Gain) loss on sale of foreclosed real estate                 (34,031)              10,900
        Deferred income taxes                                        (180,000)             (33,800)
        Deferred compensation                                          12,740               12,350
        ESOP contribution expense                                     142,696              145,845
        Vesting of deferred recognition and retention plan             40,670              110,840
        Change in assets and liabilities:
           Increase in accrued interest receivable                   (146,127)            (187,734)
           (Increase) decrease in loans held for sale                 359,123           (3,275,665)
           (Increase) decrease in other assets                        (60,412)              62,469
           Increase (decrease) in accrued interest payable             38,888             (119,907)
           Increase (decrease) in accrued expenses and
             other liabilities                                        (75,124)             210,014
                                                             ----------------    -----------------

                            NET CASH PROVIDED (USED)
                             BY OPERATING ACTIVITIES                2,413,632           (1,711,047)
                                                             ----------------    -----------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of held to maturity investment securities             (3,300,000)          (5,227,244)
   Proceeds from maturities and calls of
      held to maturity investment securities                        4,687,143            3,675,115
   Purchase of Federal Home Loan Bank stock                          (275,000)            (151,900)
   Net increase in loans                                          (12,457,341)         (13,169,295)
   Purchase of premises and equipment                              (1,217,381)            (106,251)
   Proceeds from sale of real estate acquired in
      settlement of loans                                              80,017                6,200
                                                             ----------------    -----------------

                                  NET CASH USED BY
                              INVESTING ACTIVITIES                (12,482,562)         (14,973,375)
                                                             ----------------    -----------------

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2002 and 2001
--------------------------------------------------------------------------------

                                                                   2002                 2001
                                                             ----------------    -----------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand accounts                           $      5,970,147    $       5,156,309
   Net increase in certificates of deposit                          4,495,171            2,214,354
   Increase (decrease) in advance payments by borrowers
      for taxes and insurance                                         (31,115)              30,678
   Net increase in advances from Federal
      Home Loan Bank                                                4,200,000            5,800,000
   Purchase of treasury stock                                        (183,381)          (1,638,522)
   Cash dividends paid                                               (764,212)            (655,433)
                                                             ----------------    -----------------

                                   NET CASH PROVIDED
                             BY FINANCING ACTIVITIES               13,686,610           10,907,386
                                                             ----------------    -----------------

                           NET INCREASE (DECREASE) IN
                            CASH AND CASH EQUIVALENTS               3,617,680           (5,777,036)

CASH AND CASH EQUIVALENTS, BEGINNING                                3,354,008            9,131,043
                                                             ----------------    -----------------

                                     CASH AND CASH
                               EQUIVALENTS, ENDING           $      6,971,688    $       3,354,008
                                                             ================    =================

SUPPLEMENTAL DISCLOSURES OF CASH
   FLOW INFORMATION
      Cash paid during the year for:
      Interest                                               $      3,684,966    $       4,597,426
                                                             ================    =================

      Income taxes                                           $        894,330    $         413,000
                                                             ================    =================

SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES

      Loans receivable transferred to real estate acquired
        in settlement of loans                               $        247,345    $          31,450
                                                             ================    =================

      Loans receivable originated in the financing of
        reclosed real estate sold                            $        188,433    $               -
                                                             ================    =================

      Net unrealized gain (loss) on investment securities
        available for sale, net of deferred income taxes     $        (12,400)   $          42,096
                                                             ================    =================

      Award of shares under the
        Recognition and Retention Plan                       $              -    $          42,000
                                                             ================    =================

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations

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

Nature of Business

First Federal maintains offices in Cheraw and Florence, South Carolina. The Bank conducts its primary business in Chesterfield, Marlboro and Florence Counties, South Carolina. The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in its primary market area. The Bank also makes home improvement loans, multi-family residential loans, construction loans, commercial loans, automobile loans and loans secured by deposit accounts. First Federal has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. First Federal Investment Services, Inc. engages in the brokerage of a variety of investment products through an unaffiliated broker-dealer.

Basis of Presentation

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates (Continued)

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable (Continued)

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

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

A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in Note J. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share

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

On October 30, 2001, the Company distributed a 10% stock dividend. All references to net income per share, weighted average shares outstanding and dividends per share have been adjusted to give effect to this stock dividend.

Earnings per common share have been computed based on the following:

                                                                                         Years Ended June 30,
                                                                                    -------------------------------
                                                                                          2002            2001
                                                                                    --------------   --------------
         Average number of common shares outstanding
           used to calculate basic earnings per common share                             1,628,503        1,656,578


         Effect of dilutive options                                                         28,380              182
                                                                                    --------------   --------------

         Average number of common shares outstanding
           used to calculate diluted earnings per common share                           1,656,883        1,656,760
                                                                                    ==============   ==============

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

                                                                                    2002                 2001
                                                                              ----------------     ----------------
   Unrealized holding gains (losses) on available-for-sale
      securities                                                              $        (19,600)    $         67,296

   Reclassification adjustment for (gains) losses
      realized in income                                                                     -                    -
                                                                              ----------------     ----------------

   Net unrealized gains (losses)                                                       (19,600)              67,296

   Tax effect                                                                            7,200              (25,200)
                                                                              ----------------     ----------------

   Net of tax amount                                                          $        (12,400)    $         42,096
                                                                              ================     ================

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations entered into after June 30, 2001 be accounted for under the purchase method. SFAS No. 142 requires that goodwill and all intangible assets of indefinite life be periodically (at least annually) evaluated for impairment, with any resulting impairment loss being charged against earnings. Also, under SFAS No. 142, goodwill resulting from any business combination accounted for in accordance with SFAS No. 141 will not be amortized, and the amortization of goodwill related to business combinations entered into prior to July 1, 2001 will be discontinued. Substantially all of the Company's intangible assets were recorded in connection with its purchase in March of 2000 of a branch office in Florence, South Carolina, and must be accounted for in accordance with SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. As a result, none of those intangible assets constitutes goodwill that must cease to be amortized under the provisions of SFAS 142. Accordingly, the Company's adoption of SFAS 142 on July 1, 2001 has not significantly affected its consolidated financial statements.

In connection with the March, 2000 acquisition of a branch office in Florence, South Carolina, the Company purchased for $250,000 a non-compete agreement and recorded intangible assets of $1,850,000. The non-compete agreement is being amortized using the straight-line method over that agreement's three-year term. The intangible assets are being amortized using the straight-line method over ten years.

All intangible assets arising from the Florence branch acquisition are included in other assets in the accompanying consolidated statements of financial condition.

NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

                                                                            June 30, 2002
                                              ---------------------------------------------------------------------
                                                                      Gross             Gross
                                                   Amortized       unrealized        unrealized           Fair
                                                     cost             gains            losses             value
                                              ---------------    ---------------    ------------     --------------

Securities available for sale:
   Marketable equity securities               $       500,000    $             -    $     47,800     $      452,200
                                              ===============    ===============    ============     ==============

Securities held to maturity:
   U. S. government securities and
     obligations of U. S. government
     agencies                                 $     4,868,972    $        65,531    $          -     $    4,934,503
   FHLMC mortgage-backed securities                     8,284                 68               -              8,352
                                              ---------------    ---------------    ------------     --------------

                                              $     4,877,256    $        65,599    $          -     $    4,942,855
                                              ===============    ===============    ============     ==============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE B - INVESTMENT SECURITIES (Continued)

                                                                            June 30, 2001
                                              ---------------------------------------------------------------------
                                                                      Gross             Gross
                                                 Amortized          unrealized        unrealized         Fair
                                                   cost               gains             losses           value
                                              ---------------    ---------------    ------------     --------------
Securities available for sale:
   Marketable equity securities               $       500,000    $             -    $     28,200     $      471,800
                                              ===============    ===============    ============     ==============

Securities held to maturity:
   U. S. government securities and
     obligations of U. S. government
     agencies                                 $     6,244,000    $        28,595    $      8,416     $    6,264,179
   FHLMC mortgage-backed securities                    20,399                  -             166             20,233
                                              ---------------    ---------------    ------------     --------------

                                              $     6,264,399    $        28,595    $      8,582     $    6,284,412
                                              ===============    ===============    ============     ==============

The amortized cost and fair values of securities held to maturity at June 30, 2002 by contractual maturity are shown below. Available-for-sale securities are not included in this table because they consist solely of equity securities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                     Securities Held to Maturity
                                                                                  ---------------------------------
                                                                                    Amortized            Fair
                                                                                      cost               value
                                                                                  --------------     --------------
         Due within one year                                                      $    1,376,017     $    1,385,673
         Due after one year through five years                                         3,001,239          3,057,182
         Due after five years through ten years                                          500,000            500,000
         Due after ten years                                                                   -                  -
                                                                                  --------------     --------------

                                                                                  $    4,877,256     $    4,942,855
                                                                                  ==============     ==============

Proceeds from maturities and calls of investment securities held to maturity during the years ended June 30, 2002 and 2001 were $4,687,143 and $3,675,115, respectively. No gains or losses were realized on those maturities and calls. There were no sales of available-for-sale securities during the years ended June 30, 2002 or 2001.

Securities with a carrying value of $700,000 and $735,116 and a fair value of $714,594 and $709,283 at June 30, 2002 and 2001, respectively, were pledged to secure public monies on deposit as required by law.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE B - INVESTMENT SECURITIES (Continued)

The following table sets forth certain information regarding the carrying values, weighted average yields and contractual maturities of the Company's investment portfolio and other interest-earning assets at June 30, 2002. Marketable equity securities which have no stated maturities, and are readily available, are assumed to mature in less than one year, while FHLB common stock, a nonmarketable equity security, substantially all of which is required to be maintained, is assumed to mature in periods greater than ten years.

                                                  After one       After five
                                 One year       year through     years through       After ten
                                  or less        five years        ten years           years             Total
                              --------------    ---------------  --------------     ------------     --------------
                                                            (Dollars in thousands)
Securities available for sale:
   Marketable equity
     securities               $          452    $            -   $             -    $          -     $          452
                                        7.46%                -                 -               -               7.46%
Securities held to maturity:
   U. S. government and
     agency securities                 1,369             3,000               500               -              4,869
                                        4.89%             5.26%             4.00%              -               5.03%
   Mortgage-backed
     securities                            7                 1                 -               -                  8
                                        8.68%             8.25%                -               -               8.61%
Other:
   Interest-earning balances
     in other banks                    2,487                 -                 -               -              2,487
                                        1.70%                -                 -               -               1.70%

   Federal funds sold                  3,330                 -                 -               -              3,330
                                        1.80%                -                 -               -               1.80%

   Federal Home Loan
     Bank Stock                            -                 -                 -           1,000              1,000
                                           -                 -                 -            5.25%              5.25%
                              --------------    --------------   ---------------    ------------     --------------

Total                         $        7,645    $        3,001   $           500    $      1,000     $       12,146
                              ==============    ==============   ===============    ============     ==============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                             2002                               2001
                                              ----------------------------------   -------------------------------
                                                                   Percentage                          Percentage
                                                    Amount        of net loans         Amount         of net loans
                                              ----------------   ---------------   ---------------    ------------
         Type of loan:
           Real estate loans:
             One-to-four family
                residential                   $     68,296,300            62.31%   $    66,768,260           68.27%
             Commercial                             10,923,892             9.97%        11,643,624           11.90%
             Construction                           12,140,008            11.07%        10,959,325           11.21%
             Home improvement loans                  8,082,781             7.37%         6,135,026            6.27%
                                              ----------------   --------------    ---------------   -------------

             Total real estate loans                99,442,981            90.72%        95,506,235           97.65%
                                              ----------------   --------------    ---------------   -------------

           Other loans:
             Commercial                              6,549,894             5.98%         4,351,689            4.45%
             Consumer                                8,029,523             7.33%         4,236,032            4.33%
             Loans secured by deposits                 334,629             0.30%           295,491            0.30%
                                              ----------------   --------------    ---------------   -------------

             Total other loans                      14,914,046            13.61%         8,883,212            9.08%
                                              ----------------   --------------    ---------------   -------------

             Total loans                           114,357,027           104.33%       104,389,447          106.73%
                                                                 --------------                      -------------

         Less:
           Construction loans in process             3,437,974            (3.14%)        5,775,975           (5.91%)
           Allowance for loan losses                 1,066,143            (0.97%)          570,312           (0.58%)
           Deferred loan origination fees,
             net of costs                              242,297            (0.22%)          238,899           (0.24%)
                                              ----------------   --------------    ---------------   -------------

             Net loans                        $    109,610,613           100.00%   $    97,804,261          100.00%
                                              ================   ==============    ===============   =============

The allowance for loan losses is summarized as follows:

                                                                                        2002               2001
                                                                                   ---------------   --------------

         Balance at beginning of year                                              $       570,312   $     554,987
         Provision for loan losses                                                         500,000          45,000
         Charge-offs                                                                        (4,169)        (29,675)
         Recoveries                                                                              -               -
                                                                                   ---------------   -------------

         Balance at end of year                                                    $     1,066,143   $     570,312
                                                                                   ===============   =============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE C - LOANS RECEIVABLE (Continued)

The following table shows the allocation of the allowance for loan losses at the dates indicated. The allocation is based on an evaluation of defined loan problems, historical ratios of loan losses and other factors that may affect future loan losses in the categories of loans shown.

                                                 2002                                       2001
                              -----------------------------------------  ------------------------------------------
                                              Percent of      Percent                    Percent of      Percent
                                               allowance     of loans                     allowance      of loans
                                Amount of      to total      to gross      Amount of      to total       to gross
                                allowance      allowance       loans       allowance      allowance        loans
                              ------------  -------------  ------------  -------------  -------------  ------------
Real estate loans:
   One-to-four family
     residential              $    396,000         37.11%        59.72%  $      259,000        45.41%        63.96%
   Commercial                      126,000         11.81%         9.55%         175,000        30.68%        11.15%
   Construction                          -             -%        10.62%          13,000         2.28%        10.50%
   Home improvement loans           42,000          3.96%         7.07%          31,000         5.44%         5.88%
                              ------------  -------------  ------------  -------------- -------------  ------------

   Total real estate loans         564,000         52.88%        86.96%         478,000        83.81%        91.49%
                              ------------  -------------  ------------  -------------- -------------  ------------

Other loans:
   Commercial                      230,000         21.54%         5.73%          45,000         7.89%         4.17%
   Consumer                        140,000         13.11%         7.02%          33,000         5.79%         4.06%
   Loans secured by deposits             -             -%         0.29%               -            -%         0.28%
                              ------------  -------------  ------------  -------------- -------------  ------------

   Total other loans               370,000         34.65%        13.04%          78,000        13.68%         8.51%
                              ------------  -------------  ------------  -------------- -------------  ------------

Unallocated                        132,143         12.47%             -          14,312         2.51%             -
                              ------------  -------------  ------------  -------------- -------------  ------------

Total allowance for loan
   losses                     $  1,066,143        100.00%       100.00%  $      570,312       100.00%       100.00%
                              ============  =============  ============  ============== =============  ============

At June 30, 2002 and 2001, the Bank had loans totaling $1,079,167 and $568,387, respectively, which were in a nonaccrual status. Interest income that was foregone on nonaccrual loans for the years ended June 30, 2002, and 2001 amounted to approximately $48,000 and $21,000, respectively.

At June 30, 2002, the Bank had loan commitments outstanding of $7,369,393, including loans of $6,160,393 to be originated at fixed interest rates ranging from 6.5% to 10.5%. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

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

                                                                         2002               2001
                                                                    --------------     --------------
         Balance at beginning of year                               $      623,154     $      398,388
         Net (repayments) borrowings during the year                       (39,646)           224,766
                                                                    --------------     --------------
         Balance at end of year                                     $      583,508     $      623,154
                                                                    ==============     ==============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE D - PREMISES AND EQUIPMENT

Premises and equipment for the years ended on June 30 consist of the following:

                                                   2002               2001
                                              --------------     --------------

         Land                                 $      485,687     $      420,687
         Building and improvements                 1,384,914            470,453
         Furniture and equipment                     984,133            756,112
                                              --------------     --------------

                                                   2,854,734          1,647,252
         Accumulated depreciation                   (827,905)          (585,640)
                                              --------------     --------------

                                              $    2,026,829     $    1,061,612
                                              ==============     ==============

Depreciation expense for the years ended June 30, 2002 and 2001 amounted to $252,164 and $147,209, respectively.

NOTE E - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.

NOTE F - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 2002 and 2001 follows:

                                                             2002                               2001
                                                --------------------------------   --------------------------------
                                                                    Weighted                            Weighted
                                                    Balance         avg. rate          Balance          avg. rate
                                                --------------   --------------    --------------    --------------
         Demand accounts:
           Non-interest bearing                 $    4,223,006             -%      $    2,392,549                -%
           Savings                                   2,471,936          1.90%           2,161,708             2.99%
           Money market and NOW                     26,913,782          2.15%          23,084,320             4.57%
                                                --------------                     --------------
             Total demand accounts                  33,608,724          1.86%          27,638,577             4.05%

         Certificates of deposit                    54,480,927          3.71%          49,985,756             6.05%
                                                --------------                     --------------

             Total deposit accounts             $   88,089,651          3.00%      $   77,624,333             5.34%
                                                ==============                     ==============

A summary of certificate accounts by maturity as of June 30, 2002 follows:

                                                         Less than         $100,000
                                                         $100,000           or more            Total
                                                      --------------    --------------    --------------
         One year or less                             $   26,501,076    $   13,581,102    $   40,082,178
         More than one year to three years                 8,728,849         3,569,544        12,298,393
         More than three years to five years                 874,723           700,000         1,574,723
         More than five years                                525,633                 -           525,633
                                                      --------------    --------------    --------------

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

         Total certificate accounts                   $   36,630,281    $   17,850,646    $   54,480,927
                                                      ==============    ==============    ==============

NOTE F - DEPOSIT ACCOUNTS (Continued)

Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                   2002               2001
                                              --------------     --------------

         Checking accounts                    $       48,374     $       41,579
         Passbook savings accounts                    55,711             62,902
         Money market savings accounts               704,116            747,890
         Certificates of deposit                   2,292,992          3,093,634
                                              --------------     --------------
                                                   3,101,193          3,946,005
         Penalties for early withdrawal                 (876)            (6,244)
                                              --------------     --------------

                                              $    3,100,317     $    3,939,761
                                              ==============     ==============

NOTE G - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Atlanta, with weighted average interest rates, are as follows:

                                                         At June 30,
                                              ---------------------------------
                                                   2002               2001
                                              ---------------    --------------

         4.86% due on July 19, 2001           $             -    $    1,200,000
         4.69% due on March 22, 2002                        -         2,500,000
         4.20% due on May 30, 2002                          -         4,100,000
         4.31% due on April 6, 2011                 5,000,000         5,000,000
         3.41% due on August 1, 2011                3,000,000                 -
         1.91% due on October 7, 2002               6,500,000                 -
         2.02% due on May 5, 2003                   2,500,000                 -
                                              ---------------    --------------

                                              $    17,000,000    $   12,800,000
                                              ===============    ==============

At June 30, 2002, the Bank also had $9,000,000 available on a line of credit from the Federal Home Loan Bank. All advances are secured by a blanket-floating lien on the Bank's one-to-four family residential mortgage loans.

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Recognition and Retention Plan

At the Company's first annual meeting of stockholders held on January 7, 1999, the Company's stockholders approved the 1998 Recognition and Retention Plan (the "RRP"). Under the RRP, 88,085 shares of common stock were reserved for issuance to key officers and directors. Upon approval of the RRP at the annual meeting, 76,192 shares of common stock were granted at a value of $12.00 per share at the date of grant. The Company funded the grants with 53,700 shares of previously purchased treasury stock and 22,492 shares of newly issued common stock. An additional 4,000 shares were granted on January 22, 2001. This grant was funded with 4,000 shares of previously purchased treasury stock at a value of $10.50 per share on the date of grant. The Company will recognize compensation costs over the vesting period of the RRP shares granted and is including such compensation costs in operations as rapidly as is permissible, resulting in the recognition of costs of $106,000 and $241,000 during the years ended June 30, 2002 and 2001, respectively.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Stock Option Plan

At the Company's annual meeting, held on January 7, 1999, the stockholders approved the Great Pee Dee Bancorp, Inc. Stock Option Plan (the "SOP"). The SOP provides for the issuance to directors, officers and employees of the Bank options to purchase up to 242,233 shares of the Company's common stock through June 30, 2001. Options granted to directors were fully vested on the date of grant, while options granted to executive officers and employees have vested one-third on the date of grant and one-third annually thereafter. All options will expire if not exercised within ten years from the date of grant.

A summary of activity under the SOP, adjusted for the 10% stock dividend issued on October 30, 2001, is as follows:

                                                       Outstanding Options              Exercisable Options
                                                  -----------------------------     ---------------------------
                                  Shares                             Weighted                        Weighted
                               available for                          Average                         Average
                                  Future             Number          Exercise          Number        Exercise
                                  Grants          Outstanding         Price         Outstanding       Price
                               -------------      -----------      ------------     -----------    ------------
     At June 30, 2000                 33,022          209,210      $      10.86         167,070    $      10.61

     Options granted                 (10,000)          10,000             10.50               -               -
     Options vested                        -                -                 -          44,806           11.89
     Options forfeited                13,212          (13,212)            10.91         (13,212)          10.91
                               -------------      -----------      ------------     -----------    ------------

     At June 30, 2001                 36,234          205,998      $      10.84         198,664    $      10.88

     Options granted                 (29,000)          29,000             12.25               -               -

     Options vested                        -                -                 -           3,666            9.55
                               -------------      -----------      ------------     -----------    ------------

     At June 30, 2002                  7,234          234,998      $      11.01         202,330    $      10.85
                               =============      ===========      ============     ===========    ============

As permitted by SFAS No. 123, the Company has applied APB Opinion No. 25 for measurement of stock-based compensation in the accompanying financial statements. If the Company had used the fair value based method of accounting for stock-based compensation, operating results for the year ended June 30, 2002 and 2001 would have been affected as set forth below:

                                                                                   As Reported      Pro Forma
                                                                                  -------------   -------------
       2002 net income                                                            $   1,202,588   $   1,193,618
       2002 net income per share:
         Basic                                                                    $        0.74   $        0.73
         Diluted                                                                  $        0.73   $        0.72

       2001 net income                                                            $     846,908   $     785,820
       2001 net income per share, basic and diluted                               $        0.51   $        0.47

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

In determining the pro forma disclosures above, the fair value of options granted during the year ended June 30, 2002 was estimated as of the grant date under the Black-Scholes Option Pricing Model using the following assumptions: a risk-free interest rate of 5.0%, a dividend yield of 3.8%, an expected life of 8 years, and a volatility ratio of 22%. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts.

Employee Stock Ownership Plan

In the mutual to stock conversion, the First Federal Savings and Loan Association Employee Stock Ownership Plan (the "ESOP") purchased 174,570 shares of the common stock of Great Pee Dee Bancorp, Inc. sold in the public offering at a total cost of $1,745,700. The ESOP executed a note payable to Great Pee Dee Bancorp, Inc. for the full price of the shares purchased. The note is to be repaid over ten years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. Dividends, if any, paid on shares held by the ESOP may be used to reduce the loan. Dividends paid on unallocated shares held by the ESOP are not reported as dividends in the financial statements. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the note. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 2002, the outstanding balance of the note is $1,185,511 and is included in unearned compensation as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Expense of $142,696 and $145,845 has been incurred in connection with the ESOP during the years ended June 30, 2002 and 2001, respectively. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $13,376 and $13,000 which represents the difference between the fair market value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP for the years ended June 30, 2002 and 2001, respectively. The Bank has credited this amount to additional paid-in capital.

At June 30, 2002, 54,683 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.7 million at June 30, 2002.

Employee Deferred Compensation Plan

The Bank has a deferred compensation plan for certain officers whereby the executive officers can make elective deferrals in lieu of receiving a portion of the salary to which they otherwise would be entitled. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying financial statements. Expenses for this plan for the years ended June 30, 2002 and 2001 were $12,740 and $19,850, respectively.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Director's Deferred Compensation Plan

On March 25, 2002 the board approved a deferred compensation plan for directors whereby members of the board may make elective deferrals in lieu of receiving a portion of the compensation to which they otherwise would be entitled. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying financial statements. There were no expenses for this plan for the year ended June 30, 2002.

401(k) Retirement Plan

The Bank maintains for the benefit of its eligible employees a 401(k) plan. Under the plan, the Bank fully matches a participant's elective contributions up to three percent of base compensation, and then matches fifty percent of a participant's elective contributions in excess of three percent of base compensation up to five percent of base compensation. The only eligibility requirement is completion of one year's full-time service. At June 30, 2002 and 2001, substantially all full-time employees are eligible and are covered by the plan. 401(k) contributions are funded when accrued. The total 401(k) retirement plan expense was $14,525 and $6,579 for the years ended June 30, 2002 and 2001, respectively.

NOTE I - STOCK REPURCHASES

The Company's Board of Directors has adopted stock repurchase plans under which the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. Under such plans, the Company has repurchased a total of 680,684 shares of its common stock at an aggregate cost of $8.3 million of which 57,700 shares were reissued as grants under the RRP, 2,509 shares were issued under the deferred compensation plan, 161,470 shares were issued in the form of a 10% stock dividend on October 30, 2001 and 459,005 shares are held as treasury stock at June 30, 2002.

NOTE J - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 2002 and 2001:

                                                                            2002               2001
                                                                      --------------     --------------

         Current tax expense                                          $      882,535     $      521,600
         Deferred tax expense (benefit)                                     (180,000)           (33,800)
                                                                      --------------     --------------

         Provision for income taxes                                   $      702,535     $      487,800
                                                                      ==============     ==============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE J - INCOME TAXES (Continued)

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 2002 and 2001:

                                                          2002          2001
                                                       ----------    ----------

     Income tax at federal statutory rate              $  647,879    $  453,801
     State income tax, net of federal tax benefit          54,210        28,303
     ESOP expense differences                               9,880         4,940
     Other                                                 (9,434)          756
                                                       ----------    ----------

     Provision for income taxes                        $  702,535    $  487,800
                                                       ==========    ==========

Deferred tax assets and liabilities arising from temporary differences at June 30, 2002 and 2001 are summarized as follows:

                                                          2002          2001
                                                       ----------    ----------
     Deferred tax assets relating to:
        Deferred compensation                          $   87,924     $ 143,395
        Allowance for loan losses                         400,632       215,217
        Unrealized securities losses                       17,700        10,500
        Amortization of intangibles                       108,392        64,973
                                                       ----------    ----------

        Total deferred tax assets                         614,648       434,085
                                                       ----------    ----------

     Deferred tax liabilities relating to:
        Premises and equipment                            (40,815)      (52,576)
        FHLB stock dividends                              (77,438)      (72,314)
                                                       ----------    ----------

        Total deferred tax liabilities                   (118,253)     (124,890)
                                                       ----------    ----------

        Net deferred tax asset                         $  496,395    $  309,195
                                                       ==========    ==========

Retained earnings at June 30, 2002 includes approximately $1.7 million for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

NOTE K - REGULATORY MATTERS

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE K - REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted assets (as defined) and of tangible capital to adjusted assets. Management believes, as of June 30, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2002, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category. The Company's and the Bank's actual capital amounts and ratios as of June 30, 2002 and 2001 are presented in the following table.

                                                                                            Minimum To Be Well
                                                                    Minimum                 Capitalized Under
                                                                  For Capital                Prompt Corrective
                                      Actual                      Requirement                Action Provisions
                           ---------------------------   ---------------------------   ----------------------------
                              Amount          Ratio         Amount          Ratio          Amount          Ratio
                           ------------   ------------   ------------   ------------   -------------   ------------
                                                            (Dollars in Thousands)
June 30, 2002:
Total Capital to Risk
   Weighted Assets:
     Consolidated           $   25,161       28.81%        $   6,987        8.00%       $     N/A             N/A
     First Federal              23,509       26.92%            6,987        8.00%           8,734           10.00%

Tier 1 Capital to Risk
   Weighted Assets:
     Consolidated               24,095       27.59%            3,494        4.00%             N/A             N/A
     First Federal              22,443       25.69%            3,494        4.00%           5,241            6.00%

Tier 1 Capital to
  Average Assets:
     Consolidated               24,095       19.56%            4,928        4.00%             N/A             N/A
     First Federal              22,443       18.22%            4,928        4.00%           6,159            5.00%

June 30, 2001:
Total Capital to Risk
   Weighted Assets:
     Consolidated           $   23,958       32.36%        $   5,923        8.00%       $     N/A       $     N/A
     First Federal              22,451       30.32%            5,923        8.00%           7,404           10.00%

Tier 1 Capital to Risk
   Weighted Assets:
     Consolidated               23,388       31.59%            2,962        4.00%             N/A             N/A
     First Federal              21,880       29.55%            2,962        4.00%           4,443            6.00%

Tier 1 Capital to
   Average Assets:
     Consolidated               23,388       21.66%            4,318        4.00%             N/A             N/A
     First Federal              21,880       20.27%            4,318        4.00%           5,398            5.00%

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE L - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

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

A summary of the approximate contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 2002 is as follows:

         Financial instruments whose contract amounts represent credit risk:
           Commitments to extend credit                                                       $    7,369,393
           Undisbursed construction loans in process                                               3,437,974
           Lines of credit                                                                         4,734,308

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

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

         Financial Instruments with Off-Balance Sheet Risk

           With regard to financial instruments with off-balance sheet risk discussed in Note L, it is not practicable to estimate the fair value of future financing commitments.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The carrying amounts and estimated fair values of the Bank's financial instruments, none of which are held for trading purposes, are as follows at June 30, 2002 and 2001:


                                                           2002                             2001
                                              ------------------------------   ------------------------------
                                                 Carrying        Estimated        Carrying        Estimated
                                                  amount        fair value         amount        fair value
                                              --------------  --------------   --------------  --------------
   Financial assets:
     Cash, interest-earning balances,
        federal funds sold                    $   6,971,688   $    6,971,688   $    3,354,008  $    3,354,008
     Investment securities                        5,329,456        5,395,055        6,736,199       6,756,212
     Loans receivable                           109,610,613      111,911,000       97,804,261      99,322,000
     Loans held for sale                          3,071,542        3,071,542        3,430,665       3,430,665
     Stock in Federal Home Loan Bank
        of Atlanta                                1,000,000        1,000,000          725,000         725,000
   Financial liabilities:
     Deposits                                    88,089,651       88,621,000       77,624,333      78,200,000
     Advances from Federal Home
        Loan Bank                                17,000,000       16,634,000       12,800,000      12,847,000


NOTE N - PLAN OF CONVERSION

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE O - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of Great Pee Dee Bancorp, Inc. as of and for the years ended June 30, 2002 and 2001:


                   Condensed Statements of Financial Condition

                                                                   2002               2001
                                                              --------------     --------------
         Assets:
           Cash on hand and in banks                          $      183,182     $       17,267
           Investment securities, available for sale                 452,200            471,800
           Note receivable from First Federal                        875,191            931,741
           Investment in First Federal                            23,916,689         23,622,478
           Accrued interest receivable                                48,099              9,060
           Other assets                                              121,727             77,487
                                                              --------------     --------------

                                                              $   25,597,088     $   25,129,833
                                                              ==============     ==============

         Liabilities:
           Other Liabilities                                  $       28,553     $            -
                                                              --------------     --------------

         Stockholders' equity:
           Common stock                                               22,246             22,246
           Additional paid-in capital                             21,965,524         21,561,318
           ESOP loan receivable and unearned compensation         (1,211,761)        (1,369,127)
           Retained earnings                                      10,417,256         12,324,763
           Accumulated other comprehensive loss                      (30,100)           (17,700)
           Treasury stock                                         (5,594,630)        (7,391,667)
                                                              --------------     --------------

           Total Stockholders' equity                             25,568,535         25,129,833
                                                              --------------     --------------

           Total Liabilities and Stockholders' equity         $   25,597,088     $   25,129,833
                                                              ==============     ==============

                       Condensed Statements of Operations
                       Years Ended June 30, 2002 and 2001

                                                                    2002               2001
                                                              --------------     --------------

         Equity in earnings of subsidiaries                   $    1,195,035     $      776,334
         Interest and other income                                   269,083            346,085
         Operating expenses                                         (257,130)          (219,511)
         Income taxes                                                 (4,400)           (56,000)
                                                              --------------     --------------

         Net income                                           $    1,202,588     $      846,908
                                                              ==============     ==============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002 and 2001
--------------------------------------------------------------------------------

NOTE O - PARENT COMPANY FINANCIAL DATA (Continued)

                        Condensed Statement of Cash Flows
                       Years Ended June 30, 2002 and 2001

                                                                   2002               2001
                                                              --------------     --------------
Cash flows from operating activities:
    Net income                                                $    1,202,588     $      846,908
    Adjustments to reconcile net income to net cash
       provided by operating activities:
         Equity in income of subsidiary                           (1,195,035)          (776,334)
         Other                                                        (8,785)            39,031
                                                              --------------     --------------

Net cash provided by operating activities                             (1,232)           109,605
                                                              --------------     --------------

Cash flows from investing activities:
    Decrease in note receivable from subsidiary                       56,550          1,256,755
    ESOP loan receipt                                                116,696            132,846
    Increase in investment in subsidiary                             (58,506)           (61,350)
    Cash dividends received from subsidiary                        1,000,000            725,000
                                                              --------------     --------------

Net cash provided by investing activities                          1,114,740          2,053,251
                                                              --------------     --------------

Cash flows from financing activities:
    Purchase of treasury stock                                      (183,381)        (1,638,522)
    Cash dividends paid                                             (764,212)          (655,433)
                                                              --------------     --------------

Net cash used by financing activities                               (947,593)        (2,293,955)
                                                              --------------     --------------

Net increase (decrease) in cash and cash equivalents                 165,915           (131,099)

Cash and cash equivalents, beginning                                  17,267            148,366
                                                              --------------     --------------

Cash and cash equivalents, ending                             $      183,182     $       17,267
                                                              ==============     ==============

                          GREAT PEE DEE BANCORP, INC.
                         GENERAL CORPORATE INFORMATION
--------------------------------------------------------------------------------

                                     Executive Officers

                                      Herbert W. Watts
                                      President and CEO

          John S. Long               Michael O. Blakeley                      Johnnie L. Craft
     Vice President and COO            Vice President                        Secretary and CFO

                                          Directors

     Robert M. Bennett, Jr.           William R. Butler              James C. Crawford, III - Chairman
         Vice President             Owner, P & H Pharmacy       President and COO, B.C. Moore & Sons, Inc.
        Bennett Motor Co.

       Henry P. Duvall, IV             H. Malloy Evans                         John S. Long
   Retired Corporate Executive          President/CEO                     Vice President and COO
                                      Cheraw Yarn Mills                 Great Pee Dee Bancorp, Inc.

        Herbert W. Watts                                                    Cornelius B. Young
        President and CEO                                               Retired Corporate Executive
   Great Pee Dee Bancorp, Inc.

                          GREAT PEE DEE BANCORP, INC.
                         GENERAL CORPORATE INFORMATION
--------------------------------------------------------------------------------

                             Market for Common Stock

The Company's stock began trading on December 31, 1997. There are 1,765,612 shares of commons stock outstanding which were held by approximately 367 stockholders of record (excluding shares held in street name) on June 30, 2002. The Company's commons stock is quoted on the NASDAQ National market under the symbol "PEDE". The following table reflects the stock trading and dividend payment frequency of the Company of the years ended June 30, 2002 and 2001, giving effect to the 10% stock dividend in October 2001.


--------------------------------------------------------------------------------
                                                   Stock Price     Dividends
                                                -----------------
                                                 High       Low    per share
                                                -------    ------  ---------

For the year ended
  June 30, 2002:
     First quarter ...........................  $10.30     $ 9.63    $.100
     Second quarter ..........................   12.61       9.78     .114
     Third quarter ...........................   12.25      11.54     .125
     Fourth quarter ..........................   13.02      12.11     .125

For the year ended
  June 30, 2001:
     First quarter ...........................  $10.00     $ 8.86    $.091
     Second quarter ..........................   10.23       9.44     .100
     Third quarter ...........................   10.35       9.32     .100
     Fourth quarter ..........................   10.50       9.61     .100

--------------------------------------------------------------------------------

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

                              Stock Transfer Agent

                         Registrar and Transfer Company
                                10 Commerce Drive
                           Cranford, New Jersey 07016

                              Special Legal Counsel

                          Luse Gorman Pomerenk & Schick
                       5335 Wisconsin Ave. N.W., Suite 400
                              Washington, DC 20015

                              Independent Auditors

                                 Dixon Odom PLLC
                                408 Summit Drive
                                Sanford, NC 27330

                                Office Locations

                                   Main Office
                                515 Market Street
                                Cheraw, SC 29520

                                  Branch Office
                              452 Second Loop Road
                               Florence, SC 29505

                                 Annual Meeting

The annual meeting of stockholders of Great Pee Dee Bancorp, Inc. will be held at 2:00 pm. on October 16, 2002 at the Matheson Memorial Library, Huger Street, Cheraw, SC.

This annual report has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.