Form 10KSB, Exhibit 13
period 2003-06-30
GREAT PEE DEE BANCORP INC
filed 2003-09-29
CIK 1046587

GREAT PEE DEE BANCORP, INC.

                               2003 ANNUAL REPORT

Great Pee Dee Bancorp, Inc. and Subsidiaries
================================================================================




TABLE OF CONTENTS


                                                                        Page No.
                                                                        --------

Report to Shareholders.................................................    1

Selected Consolidated Financial and Other Data.........................    2

Management's Discussion and Analysis...................................    3

Independent Auditors' Report...........................................   14

Consolidated Financial Statements

   Consolidated Statements of Financial Condition......................   15

   Consolidated Statements of Operations...............................   16

   Consolidated Statements of Stockholders' Equity.....................   17

   Consolidated Statements of Cash Flows...............................   18

   Notes to Consolidated Financial Statements..........................   20

General Corporate Information..........................................   43

                             REPORT TO SHAREHOLDERS

To Our Shareholders:

     June 30, 2003 marked the completion of a strong and productive fiscal year for Great Pee Dee Bancorp, highlighted by growth in both deposits and assets, as well as development of new facilities and services.

     During the fiscal year, the Corporation's bank subsidiary, which was known for 68 years as First Federal Savings and Loan Association of Cheraw, officially became Sentry Bank & Trust. This very effective re-branding initiative featured a comprehensive public relations campaign and has defined the banking unit's identity and enhanced its visibility in all of the markets we serve.

     The new Florence facility, which began operations in 2002, continues to be very productive in terms of both deposits and lending activity. Deposits through the Florence office this year reached a level of $48.7 million, a gain of 41% over the previous fiscal year.

     Growth in all business segments continued to be strong during the year. Total assets of the Corporation now stand at $143.3 million, and deposits were up to $108.8 million, reflecting an increase of 23.5%. Net income from all operations increased 17.3% to $1,410,493, as compared to $1,202,588 during the previous fiscal year. The Corporation has experienced excellent loan activity, with $47 million in total loans made for the year. Secondary market lending also continued during the year, generating $17.4 million of new loans for sale, reflecting the refinancing boom of the past year.

     Construction of the new Cheraw headquarters facility on Highway 9 West began this year and is on target for occupancy by early 2004, vastly enhancing the Corporation's facilities for support, processing, business development and customer service. The new facility will include 12,000 square feet of customer service and office space on two levels. The existing Cheraw facility on Market Street will continue to be used as a downtown office. Online banking was launched this year, with a growing number of Sentry Bank & Trust customers taking advantage of this convenient way to access their accounts. Approximately 225 customers are currently utilizing online banking, and that number is expected to grow.

     The Corporation increased cash dividends to $.545 per share this year and total stockholders' equity increased to $26 million. The Board of Directors continues to identify means of increasing shareholder value, including continued business development, payments of regular and special dividends, and repurchases of common stock.

     On behalf of The Board of Directors, Management and Staff of Great Pee Dee Bancorp, I wish to thank you for your confidence and loyalty as demonstrated by your investment in the Corporation.

Sincerely,



/s/ Herbert W. Watts

Herbert W. Watts
President and Chief Executive Officer

Great Pee Dee Bancorp, Inc. and Subsidiaries
Selected Consolidated Financial and Other Data
================================================================================

                                                              At or for the year ended June 30,
                                                           --------------------------------------
                                                              2003          2002          2001
                                                           ----------    ----------    ----------
                                                                  (Dollars in thousands)
Financial Condition Data:

   Total assets                                            $  143,326    $  131,034    $  115,997
   Investments (1)                                             26,602        12,146        10,154
   Loans receivable, net                                      107,954       109,611        97,804
   Loans held for sale                                          2,056         3,072         3,431
   Deposits                                                   108,812        88,090        77,624
   Borrowings                                                   8,000        17,000        12,800
   Stockholders' equity                                        26,043        25,569        25,130

Operating Data:

   Interest income                                         $    8,426    $    8,637    $    7,905
   Interest expense                                             3,367         3,724         4,477
                                                           ----------    ----------    ----------
     Net interest income                                        5,059         4,913         3,428
   Provision for loan losses                                      400           500            45
                                                           ----------    ----------    ----------
     Net interest income after provision for
        loan losses                                             4,659         4,413         3,383
   Non-interest income                                          1,080           826           723
   Non-interest expense                                         3,496         3,334         2,771
                                                           ----------    ----------    ----------
     Income before income taxes                                 2,243         1,905         1,335
   Income tax expense                                             833           703           488
                                                           ----------    ----------    ----------
     Net income                                            $    1,410    $    1,202    $      847
                                                           ==========    ==========    ==========

Per Common Share Data:(2)

   Net income, basic                                       $     0.87    $     0.74    $     0.51
   Net income, diluted                                           0.85          0.73          0.51
   Regular cash dividends                                       0.545         0.464         0.391
   Dividend payment ratio                                       64.37%        62.70%        76.67%

Selected Other Data:

   Number of:
     Outstanding loans                                          3,435         3,455         2,944
     Deposit accounts                                           5,793         6,262         7,061
     Full-service offices                                           2             2             2
   Return on average assets                                      1.01%         0.98%         0.78%
   Return on average equity                                      5.49%         4.74%         3.34%
   Average equity to average assets                             18.32%        20.58%        23.48%
   Interest rate spread                                          3.36%         3.52%         2.23%
   Net yield on average interest-earning assets                  3.79%         4.18%         3.33%
   Average interest-earning assets to average interest-
     bearing liabilities                                       117.01%       120.78%       125.41%
   Ratio of non-interest expense to average total assets         2.49%         2.71%         2.57%
   Nonperforming assets to total assets                          1.60%         0.86%         0.52%
   Allowance for loan losses to nonperforming loans at
     period end                                                 62.88%        98.79%       100.35%

(1) Includes interest-earning deposits, federal funds sold, Federal Home Loan Bank stock and investment securities.

(2) Retroactively reflects the effects of a 10% stock dividend in fiscal 2002.

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

                             Description of Business

Great Pee Dee Bancorp, Inc. ("Great Pee Dee") was incorporated under the laws of the State of Delaware for the purpose of becoming the savings and loan holding company of Sentry Bank & Trust (the "Bank" or "Sentry"), formerly First Federal Savings and Loan Association of Cheraw, in connection with Sentry's conversion from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association (the "Conversion"). A subscription and community offering of Great Pee Dee's common stock closed on December 31, 1997, at which time Great Pee Dee commenced operations and used one half of the net proceeds received to acquire all of the outstanding common stock of the Bank.

Great Pee Dee has no operations and conducts no business of its own other than owning its subsidiaries, investing its liquid assets, and lending funds to the Great Pee Dee Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. Sentry's two full service banking offices are located in Cheraw and Florence, South Carolina. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank's primary market area of Chesterfield, Marlboro and Florence Counties, South Carolina, as well as other types of loans. On June 30, 2003, approximately 87% of the Bank's total loans were composed of real estate loans.

On March 9, 2000, Great Pee Dee formed a second wholly-owned subsidiary, Sentry Investment Services, Inc. (formerly First Federal Investment Services) which, through an unaffiliated broker-dealer, provides customers of the Bank with securities products and services. Through this arrangement, Sentry Investment Services, Inc. earns revenues through commission-sharing with the unaffiliated broker-dealer. Sentry Investment Services, Inc. employs one licensed securities representative and for the year ended June 30, 2003 generated net fee income of $75,000 or 0.8% of total consolidated revenue.

Great Pee Dee's principal sources of revenue are earnings on its investments, interest earned from the loan to the ESOP, and dividends paid by the Bank to Great Pee Dee, if any. Revenues of Sentry are derived primarily from interest on loans. Sentry also receives interest income from its investment securities and interest-earning deposit balances and various types of non-interest income. The major expenses of Sentry are interest on deposits and general and administrative expenses such as personnel costs, occupancy, and federal deposit insurance premiums. Sentry's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Great Pee Dee and its subsidiaries are collectively referred to herein as the "Company."

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

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
================================================================================


In the absence of other factors, the yield or return associated with the Company's earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and, conversely, interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time and, conversely, interest expense will decrease when interest rates decrease.

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

                                                                Terms to Repricing at June 30, 2003
                                              ----------------------------------------------------------------------
                                                             More Than      More Than
                                               1 Year        1 Year to      3 Years to     More Than
                                               or Less        3 Years        5 Years        5 Years          Total
                                              ----------     ----------     ----------     ----------     ----------
                                                                      (Dollars in thousands)
INTEREST-EARNING ASSETS:
   Loans receivable:
     Real estate loans:
       Adjustable rate                        $   32,072     $      860     $    4,333     $    3,201     $   40,466
       Fixed rate                                  3,049          2,575          9,190         39,543         54,357
     Other loans                                   5,192          3,442          3,081          2,832         14,547
   Loans held for sale                             2,056             --             --             --          2,056
   Interest-earning balances in other banks        3,580             --             --             --          3,580
   Federal funds sold                              3,833             --             --             --          3,833
   Investment securities available for sale          449             --             --             --            449
   Investment securities held to maturity             --          2,224          6,400          9,441         18,065
   Stock in FHLB of Atlanta(1)                        --             --             --            675            675
                                              ----------     ----------     ----------     ----------     ----------

       Total interest-earning assets          $   50,231     $    9,101     $   23,004     $   55,692     $  138,028
                                              ==========     ==========     ==========     ==========     ==========

INTEREST-BEARING LIABILITIES:
   Deposit accounts:
     Demand                                   $   44,295     $       --     $       --     $       --     $   44,295
     Time over $100,000                           18,189          8,333             --             --         26,522
     Other time                                   26,841          9,716          1,228            210         37,995
   Borrowings                                         --             --             --          8,000          8,000
                                              ----------     ----------     ----------     ----------     ----------

       Total interest-bearing liabilities     $   89,325     $   18,049     $    1,228     $    8,210     $  116,812
                                              ==========     ==========     ==========     ==========     ==========

INTEREST SENSITIVITY GAP PER PERIOD           $  (39,094)    $   (8,948)    $   21,776     $   47,482     $   21,216

CUMULATIVE INTEREST SENSITIVITY GAP           $  (39,094)    $  (48,042)    $  (26,266)    $   21,216     $   21,216

CUMULATIVE GAP AS A PERCENTAGE
   OF TOTAL INTEREST-EARNING ASSETS               (28.32%)       (34.81%)       (19.03%)        15.37%         15.37%

CUMULATIVE RATIO OF INTEREST-EARNING
   ASSETS TO INTEREST-BEARING LIABILITIES          56.23%         55.26%         75.81%        118.16%        118.16%

(1) Nonmarketable equity security; substantially all required to be maintained and assumed to mature in periods greater than 10 years.

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
================================================================================


The preceding table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2003 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts and money market deposit accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments that will be received throughout the lives of the loans. The interest rate sensitivity of the Company's assets and liabilities illustrated in the preceding table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 2003 was a negative 28.32%. At June 30, 2003, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 34.81% and a negative 19.03%, respectively.

Net Portfolio Value Analysis. In addition to the interest rate gap analysis discussed above, management monitors the Bank's interest rate sensitivity through the use of a model which estimates the change in net portfolio value ("NPV") in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. The model estimates the effect on Sentry's NPV of instantaneous and permanent 100 to 300 basis point changes in market interest rates.

The following table presents information regarding possible changes in the Bank's NPV as of June 30, 2003, based on information provided by the Office of Thrift Supervision's Risk Management Division:

                                                   Net portfolio value
                                          ------------------------------------
         Change in interest rates                      Change in    Percentage
         in basis points (rate shock)       Amount       amount       change
         ----------------------------     ----------   ----------   ----------
                                                 (Dollars in thousands)

         Up 300 basis points              $   24,223   $   (3,994)         (14%)

         Up 200 basis points                  26,014       (2,203)          (8%)

         Up 100 basis points                  27,426         (791)          (3%)

               Static                         28,217           --           --

         Down 100 basis points                29,050          832            3%

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates. The table set forth above indicates that in the event of a 200 basis point increase in interest rates, Sentry would be expected to experience an 8% decrease in NPV. Because of the overall low levels of interest rates, the analysis provided at June 30, 2003 did not include the effects of downward adjustments exceeding 100 basis points.

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

                               Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended June 30, 2003 and 2002. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

                                                      Year Ended June 30, 2003          Year Ended June 30, 2002
                                                  -------------------------------    -------------------------------
                                                  Average                 Average    Average                 Average
                                                  Balance     Interest     Rate      Balance     Interest     Rate
                                                  --------    --------   --------    --------    --------   --------
                                                                       (Dollars in thousands)
Interest-earning assets:
   Interest-earning balances                      $  9,752    $    141       1.45%   $  3,051    $     78       2.56%
   Investments                                      10,839         429       3.96%      7,253         409       5.64%
   Loans                                           113,048       7,856       6.95%    107,382       8,151       7.59%
                                                  --------    --------   --------    --------    --------   --------

     Total interest-earning assets                 133,639       8,426       6.31%    117,686       8,638       7.34%
                                                              --------   --------                --------   --------

Other assets                                         6,719                              5,502
                                                  --------                           --------

     Total assets                                 $140,358                           $123,188
                                                  ========                           ========

Interest-bearing liabilities:
   Deposits                                       $102,099       2,976       2.91%   $ 80,681       3,100       3.84%
   Borrowings                                       12,115         392       3.24%     16,754         624       3.72%
                                                  --------    --------   --------    --------    --------   --------

     Total interest-bearing liabilities            114,214       3,368       2.95%     97,435       3,724       3.82%
                                                              --------   --------                --------   --------

Other liabilities                                      426                                404

Stockholders' equity                                25,718                             25,349
                                                  --------                           --------

     Total liabilities and stockholders' equity   $140,358                           $123,188
                                                  ========                           ========

Net interest income and interest rate spread                  $  5,058       3.36%               $  4,914       3.52%
                                                              ========   ========                ========   ========

Net yield on average interest-earning assets                                 3.79%                              4.18%
                                                                         ========                           ========

Ratio of average interest-earning assets to
average interest-bearing liabilities                117.01%                            120.78%
                                                  ========                           ========

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
================================================================================


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

                                             Year Ended June 30, 2003 vs. 2002
                                             --------------------------------
                                                Increase (Decrease) Due To
                                             --------------------------------
                                              Volume       Rate        Total
                                             --------    --------    --------
                                                   (Dollars in thousands)
         Interest income:
            Interest-earning balances        $    134    $    (71)   $     63
            Investments                           172        (152)         20
            Loans                                 412        (707)       (295)
                                             --------    --------    --------

                    Total interest income         718        (930)       (212)
                                             --------    --------    --------

         Interest expense:
            Deposits                              724        (848)       (124)
            Borrowings                           (161)        (71)       (232)
                                             --------    --------    --------

                    Total interest expense        563        (919)       (356)
                                             --------    --------    --------

         Net interest income (loss)          $    155    $    (11)   $    144
                                             ========    ========    ========


           Comparison of Financial Condition at June 30, 2003 and 2002

The Company's total assets increased by $12.3 million during the year ended June 30, 2003, from $131.0 million at June 30, 2002 to $143.3 million at the year end. The principal factor driving this growth in total assets was an increase in customer deposits of $20.7 million. Total deposit accounts increased by 23.5%, from $88.1 million to $108.8 million. Prominent among the factors driving this deposit growth was relocation on March 25, 2002 of the Florence, South Carolina branch office to a more visible and accessible location within that city. In addition, the change on February 18, 2003 of the Bank's name to Sentry Bank & Trust from First Federal Savings and Loan Association of Cheraw has been accompanied by a significant marketing effort that has attracted new banking customers.

While certificates of deposit continue to comprise the majority of the Company's deposit accounts, more of the deposit account growth during the year was in demand accounts. Demand deposits grew by $10.7 million or 31.8%, and totaled $44.3 million or 40.7% of total deposits at June 30, 2003, as compared with $33.6 million or 38.2% of total deposits at June 30, 2002. Certificates of deposit increased by $10.0 million or 18.4%, and totaled $64.5 million or 59.3% of total deposits at June 30, 2003, as compared with $54.5 million or 61.8% of total deposits at June 30, 2002. Funds provided by the overall increase in deposit accounts were deployed to reduce borrowings by $9.0 million, with the balance of the deposit growth supporting $11.7 million of the $12.3 million increase in asset growth during the year. The remainder of the funding for asset growth was provided principally from the portion of the $1.4 million of net income generated during the year that was retained after payment of regular quarterly dividends aggregating $885,000 during the year.

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
================================================================================


The overall increase of $12.3 million in total assets was reflected principally as growth in liquid assets, which increased by $15.1 million during the year while net loans receivable and loans held for sale decreased by $1.7 million and $1.0 million, respectively. Liquid assets, consisting of cash on hand and in other banks, federal funds sold and investment securities, increased from $12.3 million or 9.4% of total assets at the beginning of the year to $27.4 million or 19.1% of total assets at June 30, 2003. This change in asset concentration differs from the trend in recent years where the Company has managed its growth to achieve a high concentration of interest-earning assets in loans that yield higher rates of interest than debt securities and overnight investments. For the current year, loans receivable decreased, partially as a result of some reduction in loan demand and concerns about overall economic strength in the Company's market area. More significantly, because of the historically low interest rates during the year, the Company has allowed its overall investment in home mortgage loans to decrease during the year while focusing more on commercial real estate lending. The overall makeup of the loan portfolio is essentially unchanged from June 30, 2002 to June 30, 2003, with real estate loans representing 87% of total loans outstanding at both dates. However, commercial mortgage loans increased from $10.9 million to $20.6 million during the year, while one-to-four family residential loans and net construction loans decreased by $4.5 million and $6.4 million, respectively.

During the year ended June 30, 2003, total stockholders' equity increased by $475,000 to $26.0 million, principally as a result of retention of a portion of the net income of $1.4 million for the year. Dividends aggregated $885,000 or $.545 per share for the year, as compared with $764,000 or $.464 per share for the previous year. The Company's board of directors increased the regular quarterly dividend to $.14 per share beginning with the first quarter of the current fiscal year. At June 30, 2003, the Bank continued to significantly exceed all applicable regulatory capital requirements.


 Comparison of Results of Operations for the Years Ended June 30, 2003 and 2002

Net Income. Net income for the year ended June 30, 2003 was $1.4 million, or diluted net income per share of $.85, as compared with net income of $1.2 million, or $.73 per diluted share, for the year ended June 30, 2002. These results represent increases of $208,000 or 17.3% in net income and $.12 or 16.4% in net income per diluted share.

Net Interest Income. Net interest income for the year ended June 30, 2003 was $5.1 million as compared with $4.9 million during the year ended June 30, 2002, an increase of $145,000. The Company's interest rate spread decreased from 3.52% for the year ended June 30, 2002 to 3.36% for the year ended June 30, 2003, largely as a result of the sustained trend of lower interest rates in the economy in general. This downward trend in rates resulted for the Company in a more significant decrease in fiscal 2003 in the rates earned on interest-earning assets than in the rates paid on interest-bearing liabilities. The weighted average yield on interest-earning assets decreased by 103 basis points while the weighted average cost of interest-bearing liabilities decreased by 87 basis points. The Company's net yield on average interest-earning assets decreased from 4.18% for fiscal 2002 to 3.79% for fiscal 2003.

Provision for Loan Losses. Because of an increase in commercial lending, and in consideration of increased delinquencies and the general downturn in the economy, both nationally and in the Company's market area, management has significantly increased the allowance for loan losses during both the current and previous fiscal years. The provision for loan losses was $400,000 for the year ended June 30, 2003 and $500,000 for the year ended June 30, 2002, as compared with a provision of only $45,000 for the year ended June 30, 2001. The allowance for loan losses as a percentage of total loans has increased from .60% at June 30, 2001 to .93% at June 30, 2002, and

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
================================================================================


then to 1.26% at June 30, 2003. There were net loan charge-offs of $51,000 during fiscal 2003 as compared with $4,000 for fiscal 2002. At June 30, 2003, nonaccrual loans, substantially all of which management considers to be well collateralized, aggregated $2.3 million while the allowance for loan losses stood at $1.4 million.

Non-Interest Income. Non-interest income increased by $254,000, from $826,000 in fiscal 2002 to $1.1 million in fiscal 2003. Service fees and charges increased by $184,000 to $594,000 principally as a result of the significant deposit growth during the current fiscal year. The Company's originations and sale of one-to-four family residential mortgage loans generated total income from mortgage operations of $223,000 in fiscal 2003, a decrease of $11,000 from the $234,000 earned in fiscal 2002. Income from the Company's brokerage subsidiary decreased significantly, from $124,000 to $75,000 for the years ended June 30, 2002 and 2003, respectively. The decrease in brokerage income was driven principally by the unfavorable economic conditions in equity market. Also included in non-interest income for fiscal 2003 is a $175,000 nonrecurring income item that was received in the settlement of a dispute with another company.

Non-Interest Expenses. Non-interest expenses increased to $3.5 million for the year ended June 30, 2003 as compared with $3.3 million for the year ended June 30, 2002, an increase of $161,000 or 4.8%. The most significant component of this increase is an increase of $152,000 in personnel costs that was principally growth-related. Non-interest expenses for fiscal 2003 includes advertising, administrative and other costs aggregating $190,000 incurred in connection with change of the Bank's name to Sentry Bank & Trust. In addition, during fiscal 2003 the Company completed amortization of the non-compete payment made in connection with the acquisition of the Florence branch in 2000. During fiscal 2002, the Company incurred computer conversion expenses of $134,000 resulting from the implementation of a new data processing system, and expenses of $80,000 directly related to relocation of the Florence branch in March of that year. Principally as a result of these factors, as well as growth-related and inflationary cost increases, occupancy expenses decreased by $118,000, data processing costs increased by $19,000, amortization of intangibles decreased by $28,000 and other non-interest expenses increased by $136,000 during fiscal 2003 as compared to fiscal 2002.

Provision for Income Taxes. The provision for income taxes, as a percentage of income before income taxes, was approximately 37% for each of the years ended June 30, 2003 and 2002, respectively.


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


The Company's policy regarding past due loans normally requires a prompt charge-off to the allowance for loan losses following timely collection efforts and a thorough review. Further efforts are then pursued through various means available. Loans carried in a non-accrual status are generally collateralized, and probable future losses are considered in the determination of the allowance for loan losses.

Nonperforming Assets

The following table sets forth, at the dates indicated, information with respect to the Company's nonaccrual loans, restructured loans, total nonperforming loans (nonaccrual loans plus restructured loans), and total nonperforming assets.

                                                 June 30, 2003    June 30, 2002
                                                 -------------    -------------
                                                     (Dollars in thousands)

Nonaccrual loans                                 $       2,252    $       1,079
Restructured loans                                          --               --
                                                 -------------    -------------
         Total nonperforming loans                       2,252            1,079
Real estate owned                                           36               50
                                                 -------------    -------------
         Total nonperforming assets              $       2,288    $       1,129
                                                 =============    =============

Accruing loans past due 90 days or more          $          --    $          --
Allowance for loan losses                                1,416            1,066
Nonperforming loans to period end loans                   2.00%             .94%
Allowance for loan losses to period end loans             1.26%             .93%
Allowance for loan losses to nonperforming loans         62.88%           98.79%
Nonperforming assets to total assets                      1.60%             .86%

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

Analysis of Allowance for Loan Losses

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance for loan losses is increased by provisions charged to operations and by recoveries of amounts previously charged off, and reduced by loans charged off. The Company evaluates the adequacy of the allowance monthly. In addition, on a monthly basis the board of directors reviews the loan portfolio, conducts an evaluation of credit quality and reviews the computation of the loan loss provision, recommending changes as may be required. In evaluating the adequacy of the allowance, the Company considers the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower's ability to repay, estimated value of any underlying collateral,

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
================================================================================


prevailing economic conditions and other relevant factors. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Company to make additions for estimated losses based upon judgments different from those of Management.

The Company follows a loan review program designed to evaluate the credit risk in the loan portfolio. Through this loan review process, the Company maintains an internally classified watch list that helps Management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, Management considers, among other factors, the estimated value of the underlying collateral, the borrower's ability to repay, the borrower's payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss, and reserves are allocated based on Management's judgment and historical experience.

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

                         Liquidity and Capital Resources

During the year ended June 30, 2003, Great Pee Dee paid cash dividends of $.545 per share. Although Great Pee Dee anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
================================================================================


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

As of June 30, 2003, liquid assets (cash, interest-earning deposits, federal funds sold and marketable investment securities) were approximately $27.4 million, which represents 25.2% of deposits. At that date, outstanding loan commitments were $7.0 million, the undisbursed portion of construction loans was $2.9 million and undrawn lines of credit totaled $3.9 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations. Supplementing these liquidity sources, the Company has available lines of credit from various correspondent banks to purchase federal funds on a short-term basis of approximately $5.0 million. The Company also has the ability to borrow up to $28.0 million, as of June 30, 2003, from the Federal Home Loan Bank of Atlanta, with $8.0 million outstanding as of that date.

Under federal capital regulations, Sentry must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Sentry's financial statements. At June 30, 2003 and 2002, Sentry exceeded all such requirements.

The Bank is restricted in its ability to pay dividends and to make distributions. A significant source of Great Pee Dee's funds are dividends received from the Bank. In fiscal 2003, the amount of dividends that can be paid by the Bank without prior approval from regulators is an amount that should be adequate to cover Great Pee Dee's cash requirements.


                               Regulatory Matters

Management is not aware of any known trends, events, uncertainties or current recommendations by regulatory authorities that will have, or that are reasonably likely to have, a material effect on the Company's liquidity, capital resources, or other operations.


                   Critical Accounting Policies and Estimates

The Company's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires the Company to make estimates and judgments regarding uncertainties that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates which are based upon historical experience and on other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Company's significant accounting policies are described in Note A to the consolidated financial statements. The Company considers the following accounting policies to be most critical in their potential effect on its financial position or results of operations:

                  Great Pee Dee Bancorp, Inc. and Subsidiaries
                      Management's Discussion and Analysis
================================================================================


Allowance for Loan Losses
-------------------------

The most critical estimate concerns the Company's allowance for loan losses. The Company records provisions for loan losses based upon known problem loans and estimated deficiencies in the existing loan portfolio. The Company's methodology for assessing the allowance for loan losses consists of two key components, which are a specific allowance for identified problem or impaired loans and a formula allowance for the remainder of the portfolio.

Identified problem and impaired loans are measured for impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. The adequacy of the allowance is also reviewed by management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of the Company and other conditions, such as new loan products, collateral values, loan concentrations, changes in the mix and volume of the loan portfolio; trends in portfolio credit quality, including delinquency and charge-off rates; and current economic conditions that may affect a borrower's ability to repay. Although management believes it has established and maintained the allowance for loan losses at appropriate levels, future adjustments may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

Interest Income Recognition
---------------------------

Interest on loans is included in income as earned based upon interest rates applied to unpaid principal. Interest is not accrued on loans 90 days or more past due unless the loans are adequately secured and in the process of collection. Interest is not accrued on other loans when management believes collection is doubtful. All loans considered impaired are non-accruing. Interest on non-accruing loans is recognized as payments are received when the ultimate collectibility of interest is no longer considered doubtful. When a loan is placed on non-accrual status, all interest previously accrued is reversed against current-period interest income.


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

                                [GRAPHIC OMITTED]

                              DIXON ODOM PLLC(TM)
                  Certified Public Accountants and Consultants


                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Great Pee Dee Bancorp, Inc.
Cheraw, South Carolina


We have audited the accompanying consolidated statements of financial condition of Great Pee Dee Bancorp, Inc. and subsidiaries as of June 30, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Pee Dee Bancorp, Inc. and subsidiaries as of June 30, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Dixon Odom PLLC

Sanford, North Carolina
July 18, 2003

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 2003 and 2002
================================================================================

ASSETS                                                                          2003             2002
                                                                            -------------    -------------
Cash on hand and in banks                                                   $   1,497,504    $   1,154,959
Interest-earning balances in other banks                                        3,580,237        2,487,021
Federal funds sold                                                              3,833,478        3,329,708
Investment securities available for sale,
   at fair value (Note B)                                                         449,380          452,200
Investment securities held to maturity,
   at amortized cost, at fair value of
   $18,221,128 and $4,942,855 (Note B)                                         18,064,957        4,877,256

Loans (Note C)                                                                109,369,814       10,676,756
Allowance for loan losses                                                      (1,415,586)      (1,066,143)
                                                                            -------------    -------------
                                                                NET LOANS     107,954,228      109,610,613

Loans held for sale                                                             2,056,139        3,071,542
Accrued interest receivable                                                       792,399          882,518
Stock in the Federal Home Loan Bank, at cost                                      674,600        1,000,000
Premises and equipment, net (Note D)                                            2,340,328        2,026,829
Real estate acquired in settlement of loans                                        35,664           49,676
Intangible assets                                                               1,233,210        1,473,790
Other assets                                                                      813,540          617,717
                                                                            -------------    -------------

                                                             TOTAL ASSETS   $ 143,325,664    $ 131,033,829
                                                                            =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposit accounts (Note G)                                                $ 108,812,261    $  88,089,651
   Advances from Federal Home Loan Bank (Note H)                                8,000,000       17,000,000
   Accrued interest payable                                                        96,042           91,169
   Advance payments by borrowers for property taxes
     and insurance                                                                107,798           90,521
   Accrued expenses and other liabilities                                         266,294          193,954
                                                                            -------------    -------------

                                                        TOTAL LIABILITIES     117,282,395      105,465,295
                                                                            -------------    -------------

COMMITMENTS AND CONTINGENCIES (Notes C and M)

STOCKHOLDERS' EQUITY (Notes I, J and L)
   Preferred stock, no par value, 400,000 shares
      authorized, no shares issued and outstanding                                     --               --
   Common stock, $.01 par value, 3,600,000 shares
     authorized; 2,224,617 shares issued                                           22,246           22,246
   Additional paid-in capital                                                  21,911,185       21,965,524
   Unearned compensation (Note I)                                              (1,082,623)      (1,211,761)
   Retained earnings, substantially restricted                                 10,942,704        0,417,256
   Accumulated other comprehensive loss                                           (31,400)         (30,100)
   Common stock in treasury, at cost (461,002 and
     459,005 shares, respectively)                                             (5,718,843)      (5,594,631)
                                                                            -------------    -------------

                                               TOTAL STOCKHOLDERS' EQUITY      26,043,269       25,568,534
                                                                            -------------    -------------

                               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $ 143,325,664    $ 131,033,829
                                                                            =============    =============

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 2003 and 2002
================================================================================

                                                                               2003         2002
                                                                            ----------   ----------
INTEREST INCOME
   Loans                                                                    $7,856,139   $8,149,884
   Investments                                                                 429,051      409,714
   Deposits in other banks and federal funds sold                              141,163       77,764
                                                                            ----------   ----------

                                                    TOTAL INTEREST INCOME    8,426,353    8,637,362
                                                                            ----------   ----------

INTEREST EXPENSE
   Deposits (Note G)                                                         2,975,735    3,100,317
   Advances from Federal Home Loan Bank                                        391,673      623,537
                                                                            ----------   ----------

                                                   TOTAL INTEREST EXPENSE    3,367,408    3,723,854
                                                                            ----------   ----------

                                                      NET INTEREST INCOME    5,058,945    4,913,508

PROVISION FOR LOAN LOSSES (Note C)                                             400,000      500,000
                                                                            ----------   ----------

                                                NET INTEREST INCOME AFTER
                                                PROVISION FOR LOAN LOSSES    4,658,945    4,413,508
                                                                            ----------   ----------

NON-INTEREST INCOME
   Service fees and charges                                                    594,042      410,252
   Mortgage operations                                                         222,989      233,767
   Brokerage operations                                                         74,763      124,491
   Other                                                                       188,267       57,111
                                                                            ----------   ----------

                                                TOTAL NON-INTEREST INCOME    1,080,061      825,621
                                                                            ----------   ----------

NON-INTEREST EXPENSES
   Personnel costs                                                           1,562,083    1,409,737
   Occupancy                                                                   319,891      437,648
   Data processing                                                             222,332      203,368
   Amortization of intangibles                                                 240,580      268,380
   Other                                                                     1,150,427    1,014,873
                                                                            ----------   ----------

                                              TOTAL NON-INTEREST EXPENSES    3,495,313    3,334,006
                                                                            ----------   ----------

                                               INCOME BEFORE INCOME TAXES    2,243,693    1,905,123

INCOME TAXES (Note K)                                                          833,200      702,535
                                                                            ----------   ----------

                                                               NET INCOME   $1,410,493   $1,202,588
                                                                            ==========   ==========

EARNINGS PER COMMON SHARE (Note A)
   Basic                                                                    $     0.87   $     0.74
                                                                            ==========   ==========
   Diluted                                                                  $     0.85   $     0.73
                                                                            ==========   ==========

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING (Note A)
   Basic                                                                     1,622,917    1,628,503
   Diluted                                                                   1,660,104    1,656,883

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended June 30, 2003 and 2002
================================================================================

                                                                                             Accumulated
                    Shares of common stock   Par value  Additional                              other                     Total
                    -----------------------  of common    paid-in     Unearned     Retained  comprehensive  Treasury   stockholders'
                      Issued    In treasury    stock      capital   compensation   earnings      loss        stock        equity
                    ----------- -----------  ---------- ----------- -----------  ------------  ----------  -----------  -----------
Balance at
 June 30, 2001        2,224,617     606,372  $   22,246 $21,561,318 $(1,369,127) $ 12,324,763  $  (17,700) $(7,391,667) $25,129,833

Comprehensive
 income:
   Net income                --          --          --          --          --     1,202,588          --           --    1,202,588
   Unrealized loss
     on securities
     available for
     sale, net of
     income taxes
     of ($7,200)             --          --          --          --          --            --     (12,400)          --      (12,400)
                                                                                                                        ------------
       Total
        comprehensive
        income                                                                                                            1,190,188
                                                                                                                        ------------

Purchase of
 treasury stock              --      15,377          --          --          --            --          --     (183,381)    (183,381)
Issuance of
  non-qualified
  compensation plan
  shares                     --      (1,274)         --          --          --            --          --       12,740       12,740
RRP shares earned            --          --          --          --      40,670            --          --           --       40,670
Release of ESOP shares       --          --          --      26,000     116,696            --          --           --      142,696
Cash dividends paid
  ($.464 per share)          --          --          --          --          --      (764,212)         --           --     (764,212)
10% stock dividend           --    (161,470)         --     378,206          --    (2,345,883)         --    1,967,677           --
                    ----------- -----------  ---------- ----------- -----------  ------------  ----------  -----------  -----------

Balance at
 June 30, 2002        2,224,617     459,005      22,246  21,965,524  (1,211,761)   10,417,256     (30,100)  (5,594,631)  25,568,534

Comprehensive
 income:
   Net income                --          --          --          --          --     1,410,493          --           --    1,410,493
   Unrealized loss
     on securities
     available for
     sale, net of
     income taxes
     of ($1,520)             --          --          --          --          --            --      (1,300)          --       (1,300)
                                                                                                                        ------------
       Total
        comprehensive
        income                                                                                                            1,409,193
                                                                                                                        ------------

Purchase of
 treasury stock              --      28,110          --          --          --            --          --     (356,548)    (356,548)
Exercise of
 stock options               --     (70,256)         --    (762,739)         --            --          --      867,073      104,334
Shares traded
 to exercise options         --      46,409          --     662,758          --            --          --     (662,758)          --
Shares issued to ESOP        --      (1,066)         --       2,588          --            --          --       13,135       15,723
Shares issued to RRP         --      (1,200)         --       3,054     (17,940)           --          --       14,886           --
RRP shares earned            --          --          --          --      17,480            --          --           --       17,480
Release of ESOP shares       --          --          --      40,000     129,598            --          --           --      169,598
Cash dividends paid
  ($.545 per share)          --          --          --          --          --      (885,045)         --           --     (885,045)
                    ----------- -----------  ---------- ----------- -----------  ------------  ----------  -----------  -----------

Balance at
 June 30, 2003        2,224,617     461,002  $   22,246 $21,911,185 $(1,082,623) $ 10,942,704  $  (31,400) $(5,718,843) $26,043,269
                    =========== ===========  ========== =========== ===========  ============  ==========  ===========  ===========

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2003 and 2002
================================================================================

                                                                               2003             2002
                                                                            ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                               $  1,410,493    $  1,202,588
   Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation                                                             183,042         252,164
        Amortization                                                             152,811         360,457
        Provision for loan losses                                                400,000         500,000
        (Gain) loss on sale of foreclosed real estate                                712         (34,031)
        Deferred income taxes                                                   (225,000)       (180,000)
        Deferred compensation                                                         --          12,740
        ESOP contribution expense                                                185,321         142,696
        Vesting of deferred recognition and retention plan                        17,480          40,670
        Change in assets and liabilities:
           (Increase) decrease in accrued interest receivable                     90,119        (146,127)
           Decrease in loans held for sale                                     1,015,403         359,123
           (Increase) decrease in other assets                                    30,697         (60,412)
           Decrease in accrued interest payable                                    4,873          38,888
           Increase (decrease) in accrued expenses and
             other liabilities                                                    72,340         (75,124)
                                                                            ------------    ------------

                                                       NET CASH PROVIDED
                                                  BY OPERATING ACTIVITIES      3,338,291       2,413,632
                                                                            ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of held to maturity investment securities                       (22,726,937)     (3,300,000)
   Proceeds from maturities and calls of
      held to maturity investment securities                                   9,537,753       4,687,143
   Purchase of Federal Home Loan Bank stock                                           --        (275,000)
   Redemption of Federal Home Loan Bank stock                                    325,400              --
   Net (increase) decrease in loans                                            1,336,791     (12,457,341)
   Purchase of premises and equipment                                           (496,541)     (1,217,381)
   Proceeds from sale of real estate acquired in
      settlement of loans                                                         22,146          80,017
                                                                            ------------    ------------

                                                         NET CASH USED BY
                                                     INVESTING ACTIVITIES    (12,001,388)    (12,482,562)
                                                                            ------------    ------------

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2003 and 2002
================================================================================

                                                                                2003            2002
                                                                            ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand accounts                                          $ 10,686,047    $  5,970,147
   Net increase in certificates of deposit                                    10,036,563       4,495,171
   Increase (decrease) in advance payments by borrowers
      for taxes and insurance                                                     17,277         (31,115)
   Net increase (decrease) in advances from Federal
      Home Loan Bank                                                          (9,000,000)      4,200,000
   Purchase of treasury stock                                                   (356,548)       (183,381)
   Proceeds from exercise of stock options                                       104,334              --
   Cash dividends paid                                                          (885,045)       (764,212)
                                                                            ------------    ------------

                                                        NET CASH PROVIDED
                                                  BY FINANCING ACTIVITIES     10,602,628      13,686,610
                                                                            ------------    ------------

                                                    NET INCREASE IN CASH
                                                     AND CASH EQUIVALENTS      1,939,531       3,617,680

CASH AND CASH EQUIVALENTS, BEGINNING                                           6,971,688       3,354,008
                                                                            ------------    ------------

                                                            CASH AND CASH
                                                      EQUIVALENTS, ENDING   $  8,911,219    $  6,971,688
                                                                            ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH
   FLOW INFORMATION
      Cash paid during the year for:
      Interest                                                              $  3,362,535    $  3,684,966
                                                                            ============    ============

      Income taxes                                                          $  1,038,500    $    894,330
                                                                            ============    ============

SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES

      Loans receivable transferred to real estate acquired
        in settlement of loans                                              $    191,257    $    247,345
                                                                            ============    ============

      Loans receivable originated in the financing of
        foreclosed real estate sold                                         $    182,411    $    188,433
                                                                            ============    ============

      Net unrealized loss on investment securities
        available for sale, net of deferred income taxes                    $     (1,300)   $    (12,400)
                                                                            ============    ============

      Award of shares under the
        Recognition and Retention Plan                                      $     17,940    $         --
                                                                            ============    ============

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations
---------------------------

On December 31, 1997, pursuant to a Plan of Conversion which was approved by its members and regulators, Sentry Bank & Trust ("Sentry" or the "Bank"), formerly First Federal Savings and Loan Association of Cheraw, converted from a federally chartered mutual savings and loan association to a federally-chartered stock savings association (the "Conversion") and became a wholly-owned subsidiary of Great Pee Dee Bancorp, Inc. ("Great Pee Dee" or "Parent"). Great Pee Dee was formed to acquire all of the common stock of Sentry upon its conversion to stock form. On March 9, 2000, Great Pee Dee formed a second wholly-owned subsidiary, Sentry Investment Services, Inc. Great Pee Dee has no operations and conducts no business on its own other than owning its subsidiaries, investing in liquid assets and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

Nature of Business
------------------

Sentry maintains offices in Cheraw and Florence, South Carolina. The Bank conducts its primary business in Chesterfield, Marlboro and Florence Counties, South Carolina. The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in its primary market area. The Bank also makes home improvement loans, multi-family residential loans, construction loans, commercial loans, automobile loans and loans secured by deposit accounts. Sentry has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. Sentry Investment Services, Inc. engages in the brokerage of a variety of investment products through an unaffiliated broker-dealer.

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

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly sensitive to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


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

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for loan losses and foreclosed real estate may change materially in the near term.

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

Loans Receivable
----------------

Loans receivable are stated at unpaid balances less the allowance for loan losses and net deferred loan fees.

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Stock Compensation Plans
------------------------

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages but does not require that companies record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. All of the Company's stock options have no intrinsic value at grant date and, consequently, no compensation cost is recognized for them.

An employer that continues to apply the intrinsic value accounting method rather than the fair value based method must disclose certain pro forma information. Under the fair value based method, compensation cost is measured at the grant date of the option based on the value of the award and is recognized over the service period, which is usually the vesting period. As required by SFAS No. 123, disclosures are presented below for the effect on the net income and net income per share for the years ended June 30, 2003 and 2002 that would result from the use of the fair value based method to measure compensation cost related to stock option grants. The effects of applying the provisions of SFAS No. 123 are not necessarily indicative of future effects.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plans (Continued)
------------------------

                                                                         2003          2002
                                                                      ----------    ----------
                                                                       (Amounts in thousands,
                                                                       except per share data)
   Net income:
     As reported                                                      $    1,410    $    1,203
       Deduct:  Total stock-based employee compensation expenses
                determined under fair value method for all amounts,
                net of related tax effects                                   (86)           (9)
                                                                      ----------    ----------
     Pro forma                                                        $    1,324    $    1,194
                                                                      ==========    ==========

   Basic net income per share:
     As reported                                                      $     0.87    $     0.74
     Pro forma                                                              0.82          0.73

   Diluted net income per share:
     As reported                                                      $     0.85    $     0.73
     Pro forma                                                              0.80          0.72

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

Earnings per common share have been computed based on the following:

                                                                   Years Ended June 30,
                                                                 -----------------------
                                                                    2003         2002
                                                                 ----------   ----------
         Average number of common shares outstanding
           used to calculate basic earnings per common share      1,622,917    1,628,503


         Effect of dilutive options                                  37,187       28,380
                                                                 ----------   ----------

         Average number of common shares outstanding
           used to calculate diluted earnings per common share    1,660,104    1,656,883
                                                                 ==========   ==========

For the year ended June 30, 2003, there were 16,316 options that were antidilutive since the exercise price exceeded the average market price for the year. There were no antidilutive options for the year ended June 30, 2002.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


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

The components of other comprehensive income and related tax effects are as follows:

                                                        2003          2002
                                                     ----------    ----------

   Unrealized holding losses on available-for-sale
      securities                                     $   (2,820)   $  (19,600)

   Reclassification adjustment for (gains) losses
      realized in income                                     --            --
                                                     ----------    ----------

   Net unrealized losses                                 (2,820)      (19,600)

   Tax effect                                             1,520         7,200
                                                     ----------    ----------

   Net of tax amount                                 $   (1,300)   $  (12,400)
                                                     ==========    ==========

Intangible Assets
-----------------

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations entered into after June 30, 2001 be accounted for under the purchase method. SFAS No. 142 requires that goodwill and all intangible assets of indefinite life be periodically (at least annually) evaluated for impairment, with any resulting impairment loss being charged against earnings. Also, under SFAS No. 142, goodwill resulting from any business combination accounted for in accordance with SFAS No. 141 will not be amortized, and the amortization of goodwill related to business combinations entered into prior to July 1, 2001 will be discontinued. Substantially all of the Company's intangible assets were recorded in connection with its purchase in March of 2000 of a branch office in Florence, South Carolina, and must be accounted for in accordance with SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. As a result, none of those intangible assets constitutes goodwill that must cease to be amortized under the provisions of SFAS No. 142. Accordingly, the Company's adoption of SFAS No. 142 on July 1, 2001 did not significantly affect its consolidated financial statements.

In connection with the March 2000 acquisition of a branch office in Florence, South Carolina, the Company purchased for $250,000 a non-compete agreement and recorded deposit-related intangible assets of $1,850,000. The non-compete agreement has been amortized using the straight-line method over that agreement's three-year term. The deposit-related intangible assets are being amortized using the straight-line method over ten years.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements
--------------------------------

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). A liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred, except for certain qualifying employee termination benefits. SFAS No. 146 will be effective for exit or disposal activities initiated by the Company after June 30, 2003.

In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions, which addresses the financial accounting and reporting for the acquisition of all or part of a financial institution. This standard removes certain acquisitions of financial institutions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Bank or Thrift Institutions. This statement requires financial institutions to reclassify goodwill arising from a qualified business acquisition from SFAS No. 72 goodwill to goodwill subject to the provisions of SFAS No. 142. The reclassified goodwill will no longer be amortized but will be subject to an annual impairment test, pursuant to SFAS No.
142. Adoption of this statement did not affect the Company's consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company continues to account for its stock-based compensation in accordance with Opinion No. 25 and has adopted the disclosure provisions of SFAS No. 148.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 requires a liability to be recognized at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. Additional disclosures about guarantee agreements are also required in the interim and annual financial statements. FIN 45 is not expected to have a material impact on the Company's consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

                                                          June 30, 2003
                                       -----------------------------------------------------
                                                        Gross        Gross
                                        Amortized    unrealized    unrealized       Fair
                                          cost          gains        losses         value
                                       -----------   -----------   -----------   -----------
Securities available for sale:
   Marketable equity securities        $   500,000   $        --   $    50,620   $   449,380
                                       ===========   ===========   ===========   ===========

Securities held to maturity:
   U. S. government securities and
     obligations of U. S. government
     agencies                          $ 8,100,000   $    75,938   $        --   $ 8,175,938
   Municipal securities                    948,603         8,500            --       957,103
   FHLMC mortgage-backed securities      9,016,354        71,733            --     9,088,087
                                       -----------   -----------   -----------   -----------

                                       $18,064,957   $   156,171   $        --   $18,221,128
                                       ===========   ===========   ===========   ===========


                                                          June 30, 2002
                                       -----------------------------------------------------
                                                        Gross        Gross
                                        Amortized    unrealized    unrealized       Fair
                                          cost          gains        losses         value
                                       -----------   -----------   -----------   -----------

Securities available for sale:
   Marketable equity securities        $   500,000   $        --   $    47,800   $   452,200
                                       ===========   ===========   ===========   ===========

Securities held to maturity:
   U. S. government securities and
     obligations of U. S. government
     agencies                          $ 3,600,000   $    65,531   $        --   $ 3,665,531
   Municipal securities                  1,268,972            --            --     1,268,972
   FHLMC mortgage-backed securities          8,284            68            --         8,352
                                       -----------   -----------   -----------   -----------

                                       $ 4,877,256   $    65,599   $        --   $ 4,942,855
                                       ===========   ===========   ===========   ===========

The amortized cost and fair values of securities held to maturity at June 30, 2003 by contractual maturity are shown below. Available-for-sale securities are not included in this table because they consist solely of equity securities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Securities Held to Maturity
                                                  ---------------------------
                                                   Amortized         Fair
                                                     cost            value
                                                  -----------     -----------

         Due after one year through five years    $ 8,623,603     $ 8,699,545
         Due after five years through ten years     9,441,354       9,521,583
                                                  -----------     -----------

                                                  $18,064,957     $18,221,128
                                                  ===========     ===========

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE B - INVESTMENT SECURITIES (Continued)

Proceeds from maturities and calls of investment securities held to maturity during the years ended June 30, 2003 and 2002 were $9,537,753 and $4,687,143, respectively. No gains or losses were realized on those maturities and calls. There were no sales of available-for-sale securities during the years ended June 30, 2003 or 2002.

Securities with a carrying value of $2,213,087 and $700,000 and a fair value of $2,222,112 and $714,594 at June 30, 2003 and 2002, respectively, were pledged to secure public monies on deposit as required by law.


NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                              2003           2002
                                                          ------------   ------------
         Type of loan:
           Real estate loans:
             One-to-four family residential               $ 63,844,999   $ 68,296,300
             Commercial                                     20,624,945     10,923,892
             Construction                                    2,318,385      8,702,034
             Home improvement loans                          8,236,049      8,082,781
                                                          ------------   ------------

             Total real estate loans                        95,024,378     96,005,007
                                                          ------------   ------------
           Other loans:
             Commercial                                      6,015,355      6,549,894
             Consumer                                        7,659,024      8,029,523
             Loans secured by deposits                         872,594        334,629
                                                          ------------   ------------

             Total other loans                              14,546,973     14,914,046
                                                          ------------   ------------

             Subtotal                                      109,571,351    110,919,053

         Less:
           Deferred loan origination fees, net of costs        201,537        242,297
                                                          ------------   ------------

             Total loans                                  $109,369,814   $110,676,756
                                                          ============   ============

The allowance for loan losses is summarized as follows:

                                                              2003           2002
                                                          ------------   ------------
         Balance at beginning of year                     $  1,066,143   $    570,312
         Provision for loan losses                             400,000        500,000
         Charge-offs                                           (52,557)        (4,169)
         Recoveries                                              2,000             --
                                                          ------------   ------------

         Balance at end of year                           $  1,415,586   $  1,066,143
                                                          ============   ============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE C - LOANS RECEIVABLE (Continued)


At June 30, 2003 and 2002, the recorded investment in loans considered impaired in accordance with SFAS No. 114 totaled $2.3 million and $1.1 million, respectively, with corresponding valuation allowances of $530,000 and $162,000, respectively. For the years ended June 30, 2003 and 2002, the average recorded investment in impaired loans was approximately $1.7 million and $1.4 million, respectively. Interest income that was foregone on impaired loans for the years ended June 30, 2003, and 2002 amounted to approximately $57,000 and $39,000, respectively.

At June 30, 2003, the Bank had loan commitments outstanding of $7,024,585, including loans of $3,285,287 to be originated at fixed interest rates ranging from 5.0% to 9.0%. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

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

                                                          2003         2002
                                                       ----------   ----------

         Balance at beginning of year                  $  583,508   $  623,154
         Net (repayments) borrowings during the year      501,257      (39,646)
                                                       ----------   ----------

         Balance at end of year                        $1,084,765   $  583,508
                                                       ==========   ==========


NOTE D - PREMISES AND EQUIPMENT

Premises and equipment for the years ended on June 30 consist of the following:

                                                          2003         2002
                                                       ----------   ----------

         Land                                          $  485,687   $  485,687
         Building and improvements                      1,820,330    1,384,914
         Furniture and equipment                          988,218      984,133
                                                       ----------   ----------

                                                        3,294,235    2,854,734
         Accumulated depreciation                        (953,907)    (827,905)
                                                       ----------   ----------

                                                       $2,340,328   $2,026,829
                                                       ==========   ==========

Depreciation expense for the years ended June 30, 2003 and 2002 amounted to $183,042 and $252,164, respectively.

In January of 2003, the Company entered into a contract for the construction of a corporate headquarters and full service branch facility to be located on property the Bank currently owns at 901 Chesterfield Highway in Cheraw, South Carolina. Total construction costs for the new main office facility are expected to be approximately $1.7 million. Work began on the new facility in February 2003, with an expected completion date of January 2004. At June 30, 2003, costs of approximately $460,000 had been incurred on the new office. These costs are included in building and improvements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE D - PREMISES AND EQUIPMENT (Continued)

The Bank has a non-cancelable operating lease for the land on which its Florence branch is located. Future minimum rent commitments under this lease are as follows:

           2004                                 $   18,000
           2005                                     18,000
           2006                                     22,500
           2007                                     24,000
           2008                                     24,000
           Thereafter                              243,000
                                                ----------

                                                $  349,500
                                                ==========

The lease has an initial term of fifteen years with renewal options for two additional ten-year terms followed by one additional five-year term. Total rent expense for the years ended June 30, 2003 and 2002 was $18,000 and $74,833, respectively.

NOTE E - INTANGIBLE ASSETS

The following is a summary of the gross carrying amount and accumulated amortization of amortized intangible assets as of June 30, 2003 and June 30, 2002:

                                         2003                          2002
                              ---------------------------   ---------------------------
                                 Gross                         Gross
                                Carrying     Accumulated      Carrying     Accumulated
                                 Amount      Amortization      Amount      Amortization
                              ------------   ------------   ------------   ------------
                                                    (In thousands)
Non-compete agreement         $        250   $        250   $        250   $        194
Deposit intangibles related
   to branch acquisition             1,850            617          1,850            432
                              ------------   ------------   ------------   ------------

                              $      2,100   $        867   $      2,100   $        626
                              ============   ============   ============   ============

The following table presents the estimated amortization for intangible assets for each of the five fiscal years ending June 30, 2008 and the estimated amount amortizable thereafter. These estimates are subject to change in future periods to the extent management determines it is necessary to make adjustments to the carrying value or estimated useful lives of amortized intangible assets.

                                               Estimated
                                              amortization
                                                expense
                                             --------------
                                             (In thousands)

           2004                              $          185
           2005                                         185
           2006                                         185
           2007                                         185
           2008                                         185
           Thereafter                                   308
                                             --------------

                                             $        1,233
                                             ==============

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE F - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.


NOTE G - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 2003 and 2002 follows:

                                                2003                           2002
                                     ---------------------------    ---------------------------
                                                     Weighted                        Weighted
                                       Balance       avg. rate        Balance        avg. rate
                                     ------------   ------------    ------------   ------------
         Demand accounts:
           Non-interest bearing      $  6,349,708             --%   $  4,223,006             --%
           Savings                      2,969,022           0.75%      2,471,936           1.90%
           Money market and NOW        34,976,041           1.66%     26,913,782           2.15%
                                     ------------                   ------------
             Total demand accounts     44,294,771           1.36%     33,608,724           1.86%

         Certificates of deposit       64,517,490           3.32%     54,480,927           3.71%
                                     ------------                   ------------

           Total deposit accounts    $108,812,261           2.52%   $ 88,089,651           3.00%
                                     ============                   ============

A summary of certificate accounts by maturity as of June 30, 2003 follows:

                                                Less than      $100,000
                                                $100,000       or more        Total
                                               -----------   -----------   -----------
         One year or less                      $26,841,237   $18,188,828   $45,030,065
         More than one year to three years       9,715,723     8,333,164    18,048,887
         More than three years to five years     1,228,374            --     1,228,374
         More than five years                      210,164            --       210,164
                                               -----------   -----------   -----------

         Total certificate accounts            $37,995,498   $26,521,992   $64,517,490
                                               ===========   ===========   ===========

Interest expense on deposits for the years ended June 30 is summarized as follows:

                                               2003           2002
                                            -----------    -----------

         Checking accounts                  $   120,887    $    48,374
         Passbook savings accounts               35,581         55,711
         Money market savings accounts          585,245        704,116
         Certificates of deposit              2,236,282      2,292,992
                                            -----------    -----------
                                              2,977,995      3,101,193
         Penalties for early withdrawal          (2,260)          (876)
                                            -----------    -----------

                                            $ 2,975,735    $ 3,100,317
                                            ===========    ===========

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE H - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Atlanta, with weighted average interest rates, are as follows:

                                                     At June 30,
                                             --------------------------
                                                2003           2002
                                             -----------    -----------

         4.31% due on April 6, 2011          $ 5,000,000    $ 5,000,000
         3.41% due on August 1, 2011           3,000,000      3,000,000
         1.91% due on October 7, 2002                 --      6,500,000
         2.02% due on May 5, 2003                     --      2,500,000
                                             -----------    -----------

                                             $ 8,000,000    $17,000,000
                                             ===========    ===========

At June 30, 2003, the Bank also had $20 million available on a line of credit from the Federal Home Loan Bank. All advances are secured by a blanket-floating lien on the Bank's one-to-four family residential mortgage loans.


NOTE I - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Recognition and Retention Plan
------------------------------

At the Company's first annual meeting of stockholders held on January 7, 1999, the Company's stockholders approved the 1998 Recognition and Retention Plan (the "RRP"). Under the RRP, 88,085 shares of common stock were reserved for issuance to key officers and directors. Upon approval of the RRP at the annual meeting, 76,192 shares of common stock were granted at a value of $12.00 per share at the date of grant. The Company funded the grants with 53,700 shares of previously purchased treasury stock and 22,492 shares of newly issued common stock. Additional shares of 4,000 and 1,200 were granted during fiscal years 2001 and 2003, respectively, using treasury stock. The Company recognizes compensation costs over the vesting period of the RRP shares granted as shares are earned, resulting in the recognition of costs of $106,000 and $17,000 during the years ended June 30, 2003 and 2002, respectively.

Stock Option Plan
-----------------

At the Company's annual meeting, held on January 7, 1999, the stockholders approved the Great Pee Dee Bancorp, Inc. Stock Option Plan (the "SOP"). The SOP provides for the issuance to directors, officers and employees of the Bank options to purchase up to 242,233 shares of the Company's common stock. Options granted to directors generally have been fully vested on the date of grant, while options granted to executive officers and employees have vested over three years. All options will expire if not exercised within ten years from the date of grant.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE I - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

A summary of activity under the SOP is as follows:

                                              Outstanding Options         Exercisable Options
                                          --------------------------   --------------------------
                             Shares                       Weighted                     Weighted
                          available for                    Average                      Average
                             Future         Number        Exercise       Number        Exercise
                             Grants       Outstanding       Price      Outstanding       Price
                           -----------    -----------    -----------   -----------    -----------
     At June 30, 2001           36,234        205,998    $     10.84       198,664    $     10.88

     Options granted           (29,000)        29,000          12.25            --             --
     Options vested                 --             --             --         3,666           9.55
                           -----------    -----------    -----------   -----------    -----------

     At June 30, 2002            7,234        234,998          11.01       202,330          10.86

     Shares received in
       cashless exercise        46,409             --             --            --             --
     Options granted           (46,409)        46,409          12.25            --             --
     Options vested                 --             --             --        59,743          13.66
     Options exercised              --        (70,256)         10.92       (70,256)         10.92
                           -----------    -----------    -----------   -----------    -----------

     At June 30, 2003            7,234        211,151    $     11.76       191,817    $     11.71
                           ===========    ===========    ===========   ===========    ===========

At June 30, 2003, options outstanding had a weighted-average remaining term of 6 years. Total options outstanding at June 30, 2003 included 136,242 options exercisable at a range of $9.55 to $10.91 per share, and 74,909 options exercisable at a range of $12.45 to $14.95 per share. Exercisable options at June 30, 2003 included 136,242 options exercisable at a range of $9.55 to $10.91 per share, and 55,575 options exercisable at a range of $12.45 to $14.95 per share. No expense has been recognized in connection with the grant or exercise of these options. At December 31, 2002, authorized shares of common stock reserved for future grants of options totaled 7,234.

The fair value of options granted was estimated to be $2.69 for options granted in the year ended June 30, 2003 and $1.05 for options granted in the year ended June 30, 2002. These amounts were estimated on the date of grant using the Black-Scholes Option Pricing Model using the following assumptions for the years ended June 30, 2003 and 2002, respectively: a risk-free interest rate of 2.0% and 5.0%, a dividend yield of 3.5% and 3.8%, an expected life of 6 years and 8 years, and a volatility ratio of 35% and 22%.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE I - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employee Stock Ownership Plan
-----------------------------

In the mutual to stock conversion, the Company's Employee Stock Ownership Plan (the "ESOP") purchased 174,570 shares of the common stock of Great Pee Dee Bancorp, Inc. sold in the public offering at a total cost of $1,745,700. The ESOP executed a note payable to Great Pee Dee Bancorp, Inc. for the full price of the shares purchased. The note is to be repaid over ten years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. Dividends, if any, paid on shares held by the ESOP may be used to reduce the loan. Dividends paid on unallocated shares held by the ESOP are not reported as dividends in the consolidated financial statements. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the note. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 2003, the outstanding balance of the note is $1,055,913 and is included in unearned compensation as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Expense of $185,321 and $142,696 has been incurred in connection with the ESOP during the years ended June 30, 2003 and 2002, respectively. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $40,000 and $26,000 which represents the difference between the fair market value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP for the years ended June 30, 2003 and 2002, respectively. The Bank has credited this amount to additional paid-in capital. For the year ended June 30, 2003, ESOP expense also includes $15,723 representing the value of 1,066 shares transferred to the ESOP from treasury stock.

At June 30, 2003, 62,128 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.9 million at June 30, 2003.

Employee Deferred Compensation Plan
-----------------------------------

The Bank has a deferred compensation plan for certain officers whereby the executive officers can make elective deferrals in lieu of receiving a portion of the salary to which they otherwise would be entitled. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying consolidated financial statements. Expenses for this plan for the years ended June 30, 2003 and 2002 were $0 and $12,740, respectively.

Director's Deferred Compensation Plan
-------------------------------------

On March 25, 2002, the board approved a deferred compensation plan for directors whereby members of the board may make elective deferrals in lieu of receiving a portion of the compensation to which they otherwise would be entitled. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying consolidated financial statements. Expenses for this Plan totaled $39,000 and $10,000 for the years ended June 30, 2003 and 2002, respectively.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE I - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

401(k) Retirement Plan
----------------------

The Bank maintains for the benefit of its eligible employees a 401(k) plan. Under the plan, the Bank fully matches a participant's elective contributions up to three percent of base compensation, and then matches fifty percent of a participant's elective contributions in excess of three percent of base compensation up to five percent of base compensation. The only eligibility requirement is completion of one year's full-time service. At June 30, 2003 and 2002, substantially all full-time employees are eligible and are covered by the plan. 401(k) contributions are funded when accrued. The total 401(k) retirement plan expense was $18,169 and $14,525 for the years ended June 30, 2003 and 2002, respectively.


NOTE J - STOCK REPURCHASES

The Company's Board of Directors has adopted stock repurchase plans under which the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. Under such plans, the Company has repurchased a total of 708,794 shares of its common stock at an aggregate cost of $8.7 million. Treasury shares have been used for various purposes, including grants under the RRP, shares issued under the deferred compensation plan, shares issued in the form of a 10% stock dividend in fiscal 2002 and shares issued in connection with exercise of stock options. At June 30, 2003, 461,002 shares were held as treasury stock.

NOTE K - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 2003 and 2002:

                                              2003            2002
                                           -----------     -----------
         Current tax expense:
            Federal                        $   898,700     $   772,435
            State                              159,500         110,100
                                           -----------     -----------
                                             1,058,200         882,535
                                           -----------     -----------
         Deferred tax benefit:
            Federal                           (194,000)       (162,000)
            State                              (31,000)        (18,000)
                                           -----------     -----------
                                              (225,000)       (180,000)
                                           -----------     -----------

         Provision for income taxes        $   833,200     $   702,535
                                           ===========     ===========

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 2003 and 2002:

                                                          2003          2002
                                                       ----------    ----------

         Income tax at federal statutory rate          $  762,856    $  647,879
         State income tax, net of federal tax benefit      84,808        54,210
         Tax exempt interest income                       (20,549)      (17,406)
         ESOP expense differences                          15,200         9,880
         Other                                             (9,115)        7,972
                                                       ----------    ----------

         Provision for income taxes                    $  833,200    $  702,535
                                                       ==========    ==========

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE K - INCOME TAXES (Continued)

Deferred tax assets and liabilities arising from temporary differences at June 30, 2003 and 2002 are summarized as follows:

                                                    2003          2002
                                                 ----------    ----------
         Deferred tax assets relating to:
            Deferred compensation                $   89,098    $   87,924
            Allowance for loan losses               567,160       400,632
            Unrealized securities losses             19,220        17,700
            Amortization of intangibles             141,413       108,392
                                                 ----------    ----------

            Total deferred tax assets               816,891       614,648
                                                 ----------    ----------

         Deferred tax liabilities relating to:
            Premises and equipment                  (43,776)      (40,815)
            FHLB stock dividends                    (50,200)      (77,438)
                                                 ----------    ----------

            Total deferred tax liabilities          (93,976)     (118,253)
                                                 ----------    ----------

            Net deferred tax asset               $  722,915    $  496,395
                                                 ==========    ==========

Retained earnings at June 30, 2003 includes approximately $1.7 million for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.


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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted assets (as defined) and of tangible capital to adjusted assets. Management believes, as of June 30, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2003, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category. The Company's and the Bank's actual capital amounts and ratios as of June 30, 2003 and 2002 are presented in the following table.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE L - REGULATORY MATTERS (Continued)

                                                                                            Minimum To Be Well
                                                                    Minimum                 Capitalized Under
                                                                  For Capital                Prompt Corrective
                                      Actual                      Requirement                Action Provisions
                           ---------------------------   ---------------------------   ----------------------------
                              Amount          Ratio         Amount          Ratio          Amount          Ratio
                           ------------   ------------   ------------   ------------   -------------   ------------
                                                            (Dollars in Thousands)
June 30, 2003:
Total Risk Weighted
   Capital to Risk
   Weighted Assets:
     Consolidated          $     25,915       29.22%     $      2,073        8.00%      $        N/A          N/A
     Sentry                      24,632       27.97%            1,971        8.00%             2,463       10.00%

Tier 1 Capital to Risk
   Weighted Assets:
     Consolidated                24,810       27.98%            3,547        4.00%               N/A          N/A
     Sentry                      23,527       26.72%            3,522        4.00%             5,283        6.00%

Tier 1 Capital to
  Adjusted Total Assets:
     Consolidated                24,810       17.46%            5,684        4.00%               N/A          N/A
     Sentry                      23,527       16.72%            5,629        4.00%             7,037        5.00%

Tangible Capital to
  Adjusted Total Assets:
     Consolidated                24,810       17.46%            2,131        1.50%               N/A          N/A
     Sentry                      23,527       16.72%            2,111        1.50%               N/A          N/A

June 30, 2002:
Total Risk Weighted
   Capital to Risk
   Weighted Assets:
     Consolidated          $     25,161       28.81%     $      6,987        8.00%      $        N/A          N/A
     Sentry                      23,509       26.92%            6,987        8.00%             8,734       10.00%

Tier 1 Capital to Risk
   Weighted Assets:
     Consolidated                24,095       27.59%            3,494        4.00%               N/A          N/A
     Sentry                      22,443       25.69%            3,494        4.00%             5,241        6.00%

Tier 1 Capital to
  Adjusted Total Assets:
     Consolidated                24,095       19.56%            4,928        4.00%               N/A          N/A
     Sentry                      22,443       18.22%            4,928        4.00%             6,159        5.00%

Tangible Capital to
  Adjusted Total Assets:
     Consolidated                24,095       19.56%            1,848        1.50%               N/A          N/A
     Sentry                      22,443       18.22%            1,848        1.50%               N/A          N/A

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


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

A summary of the approximate contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 2003 is as follows:

         Financial instruments whose contract amounts represent credit risk:
           Commitments to extend credit                                        $7,024,585
           Undisbursed construction loans in process                            2,906,840
           Lines of credit                                                      3,968,024
           Letters of credit                                                      150,000


NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Bank has implemented SFAS No. 107, Disclosures About Fair Value of Financial Instruments, which requires disclosure of the estimated fair values of the Bank's financial instruments whether or not recognized in the balance sheet, where it is practical to estimate that value. Such instruments include cash, interest-earning balances, federal funds sold, investment securities, loans, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, advances from Federal Home Loan Bank, and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash on hand and in banks, interest-earning balances in other banks, and federal funds sold

            The carrying amounts for these approximate fair value because of the short maturities of those instruments.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


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

         Deposit Liabilities

           The fair value of savings deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities.

         Advances from Federal Home Loan Bank

           The fair value of these advances is based upon discounting future cash flows using current rates at which borrowings of similar maturity could be obtained.

         Financial Instruments with Off-Balance Sheet Risk

           With regard to financial instruments with off-balance sheet risk discussed in Note M, it is not practicable to estimate the fair value of future financing commitments.

          Accrued Interest and Advance Payments by Borrowers for Property Taxes and Insurance

           The carrying amounts of these items approximate fair values.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The carrying amounts and estimated fair values of the Bank's financial instruments, none of which are held for trading purposes, are as follows at June 30, 2003 and 2002:

                                                      2003                          2002
                                           ---------------------------   ---------------------------
                                             Carrying      Estimated       Carrying      Estimated
                                              amount       fair value       amount       fair value
                                           ------------   ------------   ------------   ------------
   Financial assets:
     Cash, interest-earning balances,
        federal funds sold                 $  8,911,219   $  8,911,219   $  6,971,688   $  6,971,688
     Investment securities                   18,514,337     18,670,508      5,329,456      5,395,055
     Loans receivable                       107,954,228    111,875,290    109,610,613    111,911,000
     Loans held for sale                      2,056,139      2,056,139      3,071,542      3,071,542
     Accrued interest receivable                792,399        792,399        882,518        882,518
     Stock in Federal Home Loan Bank
        of Atlanta                              674,600        674,600      1,000,000      1,000,000
   Financial liabilities:
     Deposits                               108,812,261    110,273,000     88,089,651     88,621,000
     Advances from Federal Home
        Loan Bank                             8,000,000      8,733,000     17,000,000     16,634,000
     Accrued interest payable                    96,042         96,042         91,169         91,169
     Advance payments by borrowers
        for property taxes and insurance        107,798        107,798         90,521         90,521


NOTE O - PLAN OF CONVERSION

On July 14, 1997, the Board of Directors of the Bank adopted a Plan of Holding Company Conversion whereby the Bank converted from a federally-charted mutual savings and loan association to a federally-chartered stock savings association (the "Bank") and became a wholly-owned subsidiary of Great Pee Dee Bancorp, Inc. (the "Company" or "Holding Company"), a holding company formed in connection with the conversion. On December 31, 1997, the Bank completed its conversion from a federally-chartered mutual savings and loan association to a federally-chartered stock savings association. The conversion occurred through the sale of 2,182,125 shares of common stock ($.01 par value) of Great Pee Dee Bancorp, Inc. Total proceeds of $21,821,250 were reduced by conversion expenses of $746,869. Great Pee Dee Bancorp, Inc. paid $10,550,000 to the Bank in exchange for the common stock of the Bank issued in the conversion and retained the balance of the net conversion proceeds. The transaction was recorded as an "as-if" pooling with assets and liabilities recorded at historical cost.


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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE P - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of Great Pee Dee Bancorp, Inc. as of and for the years ended June 30, 2003 and 2002:


                   Condensed Statements of Financial Condition

                                                                2003            2002
                                                            ------------    ------------
         Assets:
           Cash on hand and in banks                        $    761,550    $    183,182
           Investment securities, available for sale             449,380         452,200
           Note receivable from subsidiary                            --         875,191
           Investment in subsidiaries                         24,794,761      23,951,689
           Accrued interest receivable                            16,794          48,099
           Other assets                                           92,860          86,726
                                                            ------------    ------------

           Total assets                                     $ 26,115,345    $ 25,597,087
                                                            ============    ============

         Liabilities:
           Other liabilities                                $     72,076    $     28,553
                                                            ------------    ------------

         Stockholders' equity:
           Common stock                                           22,246          22,246
           Additional paid-in capital                         21,911,185      21,965,524
           ESOP loan receivable and unearned compensation     (1,082,623)     (1,211,761)
           Retained earnings                                  10,942,704      10,417,256
           Accumulated other comprehensive loss                  (31,400)        (30,100)
           Treasury stock                                     (5,718,843)     (5,594,631)
                                                            ------------    ------------
                                                              26,043,269      25,568,534

           Total liabilities and stockholders' equity       $ 26,115,345    $ 25,597,087
                                                            ============    ============

                       Condensed Statements of Operations
                       Years Ended June 30, 2003 and 2002

                                                                2003            2002
                                                            ------------    ------------
         Equity in earnings of subsidiaries                 $  1,337,320    $  1,205,788
         Interest and other income                               291,851         144,592
         Operating expenses                                     (181,378)       (143,392)
         Income taxes                                            (37,300)         (4,400)
                                                            ------------    ------------

         Net income                                         $  1,410,493    $  1,202,588
                                                            ============    ============

                                      -41

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002
================================================================================


NOTE P - PARENT COMPANY FINANCIAL DATA (Continued)

                        Condensed Statement of Cash Flows
                       Years Ended June 30, 2003 and 2002

                                                        2003           2002
                                                     -----------    -----------

Cash flows from operating activities:
    Net income                                       $ 1,410,493    $ 1,202,588
    Adjustments to reconcile net income to net cash
       provided (used) by operating activities:
         Equity in income of subsidiary               (1,348,286)    (1,195,035)
         Other                                            70,214         (8,785)
                                                     -----------    -----------

Net cash provided (used) by operating activities         132,421         (1,232)
                                                     -----------    -----------

Cash flows from investing activities:
    Collection of note receivable from subsidiary        875,191         56,550
    Collection of loan to ESOP                           185,321        116,696
    Increase in investment in subsidiary                (100,306)       (58,506)
    Cash dividends received from subsidiary              623,000      1,000,000
                                                     -----------    -----------

Net cash provided by investing activities              1,583,206      1,114,740
                                                     -----------    -----------

Cash flows from financing activities:
    Purchase of treasury stock                          (356,549)      (183,381)
    Proceeds from option exercise                        104,335             --
    Cash dividends paid                                 (885,045)      (764,212)
                                                     -----------    -----------

Net cash used by financing activities                 (1,137,259)      (947,593)
                                                     -----------    -----------

Net increase in cash and cash equivalents                578,368        165,915

Cash and cash equivalents, beginning                     183,182         17,267
                                                     -----------    -----------

Cash and cash equivalents, ending                    $   761,550    $   183,182
                                                     ===========    ===========

                           GREAT PEE DEE BANCORP, INC.
                          GENERAL CORPORATE INFORMATION
================================================================================

                               Executive Officers

                             James C. Crawford, III
                                    Chairman

Herbert W. Watts                                             Johnnie L. Craft
President and CEO                                        Secretary and Treasurer

                                    Directors

Robert M. Bennett, Jr.         William R. Butler         James C. Crawford, III - Chairman
   Vice President            Owner, P & H Pharmacy   President and COO, B.C. Moore & Sons, Inc.
 Bennett Motor Co.

   Henry P. Duvall, IV           H. Malloy Evans                John S. Long
Retired Corporate Executive       President/CEO               President and COO
                                Cheraw Yarn Mills            Sentry Bank & Trust

     Herbert W. Watts                                    Cornelius B. Young
     President and CEO                               Retired Corporate Executive
Great Pee Dee Bancorp, Inc.

    Stock Transfer Agent                       Market for Common Stock

Registrar and Transfer Company          The Company's stock began trading on
      10 Commerce Drive                 December 31, 1997. There are 1,763,615
  Cranford, New Jersey 07016            shares of common stock outstanding which
                                        were held by approximately 349
     Special Legal Counsel              stockholders of record (excluding shares
                                        held in street name) on June 30, 2003.
  Luse Gorman Pomerenk & Schick         The Company's common stock is quoted on
5335 Wisconsin Ave. N.W., Suite 400     the NASDAQ National market under the
    Washington, DC  20015               symbol "PEDE". The following table
                                        reflects the stock trading and dividend
    Independent Auditors                payment frequency of the Company for the
                                        years ended June 30, 2003 and 2002,
      Dixon Odom PLLC                   giving effect to the 10% stock dividend
      408 Summit Drive                  in October 2001.
     Sanford, NC 27330

                                      ============================================================
                                                                     Stock Price
     Office Locations                                            -------------------    Dividend
                                                                  High         Low      per share
       Main Office                                               -------     -------    ---------
    515 Market Street                   For the year ended
    Cheraw, SC 29520                     June 30, 2003:
                                           First quarter........ $ 13.30     $ 12.01     $  .125
      Branch Office                        Second quarter.......   12.22       12.23        .140
  452 Second Loop Road                     Third quarter........   15.50       13.70        .140
   Florence, SC 29505                      Fourth quarter.......   15.18       14.00        .140

                                        For the year ended
                                         June 30, 2002:
                                           First quarter........ $ 10.30     $  9.63     $  .100
                                           Second quarter.......   12.61        9.78        .114
                                           Third quarter........   12.25       11.54        .125
                                           Fourth quarter.......   13.02       12.11        .125
                                      ============================================================

       Annual Meeting                                   Form 10-KSB

The annual meeting of stockholders      A copy of Form 10-KSB as filed with the
of Great Pee Dee Bancorp, Inc. will     Securities and Exchange Commission will
be held at 2:00 pm. on October 15,      be furnished without charge to the
2003 at the Matheson Memorial           Company's stockholders for the Company's
Library, Huger Street, Cheraw, SC.      most recent fiscal year upon written
                                        request to Herbert W. Watts, President,
                                        Great Pee Dee Bancorp, Inc., 515 Market
                                        Street, Cheraw, SC 29520.

                                      -43-