Form 10KSB, Exhibit 13
period 2004-06-30
GREAT PEE DEE BANCORP INC
filed 2004-09-28
CIK 1046587

Exhibit 13

GREAT PEE DEE BANCORP, INC.

2004 ANNUAL REPORT

Great Pee Dee Bancorp, Inc. and Subsidiary

REPORT TO SHAREHOLDERS

To Our Shareholders:

The fiscal year ending June 30, 2004, was a period of continued growth for Great Pee Dee Bancorp, Inc., highlighted by the opening of a new headquarters building, increases in deposits and lending activity, and broadening of financial services for both individual and commercial customers.

The corporation moved into its new home office at 901 Chesterfield Highway in Cheraw in February 2004. The new office is strategically located in Cheraw’s main commercial growth corridor and provides expanded customer services as well as enhanced support for all corporate operations. The previous headquarters at 515 Market Street in Cheraw was remodeled and now serves as a branch office for the corporation’s bank subsidiary, Sentry Bank and Trust, providing convenient access for the bank’s downtown business and residential customers. The opening of the new home office, which included a significant expansion of staff and services, generated increased personnel and occupancy expenses which are already being offset by increased business generated through this full-service operation.

Net income was $1.2 million for the year ending June 30, 2004. Total assets grew by $13 million, to $156 million. While total deposits remained stable, there has been a shift of approximately $1 million from certificates of deposit to demand accounts compared to the previous year.

Total loans increased by $6.4 million, or 5.9%, to $115.8 million. Commercial real estate loans increased from $20.6 million to $23.9 million. Commercial non-mortgage loans also grew, from $6 million to $9.2 million. This commercial activity supports long-term economic growth in the communities we serve. Secondary market growth continued, with $18.2 million in loans sold during the fiscal year. Loans and deposits through the Florence office also remained strong, with deposits currently totaling $48.4 million and loans totaling $37.1 million.

Sentry’s comprehensive investment services growth, part of the corporation’s long-term growth strategy, has created a true “one-stop” option for individual and corporate customers. The investment unit offers pension plan services, individual brokerage services, asset management and financial planning.

Liquid assets increased by more than $4 million, to $31.7 million, with total shareholders’ equity remaining essentially unchanged at $26.1 million. A total of $1.1 million was paid out in dividends this year at $0.605 per share compared to $0.545, or $885,000, during the previous fiscal year. The regular quarterly dividend increased to $.155 per share beginning with the first quarter of the current fiscal year.

The Board of Directors continues to implement strategies for increasing shareholder value, including continued business development, payment of regular and special dividends and repurchases of common stock.

The Board, management and staff of Great Pee Dee Bancorp, Inc. wish to thank you for your confidence and loyalty as demonstrated by your investment in the corporation.

Sincerely,

/s/ Herbert W. Watts
Herbert W. Watts
President and Chief Executive Officer

Great Pee Dee Bancorp, Inc. and Subsidiary

Selected Consolidated Financial and Other Data

	At or for the year ended June 30,
	2004	2003	2002	2001
	(Dollars in thousands except per share data)
Financial Condition Data:
Total assets	$156,355	$143,326	$131,034	$115,997
Investments (1)	31,633	26,602	12,146	10,154
Loans receivable, net	114,292	107,954	109,611	97,804
Loans held for sale	1,310	2,056	3,072	3,431
Deposits	108,945	108,812	88,090	77,624
Borrowings	21,000	8,000	17,000	12,800
Stockholders’ equity	26,051	26,043	25,569	25,130
Operating Data:
Interest income	8,312	8,426	8,637	7,905
Interest expense	3,131	3,367	3,724	4,477

Net interest income	5,181	5,059	4,913	3,428
Provision for loan losses	375	400	500	45

Net interest income after provision for loan losses	4,806	4,659	4,413	3,383
Non-interest income	1,274	1,080	826	723
Non-interest expense	4,105	3,496	3,334	2,771

Income before income taxes	1,975	2,243	1,905	1,335
Income tax expense	727	833	703	488

Net income	$1,248	$1,410	$1,202	$847

Per Common Share Data:(2)
Net income, basic	$0.74	$0.87	$0.74	$0.51
Net income, diluted	0.73	0.85	0.73	0.51
Regular cash dividends	0.605	0.545	0.464	0.391
Dividend payment ratio	81.76%	62.64%	62.70%	76.67%
Selected Other Data:
Number of:
Outstanding loans	3,152	3,435	3,455	2,944
Deposit accounts	6,180	5,793	6,262	7,061
Full-service offices	3	2	2	2
Return on average assets	0.81%	1.01%	0.98%	0.78%
Return on average equity	4.80%	5.49%	4.74%	3.34%
Average equity to average assets	16.94%	18.32%	20.58%	23.48%
Interest rate spread	3.11%	3.24%	3.52%	2.23%
Net yield on average interest-earning assets	3.55%	3.79%	4.18%	3.33%
Average interest-earning assets to average interest-bearing liabilities	120.57%	121.96%	120.78%	125.41%
Ratio of non-interest expense to average total assets	2.81%	2.49%	2.71%	2.57%
Non-performing assets to total assets	1.70%	1.60%	0.86%	0.52%
Allowance for loan losses to non-performing loans at period end	71.09%	62.88%	98.79%	100.35%

(1)	Includes interest-earning deposits, federal funds sold, Federal Home Loan Bank stock and investment securities.

(2)	Retroactively reflects the effects of a 10% stock dividend in fiscal 2002.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Management’s discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of Great Pee Dee Bancorp, Inc. and Subsidiary. It should be read in conjunction with the audited consolidated financial statements and accompanying notes included in this report and the supplemental financial data appearing throughout this discussion and analysis.

Description of Business

Great Pee Dee Bancorp, Inc. (“Great Pee Dee”) was incorporated under the laws of the State of Delaware for the purpose of becoming the savings and loan holding company of Sentry Bank & Trust (the “Bank” or “Sentry”), formerly First Federal Savings and Loan Association of Cheraw, in connection with Sentry’s conversion from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association (the “Conversion”). A subscription and community offering of Great Pee Dee’s common stock closed on December 31, 1997, at which time Great Pee Dee commenced operations and used one half of the net proceeds received to acquire all of the outstanding common stock of the Bank.

Great Pee Dee has no operations and conducts no business of its own other than owning its one subsidiary, investing its liquid assets, and lending funds to the Great Pee Dee Bancorp, Inc. Employee Stock Ownership Plan (the “ESOP”) which was formed in connection with the Conversion. Sentry’s three full service banking offices are located in Cheraw and Florence, South Carolina. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank’s primary market area of Chesterfield, Marlboro and Florence Counties, South Carolina, as well as other types of loans. On June 30, 2004, approximately 85% of the Bank’s total loans were composed of real estate loans.

On July 1, 2003, Great Pee Dee transferred all assets of its wholly-owned subsidiary, Sentry Investment Services, Inc., to Sentry. Sentry Investment Services employs three licensed securities representatives and for the year ended June 30, 2004, generated gross fee income of $145,428.

Great Pee Dee’s principal sources of revenue are earnings on its investments, interest earned from the loan to the ESOP, and dividends paid by Sentry to Great Pee Dee, if any. Revenues of Sentry are derived primarily from interest on loans. Sentry also receives interest income from its investment securities and interest-earning deposit balances and various types of non-interest income. The major expenses of Sentry are interest on deposits and general and administrative expenses such as personnel costs, occupancy, and data processing. Sentry’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Great Pee Dee and its subsidiary are collectively referred to herein as the “Company.”

Asset/Liability and Interest Rate Risk Management

The Company’s asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond the Company’s control, such as market interest rates and competition, may also have an impact on the Company’s interest income and interest expense.

In the absence of other factors, the yield or return associated with the Company’s earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and, conversely, interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time and, conversely, interest expense will decrease when interest rates decrease.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Interest Rate Gap Analysis. As a part of its interest rate risk management policy, the Company calculates an interest rate “gap.” Interest rate “gap” analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The “gap” is the difference between the amounts of such assets and liabilities that are subject to repricing. A “negative” gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a lower decrease in the yield of its assets relative to the cost of its liabilities and its income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and such institution’s net interest income generally would be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a “positive gap.”

	Terms to Repricing at June 30, 2004
	1 Year or Less	More Than 1 Year to 3 Years	More Than 3 Years to 5 Years	More Than 5 Years	Total
	(Dollars in thousands)
INTEREST-EARNING ASSETS:
Loans receivable:
Real estate loans:
Adjustable rate	$33,153	$1,882	$8,274	$783	$44,092
Fixed rate	3,597	3,032	10,200	38,777	55,606
Other loans	4,258	3,991	3,528	4,619	16,396
Loans held for sale	1,310	—	—	—	1,310
Interest-earning balances in other banks	656	—	—	—	656
Federal funds sold	2,005	—	—	—	2,005
Investment securities available for sale	755	2,900	3,750	21,590	28,995
Stock in FHLB of Atlanta(1)	—	—	—	1,124	1,124

Total interest-earning assets	$45,734	$11,805	$25,752	$66,893	$150,184

INTEREST-BEARING LIABILITIES:
Deposit accounts:
Demand	$38,456	$—	$—	$—	$38,456
Time over $100,000	20,035	8,776	—	—	28,811
Other time	24,205	9,060	1,425	175	34,865
Borrowings	3,000	—	10,000	8,000	21,000

Total interest-bearing liabilities	$85,696	$17,836	$11,425	$8,175	$123,132

INTEREST SENSITIVITY GAP PER PERIOD	$(39,962)	$(6,031)	$14,327	$58,718	$27,052
CUMULATIVE INTEREST SENSITIVITY GAP	$(39,962)	$(45,993)	$(31,666)	$27,052	$27,052
CUMULATIVE GAP AS A PERCENTAGE OF TOTAL INTEREST-EARNING ASSETS	(26.61%)	(30.62%)	(21.08%)	18.01%	18.01%
CUMULATIVE RATIO OF INTEREST-EARNING ASSETS TO INTEREST-BEARING LIABILITIES	53.37%	55.58%	72.45%	121.97%	121.97%

(1)	Non-marketable equity security; substantially all required to be maintained and assumed to mature in periods greater than 10 years.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

The preceding table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2004 which is projected to reprice or mature in each of the future time periods shown. Except for the FHLB stock, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts and money market deposit accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments that will be received throughout the lives of the loans. The interest rate sensitivity of the Company’s assets and liabilities illustrated in the preceding table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

The Company’s one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 2004, was a negative 26.61%. At June 30, 2004, the Company’s three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 30.62% and a negative 21.08%, respectively.

Net Portfolio Value Analysis. In addition to the interest rate gap analysis discussed above, management monitors the Bank’s interest rate sensitivity through the use of a model which estimates the change in net portfolio value (NPV) in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. The model estimates the effect on Sentry’s NPV of instantaneous and permanent 100 to 300 basis point changes in market interest rates.

The following table presents information regarding possible changes in the Sentry’s NPV as of June 30, 2004, based on information provided by the Office of Thrift Supervision’s Risk Management Division:

	Net portfolio value
Change in interest rates in basis points (rate shock)	Amount	Change in amount	Percentage change
	(Dollars in thousands)
Up 300 basis points	$20,618	$(8,451)	(29%)
Up 200 basis points	23,786	(5,283)	(18%)
Up 100 basis points	26,657	(2,412)	(8%)
Static (Includes certain unrecorded deposit intangibles)	29,069	—	—
Down 100 basis points	30,493	1,424	5%

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates. The table set forth above indicates that in the event of a 200 basis point increase in interest rates, Sentry would be expected to experience an (18%) decrease in NPV. Because of the overall low levels of interest rates, the analysis provided at June 30, 2004 did not include the effects of downward adjustments exceeding 100 basis points.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

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

Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities (“interest rate spread”) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities (“net earning balance”). The following table sets forth information relating to average balances of the Company’s assets and liabilities for the years ended June 30, 2004 and 2003. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Non-accruing loans were included in the computation of average balances.

	Year Ended June 30, 2004			Year Ended June 30, 2003
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning balances	$1,803	$27	1.50%	$9,752	$141	1.45%
Investments	30,113	1,057	3.51%	10,839	429	3.96%
Loans	114,182	7,228	6.33%	113,048	7,856	6.95%

Total interest-earning assets	146,098	8,312	5.69%	133,639	8,426	6.31%

Other assets	7,427			6,719

Total assets	$153,525			$140,358

Interest-bearing liabilities:
Deposits	$102,948	2,563	2.49%	$97,459	2,976	3.05%
Borrowings	18,222	568	3.12%	12,115	392	3.24%

Total interest-bearing liabilities	121,170	3,131	2.58%	109,574	3,368	3.07%

Non-interest bearing deposit	5,860			4,640
Other liabilities	492			426
Stockholders’ equity	26,003			25,718

Total liabilities and stockholders’ equity	$153,525			$140,358

Net interest income and interest rate spread		$5,181	3.11%		$5,058	3.24%

Net yield on average interest-earning assets			3.55%			3.79%

Ratio of average interest-earning assets to average interest-bearing liabilities	120.57%			121.96%

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

	Year Ended June 30, 2004 vs. 2003
	Increase (Decrease) Due To
	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Interest-earning balances	$(117)	$3	$(114)
Investments	720	(92)	628
Loans	75	(703)	(628)

Total interest income	678	(792)	(114)

Interest expense:
Deposits	164	(577)	(413)
Borrowings	194	(18)	176

Total interest expense	358	(595)	(237)

Net interest income	$320	$(197)	$123

Comparison of Financial Condition at June 30, 2004 and 2003

The Company’s total assets increased by $13.1 million during the year ended June 30, 2004, from $143.3 million at June 30, 2003, to $156.4 million at June 30, 2004. Funding for this growth was provided principally from borrowings from the Federal Home Loan Bank of Atlanta.

The increase in total assets was reflected principally as growth in liquid assets and loans. Liquid assets, consisting of cash on hand and in other banks, federal funds sold, and investment securities increased from $27.4 million to $31.7 million. Loans increased $6.3 million from $108 million at previous year end to $114.3 million at June 30, 2004. The overall makeup of the loan portfolio is essentially unchanged, with real estate loans representing 85% and 87% at the respective year ends. However, commercial real estate loans increased from $20.6 million to $23.9 million during the year, while commercial non-mortgage loans increased from $6.0 million to $9.12 million. Premises and equipment increased by $1.9 million, due to the completion of Sentry Bank & Trust’s new home office in Cheraw.

Although total deposits remained unchanged, there was a shift from certificate of deposits to demand accounts, with demand accounts picking up $1 million since last year end.

During the year ended June 30, 2004, total stockholders’ equity did not change significantly, as approximately $1.1 million of the $1.2 million in net income for 2004 was paid out in dividends. This represents $0.605 per share compared with $0.545 per share for the previous year end. The Company’s

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

board of directors increased the regular quarterly dividend to $0.155 per share beginning with the first quarter of the current fiscal year. At June 30, 2004 the Bank continued to exceed all applicable regulatory capital requirements.

Comparison of Results of Operations for the Years Ended June 30, 2004 and 2003

Net Income. Net income for the year ended June 30, 2004 was $1.2 million, or diluted net income per share of $0.73, as compared with net income of $1.4 million, or $0.85 per diluted share, for the year ended June 30, 2003.

Net Interest Income. Net interest income for the year ended June 30, 2004 was $5.2 million as compared with $5.1 million during the year ended June 30, 2003, an increase of $122,000. The Company’s interest rate spread decreased from 3.24% for the year ended June 30, 2003 to 3.11% for the year ended June 30, 2004, largely as a result of the sustained trend of lower interest rates for most of the 2004 fiscal year. This downward trend in rates resulted in a significant decrease in our ARM loan portfolio yields due to a lagging re-pricing index feature. The weighted average yield on interest-earning assets decreased by 62 basis points while the weighted average cost of interest-bearing liabilities decreased by 49 basis points. The Company’s net yield on average interest-earnings assets decreased from 3.79% for fiscal 2003 to 3.55% for fiscal 2004.

Provision for Loan Losses. The provision for loan losses was $375,000 for the year ended June 30, 2004 and $400,000 for the year ended June 30, 2003. The allowance for loan losses as a percentage of total loans has increased from 0.93% at June 30, 2002, to 1.29% at June 30, 2003, and then to 1.32% at June 30, 2004. There were net loan charge-offs of $259,000 during fiscal 2004 as compared to $51,000 for fiscal 2003. At June 30, 2004, non-accrual loans, substantially all of which management considers to be well collateralized, aggregated $2.2 million, compared to $2.3 million at June 30, 2003. Allowance for loan losses stood at $1.5 million at the fiscal 2004 year end, an increase of $116,000 over the previous year end.

Non-Interest Income. Non-interest income increased $194,000 from $1.1 million in fiscal 2003 to $1.3 million in fiscal 2004. Service fees and charges increased by $84,000 to $678,000, principally as a result of an increase in checking accounts during the fiscal year. Income from the Company’s brokerage services increased significantly, from $75,000 to $145,000 for the years ended June 30, 2003 and 2004, respectively. Also included in non-interest income is a gain on the sale of available for sale investments of $159,000 for the year ended June 30, 2004, while no gains were recognized for the year ending June 30, 2003.

Non-Interest Expenses. Non-interest expenses increased to $4.1 million for the year ended June 30, 2004, as compared with $3.5 million for the year ended June 30, 2003, an increase of $610,000. Personnel and occupancy costs increased by $524,000 and $114,000 respectively, principally reflecting costs incurred in connection with the staffing and opening of the new home office facility. Amortization of intangibles decreased $56,000 during fiscal year 2004 due to the completed amortization in 2003 of the non-compete payment made in connection with the acquisition of the Florence branch in 2000. Other non-interest expenses decreased $35,000 during the year ended June 30, 2004.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Asset Quality

The Company considers asset quality to be of primary importance, and employs a formal internal loan review process to ensure adherence to the Lending Policy as approved by the Board of Directors. An ongoing systematic evaluation process serves as the basis for determining, on a monthly basis, the allowance for loan losses and any resulting provision to be charged against earnings. Consideration is given to historical loan loss experience, current delinquency levels, adverse situations that may affect the borrower’s ability to repay, the value and adequacy of collateral, economic conditions in the Company’s market area, and other factors. For loans determined to be impaired, the allowance is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses represents Management’s estimate of the appropriate level of reserve to provide for probable losses inherent in the loan portfolio.

The Company’s policy regarding past due loans normally requires a prompt charge-off to the allowance for loan losses following timely collection efforts and a thorough review. Further efforts are then pursued through various means available. Loans carried in a non-accrual status are generally collateralized, and probable future losses are considered in the determination of the allowance for loan losses.

Non-performing Assets

The following table sets forth, at the dates indicated, information with respect to the Company’s non-accrual loans, restructured loans, total non-performing loans (non-accrual loans plus restructured loans), and total non-performing assets.

	June 30, 2004	June 30, 2003
	(Dollars in thousands)
Non-accrual loans	$2,155	$2,252
Restructured loans	—	—

Total non-performing loans	2,155	2,252
Real estate owned	510	36

Total non-performing assets	$2,665	$2,288

Accruing loans past due 90 days or more	$—	$—
Allowance for loan losses	1,532	1,416
Non-performing loans to period end loans	1.86%	2.06%
Allowance for loan losses to period end loans	1.32%	1.29%
Allowance for loan losses to non-performing loans	71.09%	62.88%
Non-performing assets to total assets	1.70%	1.60%

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

The Company’s consolidated financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on loans, except for loans accounted for on a non-accrual basis. Loans are placed on a non-accrual basis when there are serious doubts about the collectibility of principal or interest. Generally, the Company’s policy is to place a loan on non-accrual status when the loan becomes past due 90 days. Loans are also placed on non-accrual status in cases where it is uncertain as to whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on non-accrual loans generally are applied first to principal and then to interest only after all past due principal has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal have been granted due to the borrower’s weakened financial condition. Interest is accrued on restructured loans at the restructured rates when it is anticipated that no loss of original principal will occur. Real estate owned consists of foreclosed, repossessed and idled properties.

Analysis of Allowance for Loan Losses

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance for loan losses is increased by provisions charged to operations and by recoveries of amounts previously charged off, and reduced by loans charged off. The Company evaluates the adequacy of the allowance monthly. In addition, on a monthly basis the board of directors reviews the loan portfolio, conducts an evaluation of credit quality and reviews the computation of the loan loss provision, recommending changes as may be required. In evaluating the adequacy of the allowance, the Company considers historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value and adequacy of collateral, prevailing economic conditions in the Company’s market area and other relevant factors. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Company to make additions for estimated losses based upon judgments different from those of Management.

The Company follows a loan review program designed to evaluate the credit risk in the loan portfolio. Through this loan review process, the Company maintains an internally classified watch list that helps Management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, Management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss and reserves are allocated based on Management’s judgment and historical experience.

Loans classified as “substandard” are those loans with clear and defined weaknesses such as unfavorable financial ratios, uncertain repayment sources or poor financial condition that may jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some losses if the deficiencies are not corrected. A reserve of 15% is generally allocated to these loans. Loans classified as “doubtful” are those loans that have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable. A reserve of 50% is generally allocated to loans classified as doubtful. Loans classified as “loss” are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be achieved in the future. As a practical matter, when loans are identified as loss they are charged off against the allowance for loan losses. In

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

addition to the above classification categories, we also categorize loans based upon loan type, assigning an allowance allocation based upon each category.

The allowance for loan losses represents Management’s estimate of the appropriate level of reserve to provide for probable losses inherent in the loan portfolio in the normal course of business. The Company makes specific allowances that are allocated to certain individual loans and pools of loans based on risk characteristics, as discussed above. In addition to the allocated portion of the allowance for loan losses, the Company maintains an unallocated portion that is not assigned to any specific category of loans. This unallocated portion is intended to reserve for the inherent risk in the portfolio and the intrinsic inaccuracies associated with the estimation of the allowance for loan losses and its allocation to specific loan categories. While Management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Management believes the Company has established the allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing the portfolio, will not require an increase in the allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect the Company’s financial condition and results of operations.

Liquidity and Capital Resources

During the year ended June 30, 2004, Great Pee Dee paid total cash dividends of $0.605 per share. Although Great Pee Dee anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

Maintaining adequate liquidity while managing interest rate risk is the primary goal of Great Pee Dee’s asset and liability management strategy. Liquidity is the ability to fund the needs of the Bank’s borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposits and income from operations are the main sources of liquidity. The Bank’s primary uses of liquidity are to fund loans and to make investments.

As of June 30, 2004, liquid assets (cash, interest-earning deposits, federal funds sold and marketable investment securities) were approximately $31.7 million, which represents 29.1% of deposits. At that date, outstanding loan commitments were $8.1 million, the undisbursed portion of construction loans was $1.7 million and undrawn lines of credit totaled $3.8 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations. Supplementing these liquidity sources, the Company has available lines of credit from various correspondent banks to purchase federal funds on a short-term basis of approximately $7.0 million. The Company also has the ability to borrow up to $46.0 million from the Federal Home Loan Bank of Atlanta. As of June 30, 2004, $21.0 million was borrowed from FHLB.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Under federal capital regulations, Sentry must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Sentry’s financial statements. At June 30, 2004 and 2003, Sentry exceeded all such requirements.

The Bank is restricted in its ability to pay dividends and to make distributions. A significant source of Great Pee Dee’s funds is dividends received from the Bank. In fiscal 2004, the amount of dividends that can be paid by the Bank without prior approval from regulators is an amount that should be adequate to cover Great Pee Dee’s cash requirements.

Management is not aware of any known trends, events, uncertainties or current recommendations by regulatory authorities that will have, or that are reasonably likely to have, a material effect on the Company’s liquidity, capital resources, or other operations.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires the Company to make estimates and judgments regarding uncertainties that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates which are based upon historical experience and on other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Company’s significant accounting policies are described in Note A to the consolidated financial statements. The Company considers the following accounting policies to be most critical in their potential effect on its financial position or results of operations:

Allowance for Loan Losses

The most critical estimate concerns the Company’s allowance for loan losses. The Company records provisions for loan losses based upon the historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value and adequacy of collateral, prevailing economic conditions in the Company’s market area, and other relevant factors. The Company’s methodology for assessing the allowance for loan losses consists of two key components, which are a specific allowance for identified problem or impaired loans and a formula allowance for the remainder of the portfolio.

Identified problem and impaired loans are measured for impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. The adequacy of the allowance is also reviewed by management based upon conditions identified above. Although management believes it has established and maintained the allowance for loan losses at appropriate levels, future adjustments may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Interest Income Recognition

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

Off-Balance Sheet Arrangements

Information about the Bank’s off-balance sheet risk exposure is presented in Note L to the accompanying financial statements. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as special purpose entities (SPEs), which generally are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of June 30, 2004, we are not involved in any unconsolidated SPE transactions.

Recent Accounting Pronouncements

See Note A to the financial statements for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

Forward-looking Statements

This annual report contains statements which constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology, such as “may,” “will,” “expect,” “anticipate,” “estimate,” or “continue,” or the negative other variations of those terms or other comparable terminology. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described in the statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment and tax laws, significant underperformance or loan losses in our portfolio of outstanding loans, and competition in our markets.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

Great Pee Dee Bancorp, Inc.

Cheraw, South Carolina

We have audited the accompanying consolidated statements of financial condition of Great Pee Dee Bancorp, Inc. and subsidiary as of June 30, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Pee Dee Bancorp, Inc. and Subsidiary as of June 30, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Asheville, North Carolina

July 16, 2004

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

June 30, 2004 and 2003

	2004	2003
ASSETS
Cash on hand and in banks	$1,217,385	$1,497,504
Interest-earning balances in other banks	656,539	3,580,237
Federal funds sold	2,005,142	3,833,478

Cash and cash equivalents	3,879,066	8,911,219
Investment securities available for sale, at fair value (Note B)	27,846,829	449,380
Investment securities held to maturity, at amortized cost, at fair value of $18,221,128 (Note B)	—	18,064,957
Loans (Note C)	115,824,085	109,369,814
Allowance for loan losses	(1,531,874)	(1,415,586)

NET LOANS	114,292,211	107,954,228
Loans held for sale	1,310,420	2,056,139
Accrued interest receivable	578,436	792,399
Restricted stock, at cost	1,124,300	674,600
Premises and equipment, net (Note D)	4,276,087	2,340,328
Real estate acquired in settlement of loans	509,551	35,664
Intangible assets (Note E)	1,048,210	1,233,210
Other assets (Note J)	1,490,223	813,540

TOTAL ASSETS	$156,355,333	$143,325,664

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts (Note F)	$108,945,242	$108,812,261
Advances from Federal Home Loan Bank (Note G)	21,000,000	8,000,000
Accrued interest payable	90,586	96,042
Advance payments by borrowers for property taxes and insurance	117,197	107,798
Accrued expenses and other liabilities	151,204	266,294

TOTAL LIABILITIES	130,304,229	117,282,395

COMMITMENTS AND CONTINGENCIES (Note L)
STOCKHOLDERS’ EQUITY (Notes H, I and K)
Preferred stock, no par value, 400,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 3,600,000 shares authorized; 2,224,617 shares issued	22,246	22,246
Additional paid-in capital	21,982,899	21,911,185
Unearned compensation (Note H)	(1,058,586)	(1,082,623)
Retained earnings, substantially restricted	11,162,369	10,942,704
Accumulated other comprehensive loss	(723,400)	(31,400)
Common stock in treasury, at cost (412,833 and 461,002 shares, respectively)	(5,334,424)	(5,718,843)

TOTAL STOCKHOLDERS’ EQUITY	26,051,104	26,043,269

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$156,355,333	$143,325,664

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended June 30, 2004 and 2003

	2004	2003
INTEREST INCOME
Loans	$7,228,207	$7,856,139
Investments	1,056,365	429,051
Deposits in other banks and federal funds sold	27,388	141,163

TOTAL INTEREST INCOME	8,311,960	8,426,353

INTEREST EXPENSE
Deposits (Note F)	2,562,773	2,975,735
Advances from Federal Home Loan Bank	567,860	391,673

TOTAL INTEREST EXPENSE	3,130,633	3,367,408

NET INTEREST INCOME	5,181,327	5,058,945
PROVISION FOR LOAN LOSSES (Note C)	375,000	400,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,806,327	4,658,945

NON-INTEREST INCOME
Service fees and charges	678,428	594,042
Mortgage operations	229,985	222,989
Brokerage operations	145,428	74,763
Gain on sale of investment securities	159,216	—
Other	61,216	188,267

TOTAL NON-INTEREST INCOME	1,274,273	1,080,061

NON-INTEREST EXPENSES
Personnel costs	2,085,693	1,562,083
Occupancy	434,106	319,891
Data processing	285,846	222,332
Amortization of intangibles	185,000	240,580
Other	1,114,684	1,150,427

TOTAL NON-INTEREST EXPENSES	4,105,329	3,495,313

INCOME BEFORE INCOME TAXES	1,975,271	2,243,693
INCOME TAXES (Note J)	726,812	833,200

NET INCOME	$1,248,459	$1,410,493

EARNINGS PER COMMON SHARE (Note A)
Basic	$.74	$.87

Diluted	$.73	$.85

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (Note A)
Basic	1,676,447	1,622,917
Diluted	1,717,815	1,660,104

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended June 30, 2004 and 2003

	Shares of common stock		Par value of Additional		Unearned compensation	Retained earnings	Accumulated other comprehensive loss	Treasury stock	Total stockholders’ equity
	Issued	In treasury	of common stock	paid-in Issued
Balance at June 30, 2002	2,224,617	459,005	$22,246	$21,965,524	$(1,211,761)	$10,417,256	$(30,100)	$(5,594,631)	$25,568,534
Comprehensive income:
Net income	—	—	—	—	—	1,410,493	—	—	1,410,493
Change in accumulated other comprehensive loss, net	—	—	—	—	—	—	(1,300)	—	(1,300)

Total comprehensive income									1,409,193

Purchase of treasury stock	—	28,110	—	—	—	—	—	(356,548)	(356,548)
Exercise of stock options	—	(70,256)	—	(762,739)	—	—	—	867,073	104,334
Shares traded to exercise options	—	46,409	—	662,758	—	—	—	(662,758)	—
Shares issued to ESOP	—	(1,066)	—	2,588	—	—	—	13,135	15,723
Shares issued to RRP	—	(1,200)	—	3,054	(17,940)	—	—	14,886	—
RRP shares earned	—	—	—	—	17,480	—	—	—	17,480
Release of ESOP shares	—	—	—	40,000	129,598	—	—	—	169,598
Cash dividends paid ($0.545 per share)	—	—	—	—	—	(885,045)	—	—	(885,045)

Balance at June 30, 2003	2,224,617	461,002	22,246	21,911,185	(1,082,623)	10,942,704	(31,400)	(5,718,843)	26,043,269
Comprehensive income:
Net income	—	—	—	—	—	1,248,459	—	—	1,248,459
Change in accumulated other comprehensive loss, net	—	—	—	—	—	—	(692,000)	—	(692,000)

Total comprehensive income								—	556,459

Purchase of treasury stock	—	5,700	—	—	—	—	—	(96,732)	(96,732)
Exercise of stock options	—	(88,208)	—	(921,956)	—	—	—	1,120,517	198,561
Shares traded to exercise options	—	46,112	—	790,144	—	—	—	(790,144)	—
Shares issued to incentive plan	—	(9,000)	—	37,157	(153,450)	—	—	116,293	—
RRP and incentive shares earned	—	—	—	—	48,705	—	—	—	48,705
Release of ESOP shares	—	—	—	93,703	128,782	—	—	—	222,485
Shares issued to deferred compensation plan	—	(2,773)	—	6,666	—	—	—	34,485	41,151
Tax benefit of stock option exercise	—	—	—	66,000	—	—	—	—	66,000
Cash dividends paid ($0.605 per share)	—	—	—	—	—	(1,028,794)	—	—	(1,028,794)

Balance at June 30, 2004	2,224,617	412,833	$22,246	$21,982,899	$(1,058,586)	$11,162,369	$(723,400)	$(5,334,424)	$26,051,104

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,248,459	$1,410,493
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	235,093	183,042
Amortization	185,000	240,580
Provision for loan losses	375,000	400,000
(Gain) loss on sale of foreclosed real estate	(27,678)	712
(Gain) on sale of investment securities	(159,216)	—
Deferred income taxes	34,269	(225,000)
Stock issued for deferred compensation	41,151	—
ESOP contribution expense	222,485	185,321
Vesting of deferred recognition and retention and incentive plans	48,705	17,480
Change in assets and liabilities:
Decrease in accrued interest receivable	213,963	90,119
Decrease in loans held for sale, net	745,719	1,015,403
(Increase) decrease in other assets	(239,240)	(57,072)
Increase (decrease) in accrued interest payable	(5,456)	4,873
Increase (decrease) in accrued expenses and other liabilities	(115,090)	72,340

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,803,164	3,338,291

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of held to maturity investment securities	(14,111,941)	(22,726,937)
Proceeds from maturities and calls of held to maturity investment securities	4,195,999	9,537,753
Purchase of available for sale investments	(13,857,938)	—
Proceeds from maturities, calls and sales of available for sale investment securities	13,502,892	—
Purchase of restricted stock	(549,700)	—
Redemption of restricted stock	100,000	325,400
Net (increase) decrease in loans	(7,159,192)	1,336,791
Purchase of premises and equipment	(2,170,852)	(496,541)
Proceeds from sale of real estate acquired in settlement of loans	—	22,146

NET CASH USED BY INVESTING ACTIVITIES	(20,050,732)	(12,001,388)

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2004 and 2003

	2004	2003
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand accounts	$972,409	$10,686,047
Net increase (decrease) in certificates of deposit	(839,428)	10,036,563
Increase in advance payments by borrowers for taxes and insurance	9,399	17,277
Net increase (decrease) in advances from Federal Home Loan Bank	13,000,000	(9,000,000)
Purchase of treasury stock	(96,732)	(356,548)
Proceeds from exercise of stock options	198,561	104,334
Cash dividends paid	(1,028,794)	(885,045)

NET CASH PROVIDED BY FINANCING ACTIVITIES	12,215,415	10,602,628

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,032,153)	1,939,531
CASH AND CASH EQUIVALENTS, BEGINNING	8,911,219	6,971,688

CASH AND CASH EQUIVALENTS, ENDING	$3,879,066	$8,911,219

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$3,136,089	$3,362,535

Income taxes	$899,892	$1,038,500

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Loans receivable transferred to real estate acquired in settlement of loans	$836,013	$191,257

Loans receivable originated in the financing of foreclosed real estate sold	$393,436	$182,411

Net unrealized loss on investment securities available for sale, net of deferred income tax benefit	$(692,000)	$(1,300)

Transfer of investments held to maturity to investments available for sale	$27,969,879	$—

Tax benefit from exercise of non-qualified stock options	$66,000	$—

See accompanying notes.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations

On December 31, 1997, pursuant to a Plan of Conversion which was approved by its members and regulators, Sentry Bank & Trust (“Sentry” or the “Bank”), formerly First Federal Savings and Loan Association of Cheraw, converted from a federally chartered mutual savings and loan association to a federally-chartered stock savings association (the “Conversion”) and became a wholly-owned subsidiary of Great Pee Dee Bancorp, Inc. (“Great Pee Dee” or “Parent”). Great Pee Dee was formed to acquire all of the common stock of Sentry Bank & Trust upon its conversion to stock form. Great Pee Dee has no operations and conducts no business on its own other than owning its subsidiary, investing in liquid assets and lending funds to the Employee Stock Ownership Plan (the “ESOP”) which was formed in connection with the Conversion. The consolidated entity is hereafter referred to as the “Company.”

Nature of Business

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

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Parent and its subsidiaries, together referred to as the “Company.” All significant inter-company transactions and balances are eliminated in consolidation.

The accounting and reporting policies of Sentry follow accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a summary of the more significant accounting policies.

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates (Continued)

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

A majority of the Bank’s loan portfolio consists of single-family residential loans in its market area. The regional economy is currently stable and consists of various types of industry. Real estate prices in this market are also stable; however, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio is susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, future adjustments to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize adjustments to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for loan losses and foreclosed real estate may change materially in the near term.

Investment Securities

Available-for-sale securities are reported at fair value and consist of bonds and notes not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in income as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

During 2004, the Bank transferred its investment portfolio from held-to-maturity to available-for-sale. The transfer was at fair value with the mark to market adjustment being recorded as an amount, net of the income tax effect, in accumulated other comprehensive income.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable

Loans receivable are stated at unpaid balances less the allowance for loan losses and net deferred loan fees.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on non-accrual status.

Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on impaired loans are applied as a reduction of the loan principal balance. Interest income on other non-accrual loans is recognized only to the extent of interest payments received.

The Bank accounts for impaired loans in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 114, Accounting by Creditors for Impairment of a Loan, amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized using the cash basis method of accounting during the time within that period in which the loans were impaired.

Allowance for Loan Losses

The Bank provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in management’s judgment, deserve current recognition in estimating probable losses. Such factors considered by management include the market value of the underlying collateral, delinquency trends, and prevailing economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

Premises and Equipment

Land is carried at cost. Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets.

Expenditures for maintenance and repairs are charged to expense as incurred, while those for improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts, and any resulting gains or losses are credited or charged to income.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restricted Stock

Investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) are required by law of every member. This investment is carried at cost since redemption of this stock has historically been at par. No ready market exists for the stock and it has no quoted market value.

Real Estate Acquired In Settlement of Loans

Real estate acquired in settlement of loans is carried at the lower of cost or fair value less estimated costs to dispose. Generally accepted accounting principles define fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent write downs are provided by a charge to income through the allowance for losses on other real estate in the period in which the need arises.

Intangible Assets

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations entered into after June 30, 2001 is accounted for under the purchase method. SFAS No. 142 requires that goodwill and all intangible assets of indefinite life be periodically (at least annually) evaluated for impairment, with any resulting impairment loss being charged against income. Also, under SFAS No. 142, goodwill resulting from any business combination accounted for in accordance with SFAS No. 141 will not be amortized, and the amortization of goodwill related to business combinations entered into prior to July 1, 2001 will be discontinued. Substantially all of the Company’s intangible assets were recorded in connection with its purchase in March of 2000 of a branch office in Florence, South Carolina, and is accounted for in accordance with SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, as amended by SFAS No. 147, Acquisition of Certain Financial Institutions. As a result, none of those intangible assets constitutes goodwill that must cease to be amortized under the provisions of SFAS No. 142. Accordingly, the Company’s adoption of SFAS No. 142 on July 1, 2001 did not significantly affect its consolidated financial statements.

In connection with the March 2000 acquisition of a branch office in Florence, South Carolina, the Company recorded for $250,000 a non-compete agreement and recorded deposit-related intangible assets of $1,850,000. The non-compete agreement has been fully amortized. The deposit-related intangible assets are being amortized using the straight-line method over ten years.

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities result in deferred tax assets, applicable accounting standards require an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in Note J. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

Stock Compensation Plans

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages but does not require that companies record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. All of the Company’s stock options have no intrinsic value at grant date and, consequently, no compensation cost is recognized for them.

An employer that continues to apply the intrinsic value accounting method rather than the fair value based method must disclose certain pro forma information. Under the fair value based method, compensation cost is measured at the grant date of the option based on the value of the award and is recognized over the service period, which is usually the vesting period. As required by SFAS No. 123, disclosures are presented below for the effect on the net income and net income per share for the years ended June 30, 2004 and 2003 that would result from the use of the fair value based method to measure compensation cost related to stock option grants. The effects of applying the provisions of SFAS No. 123 are not necessarily indicative of future effects.

	2004	2003
	(Amounts in thousands, except per share data)
Net income:
As reported	$1,248	$1,410
Deduct: Total stock-based employee compensation expenses determined under fair value method for all amounts, net of related tax effects	(78)	(86)

Pro forma	$1,170	$1,324

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plans (Continued)

	2004	2003
	(Amounts in thousands, except per share data)
Basic net income per share:
As reported	$.74	$.87
Pro forma	.70	.82
Diluted net income per share:
As reported	$.73	$.85
Pro forma	.68	.80

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

Earnings per common share have been computed based on the following:

	Years Ended June 30,
	2004	2003
Average number of common shares outstanding used to calculate basic earnings per common share	1,676,447	1,622,917
Effect of dilutive options	41,368	37,187

Average number of common shares outstanding used to calculate diluted earnings per common share	1,717,815	1,660,104

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholder’s equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income (Continued)

The components of other comprehensive income and related tax effects are as follows:

	2004	2003
Unrealized holding losses on available-for-sale securities	$(989,106)	$(2,820)
Reclassification adjustment for gains realized in income	(159,216)	—

Net unrealized losses	(1,148,322)	(2,820)
Tax effect	456,322	1,520

Net of tax amount	$(692,000)	$(1,300)

Recent Accounting Pronouncements

FAS 149

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities (Statement 149). Statement 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, Statement 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an “underlying” to conform it to language used in FIN 45 and amends certain other existing pronouncements. Statement 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, with some exceptions, all provisions of Statement 149 should be applied prospectively. The adoption of Statement 149 did not have an impact on these consolidated financial statements.

FAS 150

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified by the Company after May 31, 2003, and is effective at the beginning of the first interim period beginning after June 15, 2003. However, the FASB has deferred indefinitely the classification and measurement provisions as they related to certain mandatory redeemable non-controlling interests. The adoption of Statement 150 did not have an impact on these consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

FIN 46

In January 2003, the FASB issued FASB Interpretation No. (FIN) 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. FIN 46R is effective for public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than special-purpose entities is required for periods ending after December 15, 2004. The Company does not have any variable interest entities and does not expect these interpretations to have an impact on its consolidated financial statements.

EITF 03-01

In March 2004, the Emerging Issues Task Force (“EITF”) released EITF Issue 03-01, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. The Issue provides guidance for evaluating whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. The disclosure guidance is effective for years ending after December 15, 2003. The recognition and measurement guidance for other-than-temporary impairment is applicable for reporting periods beginning after June 15, 2004. The adoption of Issue 03-1 did not result in any other-than-temporary impairment.

SAB 105

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments (“SAB 105”). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (“IRLC”), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133. Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The adoption of SAB 105 did not have a material impact on the consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

	June 30, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
Trust preferred securities	$484,167	$—	$18,317	$465,850
U. S. government and agency securities	6,300,000	—	103,281	6,196,719
Municipal securities	1,090,543	11,184	32,538	1,069,189
Mortgage-backed securities	21,120,451	—	1,005,380	20,115,071

	$28,995,167	$11,184	$1,159,516	$27,846,829

	June 30, 2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
Trust preferred securities	$500,000	$—	$50,620	$449,380

Securities held to maturity:
U. S. government and agency Securities	$8,100,000	$75,938	$—	$8,175,938
Municipal securities	948,603	8,500	—	957,103
FHLMC mortgage-backed securities	9,016,354	71,733	—	9,088,087

	$18,064,957	$156,171	$—	$18,221,128

The amortized cost and fair values of debt securities available for sale at June 30, 2004 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available-for-Sale
	Amortized cost	Fair value
Due after one year through five years	$7,404,711	$7,265,005
Due after five years through ten years	11,613,297	11,142,194
Due after ten years	9,977,152	9,439,629

	$28,995,160	$27,846,828

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE B - INVESTMENT SECURITIES (Continued)

The fair value of securities with unrealized losses at June 30, 2004, is as follows:

	Less than 12 Months		More than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government and Agency	$5,196,719	$103,281	$—	$—
Mortgage backed securities	20,111,964	1,005,380	—	—
Municipals	790,568	32,538	—	—
Trust preferred securities	295,994	11,637	93,320	6,680

Total	$26,395,245	$1,152,836	$93,320	$6,680

Management of the Company believes all unrealized losses as of June 30, 2004 represent temporary impairment. The unrealized losses have resulted from temporary changes in the interest rate market and not as a result of credit deterioration.

Proceeds from sales of available-for-sale securities during the years ended June 30, 2004 were $9,847,424 that resulted in gross realized gains of $211,193 and gross realized losses of $51,977. No sales occurred for the year ended June 30, 2003. Securities with a carrying value of $1,380,007 and $2,213,087 and a fair value of $1,153,820 and $2,222,112 at June 30, 2004 and 2003, respectively, were pledged to secure public monies on deposit as required by law.

During 2004, the Company transferred its remaining held-to-maturity securities to available for sale.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

	2004	2003
Type of loan:
Real estate loans:
One-to-four family residential	$62,719,515	$63,844,999
Commercial	23,898,103	20,624,945
Construction	3,101,992	2,318,385
Home improvement loans	8,197,324	8,236,049

Total real estate loans	97,916,934	95,024,378

Other loans:
Commercial	9,167,032	6,015,355
Consumer	8,673,328	7,659,024
Loans secured by deposits	238,190	872,594

Total other loans	18,078,550	14,546,973

Subtotal	115,995,484	109,571,351
Less:
Deferred loan origination fees, net of costs	171,399	201,537

Total loans	$115,824,085	$109,369,814

The allowance for loan losses is summarized as follows:

	2004	2003
Balance at beginning of year	$1,415,586	$1,066,143
Provision for loan losses	375,000	400,000
Charge-offs	(287,418)	(52,557)
Recoveries	28,706	2,000

Balance at end of year	$1,531,874	$1,415,586

At June 30, 2004 and 2003, the recorded investment in loans considered impaired in accordance with SFAS No. 114 totaled $2.2 million and $2.3 million, respectively, with corresponding valuation allowances of $450,000 and $530,000, respectively. For the years ended June 30, 2004 and 2003, the average recorded investment in impaired loans was approximately $1.3 million and $1.7 million, respectively. Interest income that was foregone on impaired loans for the years ended June 30, 2004, and 2003 amounted to approximately $81,000 and $57,000, respectively.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

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

	2004	2003
Balance at beginning of year	$1,084,765	$583,508
Net borrowings during the year	358,523	501,257

Balance at end of year	$1,443,288	$1,084,765

NOTE D - PREMISES AND EQUIPMENT

Premises and equipment for the years ended on June 30 consist of the following:

	2004	2003
Land	$485,687	$485,687
Building and improvements	3,323,541	1,820,330
Furniture and equipment	1,655,859	988,218

	5,465,087	3,294,235
Accumulated depreciation	(1,189,000)	(953,907)

	$4,276,087	$2,340,328

Depreciation expense for the years ended June 30, 2004 and 2003 amounted to $235,093 and $183,042, respectively.

The Bank has a non-cancelable operating lease for the land on which its Florence branch is located. Future minimum rent commitments under this lease are as follows:

2005	$18,000
2006	18,000
2007	24,000
2008	24,000
2009	24,000
Thereafter	213,000

$321,000

The lease has an initial term of fifteen years with renewal options for two additional ten-year terms followed by one additional five-year term. Total rent expense for the years ended June 30, 2004 and 2003 was $18,000, respectively.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE E - INTANGIBLE ASSETS

The following is a summary of the gross carrying amount and accumulated amortization of amortized intangible assets as of June 30, 2004 and June 30, 2003:

	2004		2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Deposit intangibles related to branch acquisition	$1,850,000	$802,000	$1,850,000	$617,000

The following table presents the estimated amortization for intangible assets for each of the five fiscal years ending June 30, 2009 and the estimated amount amortizable thereafter. These estimates are subject to change in future periods to the extent management determines it is necessary to make adjustments to the carrying value or estimated useful lives of amortized intangible assets.

Estimated amortization expense
2005	$185,000
2006	185,000
2007	185,000
2008	185,000
2009	185,000
Thereafter	123,000

$1,048,000

NOTE F - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 2004 and 2003 follows:

	2004		2003
	Balance	Weighted avg. rate	Balance	Weighted avg. rate
Demand accounts:
Non-interest bearing	$6,810,812	—	$6,349,708	—
Savings	3,042,268	0.52%	2,969,022	0.75%
Money market and NOW	35,414,100	1.67%	34,976,041	1.66%

Total demand accounts	45,267,180	1.34%	44,294,771	1.36%
Certificates of deposit	63,678,062	2.35%	64,517,490	3.32%

Total deposit accounts	$108,945,242	1.67%	$108,812,261	2.52%

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE F - DEPOSIT ACCOUNTS (Continued)

A summary of certificate accounts by maturity as of June 30, 2004 follows:

	Less than $100,000	$100,000 or more	Total
One year or less	$24,205,817	$20,035,668	$44,241,485
More than one year to three years	9,059,931	8,776,115	17,836,046
More than three years to five years	1,424,973	—	1,424,973
More than five years	175,558	—	175,558

Total certificate accounts	$34,866,279	$28,811,783	$63,678,062

Interest expense on deposits for the years ended June 30 is summarized as follows:

	2004	2003
Savings accounts	$15,819	$35,581
Money market accounts and NOW	590,342	706,132
Certificates of deposit	1,957,134	2,236,282

	2,563,295	2,977,995
Penalties for early withdrawal	(522)	(2,260)

	$2,562,773	$2,975,735

NOTE G - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Atlanta, with weighted average interest rates, are as follows:

	At June 30,
	2004	2003
4.31% due on April 6, 2011	$5,000,000	$5,000,000
3.41% due on August 1, 2011	3,000,000	3,000,000
3.00% due on September 5, 2008	10,000,000	—
1.25% due on December 20, 2004	3,000,000	—

	$21,000,000	$8,000,000

At June 30, 2004, the Bank also had a $25 million available credit line from the Federal Home Loan Bank. All advances are secured by a blanket-floating lien on the Bank’s one-to-four family residential mortgage loans.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Recognition and Retention Plan

At the Company’s first annual meeting of stockholders held on January 7, 1999, the Company’s stockholders approved the 1998 Recognition and Retention Plan (the “RRP”). Under the RRP, 88,085 shares of common stock were reserved for issuance to key officers and directors. In fiscal year 2003, 1,200 shares were granted using treasury stock. The Company recognizes compensation costs over the vesting period of the RRP shares granted as shares are earned, resulting in the recognition costs of approximately $14,000 and $17,000 during the years ended June 30, 2004 and 2003, respectively. Within the Plan, 80,592 shares have been granted as of June 30, 2004.

Long Term Incentive Stock Benefit Plan

The 2003 Long Term Incentive Stock Benefit Plan was approved at the 2003 Annual Meeting and authorizes up to 88,388 shares of common stock to be granted in either stock options or stock awards. Nine thousand of these shares were granted as stock awards in this fiscal year leaving 79,388 shares that can be granted. The Company recognizes compensation costs over the vesting period of the shares granted as shares are earned, resulting in the recognition costs of approximately $35,000 during the year ended June 30, 2004.

Stock Option Plan

At the Company’s annual meeting, held on January 7, 1999, the stockholders approved the Great Pee Dee Bancorp, Inc. Stock Option Plan (the “SOP”). The SOP provides for the issuance to directors, officers and employees of the Bank options to purchase up to 242,233 shares of the Company’s common stock. Options granted to directors, executive officers, and employees vest over a three year period. All options will expire if not exercised within ten years from the date of grant.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Stock Option Plan (Continued)

A summary of activity under the SOP is as follows:

		Outstanding Options		Exercisable Options
	Shares available for Future Grants	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
At June 30, 2002	7,234	234,998	$11.01	202,330	$10.86
Shares received in cashless exercise	46,409	—	—	—	—
Options granted	(46,409)	46,409	12.25	—	—
Options vested	—	—	—	59,743	13.66
Options exercised	—	(70,256)	10.92	(70,256)	10.92

At June 30, 2003	7,234	211,151	11.76	191,817	11.71
Shares received in cashless exercise	46,112	—	—	—	—
Options granted	(46,112)	46,112	17.14	—	—
Options vested	—	—	—	55,780	16.29
Options exercised	—	(88,208)	11.21	(88,208)	11.21

At June 30, 2004	7,234	169,055	$13.51	159,389	$13.59

At June 30, 2004, options outstanding had a weighted-average remaining term of 4 years. Total options outstanding at June 30, 2004 included 58,998 options exercisable at a range of $9.55 to $10.91 per share, and 54,279 options exercisable at a range of $12.45 to $14.95 per share, and 46,112 options exercisable as a range of $15.40 to $18.00 per share. Exercisable options at June 30, 2003 included 136,242 options exercisable at a range of $9.55 to $10.91 per share, and 55,575 options exercisable at a range of $12.45 to $14.95 per share. No expense has been recognized in connection with the grant or exercise of these options. At June 30, 2004, authorized shares of common stock reserved for future grants of options totaled 7,234.

The fair value of options granted was estimated to be $2.10 for options granted in the year ended June 30, 2004 and $2.69 for options granted in the year ended June 30, 2003. These amounts were estimated on the date of grant using the Black-Scholes Option Pricing Model using the following assumptions for the years ended June 30, 2004 and 2003, respectively: a risk-free interest rate of 2.0% and 2.04%, a dividend yield of 3.3% and 3.54%, an expected life of 2 years and 6 years, and a volatility ratio of 26% and 35%.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employee Stock Ownership Plan

In the mutual to stock conversion, the Company’s Employee Stock Ownership Plan (the “ESOP”) purchased 174,570 shares of the common stock of Great Pee Dee sold in the public offering at a total cost of $1,745,700. The number of shares in the ESOP increased by approximately 17,000 as a result of the 10% stock dividend in fiscal year 2002. The ESOP executed a note payable to Great Pee Dee for the full price of the shares purchased. The note is to be repaid over ten years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. Dividends, if any, paid on shares held by the ESOP may be used to reduce the loan. Dividends paid on unallocated shares held by the ESOP are not reported as dividends in the consolidated financial statements. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the note. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 2004, the outstanding balance of the note is $927,131 and is included in unearned compensation as a reduction of stockholders’ equity.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of non vested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Expense of $222,485 and $185,321 has been incurred in connection with the ESOP during the years ended June 30, 2004 and 2003, respectively. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $94,000 and $40,000 which represents the difference between the fair market value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP for the years ended June 30, 2004 and 2003, respectively. The Bank has credited this amount to additional paid-in capital for the years then ended.

At June 30, 2004, 75,747 shares held by the ESOP have been released or committed to be released to the plan’s participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.7 million at June 30, 2004.

Employee Deferred Compensation Plan

The Bank has a deferred compensation plan for certain officers whereby the executive officers can make elective deferrals in lieu of receiving a portion of the salary to which they otherwise would be entitled. The Company may also elect to make discretionary contributions on behalf of certain officers. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying consolidated financial statements. Expenses for this plan for the years ended June 30, 2004 and 2003 were approximately $41,000 and $0, respectively. The expense in 2004 represents the fair value of 2,773 shares contributed to the deferred compensation plan.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Director’s Deferred Compensation Plan

On March 25, 2002, the board approved a deferred compensation plan for directors whereby members of the board may make elective deferrals in lieu of receiving a portion of the compensation to which they otherwise would be entitled. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying consolidated financial statements. Expenses for this plan totaled $30,000 and $39,000 for the years ended June 30, 2004 and 2003, respectively.

401(k) Retirement Plan

The Bank maintains for the benefit of its eligible employees a 401(k) plan. Under the plan, the Bank fully matches a participant’s elective contributions up to three percent of base compensation, and then matches fifty percent of a participant’s elective contributions in excess of three percent of base compensation up to five percent of base compensation. The only eligibility requirement is completion of one year’s full-time service. At June 30, 2004 and 2003, substantially all full-time employees are eligible and are covered by the plan. 401(k) contributions are funded when accrued. The total 401(k) retirement plan expense was $22,710 and $18,169 for the years ended June 30, 2004 and 2003, respectively.

NOTE I - STOCK REPURCHASES

The Company’s Board of Directors has adopted stock repurchase plans under which the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. Under such plans, the Company has repurchased a total of 708,794 shares of its common stock at an aggregate cost of $8.7 million. Treasury shares have been used for various purposes, including grants under the RRP, shares issued under the deferred compensation plan, shares issued in the form of a 10% stock dividend in fiscal 2002 and shares issued in connection with exercise of stock options. At June 30, 2004, 412,833 shares were held as treasury stock. Approximately 45,500 shares remain available for repurchase under the authorized repurchase amount.

NOTE J - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 2004 and 2003:

	2004	2003
Current tax expense:
Federal	$591,452	$898,700
State	101,091	159,500

	692,543	1,058,200

Deferred tax expense (benefit):
Federal	28,852	(194,000)
State	5,417	(31,000)

	34,269	(225,000)

Provision for income taxes	$726,812	$833,200

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE J - INCOME TAXES (Continued)

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 2004 and 2003:

	2004	2003
Income tax at federal statutory rate	$671,592	$762,856
State income tax, net of federal tax benefit	68,186	84,808
Tax exempt interest income	(11,357)	(20,549)
ESOP	(597)	15,200
Other	(1,012)	(9,115)

Provision for income taxes	$726,812	$833,200

Deferred tax assets and liabilities arising from temporary differences at June 30, 2004 and 2003 are summarized as follows:

	2004	2003
Deferred tax assets relating to:
Deferred compensation	$106,296	$89,098
Allowance for loan losses	581,499	567,160
Unrealized securities losses	424,932	19,220
Amortization of intangibles	158,340	141,413
Uncollected interest	30,972	—

Total deferred tax assets	1,302,039	816,891

Deferred tax liabilities relating to:
Premises and equipment	(151,352)	(43,776)
FHLB stock dividends	(51,630)	(50,200)

Total deferred tax liabilities	(202,982)	(93,976)

Net deferred tax asset	$1,099,057	$722,915

The net deferred tax asset is presented in other assets.

Retained earnings at June 30, 2004, includes approximately $1.7 million for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carry back of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE K - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted assets (as defined) and of tangible capital to adjusted assets. Management believes, as of June 30, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2004, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category. The Company’s and the Bank’s actual capital amounts and ratios as of June 30, 2004 and 2003 are presented in the following table.

	Actual		Minimum For Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
June 30, 2004:
Total Risk Weighted
Capital to Risk
Weighted Assets:
Consolidated	$26,971	26.65%	$8,097	8.00%	$	N/A	N/A
Sentry	23,508	23.52%	7,996	8.00%		9,995	10.00%
Tier 1 Capital to Risk
Weighted Assets:
Consolidated	$25,726	25.42%	$4,048	4.00%	$	N/A	N/A
Sentry	22,263	23.52%	3,998	4.00%		5,997	6.00%
Tier 1 Capital to
Adjusted Total Assets:
Consolidated	$25,726	16.19%	$6,356	4.00%	$	N/A	N/A
Sentry	22,263	14.33%	6,230	4.00%		7,767	5.00%
Tangible Capital to
Adjusted Total Assets:
Consolidated	$25,726	16.19%	$2,383	1.50%	$	N/A	N/A
Sentry	22,263	14.33%	2,330	1.50%		N/A	N/A

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE K - REGULATORY MATTERS (Continued)

	Actual		Minimum For Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
June 30, 2003:
Total Risk Weighted
Capital to Risk
Weighted Assets:
Consolidated	$25,915	29.22%	$7,094	8.00%	$	N/A	N/A
Sentry	24,632	27.97%	7,044	8.00%		8,805	10.00%
Tier 1 Capital to Risk
Weighted Assets:
Consolidated	$24,810	27.98%	$3,547	4.00%	$	N/A	N/A
Sentry	23,527	26.72%	3,522	4.00%		5,283	6.00%
Tier 1 Capital to
Adjusted Total Assets:
Consolidated	$24,810	17.46%	$5,684	4.00%	$	N/A	N/A
Sentry	23,527	16.72%	5,629	4.00%		7,037	5.00%
Tangible Capital to
Adjusted Total Assets:
Consolidated	$24,810	17.46%	$2,131	1.50%	$	N/A	N/A
Sentry	23,527	16.72%	2,111	1.50%		N/A	N/A

NOTE L - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

The Bank generally originates single-family residential loans within its primary lending area of Chesterfield County, Marlboro County, Florence County and surrounding counties. The Bank’s underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE L - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK (Continued)

A summary of the approximate contract amount of the Bank’s exposure to off-balance sheet risk as of June 30, 2004 is as follows:

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$8,131,000
Undisbursed construction loans in process	1,667,000
Lines of credit	3,768,000
Letters of credit	150,000

$13,716,000

At June 30, 2004, the Bank had loan commitments outstanding of approximately $9.8 million, including loans of approximately $4.7 million to be originated at fixed interest rates ranging from 5.0% to 9.0%. In management’s opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Bank has implemented SFAS No. 107, Disclosures About Fair Value of Financial Instruments, which requires disclosure of the estimated fair values of the Bank’s financial instruments whether or not recognized in the balance sheet, where it is practical to estimate that value. Such instruments include cash, interest-earning balances, federal funds sold, investment securities, loans, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, advances from Federal Home Loan Bank, and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

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

June 30, 2004 and 2003

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The carrying amounts and estimated fair values of the Bank’s financial instruments, none of which are held for trading purposes, are as follows at June 30, 2004 and 2003:

	2004		2003
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash, interest-earning balances, federal funds sold	$3,879,066	$3,879,066	$8,911,219	$8,911,219
Investment securities	27,846,829	27,846,829	18,514,337	18,670,508
Loans receivable	114,292,211	117,608,000	107,954,228	111,875,290
Loans held for sale	1,310,420	1,310,420	2,056,139	2,056,139
Accrued interest receivable	578,436	578,436	792,399	792,399
Restricted Stock	1,124,300	1,124,300	674,600	674,600
Financial liabilities
Deposits	108,945,242	110,218,803	108,812,261	110,273,000
Advances from Federal Home Loan Bank	21,000,000	20,013,000	8,000,000	8,733,000
Accrued interest payable	90,586	90,586	96,042	96,042
Advance payments by borrowers for property taxes and insurance	117,197	117,197	107,798	107,798

NOTE N - PLAN OF CONVERSION

On July 14, 1997, the Board of Directors of the Bank adopted a Plan of Conversion whereby the Bank converted from a federally-charted mutual savings and loan association to a federally-chartered stock savings association and became a wholly-owned subsidiary of Great Pee Dee, a holding company formed in connection with the conversion. On December 31, 1997, the Bank completed its conversion from a federally-chartered mutual savings and loan association to a federally-chartered stock savings association. The conversion occurred through the sale of 2,182,125 shares of common stock ($.01 par value) of Great Pee Dee. Total proceeds of $21,821,250 were reduced by conversion expenses of $746,869. Great Pee Dee paid $10,550,000 to the Bank in exchange for the common stock of the Bank issued in the conversion and retained the balance of the net conversion proceeds. The transaction was recorded as an “as-if” pooling with assets and liabilities recorded at historical cost.

At the time of conversion, the Bank established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final conversion prospectus. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after conversion. Only in the event of a complete liquidation will each eligible deposit account holder be entitled to receive a sub account balance for deposit accounts then held before any liquidation distribution may be made with respect to common stock. The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE O - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of Great Pee Dee as of and for the years ended June 30, 2004 and 2003:

Condensed Statements of Financial Condition

	2004	2003
Assets:
Cash on hand and in banks	$2,889,354	$761,550
Investment securities, available for sale	465,850	449,380
Investment in subsidiary	22,598,573	24,794,761
Accrued interest receivable	5,792	16,794
Other assets	205,993	92,860

Total assets	$26,165,562	$26,115,345

Liabilities:
Other liabilities	$114,458	$72,076

Stockholders’ equity:
Common stock	22,246	22,246
Additional paid-in capital	21,982,899	21,911,185
ESOP loan receivable and unearned compensation	(1,058,586)	(1,082,623)
Retained earnings	11,162,369	10,942,704
Accumulated other comprehensive loss	(723,400)	(31,400)
Treasury stock	(5,334,424)	(5,718,843)

	26,051,104	26,043,269

Total liabilities and stockholders’ equity	$26,165,562	$26,115,345

Condensed Statements of Operations

Years Ended June 30, 2004 and 2003

	2004	2003
Equity in undistributed earnings of subsidiaries	$1,365,589	$1,337,320
Interest and other income	132,454	291,851
Loss on sale of securities	(51,977)	—
Operating expenses	(232,795)	(181,378)
Income taxes	35,188	(37,300)

Net income	$1,248,459	$1,410,493

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE O - PARENT COMPANY FINANCIAL DATA (Continued)

Condensed Statements of Cash Flows

Years Ended June 30, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net income	$1,248,459	$1,410,493
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Equity in income of subsidiary	(1,365,589)	(1,348,286)
Other	63,910	70,214

Net cash provided (used) by operating activities	(53,220)	132,421

Cash flows from investing activities:
Purchase of securities available for sale	(387,500)	—
Proceeds from sale of securities available for sale	273,004	—
Collection of note receivable from subsidiary	—	875,191
Collection of loan to ESOP	222,485	185,321
Increase in investment in subsidiary	—	(100,306)
Cash dividends received from subsidiary	3,000,000	623,000

Net cash provided by investing activities	3,107,989	1,583,206

Cash flows from financing activities:
Purchase of treasury stock	(96,732)	(356,549)
Proceeds from option exercise	198,561	104,335
Cash dividends paid	(1,028,794)	(885,045)

Net cash used by financing activities	(926,965)	(1,137,259)

Net increase in cash and cash equivalents	2,127,804	578,368
Cash and cash equivalents, beginning	761,550	183,182

Cash and cash equivalents, ending	$2,889,354	$761,550

GREAT PEE DEE BANCORP, INC.

GENERAL CORPORATE INFORMATION

Executive Officers

James C. Crawford, III

Chairman

Herbert W. Watts

President and CEO

John S. Long	John M. Digby	Johnnie L. Craft
Executive Vice President	Chief Financial Officer and Treasurer	Secretary

Directors

Robert M. Bennett, Jr.	William R. Butler	James C. Crawford, III, Chairman
Vice President	Owner, P & H Pharmacy	President and COO, B.C. Moore & Sons Inc.,
Bennett Motor Co.

Henry P. Duvall, IV	H. Malloy Evans	John S. Long
Retired Corporate Executive	President/CEO	President and CEO
	Cheraw Yarn Mills	Sentry Bank & Trust

Herbert W. Watts		Cornelius B. Young
President and CEO		Retired Corporate Executive
Great Pee Dee Bancorp, Inc.

GREAT PEE DEE BANCORP, INC.

GENERAL CORPORATE INFORMATION

Stock Transfer Agent

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

Special Legal Counsel

Luse Gorman Pomerenk & Schick

5335 Wisconsin Ave. N.W., Suite 400

Washington, DC 20015

Independent Auditors

Dixon Hughes PLLC

500 Ridgefield Court

Asheville, NC 28806

Office Locations

Main Office

901 Chesterfield Highway

Cheraw, SC 29520

Branch Office

515 Market Street

Cheraw, SC 29520

Branch Office

452 Second Loop Road

Florence, SC 29505

Annual Meeting

The annual meeting of stockholders of Great Pee Dee Bancorp, Inc. will be held at 11:00 a.m. on October 14, 2004, at the Sentry Bank & Trust Main Office, 901 Chesterfield Highway, Cheraw, SC.

Market for Common Stock

The Company’s stock began trading on December 31, 1997. There are 1,811,784 shares of common stock outstanding which were held by approximately 354 stockholders of record (excluding shares held in street name) on June 30, 2004. The Company’s common stock is quoted on the NASDAQ National market under the symbol “PEDE”. The following table reflects the stock trading and dividend payment frequency of the Company for the years ended June 30, 2004 and 2003.

For the year ended

June 30, 2004

	Stock Price		Dividend per share
	High	Low
For the year ended June 30, 2004:
First quarter	$16.63	$14.35	$.140
Second quarter	18.06	16.49	.155
Third quarter	18.00	16.00	.155
Fourth quarter	16.59	15.16	.155
For the year ended June 30, 2003:
First quarter	$13.30	$12.01	$.125
Second quarter	15.22	12.23	.140
Third quarter	15.50	13.70	.140
Fourth quarter	15.18	14.00	.140

Form 10-KSB

A copy of Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to the Company’s stockholders for the Company’s most recent fiscal year upon written request to Herbert W. Watts, President, Great Pee Dee Bancorp, Inc., 901 Chesterfield Highway, Cheraw, SC, 29520.