Form 10KSB, Exhibit 13
period 2005-06-30
GREAT PEE DEE BANCORP INC
filed 2005-09-28
CIK 1046587

Exhibit 13

GREAT PEE DEE BANCORP, INC.

2005 ANNUAL REPORT

Great Pee Dee Bancorp, Inc. and Subsidiary

Great Pee Dee Bancorp, Inc. and Subsidiary

Report to Shareholders

Great Pee Dee Bancorp, Inc., experienced growth in assets, market share, loan volume and interest income during the fiscal year concluding June 30, 2005, as recent expansions continued to generate new business for the corporation.

Fiscal year 2004-2005 was the first full operating year for the corporation’s new home office facility and expanded support services infrastructure. Even with the increases in personnel and occupancy expenses inherent in such an expansion, this investment in facilities and staffing has already resulted in significant growth. While total net income is down slightly due to startup costs, total assets have grown and net interest income has increased.

The residential loan business has remained strong, with the Florence office originating a high volume of loans as the Florence real estate market continues to expand. The corporation has forged strong alliances with Realtors throughout the area, further contributing to our lending activity. Personnel in all three offices are involved in team-based business development training, resulting in increased sales of all types of financial products and services. The bank’s market share has increased in both the Cheraw and Florence markets.

Net income was $1,164,000 for the year ending June 30, 2005. Total assets grew by $39 million, or 25%, to $196 million. Total deposits increased by more than $28 million, or 25%. Actual net interest income increased by $236 thousand, even though the net interest margin declined during the year. The investment division was also very productive, with gross fee income up 46% to $212 thousand.

Total loans increased by $40 million, or 34%, to $156 million. Commercial loans increased from $33.1 million to $53.6 million. Secondary market activity was strong, with $11.6 million in loans sold during the 2004-05 fiscal year. The Florence office continued to be productive, with loans totaling $66 million and deposits totaling $54.4 million at that location.

Total shareholders’ equity was up $205,000 to $26,256,000. Dividends paid during 2004-05 totaled $1.1 million, at $.635 per share, compared to $1 million, or $.605 during the previous year. The regular quarterly dividend increased to $.16 per share beginning with the first quarter.

The Company is exploring the possibility of expanding operations in the growing Florence market. In addition, the Board of Directors continues to implement other strategies for increasing shareholder value, including continued business development, payment of regular and special dividends and repurchases of common stock.

In closing, it is with great appreciation and a deep sense of loss that the corporation notes the passing of Mr. Johnnie L. Craft on November 10, 2004. Mr. Craft served our organization and its predecessor, First Federal Savings and Loan Association, for many years as Secretary- Treasurer and was instrumental in much of the company’s growth.

The Board, management and staff of Great Pee Dee Bancorp, Inc., wish to thank you for your continued confidence and loyalty as demonstrated by your investment in the corporation.

Sincerely,

/s/ Herbert W. Watts
Herbert W. Watts
President and Chief Executive Officer

THIS PAGE INTENTIONALLY LEFT BLANK

Great Pee Dee Bancorp, Inc. and Subsidiary

Selected Consolidated Financial and Other Data

	At or for the year ended June 30,
	2005	2004	2003	2002	2001
	(Dollars in thousands except per share data)
Financial Condition Data:
Total assets	$195,746	$156,355	$143,326	$131,034	$115,997
Investments(1)	30,892	31,633	26,602	12,146	10,154
Loans receivable, net	154,131	114,292	107,954	109,611	97,804
Loans held for sale	1,116	1,310	2,056	3,072	3,431
Deposits	136,573	108,945	108,812	88,090	77,624
Borrowings	31,448	21,000	8,000	17,000	12,800
Stockholders’ equity	26,256	26,051	26,043	25,569	25,130

Operating Data:
Interest income	$9,371	$8,312	$8,426	$8,637	$7,905
Interest expense	3,954	3,131	3,367	3,724	4,477

Net interest income	5,417	5,181	5,059	4,913	3,428
Provision for loan losses	192	375	400	500	45

Net interest income after provision for loan losses	5,225	4,806	4,659	4,413	3,383
Non-interest income	1,316	1,274	1,080	826	723
Non-interest expense	4,723	4,105	3,496	3,334	2,771

Income before income taxes	1,818	1,975	2,243	1,905	1,335
Income tax expense	654	727	833	703	488

Net income	$1,164	$1,248	$1,410	$1,202	$847

Per Common Share Data:(2)
Net income, basic	$0.68	$0.74	$0.87	$0.74	$0.51
Net income, diluted	0.68	0.73	0.85	0.73	0.51
Regular cash dividends	0.635	0.605	0.545	0.464	0.391
Dividend payment ratio	93.38%	81.76%	62.64%	62.70%	76.67%

Selected Other Data:
Number of:
Outstanding loans	3,095	3,152	3,435	3,455	2,944
Deposit accounts	6,582	6,180	5,793	6,262	7,061
Full-service offices	3	3	2	2	2
Return on average assets	0.66%	0.81%	1.01%	0.98%	0.78%
Return on average equity	4.52%	4.80%	5.49%	4.74%	3.34%
Average equity to average assets	14.60%	16.94%	18.32%	20.58%	23.48%
Interest rate spread	2.85%	3.11%	3.24%	3.52%	2.23%
Net yield on average interest-earning assets	3.27%	3.55%	3.79%	4.18%	3.33%
Average interest-earning assets to average interest-bearing liabilities	117.69%	120.57%	121.96%	120.78%	125.41%
Ratio of non-interest expense to average total assets	2.67%	2.67%	2.49%	2.71%	2.57%
Non-performing assets to total assets	0.66%	1.70%	1.60%	0.86%	0.52%
Allowance for loan losses to non-performing loans at period end	144.03%	71.09%	62.88%	98.79%	100.35%

(1)	Includes interest-earning balances, federal funds sold, restricted stock and investment securities.
(2)	Retroactively reflects the effects of a 10% stock dividend in fiscal 2002.

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

Description of Business

Great Pee Dee Bancorp, Inc. (“Great Pee Dee”) was incorporated under the laws of the State of Delaware for the purpose of becoming the savings and loan holding company of Sentry Bank & Trust (the “Bank” or “Sentry”), formerly First Federal Savings and Loan Association of Cheraw, in connection with Sentry’s conversion from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association. A subscription and community offering of Great Pee Dee’s common stock closed on December 31, 1997, at which time Great Pee Dee commenced operations and used one half of the net proceeds received to acquire all of the outstanding common stock of the Bank.

Great Pee Dee has no operations and conducts no business of its own other than owning its one subsidiary, investing its liquid assets, and lending funds to the Great Pee Dee Bancorp, Inc. Employee Stock Ownership Plan (the “ESOP”) which was formed in connection with the Conversion. Sentry’s three full service banking offices are located in Cheraw and Florence, South Carolina. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank’s primary market area of Chesterfield, Marlboro and Florence Counties, South Carolina, as well as other types of loans. On June 30, 2005, approximately 83% of the Bank’s total loans were composed of real estate loans.

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

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

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

Interest Rate Gap Analysis. As a part of its interest rate risk management policy, the Company calculates an interest rate “gap.” Interest rate “gap” analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which re-price within a specific time period, either through maturity or rate adjustment. The “gap” is the difference between the amounts of such assets and liabilities that are subject to re-pricing. A “negative” gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise re-pricing within that period exceeds the amount of interest-earning assets maturing or otherwise re-pricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a lower decrease in the yield of its assets relative to the cost of its liabilities and its net interest income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and such institution’s net interest income generally would be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a “positive gap.”

	Terms to Re-pricing at June 30, 2005
	1 Year or Less	More Than 1 Year to 3 Years	More Than 3 Years to 5 Years	More Than 5 Years	Total
INTEREST-EARNING ASSETS:
Loans receivable:
Real estate loans:
Adjustable rate	$41,125,519	$12,197,301	$5,201,573	$271,603	$58,795,996
Fixed rate	8,190,740	8,584,804	13,032,942	52,700,937	82,509,423
Other loans	6,853,350	2,015,415	3,703,627	2,026,492	14,598,884
Loans held for sale	1,115,600	—	—	—	1,115,600
Interest-earning balances in other banks	432,266	—	—	—	432,266
Investment securities available for sale	—	9,575,000	3,285,845	16,234,034	29,094,879
Restricted stock(1)	—	—	—	1,680,787	1,680,787

Total interest-earning assets	$57,717,475	$32,372,520	$25,223,987	$72,913,853	$188,227,835

INTEREST-BEARING LIABILITIES:
Deposit accounts:
Demand	$35,692,233	$—	$—	$—	$35,692,233
Time over $100,000	30,039,078	22,371,247	1,474,477	—	53,884,802
Other time	24,404,976	14,036,957	1,055,176	157,300	39,654,409
Borrowings:
Short-term	8,448,000	—	—	—	8,448,000
Long-term	—	—	—	23,000,000	23,000,000

Total interest-bearing liabilities	$98,584,287	$36,408,204	$2,529,653	$23,157,300	$160,679,444

INTEREST SENSITIVITY GAP PER PERIOD	$(40,866,812)	$(4,035,684)	$22,694,334	$49,756,553	$27,548,391

CUMULATIVE INTEREST SENSITIVITY GAP	$(40,866,812)	$(44,902,496)	$(22,208,162)	$27,548,391	$27,548,391

CUMULATIVE GAP AS A PERCENTAGE OF TOTAL INTEREST-EARNING ASSETS	-21.71%	-23.86%	-11.80%	14.64%	14.64%

CUMULATIVE RATIO OF INTEREST-EARNING ASSETS TO INTEREST-BEARING LIABILITIES	58.55%	66.74%	83.85%	117.14%	117.14%

(1)	Non-marketable equity securities, primarily of the Federal Home Loan Bank of Atlanta; substantially all required to be maintained and assumed to mature in periods greater than 10 years.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

The preceding table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2005 which is projected to re-price or mature in each of the future time periods shown. Except for the restricted stock, the amounts of assets and liabilities shown which re-price or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts and money market deposit accounts are assumed to be subject to immediate re-pricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments that will be received throughout the lives of the loans. The interest rate sensitivity of the Company’s assets and liabilities illustrated in the preceding table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

The Company’s one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 2005, was -21.71%. At June 30, 2005, the Company’s three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were -11.80% and a 14.64%, respectively.

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

The following table presents information regarding possible changes in the Sentry’s NPV as of June 30, 2005, based on information provided by the Office of Thrift Supervision’s Risk Management Division:

	Net portfolio value
Change in interest rates in basis points (rate shock)	Amount	Change in amount	Percentage change
	(Dollars in thousands)
Up 300 basis points	$19,241	$(9,312)	-33%
Up 200 basis points	22,737	(5,816)	-20%
Up 100 basis points	25,742	(2,811)	-10%
Static (Includes certain unrecorded deposit intangibles)	28,553	—	—%
Down 100 basis points	30,587	2,034	7%

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates. The table set forth above indicates that in the event of a 200 basis point increase in interest rates, Sentry would be expected to experience a 20% decrease in NPV. Because of the overall low levels of interest rates, the analysis provided at June 30, 2005, did not include the effects of downward adjustments exceeding 100 basis points.

Certain shortcomings are inherent in the NPV method of analysis presented above. Although certain assets and liabilities may have similar maturities or periods within which they will re-price, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, adjustable-rate mortgages have interest rate caps which restrict changes in interest rates on a short-term basis and over the life of the assets. The proportion of adjustable-rate loans may be reduced during sustained periods of lower interest rates due to increased refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table above. Finally, the ability of many borrowers to service adjustable-rate debt may decrease in the event of a sustained interest rate increase.

Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities (“interest rate spread”) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities (“net earning balance”). The following table sets forth information relating to average balances of the Company’s assets and liabilities for the years ended June 30, 2005 and 2004. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Non-accruing loans were included in the computation of average balances.

	Year Ended June 30, 2005			Year Ended June 30, 2004
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning balances	$3,621	$86	2.38%	$1,803	$27	1.50%
Investments(1)	27,864	1,081	3.88%	30,113	1,057	3.51%
Loans(2)	134,018	8,204	6.12%	114,182	7,228	6.33%

Total interest-earning assets	165,503	9,371	5.66%	146,098	8,312	5.69%

Other assets	11,070			7,427

Total assets	$176,573			$153,525

Interest-bearing liabilities:
Deposits	$116,141	3,170	2.73%	$102,948	2,563	2.49%
Borrowings	24,482	784	3.20%	18,222	568	3.12%

Total interest-bearing liabilities	140,623	3,954	2.81%	121,170	3,131	2.58%

Non-interest bearing deposits	7,445			5,860
Other liabilities	2,733			492

Stockholders’ equity	25,772			26,003

Total liabilities and stockholders’ equity	$176,573			$153,525

Net interest income and interest rate spread		$5,417	2.85%		$5,181	3.11%

Net yield on average interest-earning assets			3.27%			3.55%

Ratio of average interest-earning assets to average interest-bearing liabilities	117.69%			120.57%

(1)	Tax-exempt income included in the above table is not presented on a tax-equivalent basis.
(2)	Loan fees included in interest income were immaterial.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) total change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

	Year Ended June 30, 2005 vs. 2004
	Increase (Decrease) Due To
	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Interest-earning balances	$35	$24	$59
Investments	(83)	107	24
Loans	1,236	(260)	976

Total interest income	1,188	(129)	1,059

Interest expense:
Deposits	344	263	607
Borrowings	198	18	216

Total interest expense	542	281	823

Net interest income (expense)	$646	$(410)	$236

Comparison of Financial Condition at June 30, 2005 and 2004

The Company’s total assets increased by $39.3 million during the year ended June 30, 2005 from $156.4 million at June 30, 2004 to $195.7 million at June 30, 2005. Funding for this growth was provided principally by an increase in deposits including brokered certificates of deposits, borrowings from the Federal Home Loan Bank of Atlanta and Federal Funds purchased.

The increase in total assets was reflected principally as growth in loans. Loans increased $39.9 million from $115.8 million at June 30, 2004 to $155.7 million at June 30, 2005. The overall makeup of the loan portfolio is still predominately made up of real estate loans. Commercial loans, including commercial real estate loans, increased from $33.1 million to $53.6 million during the year.

Total deposits increased by $28 million with $15.9 million coming from brokered certificates of deposits. Brokered certificates of deposits were used as an alternative funding source due to the highly competitive nature of the local deposit market.

During the year ended June 30, 2005, total stockholders’ equity did not change significantly, as approximately $1.1 million of the $1.2 million in net income for 2005 was paid out in dividends. This represents $0.635 per share compared with $0.605 per share for the previous year end. At June 30, 2005 the Bank continued to exceed all applicable regulatory capital requirements.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Comparison of Results of Operations for the Years Ended June 30, 2005 and 2004

Net Income. Net income for the year ended June 30, 2005, was $1.2 million, or diluted net income per share of $0.68, as compared with net income of $1.2 million, or $0.73 per diluted share, for the year ended June 30, 2004.

Net Interest Income. Net interest income for the year ended June 30, 2005 was $5.4 million as compared with $5.2 million during the year ended June 30, 2004, an increase of $236 thousand. The Company’s interest rate spread decreased from 3.11% for the year ended June 30, 2004, to 2.85% for the year ended June 30, 2005, as a result of the sustained trend of lower interest rates during the first part of the 2005 fiscal year. This downward trend in rates resulted in a significant decrease in our ARM loan portfolio yields due to a lagging re-pricing index feature. The weighted average yield on interest-earning assets decreased by three basis points. The recent increase in short term rates caused the weighted average cost of interest-bearing liabilities to increase by 23 basis points. The Company’s net yield on average interest-earnings assets decreased from 3.55% for fiscal 2004 to 3.27% for fiscal 2005.

Provision for Loan Losses. The provision for loan losses was $192 thousand compared with $375 thousand for the year ended June 30, 2004. Despite growth in loans receivable during the year ended June 30, 2005 of $40 million, the decrease in impaired loans from June 30, 2004 to 2005 of $1 million, reduced the necessary amount of allowance for loan losses when the changes were analyzed in our allowance for loan loss model (See “Analysis of Allowance for Loan Losses”). The decline of non-performing loans reflects an increase in our credit quality. The table under “Nonperforming Assets” outlines the decline of our nonperforming loans. The net charge-offs for the twelve-months ended June 30, 2005, were $131 thousand compared to the net charge-offs for the year ended June 30, 2004 of $259 thousand. The following table provides an analysis for loan losses for the twelve-months ended June 30, 2005 and 2004, respectively. Allowance for loan losses stood at $1.6 million at the fiscal 2005 year end. At June 30, 2005, non-accrual loans aggregated $1.1 million, compared to $2.1 million at June 30, 2004.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

The following table describes the change in analysis for loan losses for the years ended June 30, 2005 and 2004, respectfully.

	For the Year Ended June 30,
	2005	2004
	(Dollars in thousands)
Balance at the beginning of the period	$1,532	$1,416

Charge-offs:
Real estate mortgage	(49)	(205)
Installment loans to individuals	(121)	(85)

	(170)	(290)

Recoveries:
Real estate mortgage	23	28
Installment loans to individuals	16	3

	39	31

Net charge-offs	(131)	(259)

Provision for loan losses	192	375

Balance at end of period	$1,593	$1,532

Ratio of net charge-offs during the period to average loans outstanding during the period	0.10%	0.23%

Non-Interest Income. Non-interest income increased $42 thousand from $1.3 million in fiscal 2004 to $1.3 million in fiscal 2005. Service fees and charges increased by $176 thousand to $854 thousand, principally as a result of an increase in checking accounts during the fiscal year. Income from the Company’s brokerage services increased significantly, from $145 thousand to $212 thousand for the years ended June 30, 2004 and 2005, respectively, as the Company hired two new Investment Services professionals that facilitated our brokerage fee increase. Fiscal 2004 results included a non-recurring investment gain of $159 thousand. Gross loans of $11.6 million were sold during fiscal 2005, resulting in gains of $149 thousand. This compares to loans sold of $19.3 million and gains of $230 thousand the previous fiscal year.

Non-Interest Expenses. Non-interest expenses increased to $4.7 million for the year ended June 30, 2005, as compared with $4.1 million for the year ended June 30, 2004, an increase of $618 thousand. Personnel and occupancy costs increased by $291 thousand and $119 thousand, respectively, principally reflecting costs incurred in connection with the staffing and opening of the new home office facility. Other non-interest expenses increased $83 thousand during the year ended June 30, 2005, due to increases in accounting and auditing fees.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Asset Quality

The Company considers asset quality to be of primary importance, and employs a formal internal loan review process to ensure adherence to the Lending Policy as approved by the Board of Directors. An ongoing systematic evaluation process serves as the basis for determining, on a monthly basis, the allowance for loan losses and any resulting provision to be charged against earnings. Consideration is given to historical loan loss experience, nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the value and adequacy of collateral, and prevailing economic conditions in the Company’s market area. For loans determined to be impaired, the allowance is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant revision. The allowance for loan losses represents Management’s estimate of the appropriate level of reserve to provide for probable losses inherent in the loan portfolio.

The Company’s policy regarding past due loans normally requires a prompt charge-off to the allowance for loan losses when uncollectibility of the loan balance is confirmed. Further collection efforts are then pursued through various means available. Subsequent recoveries, if any, are credited to the allowance. Loans carried in a non-accrual status are generally collateralized, and probable future losses are considered in the determination of the allowance for loan losses.

Non-performing Assets

The following table sets forth, at the dates indicated, information with respect to the Company’s non-accrual loans, restructured loans, total non-performing loans (non-accrual loans plus restructured loans), and total non-performing assets.

	June 30, 2005	June 30, 2004
	(Dollars in thousands)
Non-accrual loans	$1,106	$2,155
Restructured loans	—	—

Total non-performing loans	1,106	2,155

Real estate owned	183	510

Total non-performing assets	$1,289	$2,665

Accruing loans past due 90 days or more	$—	$—
Allowance for loan losses	1,593	1,532
Non-performing loans to period end loans	0.71%	1.86%
Allowance for loan losses to period end loans	1.03%	1.32%
Allowance for loan losses to non-performing loans	144.03%	71.09%
Non-performing assets to total assets	0.66%	1.70%

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

The accrual of interest on loans is discontinued at the time the loan is 90 days past due or impaired unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual status at an earlier date if collection of principal or interest is considered doubtful according to internal evaluation policies.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans are also placed on non-accrual status in cases where it is uncertain as to whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on non-accrual loans generally are applied first to interest and then to principal only after all past due interest has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal have been granted due to the borrower’s weakened financial condition. Interest is accrued on restructured loans at the restructured rates when it is anticipated that no loss of original principal will occur. Interest income on non-accrual loans that would have been recorded for the years ended June 30, 2005 and 2004 had the loans been current was approximately $50,000 and $81,000, respectively.

Analysis of Allowance for Loan Losses

The provision for loan losses charged to operations is an amount sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb losses inherent in the portfolio.

Management’s determination of the adequacy of the allowance is based primarily on a mathematical model that estimates the appropriate allowance for loan losses. This model has two components. The first component involves the estimation of losses on loans defined as “impaired loans.” A loan is considered to be impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The estimated valuation allowance is the difference, if any, between the loan balance outstanding and the value of the impaired loan as determined by either 1) an estimate of the cash flows that the Company expects to receive from the borrower discounted at the loan’s effective rate, or 2) in the case of a collateral-dependent loan, the fair value of the collateral.

The second component of the allowance model is to estimate losses for all loans not considered to be impaired loans. First, loans that have been risk graded by the Company as having more than “standard” risk but are not considered to be impaired are assigned estimated loss percentages

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

generally accepted in the banking industry. These classifications are either doubtful, substandard, or special mention. Loans that are classified by the Company as having “standard” credit risk are segregated by loan type, and estimated loss percentages are assigned to each loan type, based on the historical losses, current economic conditions, and operational conditions specific to each loan type.

The reserve estimated for impaired loans is then added to the reserve estimated for all other loans. This becomes the Company’s “allocated allowance.” In addition to the allocated allowance derived from the model, management also evaluates other data such as the ratio of the allowance for loan losses to total loans, net loan growth information, nonperforming asset levels and trends in such data. Based on this additional analysis, the Company may determine that an additional amount of allowance for loan losses is necessary to reserve for probable losses. This additional amount, if any, is the Company’s “unallocated allowance.” The sum of the allocated allowance and the unallocated allowance is compared to the actual allowance for loan losses recorded on the books of the Company and any adjustment necessary for the recorded allowance to equal the computed allowance is recorded as a provision for loan losses. The provision for loan losses is a direct charge to earnings in the period recorded.

As part of its ongoing review of the asset quality, the Company revised its allowance for loan loss model in August of 2004 to better reflect the Company’s experience, the nature of its loan portfolio and improvement in assigning risks to specific loans and loan types. This change resulted in a larger percentage of the allowance for loan loss reserve being included in the allocated portion and a smaller percentage in the unallocated portion.

Although management uses the best information available to make evaluations, future adjustments may be necessary if economic, operational, or other conditions change. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on the examiners’ judgment about information available to them at the time of their examinations.

Allocation of the Allowance for Loan Losses (dollars in thousands)

	As of June 30, 2005		As of June 30, 2004
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Commercial, Financial & Agricultural	$125	6.46%	$118	7.90%
Real Estate - construction	59	5.03%	31	2.67%
Real Estate - mortgage	1,019	85.61%	875	85.39%
Installment loans to individuals	154	2.86%	167	3.67%
Other	33	0.04%	9	0.37%
Unallocated	203	N/A	332	N/A

	$1,593	100.00%	$1,532	100.00%

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Liquidity and Capital Resources

During the year ended June 30, 2005, Great Pee Dee paid total cash dividends of $0.635 per share or approximately $1.1 million. Although Great Pee Dee anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

Maintaining adequate liquidity while managing interest rate risk is the primary goal of the Bank’s asset and liability management strategy. Liquidity is the ability to fund the needs of the Bank’s borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposits, borrowings and income from operations are the main sources of liquidity. The Bank’s primary uses of liquidity are to fund loans and to make investments.

As of June 30, 2005, liquid assets (cash, interest-earning deposits, federal funds sold and investment securities) were approximately $30.8 million, which represents 22.5% of deposits. At that date, outstanding loan commitments were $9.3 million, the un-disbursed portion of construction loans was $13.4 million and un-drawn lines of credit totaled $4.4 million. Funding for these commitments is expected to be provided from deposits, FHLB advances, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations. The Bank also has access to the brokered certificates of deposits (CDs) market. The Bank had approximately $15.9 million in brokered CDs at June 30, 2005. Supplementing these liquidity sources, the Bank has available lines of credit from various correspondent banks to purchase federal funds on a short-term basis of approximately $7.0 million. As of June 30, 2005, $3.4 million was outstanding against these lines of credit. The Bank also has the ability to borrow up to $48.0 million from the FHLB of Atlanta. As of June 30, 2005, $28.0 million was borrowed from FHLB.

Under federal capital regulations, the Bank must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Sentry’s financial statements. At June 30, 2005 and 2004, Sentry exceeded all such requirements.

The Bank is restricted in its ability to pay dividends and to make distributions. A significant source of Great Pee Dee’s funds is dividends received from the Bank. In fiscal 2005, no dividends were paid by the Bank to Great Pee Dee. At June 30, 2005, prior approval is required by Office of Thrift Supervision for any payment of dividends from Sentry Bank & Trust to Great Pee Dee.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Management is not aware of any known trends, events, uncertainties or current recommendations by regulatory authorities that will have, or that are reasonably likely to have, a material effect on the Company’s liquidity, capital resources, or other operations.

Section 404 of the Sarbanes-Oxley Act is applicable to the Company under existing rules for the fiscal year ending June 30, 2007. Implementation is scheduled to begin during fiscal 2006 and is anticipated to have an impact on earnings.

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

Allowance for Loan Losses

Due to the estimation process and the potential materiality of the amounts involved, the Company has identified the accounting for the allowance for loan losses and the related provision for loan losses as an accounting policy critical to the Company’s consolidated financial statements. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Interest Income Recognition

The accrual of interest on loans is discontinued at the time the loan is 90 days past due or impaired unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual status at an earlier date if collection of principal or interest is considered doubtful according to internal evaluation policies.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans are also placed on non-accrual status in cases where it is uncertain as to whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on non-accrual loans generally are applied first to interest and then to principal only after all past due interest has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal have been granted due to the borrower’s weakened financial condition. Interest is accrued on restructured loans at the restructured rates when it is anticipated that no loss of original principal will occur.

Off-Balance Sheet Arrangements

Information about the Bank’s off-balance sheet risk exposure is presented in Note L to the accompanying financial statements. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as special purpose entities (SPEs) or variable-interest entities (VIEs), which generally are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of June 30, 2005, we are not involved in any unconsolidated SPE or VIE transactions.

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

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Great Pee Dee Bancorp, Inc.

Cheraw, South Carolina

We have audited the accompanying consolidated statements of financial condition of Great Pee Dee Bancorp, Inc. and subsidiary as of June 30, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Pee Dee Bancorp, Inc. and Subsidiary as of June 30, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Charlotte, North Carolina
August 22, 2005

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

June 30, 2005 and 2004

	2005	2004
ASSETS

Cash on hand and in banks	$1,600,734	$1,217,385
Interest-earning balances in other banks	432,266	656,539
Federal funds sold	—	2,005,142

Cash and cash equivalents	2,033,000	3,879,066

Investment securities available for sale, at fair value (Note B)	28,778,830	27,846,829

Loans (Note C)	155,724,356	115,824,085
Allowance for loan losses	(1,593,223)	(1,531,874)

NET LOANS	154,131,133	114,292,211

Loans held for sale	1,115,600	1,310,420
Accrued interest receivable	889,789	578,436
Restricted stock, at cost	1,680,787	1,124,300
Premises and equipment, net (Note D)	4,098,488	4,276,087
Real estate acquired in settlement of loans	183,324	509,551
Intangible assets (Note E)	863,410	1,048,210
Other assets (Note J)	1,972,069	1,490,223

TOTAL ASSETS	$195,746,430	$156,355,333

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposit accounts (Note F)	$136,573,252	$108,945,242
Short-term borrowings (Note G)	8,448,000	3,000,000
Long-term borrowings (Note G)	23,000,000	18,000,000
Accrued interest payable	190,734	90,586
Advance payments by borrowers for property taxes and insurance	157,466	117,197
Accrued expenses and other liabilities	1,120,503	151,204

TOTAL LIABILITIES	169,489,955	130,304,229

COMMITMENTS AND CONTINGENCIES (Note L)

STOCKHOLDERS’ EQUITY (Notes H, I and K)
Preferred stock, no par value, 400,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 3,600,000 shares authorized; 2,224,617 shares issued	22,246	22,246
Additional paid-in capital	22,008,532	21,982,899
Unearned compensation (Note H)	(872,774)	(1,058,586)
Retained earnings, substantially restricted	11,242,041	11,162,369
Accumulated other comprehensive loss	(387,823)	(723,400)
Common stock in treasury, at cost (423,107 and 412,833 shares, respectively)	(5,755,747)	(5,334,424)

TOTAL STOCKHOLDERS’ EQUITY	26,256,475	26,051,104

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$195,746,430	$156,355,333

The accompanying notes are an integral part of these consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended June 30, 2005 and 2004

	2005	2004
INTEREST INCOME
Loans	$8,203,766	$7,228,207
Investments	1,080,925	1,056,365
Deposits in other banks and federal funds sold	86,178	27,388

TOTAL INTEREST INCOME	9,370,869	8,311,960

INTEREST EXPENSE
Deposits (Note F)	3,169,322	2,562,773
Short-term borrowings	119,551	61,129
Long-term borrowings	664,558	506,731

TOTAL INTEREST EXPENSE	3,953,431	3,130,633

NET INTEREST INCOME	5,417,438	5,181,327

PROVISION FOR LOAN LOSSES (Note C)	192,000	375,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,225,438	4,806,327

NON-INTEREST INCOME
Service fees and charges	854,031	678,428
Gain on sales of loans held for sale	149,211	229,985
Brokerage operations	212,255	145,428
Gain on sale of investment securities	—	159,216
Other	100,584	61,216

TOTAL NON-INTEREST INCOME	1,316,081	1,274,273

NON-INTEREST EXPENSES
Personnel costs	2,376,561	2,085,693
Occupancy	552,548	434,106
Data processing	313,383	285,846
Amortization of intangibles	184,800	185,000
Advertising	140,943	68,156
Stockholder relations cost	181,313	155,436
Other	973,752	891,092

TOTAL NON-INTEREST EXPENSES	4,723,300	4,105,329

INCOME BEFORE INCOME TAXES	1,818,219	1,975,271

INCOME TAXES (Note J)	654,525	726,812

NET INCOME	$1,163,694	$1,248,459

EARNINGS PER COMMON SHARE (Note A)
Basic	$0.68	$0.74

Diluted	$0.68	$0.73

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (Note A)
Basic	1,713,429	1,676,447
Diluted	1,720,797	1,717,815

The accompanying notes are an integral part of these consolidated financial statements.

21

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended June 30, 2005 and 2004

	Shares of common stock		Par value of common stock	Additional paid-in capital	Unearned compensation	Retained earnings	Accumulated other comprehensive loss	Treasury stock	Total stockholders’ equity
	Issued	In treasury
Balance at June 30, 2003	2,224,617	461,002	$22,246	$21,911,185	$(1,082,623)	$10,942,704	$(31,400)	$(5,718,843)	$26,043,269

Comprehensive income:
Net income	—	—	—	—	—	1,248,459	—	—	1,248,459
Change in accumulated other comprehensive loss, net of reclassification adjustment and income taxes	—	—	—	—	—	—	(692,000)	—	(692,000)

Total comprehensive income									556,459

Purchase of treasury stock	—	5,700	—	—	—	—	—	(96,732)	(96,732)
Exercise of stock options	—	(88,208)	—	(921,956)	—	—	—	1,120,517	198,561
Shares traded to exercise options	—	46,112	—	790,144	—	—	—	(790,144)	—
Shares issued to incentive plan	—	(9,000)	—	37,157	(153,450)	—	—	116,293	—
RRP and incentive shares earned	—	—	—	—	48,705	—	—	—	48,705
Release of ESOP shares	—	—	—	93,703	128,782	—	—	—	222,485
Shares issued to deferred compensation plan	—	(2,773)	—	6,666	—	—	—	34,485	41,151
Tax benefit of stock option exercise	—	—	—	66,000	—	—	—	—	66,000
Cash dividends paid ($0.605 per share)	—	—	—	—	—	(1,028,794)	—	—	(1,028,794)

Balance at June 30, 2004	2,224,617	412,833	22,246	21,982,899	(1,058,586)	11,162,369	(723,400)	(5,334,424)	26,051,104

Comprehensive income:
Net income	—	—	—	—	—	1,163,694	—	—	1,163,694
Change in accumulated other comprehensive loss, net of income taxes	—	—	—	—	—	—	335,577	—	335,577

Total comprehensive income									1,499,271

Purchase of treasury stock	—	52,269	—	—	—	—	—	(807,209)	(807,209)
Exercise of stock options	—	(84,389)	—	(899,843)	—	—	—	1,118,304	218,461
Shares traded to exercise options	—	42,394	—	732,418	—	—	—	(732,418)	—
RRP and incentive shares earned	—	—	—	—	62,380	—	—	—	62,380
Release of ESOP shares	—	—	—	88,246	123,432	—	—	—	211,678
Tax benefit of stock option exercise	—	—	—	104,812	—	—	—	—	104,812
Cash dividends paid ($0.635 per share)	—	—	—	—	—	(1,084,022)	—	—	(1,084,022)

Balance at June 30, 2005	2,224,617	423,107	$22,246	$22,008,532	$(872,774)	$11,242,041	$(387,823)	$(5,755,747)	$26,256,475

The accompanying notes are an integral part of these consolidated financial statements.

22

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,163,694	$1,248,459
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	321,242	235,093
Amortization	184,800	185,000
Provision for loan losses	192,000	375,000
Gain on sale of foreclosed real estate	(90,781)	(27,678)
Gain on sale of investment securities	—	(159,216)
Gain on sale of loans held for sale	(149,211)	(229,985)
Deferred income taxes	44,997	34,269
Stock issued for deferred compensation	—	41,151
ESOP contribution expense	211,678	222,485
Vesting of recognition and retention and incentive plans	62,380	48,705
Proceeds from sales of loans held for sale	11,592,576	19,307,678
Originations of loans held for sale	(11,248,545)	(18,331,974)
Change in assets and liabilities:
(Increase) decrease in accrued interest receivable	(311,353)	213,963
Increase in other assets	(725,955)	(305,240)
Increase (decrease) in accrued interest payable	100,148	(5,456)
Increase (decrease) in accrued expenses and other liabilities	969,299	(115,090)

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,316,969	2,737,164

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of held to maturity investment securities	—	(14,111,941)
Proceeds from maturities and calls of held to maturity investment securities	—	4,195,999
Purchases of available for sale investments	(6,473,469)	(13,857,938)
Proceeds from maturities, calls and sales of available for sale investment securities	6,076,157	13,502,892
Purchase of restricted stock	(556,487)	(549,700)
Redemption of restricted stock	—	100,000
Net increase in loans	(39,767,455)	(7,159,192)
Purchase of premises and equipment	(143,643)	(2,170,852)
Proceeds from sale of real estate acquired in settlement of loans	153,541	—

NET CASH USED BY INVESTING ACTIVITIES	(40,711,356)	(20,050,732)

The accompanying notes are an integral part of these consolidated financial statements.

23

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2005 and 2004

	2005	2004
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand accounts	$(2,160,820)	$972,409
Net increase (decrease) in certificates of deposit	29,788,830	(839,428)
Increase in advance payments by borrowers for taxes and insurance	40,269	9,399
Net increase in short-term borrowings	5,448,000	3,000,000
Proceeds from long-term borrowings	5,000,000	10,000,000
Purchase of treasury stock	(807,209)	(96,732)
Proceeds from exercise of stock options	218,461	198,561
Tax benefit from exercise of non-qualified stock options	104,812	66,000
Cash dividends paid	(1,084,022)	(1,028,794)

NET CASH PROVIDED BY FINANCING ACTIVITIES	36,548,321	12,281,415

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,846,066)	(5,032,153)

CASH AND CASH EQUIVALENTS, BEGINNING	3,879,066	8,911,219

CASH AND CASH EQUIVALENTS, ENDING	$2,033,000	$3,879,066

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$3,853,283	$3,136,089

Income taxes	$304,000	$899,892

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Loans receivable transferred to real estate acquired in settlement of loans	$256,417	$836,013

Loans receivable originated to finance the sale of foreclosed real estate sold	$519,884	$393,436

Net unrealized gain (loss) on investment securities available for sale, net of deferred income tax expense (benefit)	$335,577	$(692,000)

Transfer of investments held to maturity to investments available for sale	$—	$6,048,603

The accompanying notes are an integral part of these consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

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

Nature of Business

Sentry maintains offices in Cheraw and Florence, South Carolina. The Bank conducts its primary business in Chesterfield, Marlboro and Florence Counties, South Carolina. The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in its primary market area and commercial real estate loans within its primary market area. The Bank also makes home improvement loans, multi-family residential loans, construction loans, commercial loans, automobile loans and loans secured by deposit accounts. Sentry has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Parent and its subsidiary, together referred to as the “Company.” All significant inter-company transactions and balances are eliminated in consolidation.

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

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates (Continued)

Material estimates that are particularly sensitive to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of foreclosed real estate, management obtains independent appraisals for significant properties.

Investment Securities

Available-for-sale securities are reported at fair value and consist of bonds, notes and mortgage-backed securities not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in income as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer of a period of time sufficient to allow for any anticipated recovery in fair value. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income.

Mortgage loans held for sale are generally sold with servicing rights released. The carrying value of mortgage loans sold is reduced by loan origination fees received from the borrower. Gains or losses on sales of mortgage loans are recognized based upon the difference between the selling price (including investor yield requirements and servicing released premiums) and the carrying value of the related mortgage loans sold.

Loans Receivable

The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout its primary market area. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Loans carried in a non-accrual status are generally collateralized, and probable future losses are considered in the determination of the allowance for loan losses.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including mortgage loan commitments, home equity line commitments, and letters of credit. Such financial instruments are recorded when they are funded. Loan loss reserve allocation is provided when the loans are funded.

Rate Lock Commitments

Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments. The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. It has been determined that the value of these commitments is not significant and have not been recognized in these consolidated financial statements.

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

Real Estate Acquired In Settlement of Loans

Real estate acquired in settlement of loans is held for sale and is initially recorded at fair value at the date of foreclosure. Fair values at foreclosure are based on appraisals less reasonable selling costs. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent write downs are provided by a charge to income through the allowance for losses on other real estate in the period in which the need arises.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

Substantially all of the Company’s intangible assets were recorded in connection with its purchase in March of 2000 of a branch office in Florence, South Carolina, and is accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, as amended by SFAS No. 147, Acquisition of Certain Financial Institutions. As a result, none of those intangible assets constitutes goodwill that must cease to be amortized under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.

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

Interest Income

The accrual of interest on loans is discontinued at the time the loan is 90 days past due or impaired unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful according to internal evaluation policies.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest Income (Continued)

Loans are also placed on non-accrual status in cases where it is uncertain as to whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on non-accrual loans generally are applied first to interest and then to principal only after all past due interest has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal have been granted due to the borrower’s weakened financial condition. Interest is accrued on restructured loans at the restructured rates when it is anticipated that no loss of original principal will occur.

Non-Interest Income

The primary sources of non-interest income are service charges on deposit accounts, gains on sale of loans held for sale and investment services income. Deposit service charges are collected and recognized on a daily basis when the related activity to generate the revenue occurs. Gains on sale of the sale of loans are recognized at the time of sale to a third-party and the loan is derecognized. See the policy note on loans held for sale for additional information. Investment services revenue is recognized monthly based upon commission remittances from our clearing broker.

Stock Compensation Plans

SFAS No. 123, Accounting for Stock-Based Compensation, encourages but does not require that companies record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. All of the Company’s stock options have no intrinsic value at grant date and, consequently, no compensation cost has been recognized for them.

An employer that continues to apply the intrinsic value accounting method rather than the fair value based method must disclose certain pro forma information. Under the fair value based method, compensation cost is measured at the grant date of the option based on the value of the award and is recognized over the service period, which is usually the vesting period. As required by SFAS No. 123, disclosures are presented below for the effect on the net income and net income per share for the years ended June 30, 2005 and 2004 that would result from the use of the fair value based method to measure compensation cost related to stock option grants. The effects of applying the provisions of SFAS No. 123 are not necessarily indicative of future effects.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plans (Continued)

	2005	2004
	(Amounts in thousands, except per share data)
Net income:
As reported	$1,164	$1,248
Deduct: Total stock-based employee compensation expenses determined under fair value method for all amounts, net of related tax effects	(118)	(78)

Pro forma	$1,046	$1,170

Basic net income per share:
As reported	$0.68	$0.74
Pro forma	0.61	0.70

Diluted net income per share:
As reported	$0.68	$0.73
Pro forma	0.61	0.68

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

Earnings per common share have been computed based on the following:

	Years Ended June 30,
	2005	2004
Average number of common shares outstanding used to calculate basic earnings per common share	1,713,429	1,676,447

Effect of dilutive options	7,368	41,368

Average number of common shares outstanding used to calculate diluted earnings per common share	1,720,797	1,717,815

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income (Continued)

The components of accumulated other comprehensive loss and related tax effects are as follows:

	2005	2004
Unrealized holding gains (losses) on available-for-sale securities	$534,689	$(989,106)
Tax effect	(199,112)	393,113

Reclassification adjustment for gains realized in income	—	(159,216)
Tax effect	—	63,209

Net of tax amount	$335,577	$(692,000)

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (SFAS No. 123(R)). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first interim reporting period in the Company’s first fiscal year that begins after December 15, 2005. Accordingly, the Company will adopt SFAS No. 123(R) commencing with the quarter beginning July 1, 2006. If the Company had included the cost of employee stock option compensation in its consolidated financial statements, the net income for the fiscal years ended June 30, 2005 and 2004 would have decreased by approximately $118,000 and $78,000 for the fiscal years ended June 30, 2005 and 2004, respectively. Accordingly, the adoption of SFAS No. 123(R) is expected to have a material effect on its consolidated financial statements.

Reclassifications

Certain items were reclassified in the June 30, 2004 financial statements to be consistent with the June 30, 2005 presentation. The reclassifications had no impact upon net income or stockholders’ equity as previously recorded.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

	June 30, 2005
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
Trust preferred securities	$500,868	$—	$33,625	$467,243
U. S. government agency securities	10,300,000	—	99,313	10,200,687
Municipal securities	747,692	12,052	1,865	757,879
Mortgage-backed securities	17,843,913	—	490,892	17,353,021

	$29,392,473	$12,052	$625,695	$28,778,830

	June 30, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
Trust preferred securities	$484,167	$—	$18,317	$465,850
U. S. government agency securities	6,300,000	—	103,281	6,196,719
Municipal securities	1,090,543	11,184	32,538	1,069,189
Mortgage-backed securities	21,120,451	—	1,005,380	20,115,071

	$28,995,161	$11,184	$1,159,516	$27,846,829

The amortized cost and fair values of debt securities available for sale at June 30, 2005 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available-for-Sale
	Amortized cost	Fair value
Due after one year through five years	$12,876,264	$12,693,283
Due after five years through ten years	7,324,600	7,159,863
Due after ten years	9,191,609	8,925,684

	$29,392,473	$28,778,830

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE B - INVESTMENT SECURITIES (Continued)

The fair value of securities with unrealized losses at June 30, 2005 is as follows:

	Less than 12 Months		More than 12 Months
	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
U.S. Government agency securities	$5,348,000	$51,688	$3,852,375	$47,625
Mortgage backed securities	2,219,459	81,804	15,133,562	409,088
Municipals	273,136	1,865	—	—
Trust preferred securities	—	—	467,243	33,625

Total	$7,840,595	$135,357	$19,453,180	$490,338

The fair value of securities with unrealized losses at June 30, 2004 is as follows:

	Less than 12 Months		More than 12 Months
	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
U.S. Government agency securities	$5,196,719	$103,281	$—	$—
Mortgage backed securities	20,111,964	1,005,380	—	—
Municipals	790,568	32,538	—	—
Trust preferred securities	295,994	11,637	93,320	6,680

Total	$26,395,245	$1,152,836	$93,320	$6,680

Management of the Company believes all unrealized losses as of June 30, 2005 and 2004 represent temporary impairment. The unrealized losses have resulted from temporary changes in the interest rate market and not as a result of credit deterioration of the underlying securities.

No sales occurred during the year ended June 30, 2005. Proceeds from sales of available-for-sale securities during the year ended June 30, 2004 were $9,847,424 that resulted in gross realized gains of $211,193 and gross realized losses of $51,977. Securities with a carrying value of $7,200,000 and $1,380,007 and a fair value of $7,123,014 and $1,153,820 at June 30, 2005 and 2004 respectively, were pledged to secure public monies on deposit as required by law.

During the fiscal year 2004, investment securities held to maturity with the carrying amount of $6,048,603 were transferred to the available for sale category. At the date of transfer, the unrealized gain, net of taxes of $49,000 was recognized as accumulated other comprehensive income. Management’s decision to reclassify the portfolio was made to more strategically align the Company for future growth, as the bank is moving toward a more traditional community financial service bank and aligning the investment portfolio with the potential liquidity needs of this strategy. This is a one-time isolated event and should be viewed as such.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

	2005	2004
Type of loan:
Real estate loans:
1-to-4 family residential	$68,488,473	$62,719,515
Commercial	43,527,712	23,898,103
Construction and land	20,619,161	7,331,301
Home improvement loans	8,670,073	8,197,324

Total real estate loans	141,305,419	102,146,243

Other loans:
Commercial	10,074,701	9,167,032
Consumer	4,292,148	4,444,019
Loans secured by deposits	232,035	238,190

Total other loans	14,598,884	13,849,241

Subtotal	155,904,302	115,995,484
Less:
Deferred loan origination fees, net of costs	179,947	171,399

Total loans	$155,724,356	$115,824,085

The allowance for loan losses is summarized as follows:

	2005	2004
Balance at beginning of year	$1,531,874	$1,415,586
Provision for loan losses	192,000	375,000
Charge-offs	(188,877)	(287,418)
Recoveries	58,226	28,706

Balance at end of year	$1,593,223	$1,531,874

At June 30, 2005 and 2004, the recorded investment in loans considered impaired in accordance with SFAS No. 114 totaled $1.1 million and $2.2 million, respectively, with corresponding valuation allowances of $220,000 and $450,000, respectively. For the years ended June 30, 2005 and 2004, the average recorded investment in impaired loans was approximately $1.4 million and $1.3 million, respectively. Interest income that was foregone on impaired loans for the years ended June 30, 2005, and 2004 amounted to approximately $50,000 and $81,000, respectively.

Non-accrual loans at June 30, 2005 and 2004 were approximately $1.1 million and $2.2 million, respectively. No loans past due 90 days were accruing interest.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

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

	2005	2004
Balance at beginning of year	$1,443,288	$1,084,765
Net borrowings during the year	1,903,752	358,523

Balance at end of year	$3,347,040	$1,443,288

NOTE D - PREMISES AND EQUIPMENT

Premises and equipment for the years ended on June 30 consist of the following:

	2005	2004
Land	$485,687	$485,687
Building and improvements	3,323,317	3,323,541
Furniture and equipment	1,784,104	1,655,859

	5,593,108	5,465,087
Accumulated depreciation	(1,494,620)	(1,189,000)

	$4,098,488	$4,276,087

Depreciation expense for the years ended June 30, 2005 and 2004 amounted to $321,242 and $235,093, respectively.

The Bank has a non-cancelable operating lease for the land on which its Florence branch is located. Future minimum rent commitments under this lease are as follows:

2006	$18,000
2007	24,000
2008	24,000
2009	24,000
2010	24,000
Thereafter	189,000

$303,000

The lease has an initial term of fifteen years with renewal options for two additional ten-year terms followed by one additional five-year term. Total rent expense for the years ended June 30, 2005 and 2004 was $18,000, respectively.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE E - INTANGIBLE ASSETS

The following is a summary of the gross carrying amount and accumulated amortization of amortized intangible assets as of June 30, 2005 and 2004:

	2005		2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Deposit intangibles related to branch acquisition	$1,850,000	$987,000	$1,850,000	$802,000

The following table presents the estimated amortization for intangible assets for each of the five fiscal years ending June 30, 2010. These estimates are subject to change in future periods to the extent management determines it is necessary to make adjustments to the carrying value or estimated useful lives of amortized intangible assets.

Estimated amortization expense
2006	$185,000
2007	185,000
2008	185,000
2009	185,000
2010	123,000

$863,000

NOTE F - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 2005 and 2004 follows:

	2005	2004
Demand accounts:
Non-interest bearing	$7,414,127	$6,810,812
Savings	3,179,310	3,042,268

Money market and NOW	32,512,923	35,414,100

Total demand accounts	43,106,360	45,267,180

Certificates of deposit	93,466,892	63,678,062

Total deposit accounts	$136,573,252	$108,945,242

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE F - DEPOSIT ACCOUNTS (Continued)

A summary of certificate accounts by maturity as of June 30, 2005 follows:

	Less than $100,000	$100,000 or more	Total
One year or less	$24,254,931	$30,050,574	$54,305,505
More than one year to three years	14,036,957	22,427,922	36,464,879
More than three years to five years	1,055,176	1,484,032	2,539,208
More than five years	157,300	—	157,300

Total certificate accounts	$39,504,364	$53,962,528	$93,466,892

Interest expense on deposits for the years ended June 30 is summarized as follows:

	2005	2004
Savings accounts	$16,651	$15,819
Money market accounts and NOW	670,337	590,342
Certificates of deposit	2,482,334	1,957,134

	3,169,322	2,563,295
Penalties for early withdrawal	—	(522)

	$3,169,322	$2,562,773

NOTE G - BORROWINGS

The Bank had total short-term borrowings of $8,448,000 and $3,000,000 at June 30, 2005 and 2004 respectively. The borrowings consisted of advances from the Federal Home Loan Bank of Atlanta and federal funds purchased. The borrowings carried variable rates ranging from 3.28% to 3.47% at June 30, 2005 and a rate of 1.25% as of June 30, 2004.

The Bank’s long-term borrowings are all at fixed rates. The borrowings have stated interest rates and maturities as follows:

	At June 30,
	2005	2004
4.31% due on April 6, 2011, callable October 6, 2005	$5,000,000	$5,000,000
3.41% due on August 1, 2011, callable November 1, 2005	3,000,000	3,000,000
3.00% due on September 5, 2008, callable September 5, 2006	10,000,000	10,000,000
2.84% due on January 13, 2015, callable January 13, 2006	5,000,000	—

	$23,000,000	$18,000,000

At June 30, 2005, the Bank also had a $20 million available credit line from the Federal Home Loan Bank. All advances are secured by a blanket-floating lien on the Bank’s 1-to-4 family residential mortgage loans.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Recognition and Retention Plan

At the Company’s first annual meeting of stockholders held on January 7, 1999, the Company’s stockholders approved the 1998 Recognition and Retention Plan (the “RRP”). Under the RRP, 88,085 shares of common stock were reserved for issuance to key officers and directors. The Company recognizes compensation costs over the vesting period of the RRP shares granted as shares are earned, resulting in the recognition costs of approximately $10,000 and $14,000 during the years ended June 30, 2005 and 2004, respectively. Within the Plan, 80,592 shares have been granted as of June 30, 2005.

Long Term Incentive Stock Benefit Plan

The 2003 Long Term Incentive Stock Benefit Plan was approved at the 2003 Annual Meeting and authorizes up to 88,388 shares of common stock to be granted in either stock options or stock awards. No options or shares were granted this fiscal year. Nine thousand of these shares were granted as stock awards in the fiscal year ended 2004, leaving 79,388 options or shares that can be granted. The Company recognizes compensation costs over the vesting period of the shares granted as shares are earned, resulting in approximately $52,000 and $35,000 in compensation costs for years ended June 30, 2005 and 2004, respectively.

Stock Option Plan

At the Company’s annual meeting, held on January 7, 1999, the stockholders approved the Great Pee Dee Bancorp, Inc. Stock Option Plan (the “SOP”). The SOP provides for the issuance to directors, officers and employees of the Bank options to purchase up to 242,233 shares of the Company’s common stock. Options granted to directors, executive officers, and employees vest over terms up to three years. All options will expire if not exercised within ten years from the date of grant.

A summary of activity under the SOP is as follows:

		Outstanding Options		Exercisable Options
	Shares Available For Future Grants	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
At June 30, 2003	7,234	211,151	$11.76	191,817	$11.71

Shares received in cashless exercise	46,112	—	—	—	—
Options granted	(46,112)	46,112	17.14	—	—
Options vested	—	—	—	55,780	16.29
Options exercised	—	(88,208)	11.21	(88,208)	11.21

At June 30, 2004	7,234	169,055	13.51	159,389	13.59

Shares received in cashless exercise	42,394	—	—	—	—
Options granted	(42,394)	42,394	17.28	—	—
Options vested	—	—	—	52,060	16.34
Options exercised	—	(84,389)	11.27	(84,389)	11.27

At June 30, 2005	7,234	127,060	$15.56	127,060	$15.56

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Stock Option Plan (Continued)

At June 30, 2005, options outstanding had a weighted-average remaining term of four years. Total options outstanding at June 30, 2005 included 31,284 options exercisable at a range of $9.55 to $12.25 per share, 26,878 options exercisable at a range of $14.13 to $16.50 per share, and 68,898 options exercisable as a range of $17.45 to $18.00 per share. No expense has been recognized in connection with the grant or exercise of these options. At June 30, 2005, authorized shares of common stock reserved for future grants of options totaled 7,234.

The fair value of options granted was estimated to be $2.18 for options granted in the year ended June 30, 2005 and $2.10 for options granted in the year ended June 30, 2004. These amounts were estimated on the date of grant using the Black-Scholes Option Pricing Model using the following assumptions for the years ended June 30, 2005 and 2004, respectively: a risk-free interest rate of 3.0% and 2.0%, a dividend yield of 3.7% and 3.3%, an expected life of 2 years, and a volatility ratio of 26%.

Employee Stock Ownership Plan

In the mutual to stock conversion, the Company’s Employee Stock Ownership Plan (the “ESOP”) purchased 174,570 shares of the common stock of Great Pee Dee sold in the public offering at a total cost of $1,745,700. The number of shares in the ESOP increased by approximately 17,000 as a result of the 10% stock dividend in fiscal year 2002. The ESOP executed a note payable to Great Pee Dee for the full price of the shares purchased. The note is to be repaid over ten years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. Dividends, if any, paid on shares held by the ESOP may be used to reduce the loan. Dividends paid on unallocated shares held by the ESOP are not reported as dividends in the consolidated financial statements. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the note. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 2005, the outstanding balance of the note is $803,699 and is included in unearned compensation as a reduction of stockholders’ equity.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after seven years of credited service. Forfeitures of non vested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Expense of $211,678 and $222,485 has been incurred in connection with the ESOP during the years ended June 30, 2005 and 2004, respectively. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $88,000 and $94,000 which represents the difference between the fair market value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP for the years ended June 30, 2005 and 2004, respectively. The Bank has credited this amount to additional paid-in capital for the years then ended.

At June 30, 2005, 86,373 shares held by the ESOP have been released or committed to be released to the plan’s participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.5 million at June 30, 2005.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employee Deferred Compensation Plan

The Bank has a deferred compensation plan for certain officers whereby the executive officers can make elective deferrals in lieu of receiving a portion of the salary to which they otherwise would be entitled. The Company may also elect to make discretionary contributions on behalf of certain officers. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying consolidated financial statements. Expenses for this plan for the years ended June 30, 2005 and 2004 were approximately $0 and $41,000, respectively. The expense in 2004 represents the fair value of 2,773 shares contributed to the deferred compensation plan.

Director’s Deferred Compensation Plan

On March 25, 2002, the board approved a deferred compensation plan for directors whereby members of the board may make elective deferrals in lieu of receiving a portion of the compensation to which they otherwise would be entitled. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying consolidated financial statements. Expenses for this plan totaled $18,000 and $30,000 for the years ended June 30, 2005 and 2004, respectively.

401(k) Retirement Plan

The Bank maintains for the benefit of its eligible employees a 401(k) plan. Under the plan, the Bank fully matches a participant’s elective contributions up to three percent of base compensation, and then matches fifty percent of a participant’s elective contributions in excess of three percent of base compensation up to five percent of base compensation. The only eligibility requirement is completion of one year’s full-time service. At June 30, 2005 and 2004 substantially all full-time employees are eligible and are covered by the plan. 401(k) contributions are funded when accrued. The total 401(k) retirement plan expense was $27,039 and $18,169 for the years ended June 30, 2005 and 2004, respectively.

NOTE I - STOCK REPURCHASES

The Company’s Board of Directors has adopted stock repurchase plans under which the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. Under such plans, the Company has repurchased a total of 761,063 shares of its common stock at an aggregate cost of $9.5 million. Treasury shares have been used for various purposes, including grants under the RRP, shares issued under the deferred compensation plan, shares issued in the form of a 10% stock dividend in fiscal 2002 and shares issued in connection with exercise of stock options. At June 30, 2005, 423,107 shares were held as treasury stock.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE J - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 2005 and 2004:

	2005	2004
Current tax expense:
Federal	$509,430	$591,452
State	100,098	101,091

	609,528	692,543

Deferred tax expense (benefit):
Federal	37,885	28,852
State	7,112	5,417

	44,997	34,269

Provision for income taxes	$654,525	$726,812

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 2005 and 2004:

	2005	2004
Income tax at federal statutory rate	$618,194	$671,592
State income tax, net of federal tax benefit	70,759	68,186
Tax exempt interest income	(24,882)	(11,357)
ESOP	13,018	(597)
Other	(22,564)	(1,012)

Provision for income taxes	$654,525	$726,812

Deferred tax assets and liabilities arising from temporary differences at June 30, 2005 and 2004 are summarized as follows:

	2005	2004
Deferred tax assets relating to:
Deferred compensation	$113,510	$106,296
Allowance for loan losses	604,787	581,499
Unrealized securities losses	225,820	424,932
Amortization of intangibles	172,765	158,340
Uncollected interest	—	30,972

Total deferred tax assets	1,116,882	1,302,039

Deferred tax liabilities relating to:
Premises and equipment	(190,604)	(151,352)
FHLB stock dividends	(47,439)	(51,630)
Prepaid expenses	(16,676)	—

Total deferred tax liabilities	(254,719)	(202,982)

Net deferred tax asset	$862,163	$1,099,057

The net deferred tax asset is presented in other assets.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE J - INCOME TAXES (Continued)

Retained earnings at June 30, 2005, includes approximately $1.7 million for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carry back of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted assets (as defined) and of tangible capital to adjusted assets. Management believes, as of June 30, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2005, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category. The Company’s and the Bank’s actual capital amounts and ratios as of June 30, 2005 and 2004 are presented in the following table.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE K - REGULATORY MATTERS (Continued)

	Actual		Minimum For Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
			(Dollars in Thousands)
June 30, 2005:
Total Risk Weighted Capital to Risk Weighted Assets:
Consolidated	$27,348	21.35%	$10,245	8.00%	$	N/A	N/A
Sentry	25,443	20.03%	10,163	8.00%		12,704	10.00%

Tier 1 Capital to Risk Weighted Assets:
Consolidated	$25,760	20.11%	$5,122	4.00%	$	N/A	N/A
Sentry	23,855	18.78%	5,082	4.00%		7,623	6.00%

Tier 1 Capital to Adjusted Total Assets:
Consolidated	$25,760	13.13%	$7,846	4.00%	$	N/A	N/A
Sentry	23,855	12.28%	7,769	4.00%		9,711	5.00%

Tangible Capital to Adjusted Total Assets:
Consolidated	$25,760	13.13%	$2,942	1.50%	$	N/A	N/A
Sentry	23,855	12.28%	2,913	1.50%		N/A	N/A

June 30, 2004:
Total Risk Weighted Capital to Risk Weighted Assets:
Consolidated	$26,971	26.65%	$8,097	8.00%	$	N/A	N/A
Sentry	23,508	23.52%	7,996	8.00%		9,995	10.00%

Tier 1 Capital to Risk Weighted Assets:
Consolidated	$25,726	25.42%	$4,048	4.00%	$	N/A	N/A
Sentry	22,263	23.52%	3,998	4.00%		5,997	6.00%

Tier 1 Capital to Adjusted Total Assets:
Consolidated	$25,726	16.19%	$6,356	4.00%	$	N/A	N/A
Sentry	22,263	14.33%	6,230	4.00%		7,767	5.00%

Tangible Capital to Adjusted Total Assets:
Consolidated	$25,726	16.19%	$2,383	1.50%	$	N/A	N/A
Sentry	22,263	14.33%	2,330	1.50%		N/A	N/A

The Bank is restricted in its ability to pay dividends. A significant source of Great Pee Dee’s funds is dividends received from the Bank. In fiscal 2005, no dividends were paid by the Bank to Great Pee Dee. At June 30, 2005, prior approval is required by Office of Thrift Supervision for any payment of dividends from Sentry Bank & Trust to Great Pee Dee.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

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

A summary of the approximate contract amount of the Bank’s exposure to off-balance sheet risk as of June 30, 2005 is as follows (in thousands):

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$9,282
Undisbursed construction loans in process	13,380
Lines of credit	4,376
Letters of credit	86

$27,124

At June 30, 2005, the Bank had loan commitments outstanding of approximately $9.3 million, including loans of approximately $7.3 million to be originated at fixed interest rates ranging from 5.875% to 7.125%. In management’s opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

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

Restricted Stock

Restricted stock is comprised primarily of FHLB stock. The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Bank is required to maintain a minimum balance based on a formula derived by the FHLB.

Deposit Liabilities

The carrying amount of demand deposits approximates fair values. The fair value of certificates of deposit is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities.

Short and Long-Term Borrowings

The fair value of these borrowings is based upon discounting future cash flows using current rates at which borrowings of similar maturity could be obtained.

Accrued Interest and Advance Payments by Borrowers for Property Taxes and Insurance

The carrying amounts of these items approximate fair values.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Financial Instruments with Off-Balance Sheet Risk

With regard to financial instruments with off-balance sheet risk discussed in Note L, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of the Bank’s financial instruments, none of which are held for trading purposes, are as follows at June 30, 2005 and 2004:

	2005		2004
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash, interest-earning balances, federal funds sold	$2,033,000	$2,033,000	$3,879,066	$3,879,066
Investment securities	28,778,830	28,778,830	27,846,829	27,846,829
Loans receivable, net	154,131,133	154,709,852	114,292,211	117,608,000
Loans held for sale	1,115,600	1,115,600	1,310,420	1,310,420
Accrued interest receivable	889,789	889,789	578,436	578,436
Restricted stock, at cost	1,680,787	1,680,787	1,124,300	1,124,300

Financial liabilities:
Deposits	136,573,252	136,165,862	108,945,242	110,218,803
Short-term borrowings	8,448,000	8,448,000	3,000,000	3,000,000
Long-term borrowings	23,000,000	23,071,000	18,000,000	18,013,000
Accrued interest payable	190,734	190,734	90,586	90,586
Advance payments by borrowers for property taxes and insurance	157,466	157,466	117,197	117,197

NOTE N - LIQUIDATION ACCOUNT

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

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE O - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of Great Pee Dee as of and for the years ended June 30, 2005 and 2004:

Condensed Statements of Financial Condition

As of June 30, 2005 and 2004

	2005	2004
Assets:
Cash on hand and in banks	$1,292,335	$2,889,354
Investment securities, available for sale	467,242	465,850
Investment in subsidiary	24,351,303	22,598,573
Accrued interest receivable	4,565	5,792
Other assets	304,777	205,993

Total assets	$26,420,222	$26,165,562

Liabilities:
Other liabilities	$163,747	$114,458

Stockholders’ equity:
Common stock	22,246	22,246
Additional paid-in capital	22,008,532	21,982,899
Unearned compensation	(872,774)	(1,058,586)
Retained earnings	11,242,041	11,162,369
Accumulated other comprehensive loss	(387,823)	(723,400)
Treasury stock	(5,755,747)	(5,334,424)

	26,256,475	26,051,104

Total liabilities and stockholders’ equity	$26,420,222	$26,165,562

Condensed Statements of Operations

Years Ended June 30, 2005 and 2004

	2005	2004
Equity in undistributed earnings of subsidiaries	$1,230,539	$1,365,589
Interest and other income	118,323	132,454
Loss on sale of securities	—	(51,977)
Operating expenses	(222,822)	(232,795)
Income taxes	37,654	35,188

Net income	$1,163,694	$1,248,459

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and 2004

NOTE O - PARENT COMPANY FINANCIAL DATA (Continued)

Condensed Statements of Cash Flows

Years Ended June 30, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net income	$1,163,694	$1,248,459
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Equity in income of subsidiary	(1,230,539)	(1,365,589)
Unearned compensation	88,246	93,703
Other	(52,380)	63,910

Net cash provided (used) by operating activities	(30,979)	40,483

Cash flows from investing activities:
Purchase of securities available for sale	(66,701)	(387,500)
Proceeds from sale and maturities of securities available for sale	50,000	273,004
Collection of loan to ESOP	123,431	128,782
Cash dividends received from subsidiary	—	3,000,000

Net cash provided by investing activities	106,730	3,014,286

Cash flows from financing activities:
Purchase of treasury stock	(807,209)	(96,732)
Proceeds from option exercise	218,461	198,561
Cash dividends paid	(1,084,022)	(1,028,794)

Net cash used by financing activities	(1,672,770)	(926,965)

Net increase (decrease) in cash and cash equivalents	(1,597,019)	2,127,804

Cash and cash equivalents, beginning	2,889,354	761,550

Cash and cash equivalents, ending	$1,292,335	$2,889,354

GREAT PEE DEE BANCORP, INC.

GENERAL CORPORATE INFORMATION

Executive Officers

James C. Crawford, III
Chairman

John S. Long	Herbert W. Watts	John M. Digby
Executive Vice President	President and Chief Executive Officer	Chief Financial Officer, Secretary and Treasurer

Directors

Robert M. Bennett, Jr.	William R. Butler	James C. Crawford, III,
Vice President	Owner, P & H Pharmacy	Chairman
Bennett Motor Co.		President and CEO,
B.C. Moore & Sons Inc.

Henry P. Duvall, IV	H. Malloy Evans	John S. Long
Retired Corporate Executive	President and CEO	President and CEO
	Cheraw Yarn Mills	Sentry Bank & Trust
Herbert W. Watts
President and CEO
Great Pee Dee Bancorp, Inc.

GREAT PEE DEE BANCORP, INC.

GENERAL CORPORATE INFORMATION

Stock Transfer Agent

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

Special Legal Counsel

Luse Gorman Pomerenk & Schick

5335 Wisconsin Ave. N.W., Suite 400

Washington, DC 20015

Independent Auditors

Dixon Hughes PLLC

Suite 516

6525 Morrison Boulevard

Charlotte, NC 28211

Office Locations

Main Office

901 Chesterfield Highway

Cheraw, SC 29520

Branch Office

515 Market Street

Cheraw, SC 29520

Branch Office

452 Second Loop Road

Florence, SC 29505

Annual Meeting

The annual meeting of stockholders of Great Pee Dee Bancorp, Inc. will be held at 11:00 a.m. on October 12, 2005, at the Sentry Bank & Trust Main Office, 901 Chesterfield Highway, Cheraw, SC.

Market for Common Stock

The Company’s stock began trading on December 31, 1997. There are 1,801,510 shares of common stock outstanding, which were held by approximately 334 stockholders of record (excluding shares held in street name) on June 30, 2005. The Company’s common stock is quoted on the NASDAQ National Market under the symbol “PEDE”. The following table reflects the stock trading and dividend payment frequency of the Company for the years ended June 30, 2005 and 2004.

	Stock Price		Dividend
	High	Low	per share
For the year ended June 30, 2005:
First quarter	$16.00	$15.05	$.155
Second quarter	15.60	14.99	.160
Third quarter	18.50	14.75	.160
Fourth quarter	16.50	13.90	.160

For the year ended June 30, 2004:
First quarter	$16.63	$14.35	$.140
Second quarter	18.06	16.49	.155
Third quarter	18.00	16.00	.155
Fourth quarter	16.59	15.16	.155

Form 10-KSB

A copy of the Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to the Company’s stockholders for the Company’s most recent fiscal year upon written request to Herbert W. Watts, President, Great Pee Dee Bancorp, Inc., 901 Chesterfield Highway, Cheraw, SC, 29520.