Form 10KSB, Exhibit 13
period 2006-06-30
GREAT PEE DEE BANCORP INC
filed 2006-09-28
CIK 1046587

EXHIBIT 13

Great Pee Dee Bancorp, Inc. and Subsidiary

Great Pee Dee Bancorp, Inc. and Subsidiary

Selected Consolidated Financial and Other Data

	At or for the year ended June 30,
	2006	2005	2004	2003	2002
	(Dollars in thousands except per share data)
Financial Condition Data:
Total assets	$212,706	$195,746	$156,355	$143,326	$131,034
Investments (1)	23,831	30,892	31,633	26,602	12,146
Loans receivable, net	175,275	154,131	114,292	107,954	109,611
Loans held for sale	958	1,116	1,310	2,056	3,072
Deposits	151,339	136,573	108,945	108,812	88,090
Borrowings	33,100	31,448	21,000	8,000	17,000
Stockholders’ equity	26,540	26,256	26,051	26,043	25,569

Operating Data:
Interest income	$12,906	$9,746	$8,312	$8,426	$8,637
Interest expense	6,038	3,954	3,131	3,367	3,724

Net interest income	6,868	5,792	5,181	5,059	4,913
Provision for loan losses	363	192	375	400	500

Net interest income after provision for loan losses	6,505	5,600	4,806	4,659	4,413
Non-interest income	789	941	1,274	1,080	826
Non-interest expense	4,752	4,723	4,105	3,496	3,334

Income before income taxes	2,542	1,818	1,975	2,243	1,905
Income tax expense	943	654	727	833	703

Net income	$1,599	$1,164	$1,248	$1,410	$1,202

Per Common Share Data:
Net income, basic	$0.93	$0.68	$0.74	$0.87	$0.74
Net income, diluted	0.92	0.68	0.73	0.85	0.73
Regular cash dividends	0.640	0.635	0.605	0.545	0.464
Dividend payment ratio	68.82%	93.38%	81.76%	62.64%	62.70%

Selected Other Data:
Number of:
Outstanding loans	3,030	3,095	3,152	3,435	3,455
Deposit accounts	6,725	6,582	6,180	5,793	6,262
Full-service offices	3	3	3	2	2
Return on average assets	0.76%	0.66%	0.81%	1.01%	0.98%
Return on average equity	6.05%	4.52%	4.80%	5.49%	4.74%
Average equity to average assets	12.57%	14.60%	16.94%	18.32%	20.58%
Interest rate spread	3.02%	3.08%	3.11%	3.24%	3.52%
Net yield on average interest-earning assets	3.46%	3.50%	3.55%	3.79%	4.18%
Average interest-earning assets to average interest-bearing liabilities	114.39%	117.69%	120.57%	121.96%	120.78%
Ratio of non-interest expense to average total assets	2.26%	2.67%	2.67%	2.49%	2.71%
Non-performing assets to total assets	0.31%	0.66%	1.70%	1.60%	0.86%
Allowance for loan losses to non-performing loans at period end	342.45%	144.03%	71.09%	62.88%	98.79%

(1)	Includes interest-earning balances, federal funds sold, restricted stock and investment securities.

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

Great Pee Dee has no operations and conducts no business of its own other than owning its one subsidiary, investing its liquid assets, and lending funds to the Great Pee Dee Bancorp, Inc. Employee Stock Ownership Plan (the “ESOP”), which was formed in connection with the mutual to stock conversion. Sentry’s three full service banking offices are located in Cheraw and Florence, South Carolina. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank’s primary market area of Chesterfield, Marlboro and Florence Counties, South Carolina, as well as other types of loans. On June 30, 2006, approximately 92.7% of the Bank’s total loans were composed of real estate loans.

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

	Terms to Re-pricing at June 30, 2006
	1 Year or Less	More Than 1 Year to 3 Years	More Than 3 Years to 5 Years	More Than 5 Years	Total
INTEREST-EARNING ASSETS:
Loans receivable:
Real estate loans:
Adjustable rate	$20,200,002	$7,197,994	$3,276,892	$33,143,361	$63,818,249
Fixed rate	14,397,502	13,228,631	17,321,339	55,665,663	100,613,135
Other loans	5,667,580	2,390,765	3,172,294	1,762,324	12,992,963
Loans held for sale	958,150	—	—	—	958,150
Interest-earning balances in other banks	488,193	—	—	—	488,193
Federal funds sold	858,000	—	—	—	858,000
Investment securities available for sale	1,606,765	3,991,077	1,771,096	13,118,536	20,487,474
Restricted stock (1)	—	—	—	1,997,787	1,997,787

Total interest-earning assets	$44,176,192	$26,808,467	$25,541,621	$105,687,671	$202,213,951

INTEREST-BEARING LIABILITIES:
Deposit accounts:
Demand	$29,503,464	$—	$—	$—	$29,503,464
Time over $100,000	48,068,042	16,052,739	737,054	—	64,857,835
Other time	34,958,407	12,551,552	555,453	71,249	48,136,661
Borrowings:
Short-term	9,500,000	—	—	—	9,500,000
Long-term	—	15,000,000	3,000,000	5,600,000	23,600,000

Total interest-bearing liabilities	$122,029,913	$43,604,291	$4,292,507	$5,671,249	$175,597,960

INTEREST SENSITIVITY GAP PER PERIOD	$(77,853,721)	$(16,795,824)	$21,249,114	$100,016,422	$26,615,991
CUMULATIVE INTEREST SENSITIVITY GAP	$(77,853,721)	$(94,649,545)	$(73,400,431)	$26,615,991	$26,615,991
CUMULATIVE GAP AS A PERCENTAGE OF TOTAL INTEREST-EARNING ASSETS	(38.50%)	(46.81%)	(36.30%)	13.16%	13.16%
CUMULATIVE RATIO OF INTEREST-EARNING ASSETS TO INTEREST-BEARING LIABILITIES	36.20%	42.86%	56.80%	115.16%	115.16%

(1)	Non-marketable equity securities, primarily of the Federal Home Loan Bank of Atlanta; substantially all required to be maintained and assumed to mature in periods greater than 10 years.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

The preceding table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2006 which are projected to re-price or mature in each of the future time periods shown. Except for the restricted stock, the amounts of assets and liabilities shown which re-price or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest re-pricing period due to the contractual arrangements that give us the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. In making the gap computations, no assumptions are made regarding interest-earning asset prepayment rates and interest-bearing liability reduction rates and the table does not reflect scheduled principal payments that will be received throughout the lives of the loans. As a result the interest rate sensitivity of the Company’s assets and liabilities illustrated in the preceding table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

The Company’s one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 2006, was (38.5%). At June 30, 2006, the Company’s one- year, three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were (46.81%), (36.30%) and 13.16%, respectively.

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

The following table presents information regarding possible changes in the Sentry’s NPV as of June 30, 2006, based on information provided by the Office of Thrift Supervision’s Risk Management Division:

	Net portfolio value
Change in interest rates in basis points (rate shock)	Amount	Change in Amount	Percentage Change
	(Dollars in thousands)
Up 300 basis points	$20,232	$(9,542)	(32)%
Up 200 basis points	23,450	(6,324)	(21)%
Up 100 basis points	26,627	(3,147)	(11)%
Static (Includes certain unrecorded deposit intangibles)	29,774	—	—%
Down 100 basis points	32,435	2,661	9%
Down 200 basis points	34,520	4,746	16%

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and interest-bearing liability reductions, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates. The table set forth above indicates that in the event of a 200 basis point increase in interest rates, Sentry would be expected to experience a 21% decrease in NPV.

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

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

The following table sets forth information relating to average balances of the Company’s assets and liabilities for the years ended June 30, 2006, 2005 and 2004. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the annual average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Non-accruing loans were included in the computation of average balances.

	Year Ended June 30, 2006			Year Ended June 30, 2005			Year Ended June 30, 2004
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning balances	$1,948	$85	4.36%	$3,621	$86	2.38%	$1,803	$27	1.50%
Investments (1)	26,466	1,093	4.13%	27,864	1,081	3.88%	30,113	1,057	3.51%
Loans (2)	170,017	11,728	6.90%	134,018	8,579	6.40%	114,182	7,228	6.33%

Total interest-earning assets	198,431	12,906	6.50%	165,503	9,746	5.89%	146,098	8,312	5.69%

Other assets	11,910			11,070			7,427

Total assets	$210,341			$176,573			$153,525

Interest-bearing liabilities:
Deposits	$139,972	4,756	3.40%	$116,141	3,170	2.73%	$102,948	2,563	2.49%
Borrowings	33,500	1,282	3.83%	24,482	784	3.20%	18,222	568	3.12%

Total interest-bearing liabilities	173,472	6,038	3.48%	140,623	3,954	2.81%	121,170	3,131	2.58%

Non-interest bearing deposits	7,845			7,445			5,860
Other liabilities	2,588			2,733			492
Stockholders’ equity	26,436			25,772			26,003

Total liabilities and stockholders’ equity	$210,341			$176,573			$153,525

Net interest income and interest rate spread		$6,868	3.02%		$5,792	3.08%		$5,181	3.11%

Net yield on average interest-earning assets			3.46%			3.50%			3.55%

Ratio of average interest-earning assets to average interest-bearing liabilities	114.39%			117.69%			120.57%

(1)	Tax-exempt income included in the above table is not presented on a tax-equivalent basis.
(2)	Loan fees included in interest income were immaterial.

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

	Year Ended June 30, 2006 vs. 2005 Increase (Decrease) Due To			Year Ended June 30, 2005 vs. 2004 Increase (Decrease) Due To
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Interest-earning balances	$(56)	$55	$(1)	$35	$24	$59
Investments	(56)	68	12	(83)	107	24
Loans	2,304	845	3,149	1,263	88	1,351

Total interest income	2,192	968	3,160	1,215	219	1,434

Interest expense:
Deposits	730	856	1,586	344	263	607
Borrowings	317	181	498	198	18	216

Total interest expense	1,047	1,037	2,084	542	281	823

Net interest income (expense)	$1,145	$(69)	$1,076	$673	$(62)	$611

Comparison of Financial Condition at June 30, 2006 and 2005

The Company’s total assets increased by $17 million during the year ended June 30, 2006 from $195.7 million at June 30, 2005 to $212.7 million at June 30, 2006. Funding for this growth was provided principally by an increase in customer certificates of deposits and borrowings from the Federal Home Loan Bank of Atlanta and federal funds purchased.

The increase in total assets was principally due to growth in loans. Loans increased $21.5 million from $155.7 million at June 30, 2005 to $177.2 million at June 30, 2006. The loan portfolio is still predominately comprised of real estate loans. Commercial loans, including commercial real estate loans, increased from $53.6 million to $69.1 million during the year. Of this growth in loans, $11.1 million was the result of entering into participation agreements with other financial institutions. This growth was partially offset by the sale of approximately $11.1 million of Monthly Medium Cost of Funds SAIF Index loans during the first calendar quarter of 2006. SAIF Index loans are adjustable rate mortgage loans tied to a lagging market index. These types of loans are no longer offered by the Bank and were priced significantly below market rate. Funding for loan growth was provided by a combination of long-term FHLB borrowings and customer certificate of deposits.

Total deposits increased by $14.8 million, with the majority of funds contributed by local market certificate of deposit customers.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

During the year ended June 30, 2006, total stockholders’ equity did not change significantly, as approximately $1.1 million of the $1.6 million in net income for 2006 was paid out in dividends. This represents $0.64 per share compared with $0.635 per share for the previous fiscal year. At June 30, 2006 the Bank continued to exceed all applicable regulatory capital requirements.

Comparison of Results of Operations for the Years Ended June 30, 2006 and 2005

Net Income. Net income for the year ended June 30, 2006, was $1.6 million, or diluted net income per share of $0.92, as compared with net income of $1.2 million, or $0.68 per diluted share, for the year ended June 30, 2005.

Net Interest Income. Net interest income for the year ended June 30, 2006 was $6.9 million as compared with $5.8 million during the year ended June 30, 2005, an increase of $1.1 million. Average total interest earning assets were $210.3 million in 2006 compared with $176.6 million during 2005 while the weighted average yield on those assets increased 61 basis points from 5.89% to 6.50% as a result of a sustained trend of higher interest rates during the 2006 fiscal year. This upward trend in rates resulted in a significant increase in our loan portfolio yields. The Company’s interest rate spread decreased from 3.08% for the year ended June 30, 2005, to 3.02% for the year ended June 30, 2006, as a result of the repricing of interest bearing liabilities during the 2006 fiscal year. The recent increases in short term rates caused the weighted average cost of interest-bearing liabilities to increase by 67 basis points. The Company’s net yield on average interest-earnings assets decreased from 3.50% for fiscal 2005 to 3.46% for fiscal 2006.

Provision for Loan Losses. The provision for loan losses was $363,000 for the year ended June 30, 2006 compared with $192,000 for the year ended June 30, 2005. The growth in loans receivable during the year ended June 30, 2006 of $21.5 million increased the necessary amount of allowance for loan losses when the changes were analyzed in our allowance for loan loss model (See “Analysis of Allowance for Loan Losses”). Loans grew despite the sale of approximately $11.1 million dollars of Monthly Medium Cost of Funds SAIF Index loans during the first calendar quarter of 2006. The decline of non-performing loans reflects an increase in our credit quality. The table under “Nonperforming Assets” outlines the decline of our nonperforming loans. The net charge-offs for the year ended June 30, 2006, were $55,000 compared to the net charge-offs for the year ended June 30, 2005 of $131,000. The following table provides an analysis for loan losses for the years ended June 30, 2006 and 2005, respectively. Allowance for loan losses stood at $1.9 million at the 2006 fiscal year end. At June 30, 2006, non-accrual loans aggregated $555,000, compared to $1.1 million at June 30, 2005.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

The following table describes the change in analysis for loan losses for the last five years.

	For the Year Ended June 30,
	2006	2005	2004	2003	2002
	(Dollars in thousands)
Balance at the beginning of the year	$1,593	$1,532	$1,416	$1,066	$570

Charge-offs:
Real estate mortgage	(7)	(49)	(205)	(15)	—
Installment loans to individuals	(78)	(121)	(85)	(37)	(4)

	(85)	(170)	(290)	(52)	(4)

Recoveries:
Real estate mortgage	1	23	28	2	—
Installment loans to individuals	29	16	3	—	—

	30	39	31	2	—

Net charge-offs	(55)	(131)	(259)	(50)	(4)

Provision for loan losses	363	192	375	400	500

Balance at end of year	$1,901	$1,593	$1,532	$1,416	$1,066

Ratio of net charge-offs during the period to average loans outstanding during the year	0.03%	0.10%	0.23%	0.04%	0.00%

Non-Interest Income. Non-interest income decreased $152,000 from $941,000 in fiscal 2005 to $789,000 in fiscal 2006. Service fees and charges increased by $53,000 to $517,000, principally as a result of an increase in checking accounts during the fiscal year. Income from the Company’s brokerage services increased significantly, from $212,000 to $317,000 for the years ended June 30, 2005 and 2006 respectively as a result of our two Investment Services professionals who facilitated our brokerage fee increase. Increases in non-interest income were offset by a loss of $144,000 on sale of investment securities. Fiscal 2005 results included a gain of $91,000 from the sale of real-estate owned. Gross loans of $23.5 million were sold during fiscal 2006, resulting in gains of $95,000. The loans sold in 2006 included $11.1 million in low yielding SAIF loans with a resulting loss of $39,000. This compares to loans sold of $11.6 million and gains of $165,000 the previous fiscal year.

Non-Interest Expenses. Non-interest expenses did not change significantly for the year ended June 30, 2006 when compared to the year ended June 30, 2005. Increases in occupancy and data processing costs of $24,000 and $83,000 were partially offset by decreases in personnel and advertising costs of $39,000 and $44,000. Other non-interest expenses decreased $26,000 during the year ended June 30, 2006, due to decreases in other professional expenses related to the incentive sales program.

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

	For the Year Ended June 30,
	2006	2005	2004	2003	2002
	(Dollars in thousands)
Non-accrual loans	$555	$1,106	$2,155	$2,252	$1,079
Restructured loans	—	—	—	—	—

Total non-performing loans	555	1,106	2,155	2,252	1,079
Real estate owned	110	183	510	36	50

Total non-performing assets	$665	$1,289	$2,665	$2,288	$1,129

Accruing loans past due 90 days or more	$—	$—	$—	$—	$—
Allowance for loan losses	1,901	1,593	1,532	1,416	1,066
Non-performing loans to period end loans	0.31%	0.71%	1.86%	2.06%	.97%
Allowance for loan losses to period end loans	1.07%	1.02%	1.32%	1.29%	.96%
Allowance for loan losses to non-performing loans	342.45%	144.03%	71.09%	62.86%	98.81%
Non-performing assets to total assets	0.31%	0.66%	1.70%	1.60%	.86%

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

The accrual of interest on loans is discontinued at the time the loan is 90 days past due and moved to non-accrual status. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual status at an earlier date if collection of principal or interest is considered doubtful according to internal evaluation policies.

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

Loans are also placed on non-accrual status in cases where it is uncertain as to whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on non-accrual loans generally are applied first to interest and then to principal only after all past due interest has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal have been granted due to the borrower’s weakened financial condition. Interest is accrued on restructured loans at the restructured rates when it is anticipated that no loss of original principal will occur. Interest income on non-accrual loans that would have been recorded for the years ended June 30, 2006 and 2005 had the loans been current was approximately $30,000 and $50,000, respectively. No such interest income on non-accrual loans was included in interest income for the fiscal year ended June 30, 2006 or 2005.

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

The second component of the allowance model is to estimate losses for all loans not considered to be impaired loans. First, loans that have been risk graded by the Company as having more than “standard” risk but are not considered to be impaired are assigned estimated loss percentages generally accepted in the banking industry. These classifications are either doubtful, substandard, or special mention. Loans that are classified by the Company as having “standard” credit risk are segregated by loan type, and estimated loss percentages are assigned to each loan type, based on the historical losses, current economic conditions, and operational conditions specific to each loan type.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

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

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights our general emphasis on mortgage lending.

Allocation of the Allowance for Loan Losses (dollars in thousands)

	As of June 30, 2006		As of June 30, 2005		As of June 30, 2004
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Commercial, Financial & Agricultural	$100	4.38%	$125	6.46%	$118	7.90%
Real Estate - construction	208	15.54%	59	13.23%	31	6.32%
Real Estate - mortgage	1,225	77.14%	1,019	77.41%	875	81.74%
Installment loans to individuals	89	2.63%	154	2.75%	167	3.83%
Other	51	0.31%	33	0.15%	9	0.21%
Unallocated	228	N/A	203	N/A	332	N/A

	$1,901	100.00%	$1,593	100.00%	$1,532	100.00%

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

	As of June 30, 2003		As of June 30, 2002
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Commercial, Financial & Agricultural	$339	5.50%	$229	6.08%
Real Estate – construction	—	2.12%	—	5.91%
Real Estate – mortgage	824	84.58%	623	80.26%
Installment loans to individuals	86	7.00%	81	7.45%
Other	29.80%		—	.30%
Unallocated	138	N/A	133	N/A

	$1,416	100.00%	$1,066	100.00%

Liquidity and Capital Resources

During the year ended June 30, 2006, Great Pee Dee paid total cash dividends of $0.64 per share or approximately $1.1 million. Although Great Pee Dee anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

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

As of June 30, 2006, liquid assets (cash, interest-earning deposits, federal funds sold and investment securities) were approximately $25.2 million, which represents 16.7% of deposits. At that date, outstanding loan commitments were $1.7 million, the un-disbursed portion of construction loans was $5.4 million and un-drawn lines of credit totaled $8.5 million. Funding for these commitments is expected to be provided from deposits, FHLB advances, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations. The Bank also has access to the brokered certificates of deposits (CDs) market. The Bank had approximately $18 million in brokered CDs at June 30, 2006. Supplementing these liquidity sources, the Bank has available lines of credit from various correspondent banks to purchase federal funds on a short-term basis of approximately $8.1 million. As of June 30, 2006, no borrowings were outstanding against these lines of credit. The Bank also has the ability to borrow up to $53.2 million from the FHLB of Atlanta. As of June 30, 2006, $33.1 million was borrowed from FHLB.

Under federal capital regulations, the Bank must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Sentry’s financial statements. At June 30, 2006 and 2005, Sentry exceeded all such requirements.

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

The Bank is restricted in its ability to pay dividends and to make distributions. A significant source of Great Pee Dee’s funds is dividends received from the Bank. In fiscal 2006, a $600,000 dividend was paid by the Bank to Great Pee Dee. At June 30, 2006, notification is required by Office of Thrift Supervision for any payment of dividends from Sentry Bank & Trust to Great Pee Dee.

Management is not aware of any known trends, events, uncertainties or current recommendations by regulatory authorities that will have, or that are reasonably likely to have, a material effect on the Company’s liquidity, capital resources, or other operations.

Section 404 of the Sarbanes-Oxley Act is expected to be applicable to the Company under proposed rules for the fiscal year ending June 30, 2009. Implementation is scheduled to begin during fiscal 2008 and is anticipated to have an impact on earnings.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires the Company to make estimates and judgments regarding uncertainties that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates which are based upon historical experience and on other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

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

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

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

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. All non-accrual loans are considered impaired.

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

Interest Income Recognition

The accrual of interest on loans is discontinued at the time the loan is 90 days past due or impaired. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual status at an earlier date if collection of principal or interest is considered doubtful according to internal evaluation policies.

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

Great Pee Dee Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

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

Off-Balance Sheet Arrangements

Information about the Bank’s off-balance sheet risk exposure is presented in Note L to the accompanying financial statements. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as special purpose entities (SPEs) or variable-interest entities (VIEs), which generally are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of June 30, 2006, we are not involved in any unconsolidated SPE or VIE transactions.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Great Pee Dee Bancorp, Inc.

Cheraw, South Carolina

We have audited the accompanying consolidated statements of financial condition of Great Pee Dee Bancorp, Inc. and subsidiary as of June 30, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Pee Dee Bancorp, Inc. and Subsidiary as of June 30, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Charlotte, North Carolina

August 22, 2006

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

June 30, 2006 and 2005

	2006	2005
ASSETS
Cash on hand and due from banks	$3,354,586	$1,600,734
Interest-earning balances in other banks	488,193	432,266
Federal funds sold	858,000	—

Cash and cash equivalents	4,700,779	2,033,000

Investment securities available for sale, at fair value (Note B)	20,487,474	28,778,830

Loans (Note C)	177,175,621	155,724,356
Allowance for loan losses	(1,901,034)	(1,593,223)

Net Loans	175,274,587	154,131,133

Loans held for sale	958,150	1,115,600
Accrued interest receivable	1,026,733	889,789
Restricted stock, at cost	1,997,787	1,680,787
Premises and equipment, net (Note D)	5,017,468	4,098,488
Real estate acquired in settlement of loans	109,500	183,324
Intangible assets (Note E)	678,610	863,410
Other assets (Note J)	2,455,230	1,972,069

TOTAL ASSETS	$212,706,318	$195,746,430

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposit accounts (Note F)	$151,339,258	$136,573,252
Short-term borrowings (Note G)	9,500,000	8,448,000
Long-term borrowings (Note G)	23,600,000	23,000,000
Accrued interest payable	287,356	190,734
Advance payments by borrowers for property taxes and insurance	120,775	157,466
Accrued expenses and other liabilities	1,319,337	1,120,503

TOTAL LIABILITIES	186,166,726	169,489,955

COMMITMENTS AND CONTINGENCIES (Note L)

STOCKHOLDERS’ EQUITY (Notes H, I and K)
Preferred stock, no par value, 400,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 3,600,000 shares authorized; 2,224,617 shares issued	22,246	22,246
Additional paid-in capital	22,093,615	22,008,532
Unearned compensation (Note H)	(707,438)	(872,774)
Retained earnings, substantially restricted	11,746,235	11,242,041
Accumulated other comprehensive loss	(674,725)	(387,823)
Common stock in treasury, at cost (434,448 and 423,107 shares, respectively)	(5,940,341)	(5,755,747)

TOTAL STOCKHOLDERS’ EQUITY	26,539,592	26,256,475

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$212,706,318	$195,746,430

The accompanying notes are an integral part of these consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended June 30, 2006 and 2005

	2006	2005
INTEREST INCOME
Loans	$11,727,494	$8,578,890
Investments	1,093,238	1,080,925
Deposits in other banks and federal funds sold	84,996	86,178

TOTAL INTEREST INCOME	12,905,728	9,745,993

INTEREST EXPENSE
Deposits (Note F)	4,755,585	3,169,322
Short-term borrowings	213,342	119,551
Long-term borrowings	1,068,922	664,558

TOTAL INTEREST EXPENSE	6,037,849	3,953,431

NET INTEREST INCOME	6,867,879	5,792,562

PROVISION FOR LOAN LOSSES (Note C)	362,500	192,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,505,379	5,600,562

NON-INTEREST INCOME
Service fees and charges	516,863	463,728
Gain on sales of loans held for sale	94,721	164,688
Brokerage operations	316,650	212,255
Loss on sale of investment securities	(143,640)	—
Other	4,114	100,286

TOTAL NON-INTEREST INCOME	788,708	940,957

NON-INTEREST EXPENSES
Personnel costs	2,337,312	2,376,561
Occupancy	577,286	552,548
Data processing	495,455	412,547
Amortization of intangibles	184,800	184,800
Advertising	107,659	152,152
Stockholder relations cost	229,265	198,680
Other	820,475	846,012

TOTAL NON-INTEREST EXPENSES	4,752,252	4,723,300

INCOME BEFORE INCOME TAXES	2,541,835	1,818,219

INCOME TAXES (Note J)	942,984	654,525

NET INCOME	$1,598,851	$1,163,694

EARNINGS PER COMMON SHARE (Note A)
Basic	$0.93	$0.68

Diluted	$0.92	$0.68

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (Note A)
Basic	1,722,867	1,713,429
Diluted	1,729,891	1,720,797

The accompanying notes are an integral part of these consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended June 30, 2006 and 2005

			Par value of common stock	Additional paid-in capital	Unearned compensation	Retained earnings	Accumulated other comprehensive loss	Treasury stock	Total stockholders’ equity

	Shares of common stock
	Issued	In treasury
Balance at June 30, 2004	2,224,617	412,833	$22,246	$21,982,899	$(1,058,586)	$11,162,369	$(723,400)	$(5,334,424)	$26,051,104
Comprehensive income:
Net income	—	—	—	—	—	1,163,694	—	—	1,163,694
Change in accumulated other comprehensive loss, net of income taxes	—	—	—	—	—	—	335,577	—	335,577

Total comprehensive income									1,499,271

Purchase of treasury stock	—	52,269	—	—	—	—	—	(807,209)	(807,209)
Exercise of stock options	—	(84,389)	—	(899,843)	—	—	—	1,118,304	218,461
Shares traded to exercise options	—	42,394	—	732,418	—	—	—	(732,418)	—
RRP and incentive shares earned	—	—	—	—	62,380	—	—	—	62,380
Release of ESOP shares	—	—	—	88,246	123,432	—	—	—	211,678
Tax benefit of stock option exercise	—	—	—	104,812	—	—	—	—	104,812
Cash dividends paid ($0.635 per share)	—	—	—	—	—	(1,084,022)	—	—	(1,084,022)

Balance at June 30, 2005	2,224,617	423,107	22,246	22,008,532	(872,774)	11,242,041	(387,823)	(5,755,747)	26,256,475
Comprehensive income:
Net income	—	—	—	—	—	1,598,851	—	—	1,598,851
Change in accumulated other comprehensive loss, net of income taxes	—	—	—	—	—	—	(286,902)	—	(286,902)

Total comprehensive income									1,311,949

Purchase of treasury stock	—	12,886	—	—	—	—	—	(200,319)	(200,319)
Exercise of stock options	—	(1,545)	—	(9,600)	—	—	—	15,725	6,125
RRP and incentive shares earned	—	—	—	—	50,131	—	—	—	50,131
Release of ESOP shares	—	—	—	87,940	115,205	—	—	—	203,145
Tax benefit of stock option exercise	—	—	—	6,743	—	—	—	—	6,743
Cash dividends paid ($0.64 per share)	—	—	—	—	—	(1,094,657)	—	—	(1,094,657)

Balance at June 30, 2006	2,224,617	434,448	$22,246	$22,093,615	$(707,438)	$11,746,235	$(674,725)	$(5,940,341)	$26,539,592

The accompanying notes are an integral part of these consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,598,851	$1,163,694
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	324,759	321,242
Amortization of intangibles	184,800	184,800
Provision for loan losses	362,500	192,000
Gain on sale of foreclosed real estate	(1,428)	(90,781)
Loss on sale of investment securities	143,640	—
Gain on sale of loans held for sale	(94,721)	(164,688)
Deferred income taxes	(166,058)	44,997
ESOP contribution expense	203,145	211,678
Vesting of recognition and retention and incentive plans	50,131	62,380
Proceeds from sales of loans held for sale	23,505,769	11,592,576
Originations of loans held for sale	(12,066,598)	(11,233,068)
Change in assets and liabilities:
Increase in accrued interest receivable	(136,944)	(311,353)
Increase in other assets	(138,459)	(725,955)
Increase in accrued interest payable	96,622	100,148
Increase in accrued expenses and other liabilities	198,834	969,299

NET CASH PROVIDED BY OPERATING ACTIVITIES	14,064,843	2,316,969

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available for sale investments	(289,205)	(6,473,469)
Proceeds from maturities, calls and sales of available for sale investment securities	7,971,375	6,076,157
Proceeds from the sale of land	150,000	—
Purchase of restricted stock	(317,000)	(556,487)
Redemption of restricted stock	—	—
Net increase in loans	(32,840,129)	(39,767,455)
Purchase of premises and equipment	(1,393,739)	(143,643)
Proceeds from sale of real estate acquired in settlement of loans	222,428	153,541

NET CASH USED BY INVESTING ACTIVITIES	(26,496,270)	(40,711,356)

The accompanying notes are an integral part of these consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2006 and 2005

	2006	2005
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in demand accounts	$(4,761,598)	$(2,160,820)
Net increase in certificates of deposit	19,527,604	29,788,830
Increase (decrease) in advance payments by borrowers for taxes and insurance	(36,692)	40,269
Net increase in short-term borrowings	1,052,000	5,448,000
Proceeds from long-term borrowings	600,000	5,000,000
Purchase of treasury stock	(200,319)	(807,209)
Proceeds from exercise of stock options	6,125	218,461
Tax benefit from exercise of non-qualified stock options	6,743	104,812
Cash dividends paid	(1,094,657)	(1,084,022)

NET CASH PROVIDED BY FINANCING ACTIVITIES	15,099,206	36,548,321

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,667,779	(1,846,066)
CASH AND CASH EQUIVALENTS, BEGINNING	2,033,000	3,879,066

CASH AND CASH EQUIVALENTS, ENDING	$4,700,779	$2,033,000

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$5,941,227	$3,853,283

Income taxes	$986,500	$304,000

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Loans receivable transferred to real estate acquired in settlement of loans	$362,026	$256,417

Loans receivable originated to finance the sale of foreclosed real estate sold	$214,850	$519,884

Net unrealized gain (loss) on investment securities available for sale, net of deferred income tax expense (benefit)	$(286,902)	$335,577

Reclassification of loans to loans held for sale	$11,187,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

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

June 30, 2006 and 2005

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

June 30, 2006 and 2005

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

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

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

Premises and Equipment

Land is carried at cost. Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets. This includes our most recent purchase of land for the construction of a new branch office facility in Florence, South Carolina.

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

Real Estate Acquired In Settlement of Loans

Real estate acquired in settlement of loans is held for sale and is initially recorded at fair value at the date of foreclosure. Fair values at foreclosure are based on appraisals less estimated selling costs. Losses arising at the time of acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent gains and losses are provided by a charge to income in the period in which the need arises.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

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

In connection with the March 2000 acquisition of a branch office in Florence, South Carolina, the Company recorded for $250,000 a non-compete agreement and recorded deposit-related intangible assets of $1,850,000. The non-compete agreement has been fully amortized. The deposit-related intangible assets are being amortized using the straight-line method over ten years, ending June 30, 2010.

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

June 30, 2006 and 2005

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

Non-Interest Income

The primary sources of non-interest income are service charges on deposit accounts, gains on sale of loans held for sale and investment services income. Deposit service charges are collected and recognized on a daily basis when the related activity to generate the revenue occurs. Gains on sale of loans held for sale are recognized at the time of sale to a third-party and the loan is derecognized. See the policy note on loans held for sale for additional information. Investment services revenue is recognized monthly based upon commission remittances from our clearing broker.

Advertising Expense

Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising and public relations costs of $107,659 and $152,152 were included in the Company’s results of operations for 2006 and 2005, respectively.

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

An employer that continues to apply the intrinsic value accounting method rather than the fair value based method must disclose certain pro forma information. Under the fair value based method, compensation cost is measured at the grant date of the option based on the value of the award and is recognized over the service period, which is usually the vesting period. As required by SFAS No. 123, disclosures are presented below for the effect on the net income and net income per share for the years ended June 30, 2006 and 2005 that would result from the use of the fair value based method to measure compensation cost related to stock option grants. The effects of applying the provisions of SFAS No. 123 are not necessarily indicative of future effects.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plans (Continued)

The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) SFAS No. 123 “Accounting for Stock-Based Compensation”, to stock-based employee compensation.

	2006	2005
	(Amounts in thousands, except per share data)
Net income:
As reported	$1,599	$1,164
Deduct: Total stock-based employee compensation expenses determined under fair value method for all amounts, net of related tax effects	(3)	(118)

Pro forma	$1,596	$1,046

Basic net income per share:
As reported	$0.93	$0.68
Pro forma	0.93	0.61

Diluted net income per share:
As reported	$0.92	$0.68
Pro forma	0.92	0.61

Earnings Per Common Share

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Anti-dilutive options have been excluded form the computation. Potential common shares that may be issued by the Company relate to outstanding stock options and are determined using the treasury stock method.

Earnings per common share have been computed based on the following:

	Years Ended June 30,
	2006	2005
Average number of common shares outstanding used to calculate basic earnings per common share	1,722,867	1,713,429
Effect of dilutive options	7,024	7,368

Average number of common shares outstanding used to calculate diluted earnings per common share	1,729,891	1,720,797

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

The components of other comprehensive loss and related tax effects are as follows:

	2006	2005
Unrealized holding gains (losses) on available-for-sale securities	$(609,185)	$534,689
Tax effect	233,763	(199,112)

Reclassification adjustment for losses realized in income	143,640	—
Tax effect	(55,120)	—

Net of tax amount	$(286,902)	$335,577

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting, and / or disclosure of financial information by the Company.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not believe that the adoption of SFAS No. 155 will have a material impact on its financial position, results of operations and cash flows.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This Statement amends FASB No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose its subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities; at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt SFAS No. 156 as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not believe the adoption of SFAS No. 156 will have a material impact on its financial position, results of operations and cash flows.

In December 2004, the FASB issued SFAS No. 123(R), “Share Based Payment” (SFAS No. 123(R)). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services from employees. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first interim reporting period in the Company’s first fiscal year that begins after December 15, 2005. SFAS No. 123(R) allows for adoption using either the modified prospective or modified retrospective methods. Accordingly, the Company anticipates using the modified prospective method when it adopts SFAS No. 123(R) commencing with the quarter beginning July 1, 2006. If the Company had included the cost of employee stock option compensation in its consolidated financial statements, the net income for the fiscal years ended June 30, 2006 and 2005 would have decreased by approximately $3,000 and $118,000 for the fiscal years ended June 30, 2006 and 2005, respectively. Accordingly, the adoption of SFAS No. 123(R) is not expected to have a material effect on its consolidated financial statements.

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance issued Staff Accounting Bulletin (“SAB”) No.107 to provide guidance regarding the application of SFAS No.123(R). SAB No. 107 provides interpretive guidance related to the interaction between SFAS No.123(R) and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No.123(R). This SAB is effective concurrently with SFAS 123(R).

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In March 2004, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” EITF 03-01 provided guidance for evaluation whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. In September 2004, the Financial Accounting Standards Board (“FASB”) issued a FASB Staff Position (“FSP EITF 03-1-b”) to delay the requirement to record impairment losses. The guidance also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requirements for disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1 which addresses the determination as to when an investment is considered impaired. This FSP nullifies certain requirements of EITF 03-01 and supersedes EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” This FSP is to be applied to reporting periods beginning after December 15, 2005. The Company adopted FSP on January 1, 2006.

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products that May Give Rise to a Concentration of Credit Risk.” The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity’s exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including “information about the (shared) activity, region, or economic characteristic that identifies the concentration.” The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to: borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios. This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. The Company adopted this disclosure standard effective June 30, 2006.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of FASB Statement No. 109. FIN 48 addresses the recognition and measurement of certain tax positions taken in the financial statements of a business enterprise. It also includes certain financial statement disclosures around uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has not yet evaluated the impact of FIN 48 on its consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications

Certain items were reclassified in the June 30, 2005 financial statements to be consistent with the June 30, 2006 presentation. The reclassifications had no impact upon net income or stockholders’ equity as previously recorded.

NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

	June 30, 2006
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
Trust preferred securities	$519,421	$160	$25,154	$494,427
U. S. government agency securities	5,400,000	—	116,344	5,283,656
Municipal securities	1,020,692	—	13,140	1,007,552
Mortgage-backed securities	14,626,549	—	924,710	13,701,839

	$21,566,662	$160	$1,079,348	$20,487,474

	June 30, 2005
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
Trust preferred securities	$500,868	$—	$33,625	$467,243
U. S. government agency securities	10,300,000	—	99,313	10,200,687
Municipal securities	747,692	12,052	1,865	757,879
Mortgage-backed securities	17,843,913	—	490,892	17,353,021

	$29,392,473	$12,052	$625,695	$28,778,830

The amortized cost and fair values of debt securities available for sale at June 30, 2006 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available-for-Sale
	Amortized cost	Fair value
Due in one year or less	$1,619,421	$1,606,765
Due after one year through five years	5,998,617	5,762,173
Due after five years through ten years	5,851,028	5,537,219
Due after ten years	8,097,596	7,581,317

	$21,566,662	$20,487,474

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE B - INVESTMENT SECURITIES (Continued)

The fair value of securities with unrealized losses at June 30, 2006 is as follows:

	Less than 12 Months		More than 12 Months
	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
U.S. Government agency securities	$980,000	$20,000	$4,303,656	$96,344
Mortgage backed securities	—	—	13,701,840	924,710
Municipals	812,787	7,905	194,764	5,235
Trust preferred securities	68,355	6,645	256,491	18,509

Total	$1,861,142	$34,550	$18,456,751	$1,044,798

The fair value of securities with unrealized losses at June 30, 2005 is as follows:

	Less than 12 Months		More than 12 Months
	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
U.S. Government agency securities	$5,348,000	$51,688	$3,852,375	$47,625
Mortgage backed securities	2,219,459	81,804	15,133,562	409,088
Municipals	273,136	1,865	—	—
Trust preferred securities	—	—	467,243	33,625

Total	$7,840,595	$135,357	$19,453,180	$490,338

Management of the Company believes all unrealized losses as of June 30, 2006 and 2005 represent temporary impairment. Approximately 96.8% of the unrealized losses, or 10 individual securities, consisted of securities in a continuous loss position for 12 months or more as of June 30, 2006. The Company has the ability and intends to hold these securities until recovery. The Company believes, based on industry analysis reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

Proceeds from sales of available-for-sale securities during the year ended June 30, 2006 were $4,756,360 that resulted in gross realized losses of $143,640. No sales occurred during the year ended June 30, 2005. Securities with a par of $11,400,000 and $7,200,000 and a fair value of $10,909,302 and $7,123,014 at June 30, 2006 and 2005 respectively, were pledged to secure public monies on deposit as required by law.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

	2006	2005
Type of loan:
Real estate loans:
1-to-4 family residential	$65,417,553	$68,488,473
Commercial	61,345,237	43,527,712
Construction and land	27,570,247	20,619,161
Home improvement loans	10,098,347	8,670,073

Total real estate loans	164,431,384	141,305,419

Other loans:
Commercial	7,769,767	10,074,701
Consumer	4,669,864	4,292,148
Loans secured by deposits	553,332	232,035

Total other loans	12,992,963	14,598,884

Subtotal	177,424,347	155,904,303
Less:
Deferred loan origination fees, net of costs	248,726	179,947

Total loans	$177,175,621	$155,724,356

The allowance for loan losses is summarized as follows:

	2006	2005
Balance at beginning of year	$1,593,223	$1,531,874
Provision for loan losses	362,500	192,000
Charge-offs	(85,475)	(169,877)
Recoveries	30,786	39,226

Balance at end of year	$1,901,034	$1,593,223

At June 30, 2006 and 2005, the recorded investment in loans considered impaired in accordance with SFAS No. 114 totaled $555,000 and $1.1 million, respectively, with corresponding valuation allowances of $54,000 and $220,000, respectively. For the years ended June 30, 2006 and 2005, the average recorded investment in impaired loans was approximately $964,000 and $1.4 million, respectively. Interest income that was foregone on impaired loans for the years ended June 30, 2006, and 2005 amounted to approximately $32,000 and $50,000, respectively.

Non-accrual loans at June 30, 2006 and 2005 were approximately $555,000 and $1.1 million, respectively. No loans past due 90 days were accruing interest.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

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

	2006	2005
Balance at beginning of year	$3,347,040	$1,443,288
Net borrowings during the year	91,694	1,903,752

Balance at end of year	$3,438,734	$3,347,040

NOTE D - PREMISES AND EQUIPMENT

Premises and equipment for the years ended on June 30 consist of the following:

	2006	2005
Land	$1,591,670	$485,687
Building and improvements	3,331,692	3,323,317
Furniture and equipment	1,863,835	1,784,104

	6,787,197	5,593,108
Accumulated depreciation	(1,769,729)	(1,494,620)

	$5,017,468	$4,098,488

Depreciation expense for the years ended June 30, 2006 and 2005 amounted to $324,759 and $321,242, respectively.

The Bank has a non-cancelable operating lease for the land on which its Florence branch is located. Future minimum rent commitments under this lease are as follows:

2007	$22,500
2008	24,000
2009	24,000
2010	24,000
2011	24,000
Thereafter	171,000

$289,500

The lease has an initial term of fifteen years with renewal options for two additional ten-year terms followed by one additional five-year term. Total rent expense for the years ended June 30, 2006 and 2005 was $18,000 and $18,000, respectively.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE E - INTANGIBLE ASSETS

The following is a summary of the gross carrying amount and accumulated amortization of amortized intangible assets as of June 30, 2006 and 2005:

	2006		2005
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Deposit intangibles related to branch acquisition	$1,850,000	$1,171,000	$1,850,000	$987,000

The following table presents the estimated amortization for intangible assets for each of the five fiscal years ending June 30, 2010. These estimates are subject to change in future periods to the extent management determines it is necessary to make adjustments to the carrying value or estimated useful lives of amortized intangible assets.

Estimated amortization expense
2007	$185,000
2008	185,000
2009	185,000
2010	124,000

$679,000

NOTE F - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 2006 and 2005 follows:

	2006	2005
Demand accounts:
Non-interest bearing	$8,841,298	$7,414,127
Savings	2,865,257	3,179,310

Money market and NOW	26,638,207	32,512,923

Total demand accounts	38,344,762	43,106,360

Certificates of deposit	112,994,496	93,466,892

Total deposit accounts	$151,339,258	$136,573,252

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE F - DEPOSIT ACCOUNTS (Continued)

A summary of certificate accounts by maturity as of June 30, 2006 follows:

	Less than $100,000	$100,000 or more	Total
One year or less	$34,958,407	$48,068,042	$83,026,449
More than one year to three years	12,551,552	16,052,739	28,604,291
More than three years to five years	555,453	737,054	1,292,507
More than five years	71,249	—	71,249

Total certificate accounts	$48,136,661	$64,857,835	$112,994,496

Interest expense on deposits for the years ended June 30 is summarized as follows:

	2006	2005
Savings accounts	$21,668	$16,651
Money market accounts and NOW	669,166	670,337
Certificates of deposit	4,084,107	2,489,828

	4,774,941	3,176,816
Penalties for early withdrawal	(19,356)	(7,494)

	$4,755,585	$3,169,322

NOTE G - BORROWINGS

The Bank had total short-term borrowings of $9,500,000 and $8,448,000 at June 30, 2006 and 2005, respectively. The borrowings consisted of advances from the Federal Home Loan Bank of Atlanta. The borrowings carried variable rates ranging from 3.97% to 5.45% at June 30, 2006 and rates ranging from 3.28% to 3.47% as of June 30, 2005.

The Bank’s long-term borrowings are all at fixed rates. The borrowings have stated interest rates and maturities as follows:

	At June 30,
	2006	2005
4.31% due on April 6, 2011, callable October 6, 2005	$—	$5,000,000
3.41% due on August 1, 2011, callable November 1, 2005	—	3,000,000
3.00% due on September 5, 2008, callable September 5, 2006	10,000,000	10,000,000
2.84% due on January 13, 2015, callable January 13, 2006	—	5,000,000
3.66% due on August 10, 2015, callable August 10, 2007	5,600,000	—
5.09% due on August 10, 2007	5,000,000	—
5.15% due on August 01, 2011	3,000,000	—

	$23,600,000	$23,000,000

At June 30, 2006, the Bank has a $53.2 million available credit line from the Federal Home Loan Bank. All advances are secured by a blanket-floating lien on the Bank’s 1-to-4 family residential mortgage loans. As of June 30, 2006 and 2005, the Bank had borrowed $33.1 million and $31.5 million, respectively, on this line.

The Bank also has an $8.1 million available credit line from its correspondent bank.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Recognition and Retention Plan

At the Company’s first annual meeting of stockholders held on January 7, 1999, the Company’s stockholders approved the 1998 Recognition and Retention Plan (the “RRP”). Under the RRP, 88,085 shares of common stock were reserved for issuance to key officers and directors. The Company recognizes compensation costs over the vesting period of the RRP shares granted as shares are earned, resulting in the recognition costs of approximately $0 and $10,000 during the years ended June 30, 2006 and 2005, respectively. Within the Plan, 81,392 shares have been granted as of June 30, 2006.

Long Term Incentive Stock Benefit Plan

The 2003 Long Term Incentive Stock Benefit Plan was approved at the 2003 Annual Meeting and authorizes up to 88,388 shares of common stock to be granted in either stock options or stock awards. No options or shares were granted this fiscal year. Nine thousand of these shares were granted as stock awards in the fiscal year ended 2004, leaving 79,388 options or shares that can be granted. The Company recognizes compensation costs over the vesting period of the shares granted as shares are earned, resulting in approximately $50,000 and $52,000 in compensation costs for years ended June 30, 2006 and 2005, respectively.

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

A summary of activity under the SOP is as follows:

	Outstanding Options			Exercisable Options
	Shares Available For Future Grants	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
At June 30, 2004	7,234	169,055	$13.51	159,389	$13.59

Shares received in cashless exercise	42,394	—	—	—	—
Options granted	(42,394)	42,394	17.28	—	—
Options vested	—	—	—	52,060	16.34
Options exercised	—	(84,389)	11.27	(84,389)	11.27

At June 30, 2005	7,234	127,060	15.56	127,060	15.56

Shares received in cashless exercise	2,239	—	—	—	—
Options granted	(2,239)	2,239	16.00	—	—
Options vested	—	—	—	2,239	16.00
Options exercised	—	(3,784)	11.09	(3,784)	11.09

At June 30, 2006	7,234	125,515	$15.70	125,515	$15.70

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Stock Option Plan (Continued)

At June 30, 2006, options outstanding had a weighted-average remaining term of three years. Total options outstanding at June 30, 2006 included 27,500 options exercisable at a range of $9.55 to $12.25 per share, 29,117 options exercisable at a range of $14.13 to $16.50 per share, and 68,898 options exercisable as a range of $17.45 to $18.00 per share. No expense has been recognized in connection with the grant or exercise of these options. At June 30, 2006, authorized shares of common stock reserved for future grants of options totaled 7,234.

The fair value of options granted was estimated to be $2.15 for options granted in the year ended June 30, 2006 and $2.18 for options granted in the year ended June 30, 2005. These amounts were estimated on the date of grant using the Black-Scholes Option Pricing Model using the following assumptions for the years ended June 30, 2006 and 2005, respectively: a risk-free interest rate of 5.0% and 3.0%, a dividend yield of 1.25% and 1.28%, an expected life of 2 years, and a volatility ratio of 25% and 26%.

Employee Stock Ownership Plan

In the mutual to stock conversion, the Company’s Employee Stock Ownership Plan (the “ESOP”) purchased 174,570 shares of the common stock of Great Pee Dee sold in the public offering at a total cost of $1,745,700. The number of shares in the ESOP increased by approximately 17,000 as a result of the 10% stock dividend in fiscal year 2002. The ESOP executed a note payable to Great Pee Dee for the full price of the shares purchased. The note is to be repaid over ten years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. Dividends, if any, paid on shares held by the ESOP may be used to reduce the loan. Dividends paid on unallocated shares held by the ESOP are not reported as dividends in the consolidated financial statements. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the note. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 2006, the outstanding balance of the note is $688,494 and is included in unearned compensation as a reduction of stockholders’ equity.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after seven years of credited service. Forfeitures of non vested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Expense of $203,145 and $211,678 has been incurred in connection with the ESOP during the years ended June 30, 2006 and 2005, respectively. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $88,000 and $88,000 which represents the difference between the fair market value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP for the years ended June 30, 2006 and 2005, respectively. The Bank has credited this amount to additional paid-in capital for the years then ended.

At June 30, 2006, 81,244 shares held by the ESOP have been released or committed to be released to the plan’s participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.3 million at June 30, 2006.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employee Deferred Compensation Plan

The Bank has a deferred compensation plan for certain officers whereby the executive officers can make elective deferrals in lieu of receiving a portion of the salary to which they otherwise would be entitled. The Company may also elect to make discretionary contributions on behalf of certain officers. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying consolidated financial statements. There were no expenses associated with the plan for the years ended June 30, 2006 and 2005.

Director’s Deferred Compensation Plan

The Bank has a deferred compensation plan for directors whereby members of the board may make elective deferrals in lieu of receiving a portion of the compensation to which they otherwise would be entitled. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying consolidated financial statements. Expenses for this plan totaled $14,000 and $18,000 for the years ended June 30, 2006 and 2005, respectively.

401(k) Retirement Plan

The Bank maintains for the benefit of its eligible employees a 401(k) plan. Under the plan, the Bank fully matches a participant’s elective contributions up to three percent of base compensation, and then matches fifty percent of a participant’s elective contributions in excess of three percent of base compensation up to five percent of base compensation. The only eligibility requirement is completion of one year’s full-time service. At June 30, 2006 and 2005 substantially all full-time employees are eligible and are covered by the plan. 401(k) contributions are funded when accrued. The total 401(k) retirement plan expense was $27,096 and $27,039 for the years ended June 30, 2006 and 2005, respectively.

NOTE I - STOCK REPURCHASES

The Company’s Board of Directors has adopted stock repurchase plans under which the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. Treasury shares have been used for various purposes, including grants under the RRP, shares issued under the deferred compensation plan, shares issued in the form of a 10% stock dividend in fiscal 2002 and shares issued in connection with exercise of stock options. At June 30, 2006, 434,448 shares were held as treasury stock.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE J - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 2006 and 2005:

	2006	2005
Current tax expense:
Federal	$950,413	$509,430
State	158,629	100,098

	1,109,042	609,528

Deferred tax expense (benefit):
Federal	(139,810)	37,885
State	(26,248)	7,112

	(166,058)	44,997

Provision for income taxes	$942,984	$654,525

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 2006 and 2005:

	2006	2005
Income tax at federal statutory rate	$864,224	$618,194
State income tax, net of federal tax benefit	87,372	70,759
Tax exempt interest income	(28,239)	(24,882)
ESOP	14,333	13,018
Other	5,294	(22,564)

Provision for income taxes	$942,984	$654,525

Deferred tax assets and liabilities arising from temporary differences at June 30, 2006 and 2005 are summarized as follows:

	2006	2005
Deferred tax assets relating to:
Deferred compensation	$106,296	$113,510
Allowance for loan losses	721,633	604,787
Unrealized securities losses	409,796	225,820
Amortization of intangibles	189,694	172,765

Total deferred tax assets	1,427,419	1,116,882

Deferred tax liabilities relating to:
Premises and equipment	(191,644)	(190,604)
FHLB stock dividends	(9,010)	(47,439)
Prepaid expenses	(21,783)	(16,676)

Total deferred tax liabilities	(222,437)	(254,719)

Net deferred tax asset	$1,204,982	$862,163

Deferred tax asset represent the future tax benefit of deductible differences and, if it is more likely that not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at June 30, 2006 will be realized, and accordingly, has not established a valuation allowance. Net deferred tax assets are included in other assets.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE J - INCOME TAXES (Continued)

Retained earnings at June 30, 2006, includes approximately $1.5 million for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carry back of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted assets (as defined) and of tangible capital to adjusted assets. Management believes, as of June 30, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2006, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category. The Company’s and the Bank’s actual capital amounts and ratios as of June 30, 2006 and 2005 are presented in the following table.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE K - REGULATORY MATTERS (Continued)

	Actual		Minimum For Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
June 30, 2006:
Total Risk Weighted Capital to Risk Weighted Assets:
Consolidated	$28,436	17.71%	$12,843	8.00%	$	N/A	N/A
Sentry	27,100	16.97%	12,773	8.00%		15,966	10.00%

Tier 1 Capital to Risk Weighted Assets:
Consolidated	$26,535	16.53%	$6,421	4.00%	$	N/A	N/A
Sentry	25,199	15.78%	6,386	4.00%		9,580	6.00%

Tier 1 Capital to Adjusted Total Assets:
Consolidated	$26,535	12.48%	$8,508	4.00%	$	N/A	N/A
Sentry	25,199	11.90%	8,472	4.00%		10,590	5.00%

Tangible Capital to Adjusted Total Assets:
Consolidated	$26,535	12.48%	$3,190	1.50%	$	N/A	N/A
Sentry	25,199	11.90%	3,177	1.50%		N/A	N/A

June 30, 2005:
Total Risk Weighted Capital to Risk Weighted Assets:
Consolidated	$27,348	21.35%	$10,245	8.00%	$	N/A	N/A
Sentry	25,443	20.03%	10,163	8.00%		12,704	10.00%

Tier 1 Capital to Risk Weighted Assets:
Consolidated	$25,760	20.11%	$5,122	4.00%	$	N/A	N/A
Sentry	23,855	18.78%	5,082	4.00%		7,623	6.00%

Tier 1 Capital to Adjusted Total Assets:
Consolidated	$25,760	13.13%	$7,846	4.00%	$	N/A	N/A
Sentry	23,855	12.28%	7,769	4.00%		9,711	5.00%

Tangible Capital to Adjusted Total Assets:
Consolidated	$25,760	13.13%	$2,942	1.50%	$	N/A	N/A
Sentry	23,855	12.28%	2,913	1.50%		N/A	N/A

The Bank is restricted in its ability to pay dividends. A significant source of Great Pee Dee’s funds is dividends received from the Bank. In fiscal 2006, a $600,000 dividend was paid by the Bank to Great Pee Dee. At June 30, 2006, notification is required by Office of Thrift Supervision for any payment of dividends from Sentry Bank & Trust to Great Pee Dee.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE L - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

Financial instruments, which potentially subject the Bank to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Bank makes loans to individuals and small businesses for various personal and commercial purposes primarily Chesterfield County, Marlboro County, Florence County and other surrounding counties. The Bank’s underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties. The Bank’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, Management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Bank to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Bank makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Bank to unusual credit risk.

The Bank’s investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of Management, there is no concentration of credit risk in its investment portfolio. The Bank places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

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

A summary of the approximate contract amount of the Bank’s exposure to off-balance sheet risk as of June 30, 2006 is as follows (in thousands):

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$1,734
Undisbursed construction loans in process	5,440
Lines of credit	8,455
Letters of credit	164

$15,793

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE L - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK (Continued)

At June 30, 2006, the Bank had loan commitments outstanding of approximately $1.7 million, at fixed interest rates ranging from 7.00% to 9.50%. In management’s opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

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

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Loans Held for Sale

Fair value for loans held for sale is determined by available market prices.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

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

The carrying amounts and estimated fair values of the Bank’s financial instruments, none of which are held for trading purposes, are as follows at June 30, 2006 and 2005:

	2006		2005
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash, interest-earning balances, federal funds sold	$4,700,779	$4,700,779	$2,033,000	$2,033,000
Investment securities	20,487,474	20,487,474	28,778,830	28,778,830
Loans receivable, net	175,274,587	174,634,585	154,131,133	154,709,852
Loans held for sale	958,150	958,150	1,115,600	1,115,600
Accrued interest receivable	1,026,733	1,026,733	889,789	889,789
Restricted stock, at cost	1,997,787	1,997,787	1,680,787	1,680,787

Financial liabilities:
Deposits	151,339,258	149,825,865	136,573,252	136,165,862
Short-term borrowings	9,500,000	9,500,000	8,448,000	8,448,000
Long-term borrowings	23,600,000	23,781,538	23,000,000	23,071,000
Accrued interest payable	287,356	287,356	190,734	190,734
Advance payments by borrowers for property taxes and insurance	120,775	120,775	157,466	157,466

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

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

NOTE O - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of Great Pee Dee as of and for the years ended June 30, 2006 and 2005:

Condensed Statements of Financial Condition

As of June 30, 2006 and 2005

	2006	2005
Assets:
Cash on hand and in banks	$663,810	$1,292,335
Investment securities, available for sale	494,427	467,242
Investment in subsidiary	25,218,232	24,351,303
Accrued interest receivable	3,521	4,565
Other assets	342,164	304,777

Total assets	$26,722,154	$26,420,222

Liabilities:
Other liabilities	$182,562	$163,747

Stockholders’ equity:
Common stock	22,246	22,246
Additional paid-in capital	22,093,615	22,008,532
Unearned compensation	(707,438)	(872,774)
Retained earnings	11,746,235	11,242,041
Accumulated other comprehensive loss	(674,725)	(387,823)
Treasury stock	(5,940,341)	(5,755,747)

	26,539,592	26,256,475

Total liabilities and stockholders’ equity	$26,722,154	$26,420,222

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and 2005

NOTE O - PARENT COMPANY FINANCIAL DATA (Continued)

Condensed Statements of Operations

Years Ended June 30, 2006 and 2005

	2006	2005
Equity in undistributed earnings of subsidiary	$1,052,081	$1,230,539
Distributed earnings of subsidiary	600,000	—
Interest and other income	85,418	118,323
Operating expenses	(172,528)	(222,822)
Income taxes	33,880	37,654

Net income	$1,598,851	$1,163,694

Condensed Statements of Cash Flows Years Ended June 30, 2006 and 2005

	2006	2005
Cash flows from operating activities:
Net income	$1,598,851	$1,163,694
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Equity in undistributed earnings of subsidiary	(1,052,081)	(1,230,539)
Unearned compensation	87,940	88,246
Other	(121,035)	(52,380)

Net cash provided (used) by operating activities	513,675	(30,979)

Cash flows from investing activities:
Purchase of securities available for sale	(18,554)	(66,701)
Proceeds from sale and maturities of securities available for sale	50,000	50,000
Collection of loan to ESOP	115,205	123,431
Net cash provided by investing activities	146,651	106,730

Cash flows from financing activities:
Purchase of treasury stock	(200,319)	(807,209)
Proceeds from option exercise	6,125	218,461
Cash dividends paid	(1,094,657)	(1,084,022)

Net cash used by financing activities	(1,288,851)	(1,672,770)

Net decrease in cash and cash equivalents	(628,525)	(1,597,019)
Cash and cash equivalents, beginning	1,292,335	2,889,354

Cash and cash equivalents, ending	$663,810	$1,292,335

GREAT PEE DEE BANCORP, INC.

GENERAL CORPORATE INFORMATION

Executive Officers

James C. Crawford, III
Chairman

John S. Long		John M. Digby
President and Chief		Chief Financial Officer
Executive Officer		Secretary and Treasurer
Directors

Robert M. Bennett, Jr.	William R. Butler	James C. Crawford, III,
Vice President	Owner, P & H Pharmacy	Retired Chairman and CEO
Bennett Motor Co.		B.C. Moore and Sons, Inc.

Henry P. Duvall, IV	H. Malloy Evans	John S. Long
Retired Corporate Executive	President	President and CEO
	Cheraw Yarn Mills	Sentry Bank & Trust
A Division of Frontier Spinning

Herbert W. Watts
Retired President and CEO
Great Pee Dee Bancorp, Inc.

GREAT PEE DEE BANCORP, INC.

GENERAL CORPORATE INFORMATION

Stock Transfer Agent

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

Special Legal Counsel

Luse Gorman Pomerenk & Schick

5335 Wisconsin Ave. N.W., Suite 400

Washington, DC 20015

Independent Registered Public Accounting Firm

Dixon Hughes PLLC

Suite 516

6525 Morrison Boulevard

Charlotte, NC 28211

Office Locations

Main Office

901 Chesterfield Highway

Cheraw, SC 29520

Branch Office

515 Market Street

Cheraw, SC 29520

Branch Office

452 Second Loop Road

Florence, SC 29505

Annual Meeting

The annual meeting of stockholders of Great Pee Dee Bancorp, Inc. will be held at 11:00 AM on October 11, 2006, at the Sentry Bank & Trust Main Office, 901 Chesterfield Highway, Cheraw, SC.

Market for Common Stock

The Company’s stock began trading on December 31, 1997. There are 1,790,169 shares of common stock outstanding, which were held by approximately 316 stockholders of record (excluding shares held in street name) on June 30, 2006. The Company’s common stock is quoted on the NASDAQ Global Market under the symbol “PEDE”. The following table reflects the stock trading and dividend payment frequency of the Company for the years ended June 30, 2006 and 2005.

	Stock Price		Dividend
	High	Low	per share
For the year ended June 30, 2006:
First quarter	$16.25	$14.95	$.160
Second quarter	16.40	14.36	.160
Third quarter	16.84	15.08	.160
Fourth quarter	15.83	14.86	.160

For the year ended June 30, 2005:
First quarter	$16.00	$15.05	$.155
Second quarter	15.60	14.99	.160
Third quarter	18.50	14.75	.160
Fourth quarter	16.50	13.90	.160

Form 10-KSB

A copy of the Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to the Company’s stockholders for the Company’s most recent fiscal year upon written request to John S Long, President and CEO, Great Pee Dee Bancorp, Inc., 901 Chesterfield Highway, Cheraw, SC, 29520.